  As submitted to the Securities and Exchange Commission on January 10, 2000
                                                       Registration No. 0-27459

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                          DIGITAL INSIGHT CORPORATION
            (Exact name of Registrant as specified in its charter)

                                ---------------

              Delaware                           7375                           77-0493142
  (State or other jurisdiction of    (Primary Standard Industrial            (I.R.S. Employer
   incorporation or organization)     Classification Code Number)         Identification Number)

                               26025 Mureau Road
                          Calabasas, California 91302
                                (818) 871-0000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                  John Dorman
                Chairman, President and Chief Executive Officer
                               26025 Mureau Road
                              Calabasas, CA 91302
                                (818) 871-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                  Copies to:

        Steve L. Camahort, Esq.                    Ward S. Bondurant, Esq.
          Shelly R. Dolev, Esq.                    Lauren Z. Burnham, Esq.
           Joseph Pierce, Esq.                    Bruce D. Wanamaker, Esq.
    Wilson Sonsini Goodrich & Rosati          Morris, Manning & Martin, L.L.P.
        Professional Corporation                1600 Atlanta Financial Center
           650 Page Mill Road                      3343 Peachtree Road, NE
           Palo Alto, CA 94304                        Atlanta, GA 30326
             (650) 493-9300                            (404) 233-7000

                                ---------------
   Approximate date of commencement of proposed sale to the public: Upon consummation of the nFront merger described herein.
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                       Proposed Maximum
                                                      Proposed Maximum    Aggregate
 Title of Each Class of Securities     Amount to be    Offering Price      Offering          Amount of
         to be Registered             Registered(1)     Per Share(2)       Price(2)     Registration Fee(3)
-----------------------------------------------------------------------------------------------------------
 Common Stock $0.001 par value....   8,871,339 shares      $32.38      $287,284,293.90      $22,385.73
===========================================================================================================

(1) Represents the number of shares of common stock of Registrant that may be issued to shareholders of nFront Inc., a Georgia corporation, pursuant to the merger, assuming the exercise of all options to purchase nFront common stock and rights to purchase nFront common stock under nFront's Employee Stock Purchase Plan.
(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and (c) under the Securities Act based on the average of the high and low per share prices of common stock of nFront as reported on the Nasdaq Securities Market on January 5, 2000 divided by the exchange ratio of 0.579.
(3) Pursuant to Rule 457(b) under the Securities Act, $53,457.32 of the registration fee is offset by the filing fee in the same amount previously paid by Registrant in connection with the filing of preliminary proxy materials on Schedule 14A on December 17, 1999. Accordingly, a
    registration fee of $22,385.73 is being paid herewith.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           [LOGO OF DIGITAL INSIGHT]


To Our Stockholders:

   You are cordially invited to attend the special meeting of stockholders of Digital Insight Corporation to be held at the principal executive offices of Digital Insight at 26025 Mureau Road, Calabasas, California 91302 on February 10, 2000 at 9:00 a.m., Pacific time.

   The proposals expected to be acted upon at the meeting relate to the issuance of Digital Insight shares of common stock in connection with a merger that will cause nFront to become a subsidiary of Digital Insight and an amendment to the 1999 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan. They are described in detail in the attached notice of special meeting of stockholders and proxy statement/prospectus.

   Following the nFront merger, the board of directors of Digital Insight will consist of seven people. Two current members of nFront's board of directors reasonably acceptable to Digital Insight will be appointed by Digital Insight to be Class I directors, Paul Fiore and John Jarve will remain Class II directors, and John Dorman, James McGuire and Robert North will remain Class III directors. In addition, the principal officers of Digital Insight following the merger will be John Dorman as Chairman and Chief Executive Officer and Brady "Tripp" Rackley III, currently the Chief Executive Officer of nFront, as President.

   After careful consideration, your board of directors has approved the merger that will cause nFront to become a subsidiary of Digital Insight, and the transactions related thereto, and has determined it to be fair to and in the best interests of Digital Insight and its stockholders. Your board of directors unanimously recommends a vote FOR the issuance of Digital Insight shares in the merger and FOR each of the other proposals on which you may vote.

   It is important that you use this opportunity to take part in the affairs of Digital Insight by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                          Sincerely,
                                          John Dorman
                                          Chairman, President and Chief
                                          Executive Officer

This proxy statement/prospectus is dated January 12, 2000 and was first mailed to stockholders on or about January 12, 2000

                          Digital Insight Corporation
                               26025 Mureau Road
                              Calabasas, CA 91302
                                (818) 871-0000

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD February 10, 2000 AT 9:00 A.M.

                               ----------------

To Our Stockholders:

   A special meeting of stockholders of Digital Insight Corporation will be held at the executive offices of Digital Insight located at 26025 Mureau Road, Calabasas, California 91302 on Thursday, February 10, 2000 at 9:00 a.m., Pacific time, for the following purposes:

     1. To approve the issuance of shares of Digital Insight common stock in the merger of a wholly owned subsidiary of Digital Insight with and into nFront, Inc. as contemplated by the Agreement and Plan of Merger and Reorganization dated as of November 21, 1999, among Digital Insight, Black Transitory Corporation and nFront as amended by Amendment No. 1 to the Agreement and Plan of Merger and Reorganization dated January 6, 2000. Digital Insight will issue 0.579 shares of its common stock in exchange for each share of outstanding nFront common stock.

     2. To approve an amendment to the 1999 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan from 1,500,000 to 2,500,000 shares.

     3. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

   The accompanying proxy statement/prospectus describes the proposed merger and other proposals in more detail. We encourage you to read the entire document carefully.

   We have fixed the close of business on January 6, 2000 as the record date for the determination of our stockholders entitled to vote at this meeting.

                                          By Order of the Board of Directors
                                          Kevin McDonnell
                                          Chief Financial Officer, Treasurer
                                          and Secretary

Calabasas, California
January 12, 2000

To assure that your shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You can revoke your proxy at any time before it is voted.

                               [LOGO OF nFront]



To Our Shareholders:

   nFront, Inc.'s board of directors has unanimously approved a merger which will result in the acquisition of nFront by Digital Insight Corporation, a publicly-traded company headquartered in Calabasas, California.

   In the merger, each share of nFront common stock will be exchanged for
0.579 shares of Digital Insight common stock.

   Digital Insight common stock is traded on the Nasdaq Stock Market under the symbol "DGIN," and on January 6, 2000, Digital Insight common stock closed at $33.25 per share.

   The merger cannot be completed unless the holders of a majority of nFront's common stock approve the merger agreement and the merger. Only shareholders who hold shares of nFront at the close of business on January 6, 2000, will be entitled to vote at the special meeting.

   After careful consideration, your board of directors unanimously determined the merger is in your best interests, unanimously approved the merger agreement and unanimously recommends its adoption by you.

   This proxy statement/prospectus provides you with detailed information concerning Digital Insight, nFront and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 17 of this proxy statement/prospectus.

   The special meeting of nFront shareholders will be held on February 10, 2000 at 11:00 a.m. Eastern Standard time at the Norcross Marriott Hotel, 475 Technology Parkway, Norcross, Georgia 30092.

   Please use this opportunity to take part in the affairs of nFront by voting on the adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

   We appreciate your interest in nFront and consideration of this matter.

                                          Brady L. "Tripp" Rackley III
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer
                                          nFront, Inc.

                                 nFront, Inc.
                     520 Guthridge Court, N.W., Suite 100
                            Norcross, Georgia 30092
                                (770) 209-4460

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD FEBRUARY 10, 2000 AT 11:00 a.m.

                               ----------------

To Our Shareholders:

   NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of nFront, Inc. ("nFront") will be held on Thursday, February 10, 2000, at 11:00 a.m. at the Norcross Marriott Hotel, 475 Technology Parkway, Norcross, Georgia 30092 (the "Special Meeting"), to:

     1. Consider and vote on the proposed merger of a wholly owned subsidiary of Digital Insight Corporation with and into nFront which will cause nFront to become a wholly owned subsidiary of Digital Insight, as contemplated by the Agreement and Plan of Merger and Reorganization dated as of November 21, 1999, among Digital Insight, Black Transitory Corporation and nFront as amended by Amendment No. 1 to the Agreement and Plan of Merger and Reorganization dated January 6, 2000. In the merger, Digital Insight will issue 0.579 shares of its common stock in exchange for each outstanding share of nFront common stock.

     2. Transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   The accompanying proxy statement/prospectus describes the proposed merger in more detail. You are encouraged to read the entire document carefully.

   The board of directors has fixed the close of business on January 6, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors,
                                          Brady L. "Tripp" Rackley III
                                          Chairman of the Board of Directors
                                           and
                                          Chief Executive Officer

January 12, 2000
Atlanta, Georgia

   Regardless of whether you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the envelope which has been provided. No postage is required for mailing in the United States. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

   Neither the Securities and Exchange Commission nor any State Securities Commission has Approved or Disapproved of These Securities or Passed Upon the Adequacy or Accuracy of This Proxy Statement/Prospectus. Any Representation to the Contrary is a Criminal Offense.

   This proxy statement/prospectus is dated January 12, 2000 and was first mailed to shareholders on or about January 12, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

QUESTIONS AND ANSWERS FOR DIGITAL INSIGHT STOCKHOLDERS AND nFRONT
 SHAREHOLDERS.............................................................   1

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS.................................   3
  The Companies...........................................................   3
  Summary of the nFront Merger............................................   3

SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
 DATA.....................................................................  11
  Digital Insight's Selected Historical Financial Data....................  11
  nFront's Selected Historical Financial Data.............................  13
  Selected Unaudited Pro Forma Combined Financial Data....................  15
  Selected Comparative Historical And Unaudited Pro Forma Per Share Data..  16

RISK FACTORS..............................................................  17

THE DIGITAL INSIGHT MEETING...............................................  28

THE nFRONT MEETING........................................................  30

THE nFRONT MERGER.........................................................  33
  Background of the nFront Merger and Related Agreements..................  33
  Digital Insight's Reasons for the Merger................................  36
  Recommendation of Digital Insight's Board of Directors..................  37
  nFront's Reasons for the nFront Merger..................................  37
  Recommendation of nFront's Board of Directors...........................  39
  Opinion of Digital Insight's Financial Advisor..........................  39
  Opinion of nFront's Financial Advisor...................................  45
  Interests of Certain Directors, Officers and Affiliates in the Merger...  50
  Completion and Effectiveness of the Merger..............................  51
  Structure of the Merger and Conversion of nFront Common Stock...........  51
  Exchange of nFront Stock Certificates for Digital Insight Stock
   Certificates...........................................................  51
  No Dividends............................................................  51
  Material United States Federal Income Tax Considerations of the nFront
   Merger.................................................................  52
  Accounting Treatment of the Merger......................................  53
  Regulatory Filings and Approvals Required to Complete the Merger........  53
  Restrictions on Sales of Shares by Affiliates...........................  53
  Listing on the Nasdaq Stock Market of Digital Insight Common Stock to be
   Issued in the Merger...................................................  54
  Delisting and Deregistration of nFront Common Stock After the Merger....  54

THE nFRONT MERGER AGREEMENT...............................................  55
  Representations and Warranties..........................................  55
  nFront's Conduct of Business Before Completion of the Merger............  57
  Digital Insight's Conduct of Business Before Completion of the Merger...  57
  No Other Negotiations Involving nFront; Solicitation By nFront..........  58
  nFront's Employee Benefit Plans.........................................  60
  Treatment of nFront Stock Options ......................................  60
  Conditions to Completion of the Merger..................................  60
  Termination of the Merger Agreement.....................................  62
  Payment of Termination Fees.............................................  63
  Extension, Waiver and Amendment of the Merger Agreement.................  64

                                                                           Page
                                                                           ----
AGREEMENTS RELATED TO THE MERGER.........................................   65
  Digital Insight Stockholders' Voting Agreements........................   65
  nFront Shareholders' Voting Agreement..................................   65
  Affiliate Agreements...................................................   66
  Employment Agreements..................................................   66

COMPARATIVE PER SHARE MARKET PRICE DATA..................................   68

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............   69

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS...............   76

COMPARISON OF RIGHTS OF HOLDERS OF nFRONT COMMON STOCK AND DIGITAL
 INSIGHT COMMON STOCK....................................................   77

CERTAIN INFORMATION REGARDING DIGITAL INSIGHT............................   89
  Forward-Looking Statements.............................................   89
  Digital Insight's Business.............................................   89

DIGITAL INSIGHT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....................................  100
  Forward-Looking Statements.............................................  100
  Overview...............................................................  100
  Results of Operations..................................................  101
  Provision for Income Taxes.............................................  103
  Liquidity and Capital Resources........................................  103
  Impact of Year 2000....................................................  104

DIGITAL INSIGHT MANAGEMENT...............................................  107
  Executive Officers and Directors.......................................  107
  Board Composition......................................................  108
  Board Committees.......................................................  109
  Director Compensation..................................................  109
  Compensation Committee Interlocks and Insider Participation............  109
  Executive Compensation.................................................  110
  Option Grants in Last Fiscal Year......................................  111
  Option Exercises and Holdings..........................................  112
  Employment and Change of Control Agreements............................  112
  Limitation of Liability and Indemnification Matters....................  112

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DIGITAL
 INSIGHT.................................................................  114

DIGITAL INSIGHT RELATED PARTY TRANSACTIONS...............................  116
  Reorganization.........................................................  116
  Equity Transactions....................................................  117
  Stock Purchase Rights..................................................  117
  Other Transactions.....................................................  118

CERTAIN INFORMATION REGARDING nFRONT.....................................  119
  Forward-Looking Statements.............................................  119
  nFront's Business......................................................  119
  Products and Services..................................................  120
  Internet Banking Data Center...........................................  122
  Strategic Marketing Alliances..........................................  122
  Sales..................................................................  123

                                                                          Page
                                                                          ----
  Marketing..............................................................  124
  Product Development....................................................  124
  Client Banks...........................................................  124
  Competition............................................................  125
  Government Regulation..................................................  125
  Intellectual Property..................................................  126
  Employees..............................................................  127
  Facilities.............................................................  127
  Legal Proceedings......................................................  127

nFRONT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  128
  Overview...............................................................  128
  Results of Operations..................................................  130
  Liquidity and Capital Resources........................................  135
  Recent Accounting Pronouncements.......................................  137
  Impact of Year 2000 Computer Issues....................................  137
  Quantitative and Qualitative Disclosures About Market Risk.............  138

EXECUTIVE OFFICERS AND DIRECTORS OF nFRONT JOINING DIGITAL INSIGHT.......  139
  Terms of Directors and Executive Officers..............................  139
  Committees of the Board of Directors...................................  140
  Compensation of Directors..............................................  140
  Executive Compensation.................................................  140
  Stock Option and Other Compensation Plans..............................  142
  Employment Agreements..................................................  143
  Limitation of Liability and Indemnification of Officers and Directors..  143
  Compensation Committee Interlocks and Insider Participation............  143

SECURITY OWNERSHIP OF CERTAIN nFRONT BENEFICIAL OWNERS AND MANAGEMENT....  144

nFRONT'S RELATED PARTY TRANSACTIONS......................................  146

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY DIGITAL INSIGHT
 STOCKHOLDERS............................................................  147
  Digital Insight's 1999 Stock Plan......................................  147

LEGAL OPINION............................................................  149

EXPERTS..................................................................  149

STOCKHOLDER PROPOSALS....................................................  149

WHERE YOU CAN FIND MORE INFORMATION......................................  150

INDEX TO FINANCIAL STATEMENTS............................................  F-1

ANNEX A The nFront merger agreement......................................  A-1

ANNEX AA Amendment No. 1, to the nFront merger agreement................. AA-1

ANNEX B Opinion of Digital Insight Financial Advisor.....................  B-1

ANNEX C Opinion of nFront Financial Advisor..............................  C-1

QUESTIONS AND ANSWERS FOR DIGITAL INSIGHT STOCKHOLDERS AND nFRONT SHAREHOLDERS

   Q: What is the nFront merger? (See page 33)

   A: The board of directors of Digital Insight and nFront have voted to merge a wholly owned subsidiary of Digital Insight with and into nFront, resulting in nFront becoming a wholly owned subsidiary of Digital Insight. After the merger, the current stockholders of Digital Insight will own 64.2% of Digital Insight and the former shareholders of nFront will own 35.8% of Digital Insight.

   Q: What will nFront common shareholders receive in the merger?

   A: When the nFront merger is completed, holders of nFront common stock will receive 0.579 shares of Digital Insight common stock in exchange for each share of nFront common stock. No fractional shares will be issued. nFront common shareholders will receive cash, based on the average closing prices as reported on Nasdaq, of Digital Insight common stock for the five trading days immediately preceding the last full trading day prior to the effective date of the merger, instead of any fractional share.

   Holders of options or warrants to purchase shares of nFront common stock will hold options or warrants as appropriate to purchase shares of Digital Insight common stock after completion of the merger.

   Q: Does the board of directors of Digital Insight recommend voting in favor of the issue of Digital Insight shares in the nFront merger?

   A: Yes. After careful consideration, Digital Insight's board of directors unanimously recommends that its stockholders vote in favor of the issuance of shares of Digital Insight common stock to the shareholders of nFront in the merger.

   Q: Does the board of directors of nFront recommend voting in favor of the nFront merger?

   A: Yes. After careful consideration, nFront's board of directors unanimously recommends that its stockholders vote in favor of the nFront merger agreement and the proposed merger.

   Q: Are there risks I should consider in deciding whether to vote for the nFront merger?

   A: Yes. In evaluating the nFront merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 17.

   Q: What do I need to do now?

   A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval of the nFront merger.

   nFront shareholders, please do not send your nFront stock certificates at this time.

   Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   Q: What do I do if I want to change my vote? (See page 29)

   A: If you want to change your vote, send the secretary of Digital Insight or nFront, as relevant, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the relevant secretary before the meeting. If you have signed a shareholder or stockholder voting agreement, you may not revoke your proxy.

   Q: As a nFront shareholder, should I send in my nFront stock certificates now?

   A: No. After the merger is completed, Digital Insight will send you written instructions for exchanging your nFront stock certificates for Digital Insight stock certificates.

   Q: When do you expect the nFront merger to be completed? (See page 51)

   A: Digital Insight and nFront are working toward completing the nFront merger as quickly as possible. We hope to complete the merger during the first calendar quarter of 2000.

   Q: Will I recognize an income tax gain or loss on the nFront merger?

   A: For both Digital Insight stockholders and nFront shareholders, we expect that if the nFront merger is completed, you will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except that nFront shareholders will recognize gain or loss with respect to cash received instead of fractional shares. However, all shareholders and stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

   Q: Am I entitled to dissenters' or appraisal rights? (See page 31)

   A: No.

   Q: Whom should I call with questions?

   A: Digital Insight stockholders should call Tae Rhee, Legal Counsel, at
(818) 871-0000, extension 254, with any questions about the merger.

   nFront shareholders should call Jeff Hodges at (770) 209-4460, extension 271, with any questions about the merger.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   This proxy statement/prospectus pertains to the merger of a wholly owned subsidiary of Digital Insight with and into nFront, and is being sent to the holders of common stock of both companies. This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referenced in it for a more complete understanding of the nFront merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A, Amendment No. 1 to the merger agreement which is attached as Annex AA, the opinion of Morgan Stanley & Co. Incorporated, which is attached as Annex B, and the opinion of Donaldson, Lufkin & Jenrette, which is attached as Annex C.

                                 The Companies

                          [LOGO OF DIGITAL INSIGHT]

Digital Insight Corporation
26025 Mureau Road
Calabasas, CA 91302
(4818) 971-0000
http://www.digitalinsight.com

   Digital Insight Corporation provides real time Internet banking services to credit unions, small to mid-sized banks and savings and loans. Its Internet banking services include home banking for individual customers, business banking for commercial customers, a target marketing program to increase financial services to end users, and customized web site design and implementation services. Digital Insight was incorporated in March 1997. It originally operated as Digital Insight LLC, a Minnesota limited liability company, which was formed in July 1995.


                               [LOGO OF nFront]

nFront, Inc.
520 Guthridge Court, NW
Norcross, Georgia 30092
(707) 209-4460
http://www.banking.com

   nFront provides a comprehensive, outsourced solution that enables small to mid-sized banks to offer their customers complete branch banking services through the Internet. nFront's solution consists of Internet banking products, an Internet banking data center which facilitates use of the products, implementation and web site design services and marketing and support services. nFront's solution enables its client banks to utilize the Internet to retain current customers, acquire new customers, offer additional products and services, decrease costs and increase fee income. nFront was incorporated in Georgia in 1996.
                          Summary of the nFront Merger

The nFront merger (see page 33)

   In the nFront merger, nFront will merge with a wholly-owned subsidiary of Digital Insight, called Black Transitory Corporation. nFront will survive the merger as a wholly owned subsidiary of Digital Insight and will change its name to "Digital Insight". Following the merger, nFront common shareholders will be entitled to exchange each of their shares for 0.579 shares of Digital Insight common stock.

   The merger agreement and amendment thereto are attached to this proxy statement/prospectus as Annex A and Annex AA, respectively. You are encouraged to read them carefully.

Conditions to completion of the nFront merger (see page 60)

   Digital Insight's and nFront's respective obligations to complete the nFront merger are subject to the satisfaction or waiver of closing conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

 . The merger agreement and merger must be approved by the nFront shareholders and the issuance of Digital Insight common stock in the merger must be approved by Digital Insight stockholders.

 . No injunction or order preventing the completion of the nFront merger may be in effect.

 . Digital Insight and nFront must each receive an opinion of tax counsel to the effect that the nFront merger will qualify as a transaction in which no gain or loss will be recognized upon the receipt of Digital Insight shares for United States income tax purposes.

 . The shares of Digital Insight common stock to be issued in the nFront merger must have been approved for listing on Nasdaq, subject to notice of issuance.

 . Digital Insight must receive opinions from nFront's independent auditors that no condition related to nFront would preclude accounting for the merger as a pooling of interests and from Digital Insight's independent accountants that pooling of interest accounting treatment is appropriate for the merger.

 . Digital Insight's and nFront's respective representations and warranties in the nFront merger agreement must be true and correct in all material respects.

 . No material adverse effect shall have occurred with respect to Digital
   Insight or nFront.

 . Digital Insight and nFront must have complied in all material respects with their respective agreements and covenants in the nFront merger agreement.

 . Brady L. Rackley III, Alan W. Powell, Jeffrey W. Hodges and Vincent R.
   Brennan must have entered into employment agreements in the form specified in the merger agreement.

 . Each of nFront's affiliates must have entered into an affiliate agreement in the form specified in the merger agreement.

   If either Digital Insight or nFront waives any conditions, we will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from its respective stockholders and shareholders is appropriate.

Vote required for approval

   The holders of a majority of the shares of Digital Insight common stock present or represented by proxy at the stockholders' meeting must approve the issuance of Digital Insight common stock in the merger. Digital Insight stockholders are entitled to cast one vote per share of Digital Insight common stock owned as of the record date. Digital Insight stockholders holding 58.5% of outstanding Digital Insight common stock as of the record date have agreed to vote 73.2% of their shares of Digital Insight common stock in favor of the nFront merger agreement and the merger.

   The holders of a majority of the shares of nFront common stock outstanding must approve the merger agreement and the merger. nFront shareholders who collectively hold 40.9% of the outstanding common stock as of the record date, have agreed to vote all their shares or, if the nFront board of directors changes its recommendation for the merger, 86.3% of their shares of nFront common stock in favor of the merger agreement and the merger.

Termination of the merger agreement (see page 62)

   The nFront merger agreement may be terminated before completion:

 . By the mutual written consent of Digital Insight and nFront.

 . By Digital Insight or nFront, if the nFront merger is not completed before May 31, 2000, except that this right to terminate is not available to any party whose action or failure to act has been a principal cause or resulted in the failure of the nFront merger to occur on or before May 31, 2000 and constitutes a breach of the agreement.

 . By Digital Insight or nFront, if a final court order or other governmental decree or ruling enjoining, restraining or prohibiting the nFront merger is issued and not appealable.

 . By Digital Insight or nFront, if the required stockholder and shareholder votes are not obtained.

 . By Digital Insight or nFront, upon a breach of any representation, warranty, covenant or agreement by the other party, or if any of the other party's representations or warranties are or become untrue so that the corresponding condition to completion of the nFront merger would not be met, unless the breach or inaccuracy is cured within thirty days after delivery of written notice by the non-breaching party to the breaching party.

 . By Digital Insight, if (i) the board of directors of nFront withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Digital Insight or its stockholders, (ii) the board of directors of nFront recommends to the shareholders of nFront a Company Acquisition Proposal, (iii) nFront fails to comply with the no-solicitation provisions of the merger agreement, (iv) a Company Acquisition Proposal is announced or otherwise becomes publicly known and the board of directors of nFront within ten days thereafter (A) fails to recommend against acceptance of such by its shareholders (including by taking no position or indicating its inability to take a position with respect to the acceptance by shareholders of a Company Acquisition Proposal involving a tender offer or exchange offer), or (B) fails to reconfirm its approval and recommendation of the merger agreement and the contemplated transactions,
   (v) any of nFront's shareholders that are a party thereto fail to comply with the shareholder voting agreement, or (vi) the board of directors of nFront resolves to take any of the actions described above.

 . by nFront, in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 30% or more of the outstanding shares of Digital Insight common stock, or (ii) the board of directors of Digital Insight accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Digital Insight common stock or of Digital Insight's consolidated assets.

   A Company Acquisition Proposal is any offer or proposal relating to any Company Acquisition, other than an offer or proposal from Digital Insight.

   A Company Acquisition is any of the following:

 . A merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving nFront pursuant to which the shareholders of nFront immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

 . A sale or other disposition by nFront of assets representing in excess of 50% of the aggregate fair market value of nFront's business immediately prior to such sale; or

 . The acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by nFront, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of nFront.

Payment of termination fees

   nFront will pay to Digital Insight a termination fee of $13.2 million if:

 . the merger agreement is terminated by Digital Insight because:

     -- the board of directors of nFront withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Digital Insight or its stockholders;

     -- the board of directors of nFront shall have recommended to the shareholders of nFront a Company Acquisition Proposal;

     -- nFront fails to comply with its agreement not to conduct other negotiations;

     -- a Company Acquisition Proposal shall have been announced or otherwise become publicly known and the board of directors of nFront shall have failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of a nFront Acquisition Proposal involving a tender offer or exchange offer) or failed to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated hereby, in each case within ten business days thereafter;

   -- any of nFront's shareholders fails to comply with their shareholder voting agreement; or

   -- the board of directors of nFront resolves to take any of the actions described above.

 . the merger agreement is terminated by Digital Insight because the merger is not consummated by May 31, 2000 or because nFront's shareholders do not approve the merger agreement, and at the time of such termination there exists a Company Acquisition Proposal which leads to a definitive agreement with respect to any Company Acquisition or any Company Acquisition is consummated within 12 months following the termination of the merger agreement.

   nFront will reimburse Digital Insight for its documented out-of-pocket expenses and costs in connection with the merger agreement and merger up to $1.5 million if the merger agreement is terminated by Digital Insight:

 . upon a breach of any representation, warranty, covenant or agreement by nFront; or

 . if any of nFront's representations or warranties are or become untrue so that the corresponding condition to completion of the nFront merger would not be met;

unless the breach or inaccuracy is cured within thirty days after delivery of written notice by Digital Insight to nFront.

   If the merger agreement is terminated by nFront in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 30% or more of the outstanding shares of Digital Insight common stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the board of directors of Digital Insight accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Digital Insight common stock or of Digital Insight's consolidated assets, then Digital Insight will pay nFront a termination fee of $13.2 million.

   If the merger agreement is terminated by nFront, upon a breach of any representation, warranty, covenant or agreement by Digital Insight, or if any of Digital Insight's representations or warranties are or become untrue so that the corresponding condition to completion of the nFront merger would not be met, unless the breach or inaccuracy is cured within thirty days after delivery of written notice by nFront to Digital Insight, then Digital Insight will reimburse nFront for documented out-of-pocket costs and expenses in connection with the merger agreement and merger, not to exceed $1.5 million.

Extension, waiver and amendment of the merger agreement (see page 64)

   Digital Insight and nFront may amend the merger agreement before completion of the merger by mutual written consent.

   Either Digital Insight or nFront may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

No other negotiations involving nFront (see page 58)

   nFront has agreed subject to very limited exceptions that until the completion of the nFront merger or unless Digital Insight consents in writing, nFront will not directly or indirectly take any of the following actions:

 . solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

 . participate in any discussions or negotiations regarding any Acquisition
   Proposal;

 . take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

 . engage in discussions with any person with respect to any Acquisition
   Proposal

 . enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Proposal; or

 . approve, endorse or recommend any Acquisition Proposal.

   nFront has agreed to promptly inform Digital Insight, and in any event within 24 hours, as to any Acquisition Proposal, request for information or inquiry which nFront should reasonably believe would lead to an Acquisition Proposal as well as the identity of the person or group making such request, proposal or inquiry and the terms and conditions of any such request, proposal or inquiry. nFront has also agreed to inform Digital Insight of the status and details of any such Acquisition Proposal, request or inquiry.

   As used herein, an Acquisition Proposal is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from Digital Insight.

   An Acquisition Transaction is any transaction or series of transactions, other than the nFront merger, involving any of the following:

 . the acquisition or purchase from nFront of more than a 5% interest in the total outstanding voting securities of nFront or any of its subsidiaries;

 . any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of nFront or any of its subsidiaries;

 . any merger, consolidation, business combination or similar transaction involving nFront pursuant to which the shareholders of nFront immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity;

 . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of nFront; or

 . any liquidation or dissolution of nFront.

The stockholder and shareholder voting agreements (see page 65)

   Digital Insight stockholders who collectively hold approximately 58.5% of the outstanding Digital Insight common stock as of the record date, entered into voting agreements requiring them to vote 73.2% of their shares of Digital Insight common stock in favor of the merger agreement and merger.

   nFront shareholders who collectively hold 40.9% of the outstanding nFront common stock as of the record date, entered into voting agreements in which they have agreed to vote all their shares or, if the nFront board of directors changes its recommendation for the merger, 86.3% of their shares of common stock in favor of the merger.

Directors and executive officers of Digital Insight following the nFront merger

   Following the merger, the board of directors of Digital Insight will consist of seven members including Brady L. ("Tripp") Rackley III, a current member of nFront's board of directors, and another individual he (or, if prior to completion of the merger, the nFront board) designates prior to 45 days before Digital Insight's first stockholders' meeting after completion of the merger, who is reasonably acceptable to Digital Insight.

   Following the merger, John Dorman, the current Chairman, President, and Chief Executive Officer of Digital Insight, will be Chairman and Chief Executive Officer of Digital Insight and Brady "Tripp" Rackley III, the current Chief Executive Officer of nFront, will be President.

Opinions of Digital Insight's and nFront's financial advisors (see pages 39 and
45)

   In deciding to approve the nFront merger, Digital Insight's board of directors considered an opinion from its financial advisors, Morgan Stanley & Co. Incorporated as to the fairness of the exchange ratio from a financial point of view. nFront's board of directors considered the opinion of Donaldson, Lufkin & Jenrette Securities Corporation as to the fairness, from a financial point of view, of the exchange ratio to the holders of nFront common stock. The full text of the written opinions of the financial advisors are attached to the back of this document as Annex B and Annex C, and should be read carefully in their entireties for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Morgan Stanley & Co. Incorporated is directed to the Digital Insight board and the opinion of Donaldson, Lufkin & Jenrette Securities Corporation is directed to the nFront board, and these opinions do not address the prices at which Digital Insight's common stock will trade after the proposed merger and do not constitute a recommendation as to how to vote with respect to any matter relating to the proposed merger.

U.S. federal income tax consequences of the merger (see page 52)

   We have structured the nFront merger so that, in general, Digital Insight, Digital Insight's stockholders, nFront and nFront's shareholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by nFront shareholders instead of fractional shares. It is a condition to the merger that both Digital Insight and nFront receive legal opinions to this effect.

Accounting treatment of the nFront merger (see page 53)

   Digital Insight intends to account for the merger as a "pooling of interests" for financial accounting purposes, in accordance with generally accepted accounting principles.

Interests of certain persons in the nFront merger (see page 50)

   When considering the recommendations of Digital Insight's and nFront's boards of directors, you should be aware that certain Digital Insight and nFront directors, officers and shareholders and stockholders have interests in the merger that are different from, or are in addition to, yours. These interests include:

 . Digital Insight has agreed to grant Brady L. Rackley III and Brady L.
   Rackley, officers and directors of nFront, and Noro-Moseley Partners IV, L.P., a large shareholder of nFront with registration rights from nFront, with registration rights for the Digital Insight common stock they receive in the merger so long as doing so would not affect the appropriateness of accounting for the merger as a pooling of interests. A member of the general partner of Noro-Mosley Partners IV, L.P., Charles D. Moseley, Jr. is a member of nFront's board of directors.

 . Digital Insight has agreed to cause the surviving corporation in the merger to indemnify each present and former nFront officer and director against liabilities arising out of such person's services as an officer or director. Digital Insight will cause, provided premiums remain within a certain range, the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

 . Digital Insight and nFront have agreed that Brady L. ("Tripp") Rackley III, a member of nFront's board of directors, shall be appointed to Digital Insight's board of directors, and that he shall be entitled to designate another individual reasonably acceptable to Digital Insight to serve as a member of Digital Insight's board of directors.

 . Brady L. Rackley III, Alan W. Powell, Jeffrey W. Hodges and Vincent R.
   Brennan have agreed to enter into fixed term employment agreements with Digital Insight.

 . Options granted to Robert Campbell, nFront's President and Chief Operating
   Officer, provide for accelerated vesting upon a change in control. As a result, options held by Mr. Campbell to purchase an aggregate of 480,080 shares of nFront common stock, at the exercise price of $1.23 per share, will convert into options to acquire 277,966 shares of Digital Insight common stock at a price of $2.13 per share and will become fully vested immediately upon completion of the merger.

No dissenters' rights

   Under Georgia law, shareholders of nFront are not entitled to dissenters' rights in connection with the merger.

Restrictions on the ability to sell Digital Insight stock (see page 53)

   All shares of Digital Insight common stock received by nFront shareholders in connection with the nFront merger will be freely transferable unless the holder is considered an affiliate of either nFront or Digital Insight under the Securities Act. Shares of Digital Insight held by affiliates may only be sold pursuant to a registration statement or an exemption from the Securities Act. Furthermore, affiliates of nFront and Digital Insight have agreed not to sell any shares of Digital Insight common stock for a period beginning 30 days prior to the merger and ending two trading days after Digital Insight publicly announces financial results covering at least 30 days of combined operations of Digital Insight and nFront.

Forward looking statements in this prospectus/proxy statement

   This proxy statement/prospectus contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to Digital Insight's and nFront's financial condition, results of operations and business and on the expected impact of the nFront merger on Digital Insight's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

   These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the following:

 . Digital Insight and nFront may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel.

 . nFront shareholders will receive a fixed number of shares of Digital
   Insight common stock despite changes in market value of nFront common stock or Digital Insight common stock.

 . The merger could adversely affect combined financial results.

 . The market price of Digital Insight common stock may decline as a result of the merger.

 . Failure of the merger to qualify as a pooling of interests would negatively affect combined financial results.

 . nFront's officers and directors have conflicts of interest that may influence them to support or approve the merger.

 . Failure to complete the merger could negatively impact nFront's and/or
   Digital Insight's stock price, future business and operations.

 . Digital Insight and nFront have limited operating histories in an early-stage market and as a result, the combined company's business strategy may not prove to be successful.

 . Digital Insight and nFront have histories of losses, the combined company expects future losses and we cannot assure you that we will achieve profitability.

 . The expected fluctuations of the combined company's operating results could cause our stock price to fluctuate.

 . Digital Insight and nFront each currently rely on one data center to provide their Internet banking products and services; any failure in these data centers could cause us to lose customers.

 . The combined company will be dependent on the widespread adoption of Internet banking by community financial institutions which have historically been slow to do so.

 . We depend on the efficient operation of the internet, other networks and systems of third parties; if they do not operate efficiently, we will not be able to effectively provide our products and services.

 . The combined company will depend on cooperation from data processing vendors for financial institutions, some of whom have resisted efforts in the past to allow the integration of our products and services with their systems.

 . Competition from third parties could reduce or eliminate demand for the combined company's products and services.

 . Security breaches could damage our reputation and business.

 . Our failure to respond to rapid change in the market for internet banking could cause us to lose revenue and harm our business.

 . Newly introduced products may contain undetected or unresolved defects.

 . The demand for the combined company's products and services could be negatively affected by reduced growth of commerce over the Internet or delays in the development of the Internet infrastructure.

 . The combined company could be subject to potential liability claims related to use of its products and services.

 . Digital Insight and nFront have been experiencing periods of significant growth that are placing a strain on their resources.

 . The stock price of the combined company may be extremely volatile.

 . Government regulation of our business could cause us to incur significant expenses, and failure to comply with certain regulations, if adopted, could make our business less efficient or impossible.

 . Failure to attract and retain experienced personnel and senior management could harm our ability to grow.

 . Our limited ability to protect our proprietary technology may adversely affect our ability to compete, and we may be found to infringe proprietary rights of others, which could harm our business.

 . Consolidation of the banking and financial services industry could cause our sales to fall.

 . Future sales of Digital Insight shares could affect the stock price.

 . Our operations may be disrupted if we or our vendors experience systems failures or data corruption from the year 2000 issue.


 . Other risk factors as may be detailed from time to time in our public announcements and filings with the Securities and Exchange Commission.

   In evaluating the nFront merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 17.

Comparative market price information (see page 68)

   Shares of Digital Insight common stock are listed on the Nasdaq Stock Market. On November 19, 1999, the last full trading day prior to the public announcement of the proposed nFront merger, Digital Insight's common stock closed at $50.125 per share. On January 6, 2000, Digital Insight's common stock closed at $33.25 per share. Shares of nFront's common stock are listed on the Nasdaq Stock Market. On November 19, 1999, nFront's common stock closed at $18.75 per share. On January 6, 2000, nFront's common stock closed at $19.12 per share. Digital Insight and nFront urge you to obtain current market quotations.

              SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

              Digital Insight's Selected Historical Financial Data
                     (In thousands, except per share data)

   The following selected historical financial data should be read in conjunction with Digital Insight's financial statements and related notes thereto, and "Digital Insight Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this proxy statement/prospectus. The selected statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the selected balance sheet data as of December 31, 1997 and 1998 have been derived from Digital Insight's audited financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The selected balance sheet data as of December 31, 1996 have been derived from Digital Insight's audited financial statements not included herein. The selected statement of operations data for the period from July 17, 1995 (inception) to December 31, 1995 and for the nine month periods ended September 30, 1998 and 1999 and the selected balance sheet data as of September 30, 1999 have not been audited. In the opinion of Digital Insight's management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated periods. Results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year. The pro forma as adjusted balance sheet data as of September 30, 1999 are unaudited and reflect the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock into 4,775,455 shares of common stock and $54.7 million of net offering proceeds from the initial public offering of common stock completed on October 6, 1999.

                           Period from
                          July 17, 1995                             Nine Months
                           (inception)        Year Ended               Ended
                             through         December 31,          September 30,
                          December 31,  ------------------------  ----------------
                              1995       1996    1997     1998     1998     1999
                          ------------- ------  -------  -------  -------  -------
                           (unaudited)                              (unaudited)
Statement of Operations
 Data:
Revenues:
  Implementation fees...     $   85     $1,053  $ 1,926  $ 2,420  $ 1,803  $ 2,952
  Service fees..........          3        508    2,046    5,810    3,878    8,844
                             ------     ------  -------  -------  -------  -------
   Total revenues.......         88      1,561    3,972    8,230    5,681   11,796
Cost of revenues:
  Implementation........        141        643    1,217    1,631    1,115    2,081
  Service...............          1        261    1,014    3,616    2,374    5,408
                             ------     ------  -------  -------  -------  -------
   Total cost of
    revenues............        142        904    2,231    5,247    3,489    7,489
                             ------     ------  -------  -------  -------  -------
Gross profit (loss).....        (54)       657    1,741    2,983    2,192    4,307
Operating expenses:
  Sales, general and
   administrative.......        167        809    2,516    4,183    2,888    6,498
  Research and
   development..........         94        565    1,612    2,555    1,840    3,061
  Amortization of stock-
   based compensation...        --         --       151      844      395      892
                             ------     ------  -------  -------  -------  -------
   Total operating
    expenses............        261      1,374    4,279    7,582    5,123   10,451
                             ------     ------  -------  -------  -------  -------
Loss from operations....       (315)      (717)  (2,538)  (4,599)  (2,931)  (6,144)
Interest income.........        --         --        89      262      195      183
Other income (expense),
 net....................        --           5       (3)     (19)     (17)     (72)
                             ------     ------  -------  -------  -------  -------
Net loss................     $ (315)    $ (712) $(2,452) $(4,356) $(2,753) $(6,033)
                             ======     ======  =======  =======  =======  =======
Basic and diluted net
 loss per share.........     $(0.06)    $(0.14) $ (0.49) $ (0.85) $ (0.54) $ (1.10)
                             ======     ======  =======  =======  =======  =======
Shares used to compute
 basic and diluted net
 loss per share.........      5,000      5,000    5,000    5,108    5,072    5,490
                             ======     ======  =======  =======  =======  =======
Pro forma basic and
 diluted net loss per
 share..................                                 $ (0.50) $ (0.29) $  (.52)
                                                         =======  =======  =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                   8,712             9,817
                                                         =======           =======

                             December 31,           September 30, 1999
                         -----------------------  ----------------------
                                                              Pro Forma
                         1996    1997     1998    Historical as Adjusted
                         -----  -------  -------  ---------- -----------
                                         (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............ $  28  $   886  $ 4,758   $  6,177    $60,877
Working capital
 (deficit)..............  (203)     (16)   3,067      4,106     58,806
Total assets............   433    3,071    8,077     14,903     69,603
Total liabilities.......   422    1,949    2,417      5,789      5,789
Mandatorily redeemable
 convertible preferred
 stock..................   --     4,444   12,444     20,847        --
Total stockholders'
 equity (deficit).......   --    (3,322)  (6,784)   (11,733)    63,814

                  nFront's Selected Historical Financial Data
                     (In thousands, except per share data)

   The following selected historical financial data should be read in conjunction with nFront's financial statements and related notes thereto, and "nFront Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this proxy statement/prospectus. The selected statement of operations data for the period from June 17, 1996 (inception) to June 30, 1997 and for the years ended June 30, 1998 and 1999 and the selected balance sheet data as of June 30, 1998 and 1999 have been derived from its audited financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The selected balance sheet data as of June 30, 1997 have been derived from nFront's audited financial statements which are not included in this proxy statement/prospectus. The selected statement of operations data for the three month periods ended September 30, 1998 and 1999 and balance sheet data as of September 30, 1999 have not been audited. In the opinion of nFront's management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated periods. Results of operations for the three months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                                 Three Months
                                 Period From    Fiscal Year         Ended
                                June 17, 1996  Ended June 30,   September 30,
                                (Inception) to ---------------  ---------------
                                June 30, 1997   1998    1999     1998    1999
                                -------------- ------  -------  ------  -------
                                                                 (unaudited)
Statement of Operations Data:
Revenues:
  Implementation fees.........      $ 358      $  723  $ 3,159  $  482  $ 1,508
  Monthly service fees........         34         185    1,446     133      884
  Other.......................        459         174      360      12      127
                                    -----      ------  -------  ------  -------
   Total revenues.............        851       1,082    4,965     627    2,519
Operating expenses:
  Cost of implementation......        247         346    1,073     212      527
  Cost of Internet banking
   data center................         62          97      456      47      333
  Selling and marketing.......        194         569    3,171     260    2,433
  Product development.........        106         170    1,173     147      694
  General and administrative..        157         440    2,372     364    1,333
  Depreciation................         14          34      151      16      113
                                    -----      ------  -------  ------  -------
   Total operating expenses...        780       1,656    8,396   1,046    5,433
Operating income (loss).......         71        (574)  (3,431)   (419)  (2,914)
Other (income) expense:
  Interest income.............         (4)        (27)     (73)    (26)    (353)
  Interest expense............        --            2       34       1        3
                                    -----      ------  -------  ------  -------
Income (loss) before income
 taxes........................         75        (549)  (3,392)   (394)  (2,564)
Income tax expense (benefit)..         26         (26)     --      --       --
                                    -----      ------  -------  ------  -------
Net income (loss).............         49        (523)  (3,392)   (394)  (2,564)
Accretion on redeemable
 convertible preferred stock..        --          (36)    (273)    (68)     --
                                    -----      ------  -------  ------  -------
Net income (loss) attributable
 to common stock..............      $  49      $ (559) $(3,665) $ (462) $(2,564)
                                    =====      ======  =======  ======  =======
Net income (loss) per common
 share--basic and diluted.....      $0.01      $(0.07) $ (0.43) $(0.06) $ (0.18)
                                    =====      ======  =======  ======  =======
Weighted average shares
 outstanding--basic and
 diluted......................      5,079       8,033    8,544   8,210   14,136
                                    =====      ======  =======  ======  =======
Unaudited pro forma net loss
 per share--basic and
 diluted......................                         $ (0.32)
                                                       =======
Unaudited pro forma weighted
 average shares outstanding--
 basic and diluted............                          10,578
                                                       =======

                                                June 30,
                                           ---------------------  September 30,
                                           1997   1998    1999        1999
                                           ----  ------  -------  -------------
                                                                   (unaudited)
Balance Sheet Data:
Cash and cash equivalents................. $243  $2,521  $   128     $25,352
Working capital (deficit).................  (72)  1,957   (3,098)     24,152
Total assets..............................  401   2,998    5,095      33,039
Long-term debt, net of current portion....  --      --       308         --
Redeemable convertible preferred stock....  --    2,376    2,648         --
Total stockholders' equity (deficit)......   49    (209)  (3,224)     28,470

              Selected Unaudited Pro Forma Combined Financial Data
                     (In thousands, except per share data)

   The selected unaudited pro forma combined financial data give effect to the proposed merger of Digital Insight and nFront on a pooling of interests basis. The unaudited pro forma combined financial data are based on the respective historical financial statements and notes thereto, which are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined balance sheet data assume that the merger of Digital Insight and nFront took place on December 31, 1996, 1997 and 1998 and September 30, 1999 and combines the historical balance sheets of Digital Insight as of each respective date, with the historical balance sheets of nFront as of June 30, 1997, 1998 and 1999 and September 30, 1999, respectively, for purposes of the pro forma combined balance sheet data as of September 30, 1999, the Digital Insight historical balance sheet data has been adjusted for the conversion of preferred stock to common stock and the net offering proceeds from the Digital Insight initial public offering. The unaudited pro forma combined statements of operations data assume that the merger took place as of the beginning of the periods presented and combine Digital Insight's historical statements of operations for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, with the historical statements of operations of nFront for the period from June 17, 1996 (inception) to June 30, 1997, each of the two years in the period ended June 30, 1999 and the nine months ended September 30, 1998 and 1999. For purposes of the unaudited pro forma combined financial data, the financial results of nFront for the six months ended June 30, 1998 and 1999 are included in both the year ended periods for 1998 and 1999 and the nine month periods ended September 30, 1998 and 1999.

   The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data as of September 30, 1999 and for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999, are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 69.

                                         Digital Insight and nFront
                                   -------------------------------------------
                                                               Nine Months
                                    Year ended December      Ended September
                                            31,                    30,
                                   ------------------------  -----------------
                                    1996    1997     1998     1998      1999
                                   ------  -------  -------  -------  --------
Pro forma combined statements of
 operations data:
  Net revenues.................... $2,412  $ 5,054  $13,195  $ 6,843  $ 17,456
  Gross profit....................  1,179    2,313    5,389    2,648     6,930
  Total operating expenses........  1,825    5,425   13,419    6,648    18,738
  Net loss........................   (663)  (2,975)  (7,748)  (3,734)  (11,346)
  Net loss applicable to common
   stockholders...................   (663)  (3,011)  (8,021)  (3,838)  (11,482)
  Basic and diluted net loss per
   share.......................... $(0.08) $ (0.31) $ (0.80) $ (0.39) $  (0.99)
  Shares used to compute basic and
   diluted net loss per share.....  7,941    9,651   10,055    9,791    11,577

                                             Digital Insight and nFront
                                        ---------------------------------------
                                             December 31,         September 30,
                                        ------------------------  -------------
                                        1996    1997      1998        1999
                                        -----  -------  --------  -------------
Pro forma combined balance sheet data:
  Cash and cash equivalents............ $ 271  $ 3,407  $  4,886    $ 86,230
  Working capital......................  (275)   1,941       (31)     71,338
  Total assets.........................   834    6,069    13,172     102,642
  Stockholders' equity (deficit).......    49   (3,531)  (10,008)     80,664

     Selected Comparative Historical And Unaudited Pro Forma Per Share Data

   The following tables reflect (i) the historical net loss and book value per share of Digital Insight and nFront common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Digital Insight and nFront on a pooling of interests basis and (ii) the equivalent historical net loss and book value per share attributable to 0.579 of a share of Digital Insight common stock which will be received for each share of nFront common stock. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this document, the historical financial statements and related notes of Digital Insight and nFront which are included elsewhere in this proxy statement/prospectus.

                                      Year ended December     Nine Months Ended
                                              31,               September 30,
                                      ----------------------  ------------------
                                       1996    1997    1998          1999
                                      ------  ------  ------  ------------------
                                                                 (unaudited)
Historical--Digital Insight
  Basic and diluted net loss per
   share............................  $(0.14) $(0.49) $(0.85)       $(1.10)
  Unaudited pro forma basic and
   diluted net loss per share.......    (a)     (a)   $(0.50)       $(0.52)
  Unaudited book value per
   share(b).........................    (a)     (a)   $(0.71)       $(1.09)
                                                              Three Months Ended
                                      Year ended June 30,       September 30,
                                      ----------------------  ------------------
                                       1997    1998    1999          1999
                                      ------  ------  ------  ------------------
                                                                 (unaudited)
Historical--nFront
  Basic and diluted net loss per
   share............................    0.01  $(0.07) $(0.43)       $(0.18)
  Unaudited pro forma basic and
   diluted net loss per share.......    (a)   $(0.06) $(0.32)         (a)
  Unaudited book value per
   share(c).........................    (a)     (a)   $(0.05)       $ 2.00
                                      Year ended December     Nine Months Ended
                                              31,               September 30,
                                      ----------------------  ------------------
                                       1996    1997    1998          1999
                                      ------  ------  ------  ------------------
Digital Insight and nFront unaudited
 pro forma combined
  Basic and diluted net loss per
   share............................  $(0.08) $(0.31) $(0.80)       $(0.99)
  Basic and diluted net loss per
   share per equivalent nFront
   share............................  $(0.05) $(0.18) $(0.46)       $(0.57)
  Book value per equivalent Digital
   Insight share....................    (a)     (a)   $(1.00)       $ 6.97
  Book value per equivalent nFront
   share............................    (a)     (a)   $(0.58)       $ 4.04

--------
(a) Not required to be presented.

(b) Book value per share for Digital Insight assumes the conversion of outstanding shares of preferred stock into approximately 3,951,419 and 4,775,455 shares of common stock at December 31, 1998 and September 30, 1999.

(c) Book value per share for nFront assumes the conversion of outstanding shares of preferred stock into 2,034,285 shares of common stock at June 30, 1999.

                                 RISK FACTORS

   The merger involves a high degree of risk. By voting in favor of the nFront merger, you will be choosing to invest in Digital Insight common stock. An investment in Digital Insight common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

General risks relating to the proposed merger

Digital Insight and nFront may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel.

   Digital Insight will need to overcome significant issues in order to realize any benefits or synergies from the merger, including the timely, efficient and successful execution of a number of post-merger events. Key events include:

  . integrating the operations of the two companies;

  . retaining and assimilating the key personnel of each company;

  . offering the existing services of each company to the other company's customers;

  . retaining the existing customers and strategic partners of each company;

  . developing new services that utilize the assets of both companies; and

  . maintaining uniform standards, controls, procedures and policies.

   The successful execution of these post-merger events will involve considerable risk and may not be successful. These risks include:

  . the potential disruption of the combined company's ongoing business and distraction of its management;

  . the difficulty of incorporating acquired technology and rights into the combined company's products and services;

  . unanticipated expenses related to technology integration;

  . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  . potential unknown liabilities associated with the acquired business.

   The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger.

nFront shareholders will receive a fixed number of shares of Digital Insight common stock despite changes in market value of nFront common stock or Digital Insight common stock.

   Upon the merger's completion, each share of nFront common stock will be exchanged for 0.579 shares of Digital Insight common stock. There will be no adjustment for changes in the market price of either nFront common stock or Digital Insight common stock. In addition, neither nFront nor Digital Insight may terminate the merger agreement or "walk away" from the merger solely because of changes in the market price of Digital Insight common stock. Accordingly, the specific dollar value of Digital Insight common stock that nFront shareholders will receive upon the merger's completion will depend on the market value of Digital Insight common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of Digital Insight common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for Digital Insight common stock and nFront common stock. Digital Insight cannot predict or give any assurances as to the market price of Digital Insight common stock at any time before or after the completion of the merger.

The merger could adversely affect combined financial results.

   Digital Insight expects to incur estimated non-recurring merger costs of $11.6 million in connection with the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Digital Insight's stockholders resulting from the issuance of shares in connection with the merger, Digital Insight's financial results, including earnings per share, could be adversely affected.

The market price of Digital Insight common stock may decline as a result of the merger.

   The market price of Digital Insight common stock may decline as a result of the merger for a number of reasons including if:

  . the integration of Digital Insight and nFront is unsuccessful;

  . Digital Insight does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

  . the effect of the merger on Digital Insight's financial results is not consistent with the expectations of financial or industry analysts.

Failure of the merger to qualify as a pooling of interests would negatively affect combined financial results.

   In the event the merger fails to qualify for pooling-of-interests accounting treatment for financial reporting purposes for any reason and nFront and Digital Insight decide to still go through with the merger, Digital Insight's reported earnings and, likely, the price of Digital Insight's common stock would be materially and adversely effected.

   The availability of pooling-of-interests accounting treatment for the merger depends upon circumstances and events occurring both before and after the merger's completion. For example, no significant changes in the business of the combined company may occur, including significant dispositions of assets, for a period of two years following the effective time of the merger. Further, affiliates of Digital Insight or nFront, with very limited exceptions, must not sell any shares of either Digital Insight or nFront capital stock for a period beginning before the merger and ending on the day that Digital Insight publicly announces financial results covering at least
30 days of combined operations of Digital Insight and nFront after the merger. Each shareholder of nFront and stockholder of Digital Insight that could be deemed an affiliate of either company has entered into an affiliate agreement pursuant to which each such shareholder or stockholder has agreed not to sell any shares he or she holds or acquires pursuant to the merger prior to two trading days after Digital Insight has announced such financial results, subject to certain very limited exceptions. If affiliates of Digital Insight or nFront sell their shares of Digital Insight common stock prior to that time, despite a contractual obligation restricting such sale, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes.

nFront's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of nFront participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

  . Digital Insight has agreed to grant Brady L. Rackley III and Brady L.
    Rackley, officers and directors of nFront, and Noro-Moseley Partners IV, L.P., a large shareholder of nFront with registration rights from nFront, with registration rights for the Digital Insight common stock they receive in the merger so long as doing so would not affect the appropriateness of accounting for the merger as a pooling of interests. A member of the general partner of Noro-Moseley Partners IV, L.P. is also a director of nFront. Noro- Moseley Partners IV, L.P. is not obligated to accept the registration rights granted by Digital Insight and may elect to retain the registration rights granted to it by nFront.

  . Digital Insight has agreed to cause the surviving corporation in the merger to indemnify each present and former nFront officer and director against liabilities arising out of such person's services as an officer or director. Digital Insight will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

  . Digital Insight and nFront have agreed that Brady L. ("Tripp") Rackley
    III, a member of nFront's board of directors, shall be appointed to Digital Insight's board of directors, and that he shall be entitled to designate another individual reasonably acceptable to Digital Insight to serve as a member of Digital Insight's board of directors.

  . The options granted to Robert Campbell, nFront's President and Chief
    Operating Officer, provide for accelerated vesting upon a change in control. As a result, options held by Mr. Campbell to purchase an aggregate of 480,080 shares of nFront common stock, at an exercise price of $1.23 per share, will convert into options to acquire 277,966 shares of Digital Insight common stock at an exercise price of $2.13 per share and will become immediately vested upon completion of the merger.

  . Brady L. ("Tripp") Rackley III, Alan W. Powell, Jeffrey W. Hodges and
    Vincent R. Brennan have agreed to enter into fixed term employment agreements in the form attached to the merger agreement.

   For the above reasons, the directors and officers of nFront could be more likely to vote to approve the merger agreement than if they did not hold these interests. nFront shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Failure to complete the merger could negatively impact nFront's and/or Digital Insight's stock price, future business and operations.

   If the merger is not completed for any reason, nFront and Digital Insight may be subject to a number of material risks, including the following:

  . nFront may be required under certain circumstances to pay Digital Insight and Digital Insight may be required under certain circumstances to pay nFront a termination fee of $13.2 million plus reimbursement of expenses up to $1.5 million;

  . the price of nFront and/or Digital Insight common stock may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

   In addition, nFront's and/or Digital Insight's customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions concerning the relevant company. Any delay or deferral in those decisions by customers, strategic partners or suppliers could have a material adverse effect on business of the relevant company, regardless of whether the merger is ultimately completed. Similarly, current and prospective nFront and/or Digital Insight employees may experience uncertainty about their future roles with Digital Insight until Digital Insight's strategies with regard to nFront are announced or executed. This may adversely affect nFront's and/or Digital Insight's ability to attract and retain key management, sales, marketing and technical personnel.

   Further, if the merger is terminated and nFront's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, nFront is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Digital Insight.

Risks relating to the Combined Company's Business

Digital Insight and nFront have limited operating histories in an early-stage market and as a result, the combined company's business strategy may not prove to be successful.

   Digital Insight began operations in July 1995 and nFront began in June 1996. Accordingly, the combined company has a limited operating history, and our business and prospects must be considered in light of the early-stage, rapidly evolving and uncertain Internet banking market in which we operate. As a result:

  . fluctuations in our operating results may be significant relative to our revenues;

  . community financial institutions may not widely adopt Internet banking in general or our solutions in particular;

  . the Internet and the systems and networks of third parties may not operate efficiently; and

  . competition and rapid technological change in the industry could adversely affect market acceptance of all of our products and services.

   As a result, the combined company's business strategy may not prove to be successful.

Digital Insight and nFront have histories of losses, the combined company expects future losses and we cannot assure you that we will achieve profitability.

   Although both Digital Insight's and nFront's revenues have increased in every quarter since 1996, the companies have not achieved profitability and we cannot be certain that the combined company will realize sufficient revenue to achieve profitability. Digital Insight has incurred net losses of $712,000 in the year ended December 31, 1996, $2.5 million in the year ended December 31, 1997 and $4.4 million in the year ended December 31, 1998. As of September 30, 1999, Digital Insight had an accumulated deficit of $14.0 million. nFront has incurred net losses of $558,000 in the year ended June 30, 1998 and $3.6 million in the year ended June 30, 1999. As of September 30, 1999, nFront had an accumulated deficit of $6.4 million. We plan to increase the combined company's operating expenses to expand our sales and marketing operations, broaden our customer support capabilities and continue to build our operational infrastructure. If growth in our revenues does not outpace the increase in these expenses, we may not achieve or sustain profitability. We expect that the combined company will continue to lose money at least through 2001.

The expected fluctuations of the combined company's operating results could cause our stock price to fluctuate.

   We expect that the combined company's operating results may fluctuate significantly in the future based upon a number of factors, many of which are not within our control. We base our operating expenses on anticipated revenue growth and our operating expenses are relatively fixed in the short term. The implementation and utilization of our products involves a commitment of resources and recurring expense by us and our customers. Among other things, we generally provide a significant level of education to prospective customers regarding the use and benefit of our products. We may expend substantial funds and management resources during the sales cycle and fail to make the sale. Accordingly, our results of operations for a particular period may be adversely affected if the sales forecasted for that period are delayed or do not occur. As a result, if our revenues are lower than we expect in some future period, our operating results may be below the expectations of market analysts or investors. If this occurs, the price of our common stock would likely decrease.

   The operating results of the combined company may also fluctuate in the future due to a variety of other factors, including:

  . the overall level of demand for Internet banking services by consumers and businesses and the demand for our products, product enhancements and services in particular;

  . spending patterns and budgetary resources of community financial institutions and their end user customers;

  . technical difficulties, system downtime, system failures or reductions in service levels;

  . the timing of upgrades to our computer hardware infrastructure;

  . increases in operating costs beyond anticipated levels;

  . the timing of customer product implementations or our failure to timely complete scheduled product implementations;

  . delays in purchasing decisions or product implementations or decreases in demand for Internet banking by financial institutions due to Year 2000 concerns; and

  . governmental actions affecting Internet operations or content.

Digital Insight and nFront each currently rely primarily on one data center to provide their Internet banking products and services; any failure in these data centers could cause the combined company to lose customers.

   In the event of a failure or interruption in our systems, our reputation could be materially adversely harmed and we could lose many of our current and potential customers. Digital Insight's primary communications and network equipment is currently located at its corporate headquarters in Calabasas, California. nFront's primary communications and network equipment is currently located at its corporate headquarters in Norcross, Georgia. Both companies have contracted to establish second functional backup Internet banking data centers in Herndon, Virginia. Digital Insight's backup data center was put into initial operation during the fourth quarter of 1999 with functionality to be added throughout 2000. nFront's backup data center began operating in November 1999. After the merger, we anticipate that the combined company will utilize both the Calabasas and Norcross facilities and may retain one or more of the additional backup facilities. We cannot assure that any of these backup data centers will become fully operational as scheduled or that, when fully operational, these data centers will perform as expected. We do not currently have sufficient backup facilities to provide Internet services if either the Calabasas facility or the Norcross facility is not functioning. A natural disaster, such as a fire, an earthquake or a flood, at either facility could result in failures or interruptions in providing our Internet banking products and services to our customers. In addition, our systems are vulnerable to computer viruses, physical or electronic break-ins, power loss, telecommunications failure and similar events. For example, in April 1999, a failure of a critical router in Digital Insight's Internet banking data center caused an outage of approximately six hours while the problem was corrected. Digital Insight has also contracted to provide a certain level of service to its customers and a failure or interruption of our system has in the past caused and in the future could cause Digital Insight to refund fees to some of its customers to compensate for decreased levels of service. Even with one or more additional data centers, the combined company could experience a failure or interruption in our systems, which could lead to delays, loss of data or the inability to provide our services to our customers.

The combined company will be dependent on the widespread adoption of Internet banking by community financial institutions, which have historically been slow to do so.

   We expect that the combined company will continue to depend on Internet banking products and services for substantially all of its revenues in the foreseeable future. However, the market for Internet banking has only recently begun to develop. To date, Internet banking has developed slowly within financial institutions, and purchasing decisions for Internet banking products are often delayed due to uncertainties relating to cost, return on investment and customer acceptance. In particular, community financial institutions have been slower to adopt Internet banking than larger banks. We cannot predict the size of the market for Internet banking among community financial institutions, the rate at which that market will grow, or whether there will be widespread end user acceptance of our Internet banking products and services.

   We also depend on our financial institution customers to market and promote our products to their end user customers. Neither the combined company nor our financial institution customers may be successful in marketing our current or future Internet banking products and services. Moreover, financial institutions generally agree to use our products and services pursuant to contracts with durations that range from one to five years. Upon expiration, these contracts may be discontinued. Unless our Internet banking products and services are successfully deployed and marketed by a large number of community financial institutions and achieve widespread market acceptance by their end user customers for a significant period of time, we will not be able to achieve our business objectives and increase our revenues.

We depend on the efficient operation of the Internet, other networks and systems of third parties; if they do not operate efficiently, we will not be able to effectively provide our products and services.

   We depend on the efficient operation of network connections from our customer financial institutions and their data processing vendors to our systems. Further, portions of our revenue are dependent on continued usage by end users of Internet banking services and their connections to the Internet. Each of these connections, in turn, depends on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or have experienced outages. In addition, the majority of Digital Insight's services depend on real time connections to the systems of financial institutions and data processing vendors. Any operational problems or outages in these systems would cause us to be unable to provide a real time connection to these systems and we would be unable to process transactions for end users, resulting in decreased revenues. In addition, any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our products and services and harm our sales.

The combined company depends on cooperation from data processing vendors for financial institutions, some of whom have resisted efforts in the past to allow the integration of our products and services with their systems.

   Our products involve integration with products and systems developed by data processing vendors that serve financial institutions. If any of our products fail to be supported by our customers' data processing vendors, we would have to redesign our products to suit these customers. We cannot assure that any redesign could be accomplished in a cost-effective or timely manner. We rely on these vendors to jointly develop technology with us and to disclose source code specifications to enable our products to integrate effectively with their products and systems. In the past, some vendors have resisted integrating our products or have caused delays or other disruptions in the implementation process. Several of these data processing vendors offer or are planning to offer Internet banking products and services that are directly competitive with our products and services and have resisted efforts to allow us to integrate our products and services with their systems in the past. In addition, our customers' data processing vendors may develop new products and systems that are incompatible with our products. Our failure to integrate our products effectively with our customers' data processing vendors could result in higher implementation costs or the loss of potential customers.

Competition from third parties could reduce or eliminate demand for the combined company's products and services.

   The market for Internet banking services is highly competitive, and we expect that competition will intensify in the future. We may not be able to compete successfully against our current or future competitors and, accordingly, we cannot be certain that we will be able to expand the number of our customers and end users, or retain our current customers or third-party service providers. We face competition from four main areas: other companies with Internet banking products aimed at community financial institutions, vendors who primarily target the largest financial institutions, vendors of data processing services to financial institutions, and smaller, local online service outsourcing companies. Many of our current and potential competitors have longer operating histories and may be in a better position to produce and market their services due to their greater financial, technical, marketing and other resources, as well as their significantly greater name recognition and larger installed bases of customers. In addition, many of our competitors have well-established relationships with our current and potential community financial institution customers and have extensive knowledge of our industry.

Security breaches could damage our reputation and business.

   The combined company's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. We transmit confidential financial information in providing our services. Users of Internet banking and other electronic commerce services are concerned about the security of transmissions over public networks. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach affecting the combined company could damage our reputation, deter financial institutions from purchasing our products, deter their customers from using our products, or result in liability to us. Further, any material security breach affecting our competitors could affect the marketplace's perception of Internet banking in general and have the same effects.

   Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. Any well-publicized compromise of security could deter people from using the Internet or using we to conduct transactions that involve transmitting confidential information. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing web sites that deliver our services, any of which could harm our business.
Our failure to respond to rapid change in the market for Internet banking could cause us to lose revenue and harm our business.

   The market for Internet banking services is new and unproven and is subject to rapid change. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing financial institution and end user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes or if we cannot offset a decline in revenues of existing products by sales of new products, our business would suffer. In addition, our product development process involves a number of risks. Developing technologically advanced products is a complex and uncertain process requiring innovation as well as the accurate anticipation of technology and market trends. We budget our research and development expenditures based on planned product introductions and enhancements. If we fail to timely and cost-effectively develop new products that respond to new technologies and the needs of the Internet banking services market, we will lose revenue and our business will suffer.

Newly introduced products may contain undetected or unresolved defects.

   Any new or enhanced products we introduce may contain undetected or unresolved software or hardware defects when they are first introduced or as new versions are released. In the past, we have discovered errors in our products and it is possible that design defects will occur in new products. These defects could result in a loss of sales and additional costs as well as damage to our reputation and the loss of relationships with our customers.

The demand for the combined company's products and services could be negatively affected by reduced growth of commerce over the Internet or delays in the development of the internet infrastructure.

   Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business would suffer. There are a number of reasons that consumers and businesses may reject the Internet as a viable commercial medium in general, or as a suitable vehicle for banking transactions in particular. These reasons include potentially inadequate network infrastructure, security concerns, slow development of enabling technologies, reliability and quality problems, and issues relating to ease and cost of access. In particular, the Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and data transmission capacity requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

The combined company could be subject to potential liability claims related to use of its products and services.

   Financial institutions use our products and services to provide Internet banking services to their customers. Any errors, defects or other performance problems in our products and services could result in financial or other damages to these financial institutions for which we are liable. A product liability claim brought against us, even if not successful, would likely be time consuming, result in costly litigation and could seriously harm our business. Although our contracts typically contain provisions designed to limit our exposure to liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Moreover, we may be liable for transactions executed using Internet services based on our products and services even if the errors, defects or other problems are unrelated to our products and services.

Digital Insight and nFront have been experiencing periods of significant growth that are placing a strain on their resources.

   Digital Insight and nFront have both recently experienced significant growth, including expansion in the number of employees, and anticipate that additional expansion may be required in order to continue the growth of the combined companies. This growth places a significant demand on our management and operational resources. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support our existing and future operations. We anticipate continuing to invest heavily in our technological infrastructure and to build and scale our systems in order to meet the demands of our growing customer base.

The stock price of the combined company may be extremely volatile.

   The market price of our common stock could fluctuate widely in response to the following particular factors:

  . actual or anticipated variations in operating results;

  . announcements by us or our competitors of new products, significant contracts, acquisitions, or relationships;

  . additions or departures of key personnel;

  . future equity or debt offerings or our announcements of these offerings;
    and

  . economic well being of community financial institutions.

   In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Government regulation of our business could cause us to incur significant expenses, and failure to comply with certain regulations, if adopted, could make our business less efficient or impossible.

   The financial services industry is subject to extensive and complex federal and state regulation. Financial institutions such as commercial banks, savings and loans and credit unions operate under high levels of governmental supervision. Our customers must ensure that our services and related products work within the extensive and evolving regulatory requirements applicable to them. We do not represent that our systems comply with such regulations.

   Neither federal depository institution regulators nor other regulators of financial services require us to obtain any licenses. We are subject to examination by the federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination.

   Federal, state or foreign authorities could adopt laws, rules or regulations relating to the financial services industry that affect our business, such as by requiring us to comply with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics, taxation and quality of services and products. Existing regulations may be modified. If enacted or deemed applicable to us, these laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, requiring us to modify our current or future products or services.

Failure to attract and retain experienced personnel and senior management could harm our ability to grow.

   We believe that our future success will depend in large part upon our continued ability to identify, hire, retain and motivate highly skilled employees, who are in great demand. In particular, we believe that the combined company must expand its research and development, marketing, sales and customer support capabilities in order to effectively serve the evolving needs of our present and future customers. Competition for these employees is intense and we may not be able to hire additional qualified personnel in a timely manner and on reasonable terms. In addition, our success depends on the continuing contributions of our senior management and technical personnel, all of whom would be difficult to replace. The loss of any one of them could adversely affect our ability to execute our business strategy. Other than the nFront executives with employment agreements described in this prospectus/proxy statement, none of our employees is currently bound by an employment agreement. Digital Insight does not have "key person" life insurance policies covering any of our employees.

Our limited ability to protect our proprietary technology may adversely affect our ability to compete, and we may be found to infringe proprietary rights of others, which could harm our business.

   Our future success and ability to compete depends in part upon our proprietary technology. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers, limit access to and distribution of our source code, and further limit the disclosure and use of other proprietary information. We cannot assure that the steps taken by us in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Monitoring unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

   We are also subject to the risk of claims and litigation alleging infringement of the intellectual property rights of others. Third parties may assert infringement claims in the future with respect to our current or future products. Any assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or pay for a license for the technology that is the subject of the asserted infringement. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could adversely affect our results of operations. We also cannot assure that any licenses for technology necessary for our business will be available or that, if available, these licenses can be obtained on commercially reasonable terms.

Consolidation of the banking and financial services industry could cause our sales to fall.

   Consolidation of the banking and financial services industry could result in a smaller market for our products and services. A variety of factors could result in our customers reassessing their purchase or potential purchase of our products and could result in termination of services by existing customers. After consolidation, banks and other financial institutions may experience a realignment of management responsibilities and a reexamination of strategic and purchasing decisions. We may lose relationships with key constituencies within our customer's organization due to budget cuts, layoffs, or other disruptions following a consolidation. In addition, consolidation may result in a change in the technological infrastructure of the combined entity. Our products and services may not integrate with this new technological infrastructure. In addition, the acquiring institution may have its own in-house system or outsource to competitors. For example, in May 1999, Digital Insight lost Home Savings of America as a customer after we was acquired by Washington Mutual, which decided to integrate Home Savings' end users into its existing home banking system.

Future sales of Digital Insight shares could affect the stock price.

   The market price of Digital Insight common stock could fall dramatically if stockholders sell large amounts of stock in the public market following the merger. These sales, or the possibility that these sales may occur, could make nFront shareholders unable to realize the value of the merger consideration received (as measured prior to completion of the merger) and may make it more difficult for Digital Insight to sell equity or equity-related securities in the future. Based on the outstanding shares of common stock of Digital Insight and nFront on January 6, 2000, upon the merger, there will be approximately 23,019,630 shares of Digital Insight outstanding. Of these shares, approximately 3,133,192 shares issued to non-affiliate nFront shareholders upon the merger will be freely tradable in the public market. The remaining 14,766,559 shares of common stock and approximately 5,119,878 shares to be received by affiliates of nFront upon the merger are limited by restrictions under the securities laws and "lock-up" agreements with underwriters and/or the companies. These shares will be eligible for sale in the public market as follows:

     First Eligible Sale Date                                          Number
     ------------------------                                        ----------
     March 29, 2000.................................................  5,962,218
     Two trading days after Digital Insight publicly announces
      financial results covering at least 30 days of combined
      operations of Digital Insight and nFront...................... 12,558,783
     May 25, 2000...................................................    521,400
     May 26, 2000...................................................    844,036

   Approximately 13,924,219 shares will be held by affiliates of Digital Insight and nFront following the merger, which shares will also be subject to certain conditions and restrictions under federal securities laws, including satisfying applicable holding periods and complying with limitations on the volume of sales.

   As of January 6, 2000, Digital Insight had granted options to purchase 1,963,276 shares of its common stock and 1,505,620 shares of common stock were available for future grant pursuant to its stock plans. An additional 1,000,000 shares may be available for future grant under the 1999 stock option plan if the stockholders approve the current proposal to amend the 1999 stock plan. All of these shares are subject to lock-up agreements which expire at midnight on March 28, 2000. Upon the merger, outstanding nFront options will be converted to options to purchase approximately 589,318 shares of Digital Insight common stock. Digital Insight has registered the shares of common stock subject to outstanding options and reserved for issuance under its stock option plans and shares of common stock reserved for issuance under its employee stock purchase plans. Accordingly, shares underlying vested options will be eligible for resale in the public market beginning March 29, 2000.

   In addition, there are 51,041 shares underlying outstanding Digital Insight warrants, also subject to lock-ups, that will be eligible for resale in the public market upon expiration of the warrant holders' respective one-year holding periods under Rule 144, which will begin upon the date of exercise, or in the case of a net exercise, on the date of grant of the warrant.

Our operations may be disrupted if we or our vendors experience systems failures or data corruption from the year 2000 issue.

   Many computers, software and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000" problem. Beginning in 1998, Digital Insight and nFront began assessing the abilities of their software and products to operate properly as a result of the Year 2000 problem. We believe that our current products are Year 2000 compliant. However, any undetected Year 2000 problem in our products, or any problem which cannot be solved in a timely and cost-effective manner could substantially damage our customer relationships, disrupt our business, subject us to threatened or actual litigation and result in reduced revenues.

   The Year 2000 problem also affects the computers, software, other equipment that we use, operate or maintain internally for our operations, and services provided by third-party vendors. We employ widely available software applications and other products from leading third-party vendors. To date, we have obtained Year 2000 readiness verification from the majority of the third party service and product providers associated with our critical development and operations processes. However, any failure of third-party computer products used by us to be Year 2000 compliant could interrupt and disrupt our business. To fix any of these systems could require us to invest substantially in our operating systems and to hire additional personnel. See "Digital Insight Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000" on page 104 and "nFront Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000 Computer Issues" on page 137 for further descriptions of the issues we face with regard to the Year 2000.

                          THE DIGITAL INSIGHT MEETING

Date, time and place of Digital Insight's special meeting

   The date, time and place of the special meeting of Digital Insight stockholders are as follows:

                               February 10, 2000
                            9:00 a.m. Pacific Time
                               26025 Mureau Road
                          Calabasas, California 91302

Purpose of the special meeting

   The special meeting is being held so that Digital Insight stockholders may consider and vote upon a proposal to approve issuance of Digital Insight common stock in a merger with nFront, Inc. that will cause nFront to become a wholly-owned subsidiary of Digital Insight. The meeting is also being held so that Digital Insight stockholders may consider and vote upon a proposal to approve an increase of the number of shares of common stock reserved for issuance of stock options under the 1999 Stock Plan from 1,500,000 to 2,500,000 and such other business as may properly come before the special meeting. The merger agreement is included as Annex A to the attached proxy statement/prospectus. If the merger is approved, among other things:

  . Black Transitory Corporation, a wholly-owned subsidiary of Digital
    Insight, will merge with and into nFront.

  . Digital Insight will issue shares of common stock in the merger as contemplated by the merger agreement. Digital Insight will issue 0.579 shares of Digital Insight common stock for each share of outstanding nFront common stock.

Record date and outstanding shares

   Digital Insight's board of directors has fixed the close of business on January 6, 2000 as the record date for the special meeting. Only holders of record of Digital Insight common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 14,766,559 shares of Digital Insight common stock outstanding and entitled to vote, held of record by approximately 86 stockholders, although Digital Insight has been informed that there are in excess of 4,400 beneficial owners.

Vote and quorum required

   Holders of Digital Insight's common stock are entitled to one vote for each share held as of the record date. Approval of each of the proposals to be voted upon by Digital Insight stockholders requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Digital Insight present in person or represented by proxy at the meeting. Attendance at the meeting in person or by proxy of a majority of the outstanding common stock of Digital Insight is required for a quorum.

   On the record date, directors, executive officers and affiliates of Digital Insight as a group beneficially owned 8,804,341 shares of Digital Insight common stock. Certain major stockholders of Digital Insight have entered into stockholder voting agreements with nFront that obligate them to vote a total of approximately 42.8% of Digital Insight's common stock outstanding as of the record date, in favor of approval of the nFront merger and merger agreement.

Abstentions; broker non-votes

   Abstentions will be included in determining the number of shares present and voting at the meeting and will have the same effect as votes against these proposals. In the event that a broker, bank, custodian, nominee or other record holder of Digital Insight common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Expenses of proxy solicitation

   Digital Insight will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Digital Insight and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Digital Insight will request brokers, custodians, nominees and other record holders of Digital Insight common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Digital Insight common stock and to request authority for the exercise of proxies. In such cases, Digital Insight upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Proxies

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Digital Insight board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Digital Insight. All properly signed proxies that Digital Insight receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the nFront merger. You may revoke it at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering a written notice to the Secretary of Digital Insight by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked

  . signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

   Digital Insight's board of directors does not know of any matter that is not referred to in this proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

                              THE nFRONT MEETING

Date, place and time of nFront's special meeting

   The special meeting of nFront's shareholders will be held on February 10, 2000, at the Norcross Marriott Hotel, 475 Technology Parkway, Norcross, Georgia 30092, commencing at 11:00 a.m., local time.

Purpose of the special meeting

   Digital Insight and nFront are furnishing this proxy statement/prospectus to nFront shareholders in connection with the solicitation of proxies by nFront's board of directors. The nFront board of directors will use the proxies at the special meeting of shareholders of nFront to be held on February 10, 2000 and at any adjournment or postponement thereof.

   At the special meeting, nFront's shareholders will be asked to vote upon the proposal to approve the agreement and plan of merger and reorganization attached to this proxy statement/prospectus as Annex A and to authorize the merger of a wholly-owned subsidiary of Digital Insight into nFront.

Record date

   The nFront board of directors fixed the close of business on January 6, 2000 as the record date for the special meeting. Accordingly, only holders of nFront capital stock of record at the close of business on January 6, 2000, will be entitled to notice of, and to vote at, the special meeting.

nFront shareholders entitled to vote

   As of January 6, 2000, there were outstanding 14,254,008 shares of nFront common stock and such shares of nFront common stock were held by approximately 40 holders of record. Each share of nFront common stock entitles the holder thereof to one vote.

Vote required; voting at the meeting

   The attendance in person or by proxy of holders of a majority of nFront's common stock is necessary for a quorum to exist at the special meeting. Approval of the agreement and plan of merger and authorization of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of nFront common stock.

   The holders of 40.9% of the outstanding shares of nFront common stock have agreed to vote in favor of the merger agreement and the merger, or if the nFront board of directors changes its recommendation for the merger, such shareholders will vote 86.3% of their shares, or 35.3% of the outstanding shares of nFront common stock, in favor of the merger.

   On the record date, nFront's directors and executive officers and affiliates owned 8,842,633 shares, or approximately 62.0% of the outstanding shares of nFront common stock. This number does not include stock that the nFront directors and executive officers may acquire through the exercise of stock options or warrants, or upon the conversion of warrants.

Proxies

   All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

   Any abstention will have the same effect as a vote AGAINST the approval of the merger agreement and the merger.

   A nFront shareholder who has given a proxy solicited by nFront's board of directors may revoke it by

  . giving written notice of revocation to the Secretary of nFront,

  . delivering a later dated proxy to the Secretary of nFront, or

  . attending the special meeting and voting in person.

   Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting to nFront, Inc., 520 Guthridge Court, N.W., Suite 100, Norcross, Georgia 30092,
Attention: Jeffrey W. Hodges, Secretary.

   The expenses of the solicitation of proxies for the special meeting will be borne by nFront, except that Digital Insight will share equally the expenses incurred in connection with filing and printing this proxy statement/prospectus.

   In addition to solicitation by mail, directors, officers and key employees of nFront may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

   You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for shares of nFront will be mailed to you as soon as practicable after completion of the merger.

Rights of dissenting shareholders

   Georgia law provides dissenters' rights to shareholders of Georgia corporations in certain situations. However, such dissenters' rights are not available to shareholders of a corporation, such as nFront:

  . whose securities are listed on a national securities exchange or held of record by more than 2,000 shareholders; and

  . whose shareholders are not required to accept in exchange for their shares anything other than

     (A) stock in another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, and

     (B) cash payments in lieu of fractional shares.

   Due to the following factors, shareholders of nFront will not have dissenters' rights with respect to the merger:

  . nFront common stock is traded on the Nasdaq National Market;

  . nFront's shareholders are being offered stock of Digital Insight, which is also traded on The Nasdaq National Market (a national securities exchange for purposes of Georgia law); and

  . nFront's shareholders are being offered cash in lieu of fractional shares.

Recommendation of the board of directors

   The board of directors of nFront has unanimously determined that the terms of the merger agreement and the merger are in the best interests of nFront and the nFront shareholders. Accordingly, the nFront board of directors recommends that nFront shareholders vote FOR the proposal to approve the merger agreement and the merger.

                               THE nFRONT MERGER

   This section of the proxy statement/prospectus describes the proposed nFront merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we referred to for a more complete understanding of the merger.

Background of the nFront Merger and Related Agreements

   In December 1997, Paul Fiore, Digital Insight's then-President and Chief Executive Officer, met with Brady L. "Tripp" Rackley III, Chairman and Chief Executive Officer of nFront, at Digital Insight's facility. The parties discussed the relative strengths of their respective companies, nFront's strong market share in the community bank sector and Digital Insight's leadership position in the credit union sector. The parties then had preliminary discussions about the strategic advantages of combining the complementary strengths of the two companies and the merits of a possible business combination. No final agreement was reached, and in May 1998, the parties ended the discussions.

   The parties agreed to reflect upon the discussions and meet again perhaps at some future date to pursue the matter further. The parties, however, made no firm commitments to do so.

   Beginning in mid-1999, Tripp Rackley, nFront's President and John Dorman, Digital Insight's Chief Executive Officer had several general discussions regarding a potential strategic relationship involving the two companies.

   On October 6, 1999, Digital Insight and nFront executed a mutual non-disclosure agreement. Thereafter, Mr. Dorman and Mr. McDonnell had multiple contacts with Mr. Rackley and Jeffrey W. Hodges, nFront's Chief Financial Officer, to discuss the specific financial and other benefits of a business relationship, the two companies' business strategies, whether a cultural fit existed and how the two companies could be integrated. In order to facilitate these discussions, Messrs. McDonnell and Hodges exchanged financial performance and other information regarding the two companies.

   Between October 6, 1999 and October 11, 1999, nFront management, with assistance from two of nFront's non-employee directors, evaluated potential financial advisors for the purpose of assisting the board in evaluating and potentially pursuing possible strategic combinations. Subject to the approval of the full board of directors, senior management of nFront determined to engage Donaldson, Lufkin & Jenrette Securities Corporation as nFront's financial advisor.

   On October 19, 1999, nFront's board of directors met with nFront's senior management and legal advisors to discuss the status of management's assessments of various potential business combination candidates, including Digital Insight. Management updated the board on the developments with respect to the decision to engage Donaldson, Lufkin & Jenrette and the discussions with Digital Insight. With respect to Digital Insight, the nFront board reviewed and discussed matters relating to the respective strategies of the two companies, the cultural fit and the perceived advantages and disadvantages of integrating the two businesses. The board authorized management to direct Donaldson, Lufkin & Jenrette to contact other potential candidates for business combinations and approved an initial list of eighteen companies other than Digital Insight for management and Donaldson, Lufkin & Jenrette to contact. The board also authorized management to continue discussions with Digital Insight. The board ratified and approved the engagement of Donaldson, Lufkin & Jenrette as nFront's financial advisor.

   Between October 19, 1999 and November 8, 1999, representatives of Donaldson, Lufkin & Jenrette placed telephone calls to eighteen other companies which had been identified in its discussions with senior management of nFront as potential business combination partners. Additionally, senior management of nFront contacted some of the potential candidates. Senior management and representatives of Donaldson, Lufkin & Jenrette met by telephone or in person with three of the potential candidates, other than Digital Insight, who expressed an interest in discussing a potential combination. Discussions with these other candidates did not result in a proposal for a business combination with nFront.

   From October 19, 1999 through the execution of the merger agreement with Digital Insight on November 21, 1999, members of nFront's management had frequent discussions with nFront's non-employee directors regarding the progress of the negotiations and the progress of the contacts with other potential business combination candidates.

   In various telephone calls between November 1, 1999 and November 10, 1999, at the direction of their respective clients, representatives of Donaldson, Lufkin & Jenrette and representatives of Morgan Stanley & Co. Incorporated, Digital Insight's financial advisor, discussed the businesses and prospects of nFront and Digital Insight, relative market valuations and potential business and financial terms of a possible business combination.

   On November 10, 1999, Digital Insight's board of directors met at a regularly scheduled meeting. At the meeting, the board instructed Digital Insight's management to continue discussions with nFront and approved the engagement of Morgan Stanley & Co. Incorporated as financial advisor to Digital Insight. From November 10, 1999 to the execution of the merger agreement on November 21, 1999, members of Digital Insight's management discussed the progress of the negotiations with Digital Insight's outside directors on an informal, but regular basis.

   On November 10, 1999, the nFront board of directors held its regular annual board meeting following the nFront 1999 annual shareholders meeting. At the board meeting, senior management reviewed with the board of directors the status of discussions with various potential business combination candidates and management's view of the growth of nFront's business and the advantages and disadvantages of continuing to pursue such combinations. The board determined to continue the discussions with potential combination candidates.

   On November 11, 1999, Mr. Dorman briefed Digital Insight's board of directors by telephone on the status of their discussions with nFront. Digital Insight's board of directors encouraged Mr. Dorman to proceed with negotiations with nFront. Subsequently on November 11, 1999, Mr. Dorman and Morgan Stanley & Co. Incorporated executed an engagement letter related to the proposed transaction.

   On November 12, 1999, the nFront board of directors met by telephone with senior management and representatives of nFront's financial and legal advisors. Donaldson, Lufkin & Jenrette provided the board with an overview of the results of the telephone calls and meetings that had been conducted since October 19, 1999 as well as certain quantitative analyses of nFront, Digital Insight and, based on discussions with members of nFront management, a proposed structure and valuation range for a combination with Digital Insight. After extensive discussions, the nFront board concluded that continuing the negotiation of the proposed combination with Digital Insight was in the best interests of nFront and its shareholders and, accordingly, authorized senior management to continue to negotiate the exchange ratio within a specified range and, upon achieving an agreement in principle on such ratio, to commence the process of preparing and negotiating the terms of the merger agreement and related agreements on a basis consistent with the discussions during the board meeting.

   On several occasions on November 12, 1999 and November 13, 1999, Messrs. Rackley, Campbell and Hodges, representatives of Donaldson Lufkin & Jenrette, Messrs. Dorman and McDonnell and representatives of Morgan Stanley & Co. Incorporated discussed the terms of the potential strategic business combination.

   From November 16, 1999 through November 21, 1999, Digital Insight and nFront, together with their respective legal, financial and accounting advisors, conducted extensive due diligence reviews and engaged in negotiation of the terms of the merger agreement and the other related agreements. Representatives of PricewaterhouseCoopers LLP, Digital Insight's independent auditors, advised Digital Insight's management and its legal counsel of the accounting treatment of the proposed merger.

   On November 19, 1999, Digital Insight's board of directors met via teleconference with senior management and Digital Insight's legal, financial and accounting advisors at a special telephonic meeting to discuss the status of the negotiations with nFront, Digital Insight's due diligence review of nFront and the directors' comments on the draft of the merger agreement. After management provided its view of the proposed merger, Morgan Stanley & Co. Incorporated presented various financial analyses to assist in evaluating the proposed exchange ratio. This discussion was followed by a presentation by members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Digital Insight's outside legal counsel, of the proposed terms of the merger agreement, the structure of the transaction and related documents.

   In the evening of November 19, 1999, nFront's board of directors, with its financial and legal advisors present, met telephonically to discuss the status of negotiations, the draft merger agreement and the related agreements, the results of due diligence and other strategic alternatives available to nFront. Donaldson, Lufkin & Jenrette provided nFront's board of directors with certain quantitative analyses of nFront, Digital Insight and the Internet banking services industry, and representatives of Donaldson, Lufkin & Jenrette and counsel for nFront, Morris, Manning & Martin, L.L.P., reviewed the proposed merger's structure and terms and conditions. At the meeting, nFront's board of directors considered the proposed terms of the draft of the merger agreement, the related agreements and the proposed exchange ratio. After extensive discussions, the nFront board concluded that continuing the negotiation of the proposed combination with Digital Insight was in the best interests of nFront and its shareholders and accordingly authorized senior management to continue to negotiate the terms of the merger agreement and related agreements on a basis consistent with the discussions during the board meeting.

   In the early morning of November 21, 1999, Digital Insight's board of directors met again with senior management and representatives of Morgan Stanley & Co. Incorporated and Wilson Sonsini Goodrich & Rosati at a special telephonic meeting of the board to review the status of the negotiations with nFront, the terms of the draft merger agreement and Digital Insight's due diligence review of nFront. At this meeting, representatives of Morgan Stanley & Co. Incorporated reviewed updated financial terms of the transaction and orally informed Digital Insight's board of directors of its opinion (subsequently confirmed in writing) that the exchange ratio was fair, from a financial point of view, to Digital Insight. Morgan Stanley & Co. Incorporated also responded to questions raised by members of Digital Insight's board of directors regarding its analysis and opinion. For a more detailed discussion of such analysis and opinion, see "Opinion of Digital Insight's financial advisor" below. Digital Insight's management reviewed the other terms of the merger with the board. Wilson Sonsini Goodrich & Rosati discussed the board's fiduciary obligations. Following these presentations, the board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement, and the analysis and opinion of Morgan Stanley & Co. Incorporated. Digital Insight's board of directors concluded that the merger agreement was fair to Digital Insight's stockholders and that the proposed merger was in the best interests of Digital Insight and its stockholders. Accordingly, at the conclusion of the meeting, Digital Insight's board of directors unanimously approved the merger and the terms of the merger agreement and related documents and authorized management to proceed with the execution of the transaction documents.

   In the evening on November 21, 1999, nFront's board of directors, with its financial and legal advisors present, met again. All members of nFront's board of directors were present at the meeting either in person or telephonically. Senior management and nFront's legal advisors reviewed with the members of nFront's board of directors the terms and conditions of the drafts of the merger agreement, the shareholders agreements and the related agreements. Representatives of Donaldson, Lufkin & Jenrette presented an analysis of the financial terms of the proposed merger and delivered their written opinion to the effect that the exchange ratio was fair to the holders of nFront common stock, from a financial point of view. Following these presentations, nFront's board of directors engaged in a full discussion of the terms of the proposed transaction and its advisability and posed questions to the representatives of Donaldson, Lufkin & Jenrette regarding the financial terms of the merger and to a representative of Morris, Manning & Martin regarding the agreements. nFront's board of directors then determined that the merger and the exchange ratio of 0.579 were fair to, and in the best interests of, nFront and its shareholders, and accordingly, nFront's board of directors unanimously approved and adopted the merger agreement and the related agreements and directed that the officers and legal advisors of nFront complete and execute the merger agreement and the related agreements. The nFront board determined to submit the merger to the nFront shareholders for their approval, with the Board's recommendation that the shareholders approve the merger.

   During the evening of November 21, 1999, the parties executed the merger agreement, and the related transaction documents. The merger was jointly announced by Digital Insight and nFront on the morning of November 22, 1999.

Digital Insight's Reasons for the Merger

   At a meeting held on November 21, 1999, the board of directors of Digital Insight concluded that the merger was in the best interests of Digital Insight and its stockholders and determined to recommend that the stockholders approve the stockholder proposals relating to the merger. In its evaluation of the merger, Digital Insight's board of directors identified several potential benefits of the merger, the most important of which included the board's expectation that:

  . the acquisition would provide a growth opportunity for Digital Insight, and help provide the opportunity to achieve a leading market position;

  . nFront would improve Digital Insight's East Coast presence, add a substantial number of banks and potential end users to Digital Insight's current client base and increase the number and types of interfaces with data processing vendors;

  . the number of combined community financial institutions under contract and potential end users of the two companies would enhance Digital Insight's relationship with third-party content and service providers, potentially leading to better service and product offerings and higher profit margins;

  . the potential synergies of the combined companies in marketing, the operation of data centers and in research and development may enable a net reduction in expenses;

  . the merger and its related synergies may help enable Digital Insight accelerate its revenue growth and timing to achieve profitability; and

  . Digital Insight would acquire a pool of talented and highly skilled employees with proven capabilities in a tight labor market.

   Digital Insight's board of directors consulted with senior management, as well as its legal counsel, independent accountants and financial advisors, in reaching its decision to approve the merger. In its evaluation of the merger, the Digital Insight board reviewed several factors, including, but not limited to, the following:

  . historical information concerning Digital Insight's and nFront's respective businesses, financial performance and condition, operations, technology and management, including reports concerning results of operations during the most recent fiscal quarter for each company filed with the SEC

  . Digital Insight management's view of the financial condition, results of operations and businesses of Digital Insight and nFront before and after giving effect to the merger and the Digital Insight board's determination of the merger's effect on stockholder value

  . current financial market conditions and historical market prices, volatility and trading information

  . the consideration nFront shareholders will receive in the merger in light of comparable transactions

  . the opinion of Morgan Stanley & Co. Incorporated that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange ratio in the merger is fair from a financial point of view to Digital Insight

  . the belief that the terms of merger agreement are reasonable

  . the impact of the merger on Digital Insight's customers and employees

  . reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of nFront

  . the expectation that the merger will be accounted for as a pooling of interests

   The Digital Insight board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

  . the risk that the potential benefits of the merger may not be realized

  . the possibility that the merger may not be consummated, even if approved by Digital Insight's and nFront's stockholders

  . the risk that the merger may not be treated as a pooling of interests transaction

  . the effect of the public announcement of the merger on nFront's sales and customer relations

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company

  . the risk that the merger could adversely affect Digital Insight's relationship with certain of its customers and strategic partners

  . other applicable risks described in this prospectus/proxy statement under "Risk Factors" on page 17

   The board concluded however, that, on balance, the potential benefits to Digital Insight and its stockholders of the merger outweighed the risks associated with the merger. The discussion of the information and factors considered by the Digital Insight board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Digital Insight board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Recommendation of Digital Insight's Board of Directors

   After careful consideration, the Digital Insight board of directors has determined the merger agreement and the merger to be fair to and in the best interests of the stockholders. In connection with the merger, Digital Insight's board of directors recommends approval of the issuance of shares of Digital Insight common stock in the merger as described in this prospectus/proxy statement.

nFront's Reasons for the nFront Merger

   nFront's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, nFront and its shareholders. Accordingly, nFront's board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

   In reaching its decision, nFront's board of directors identified several potential benefits of the merger, the most important of which included:

  . the combined companies would have a substantial number of bank clients and end users in the community banking market, representing a significant step forward in nFront's strategy of becoming the leader among Internet banking services providers for financial institutions;

  . the combination of nFront's strong relationships and reputation in the community banking market, together with Digital Insight's strength in servicing credit unions may provide opportunities to realize significant benefits and long-term value to shareholders;

  . the combined companies would have a stronger base of recurring revenues than nFront on a stand-alone basis;

  . the percentage of the combined companies which the nFront shareholders will receive in the merger; and

  . by combining with Digital Insight, nFront's shareholders will be afforded increased trading liquidity for their investment.

   nFront's board of directors consulted with nFront's senior management, as well as its legal counsel, independent accountants and financial advisors, in reaching its decision to approve the merger. Among the factors considered by nFront's board of directors in its deliberations were the following:

  . the financial condition, results of operations, cash flow, business and prospects of nFront and Digital Insight;

  . the intense competition in the Internet banking services industry and the ability of larger industry participants to increase market share;

  . the current economic and industry environment, including the continued trend for financial institutions to outsource the provision of Internet based banking services to their commercial and individual customers;

  . the complementary nature of the technology, products, services and customer base of nFront and Digital Insight;

  . the key strengths that Digital Insight will provide as a merger partner, including Digital Insight's expanding active and potential end-user base, its reputation as the leading provider of real-time Internet banking services to community financial institutions, the recurring nature of a substantial portion of its revenues, and its strong relationships with credit-unions and financial data processing vendors;

  . the terms of the merger agreement and related agreements, which were the product of extensive arm's length negotiations. In particular, nFront's board of directors considered the shareholders agreement, the events triggering payment of the termination fee and the limitations on the ability of nFront to negotiate with other companies regarding an alternative transaction, and the potential effect these provisions would have on nFront receiving alternative proposals that could be superior to the merger. Because nFront's board of directors conducted an extensive review of its strategic alternatives prior to entering into the merger agreement, and because these provisions were required by Digital Insight in order for it to enter into the merger agreement, nFront's board of directors determined that the value for nFront shareholders represented by the terms of the merger justified these requirements;

  . the fact that the merger is expected to qualify as a tax-free reorganization and to be accounted for using the pooling of interests method of accounting; and

  . the analysis prepared by Donaldson, Lufkin & Jenrette and presented to nFront's board of directors at its meeting on November 21, 1999 and the opinion of Donaldson, Lufkin & Jenrette that, as of November 21, 1999, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of nFront common stock, as described more fully in the text of the entire opinion attached as Annex C to this proxy statement/prospectus and under "Opinion of nFront's Financial Advisor."

   In assessing the transaction, nFront's board of directors considered a variety of information, including the following:

  . historical information concerning the businesses operations, positions and results of operations, technology and management style, competitive position, industry trends and prospects of nFront and Digital Insight;

  . information contained in SEC filings by Digital Insight;

  . current and historical market prices, volatility and trading data for the two companies;

  . information and advice based on due diligence investigations by members of nFront's board of directors and management and nFront's legal, financial and accounting advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of Digital Insight, trends in Digital Insight's business and financial results and capabilities of Digital Insight's management team; and

  . financial information and analyses prepared by Donaldson, Lufkin &
    Jenrette.

   nFront's board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized, if at all;

  . the possibility that the merger may not be consummated, even if approved by nFront's stockholders;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company;

  . the risk that the combined company might experience slow growth relative to the prior growth rate of the individual companies;

  . the risk that the merger could adversely affect nFront's relationship with certain of its customers and strategic partners; and

  . the other risks associated with the businesses of Digital Insight, nFront and the merged companies and the merger described in this proxy statement/prospectus under "Risk Factors."

   As a result of the foregoing considerations, nFront's board of directors determined that the potential advantages of the merger outweighed the benefits of remaining a separate company. nFront's board of directors believes that the combined company will have a far greater opportunity than nFront alone to compete in its industry.

   The discussion of the information and factors considered by the nFront board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the nFront board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Recommendation of nFront's Board of Directors

   After careful consideration, nFront's board of directors unanimously determined that the merger is in your best interests and unanimously approved the merger agreement and recommends that you vote for approval and adoption of the merger agreement and the merger.

   In considering the recommendation of nFronts board of directors with respect to the merger agreement, you should be aware that some directors and officers of nFront have interests in the merger that are different from, or are in addition to the interests of nFront shareholders generally. Please see the section entitled "Interests of Certain Directors, Officers and Affiliates in the Merger" on page 50 of this proxy statement/prospectus.

Opinion of Digital Insight's Financial Advisor

   Under an engagement letter dated November 11, 1999, Digital Insight retained Morgan Stanley & Co. Incorporated to provide financial advisory services and a financial fairness opinion in connection with the merger. The Digital Insight board of directors selected Morgan Stanley & Co. Incorporated to act as Digital Insight's financial advisor based on Morgan Stanley & Co. Incorporated's qualifications, expertise and reputation and its knowledge of the business and affairs of Digital Insight. At a telephonic meeting of the Digital Insight board of directors on November 21, 1999, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing, that, as of November 21, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair to Digital Insight from a financial point of view.

   The full text of the written opinion of Morgan Stanley & Co. Incorporated dated November 21, 1999 is attached as Appendix B to this document and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley & Co. Incorporated in rendering its opinion. Digital Insight shareholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley & Co. Incorporated's opinion is directed to the Digital Insight Board of Directors and addresses only the fairness from a financial point of view to Digital Insight of the exchange ratio pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of Digital Insight common stock as to how to vote at the Digital Insight Special Meeting. The summary of the opinion of Morgan Stanley & Co. Incorporated set forth in this document is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Morgan Stanley & Co.
Incorporated, among other things:

  . reviewed certain publicly available financial statements and other information of nFront and Digital Insight;

  . reviewed certain internal financial statements and other financial and operating data concerning nFront and Digital Insight prepared by the management of nFront and Digital Insight, respectively;

  . analyzed certain financial projections prepared by the management of nFront and Digital Insight, respectively;

  . discussed the past and current operations and financial condition and the prospects of nFront and Digital Insight with senior executives of nFront and Digital Insight, respectively;

  . analyzed the pro forma impact of the merger on Digital Insight's revenue and gross profit per share;

  . reviewed the reported prices and trading activity for nFront common stock and Digital Insight common stock;

  . compared the financial performance of nFront and Digital Insight and the prices and trading activity of nFront common stock and Digital Insight common stock with that of certain other comparable publicly-traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of nFront and Digital Insight and their financial and legal advisors;

  . reviewed a draft of the merger agreement, dated November 21, and certain related documents; and

  . performed such other analysis and considered such other factors as Morgan
    Stanley & Co. Incorporated deemed appropriate.

   Morgan Stanley & Co. Incorporated, assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley & Co. Incorporated for the purposes of its opinion. With respect to the financial projections, Morgan Stanley & Co. Incorporated assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of nFront and Digital Insight, respectively. In addition, Morgan Stanley & Co. Incorporated assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement dated November 21, 1999. Morgan Stanley & Co. Incorporated relied upon, without independent verification, the assessment by the management of nFront and Digital Insight of the strategic benefits expected to result from the transaction. Morgan Stanley & Co. Incorporated also relied upon, without independent verification, the assessment by the management of nFront and Digital Insight of the technologies and products of nFront and Digital Insight, the timing and risks associated with the integration of nFront and Digital Insight and the validity of, and risks associated with, nFront's and Digital Insight's existing and future products and technologies.

   Morgan Stanley & Co. Incorporated did not make any independent valuation or appraisal of the assets or liabilities of nFront or Digital Insight, nor was Morgan Stanley & Co. Incorporated furnished with any such appraisals. The Morgan Stanley & Co. Incorporated opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley & Co. Incorporated as of, November 21, 1999.

   The following is a brief summary of certain of the analyses performed by Morgan Stanley & Co. Incorporated in connection with its oral opinion and the preparation of its opinion letter dated November 21, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley & Co. Incorporated, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   nFront Stock Price Performance. Morgan Stanley & Co. Incorporated reviewed the recent stock price performance of nFront common stock over the time period from June 29, 1999 through November 19, 1999. Morgan Stanley & Co. Incorporated observed the following:

                                                                   nFront Common
                                                                   Stock Closing
                                                                       Price
      Period Ending                                                -------------
     November 19, 1999                                              High   Low
     -----------------                                             ------ ------
     Since June 29, 1999.......................................... $23.69 $10.00
     Last 30 trading days.........................................  18.75  10.38

                                                                   Close
                                                                   ------
     November 19, 1999............................................ $18.75

   Exchange Ratio Analysis. Morgan Stanley & Co. Incorporated reviewed the ratios of the closing prices of nFront common stock to the corresponding closing prices of Digital Insight common stock over various periods from October 1, 1999 through November 19, 1999. Morgan Stanley & Co. Incorporated examined the premia represented by the transaction exchange ratio of 0.579 relative to the average exchange ratio over various periods:

                                                             Implied Transaction
      Period Ending                           Period Average   Exchange Ratio
     November 19, 1999                        Exchange Ratio       Premium
     -----------------                        -------------- -------------------
     Since October 1, 1999...................     0.35x               65%
     Last 30 trading Days....................     0.35                65%
     Last 20 trading Days....................     0.35                67%
     Last 10 trading Days....................     0.31                88%
     Last 5 trading Days.....................     0.31                89%
     November 19, 1999.......................     0.37                55%

   Relative Contribution Analysis. Morgan Stanley & Co. Incorporated reviewed the relative contribution of nFront to the pro forma financial performance of the combined company following the merger based on a number of financial statistics. Morgan Stanley & Co. Incorporated based its analysis on securities research analyst projections of revenues and gross profit for nFront for calendar year 2000. Morgan Stanley & Co. Incorporated also analyzed an "adjusted" case which was calculated by applying a 15% discount to the securities research analyst estimates of revenue and gross profit. Morgan Stanley & Co. Incorporated observed, among other things, the following:

                                                                   Implied Value
     Financial Statistic                          Contribution (%)   per Share
     -------------------                          ---------------- -------------
     CY2000 Revenues (Research)..................       42%           $38.00
     CY2000 Revenues (Adjusted)..................       38             32.69
     CY2000 Gross Profit (Research)..............       50             51.10
     CY2000 Gross Profit (Adjusted)..............       46             43.97

   Based on its analyses, Morgan Stanley & Co. Incorporated estimated a value range of $32.50-$43.50 per share of nFront common stock. Morgan Stanley & Co. Incorporated observed that the implied transaction consideration of $29.02 per share of nFront common stock as of November 21, 1999 was below the value range implied by the relative contribution analysis.

   Comparable Company Trading Analysis. Morgan Stanley & Co. Incorporated compared certain financial information of Digital Insight and nFront with publicly available information for selected companies engaging in Bank Processing Technology and in e-Commerce Infrastructure. Based on estimates from securities research analysts and closing prices as of November 19, 1999, the following table presents the ratio of aggregate value (defined as market value plus debt less cash) to revenues for calendar year 2000:

                                                                  Agg. Value/
     Company                                                    CY2000 Revenues
     -------                                                    ---------------
     Digital Insight...........................................      25.0
     nFront....................................................      11.6
     Bank Processing Technology
       Check Free..............................................      16.3
       Security First..........................................       9.6
       Sanchez.................................................      10.4
       Online Resources........................................       2.6
     e-Commerce Infrastracture
       Exodus..................................................      18.3
       Intuit..................................................       2.1
       DoubleClick.............................................      19.3

   Based on its comparable company analyses and securities research analyst estimated nFront calendar year 2000 revenue of $22.3 million, Morgan Stanley & Co. Incorporated estimated a value range of $13.50-$38.25 per share of nFront common stock. Morgan Stanley & Co. Incorporated also applied a 35% control premium to the estimated value range based on the public comparable companies, resulting in an implied acquisition value range of $18.25-$51.75 per share of nFront common stock. Morgan Stanley & Co. Incorporated observed that the implied transaction consideration of $29.02 per share of nFront common stock as of November 21, 1999 was within each of these two estimated value ranges.

   No company utilized in the comparable company analysis is identical to nFront or Digital Insight. In evaluating the comparable companies, Morgan Stanley & Co. Incorporated made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of nFront or Digital Insight, such as the impact of competition on the businesses of nFront and Digital Insight and the industry in general, industry growth and the absence of any adverse material change in the financial condition and prospects of nFront and Digital Insight or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

   Analysis of Selected Precedent Transactions. Based on publicly available information, Morgan Stanley & Co. Incorporated compared the premia for selected Internet-related transactions to the relevant financial statistics for nFront implied by the exchange ratio and the closing share price of Digital Insight common stock as of November 19, 1999. The following table presents the implied transaction exchange ratio premium to the 30-day average exchange ratio for the selected transactions:

                                                              Premium to 30-Day
   Target/Acquiror                                             Exchange Ratio
   ---------------                                            -----------------
   Onsale / Egghead.com......................................       -4.6%
   iMall, Inc. / Excite@Home.................................       37.8
   NetGravity / DoubleClick..................................       20.3
   MarketGuide / Multex.com..................................       67.3
   Abacus Direct / DoubleClick...............................       41.4
   Telebanc Financial / E*Trade Group........................       22.2
   WebMD / Healtheon.........................................        N/A
   Edify / Security First....................................       93.6
   BigCharts / Marketwatch.com...............................        N/A
   MEDE America / Healtheon..................................       75.6
   broadcast.com inc. / Yahoo!...............................       35.1
   Go2Net / Vulcan Ventures..................................        N/A
   Lycos / Ticketmaster / USA Ntwks..........................        N/A
   Moviefone Inc. / America Online...........................       42.8
   Geocities / Yahoo!........................................       97.7
   Excite / @Home............................................       50.9
   Shopping.com / Compaq Computer............................        N/A
   Netscape / America Online.................................       13.6
   N2K Inc. / Cdnow, Inc.....................................        1.5
   Mecklermedia / Penton Media...............................        N/A
   Icon CMT Corp. / Qwest....................................       35.7
   INET Inc. / PSINet Inc....................................        N/A
   Internet Communications Corp./ Rocky Mountain Internet....       15.2
   Logic Works / Platinum Technology.........................       47.8
   Compuserve / Worldcom.....................................       11.0
   Excite (19%) / Intuit.....................................        N/A
   Digex Inc. / Intermedia Comm. Inc.........................        N/A
   BBN Corp. / GTE Corp......................................        N/A
   Verifone / Hewlett Packard................................       56.5
   Unnet Technologies / MFS Communication....................       75.0
   Mean......................................................       41.8%
   Median....................................................       39.6

   Morgan Stanley & Co. Incorporated applied a premium range of 35% to 75% to the average exchange ratio of nFront common stock to Digital Insight common stock over the 20-day and 30-day periods ending November 21, 1999. Based on this analysis, Morgan Stanley & Co. Incorporated estimated a value range for nFront common stock of $23.50-$30.50 per share. Morgan Stanley & Co. Incorporated observed that the implied transaction consideration of $29.02 per share of nFront common stock as of November 21, 1999 was within the estimated value range.

   No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley & Co. Incorporated made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Digital Insight and nFront, such as the impact of competition on Digital Insight or nFront and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Digital Insight or nFront or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

   Discounted Equity Value. Morgan Stanley & Co. Incorporated performed an analysis of the present value per share of nFront common stock based on research analyst projections of nFront calendar year 2002 revenues. Morgan Stanley & Co. Incorporated applied a fully-taxed net income margin of 12-16% to the estimated calendar year 2002 revenues to arrive at an estimated range of calendar year 2002 net income. Based on the estimated calendar year 2002 net income, Morgan Stanley & Co. Incorporated utilized the following ranges of forward P/E ratios and discount rates to arrived at an estimated fully-diluted present value per share of nFront:

      Forward
     P/E Ratio                 Discount Rate                             Implied Value/Share
     ---------                 -------------                             -------------------
     60x - 80x                   20% - 30%                                 $22.25 - $39.50

   Morgan Stanley & Co. Incorporated also applied a 35% control premium to the range of implied value per share calculated above to arrive at an estimated range of implied acquisition value per share of nFront common stock of $30.25- $53.50. Morgan Stanley & Co. Incorporated observed that the implied transaction consideration of $29.02 per share of nFront common stock as of November 21, 1999 was within or below each of the estimated ranges above.

   Pro Forma Merger Analysis. Morgan Stanley & Co. Incorporated analyzed the pro forma impact of the merger on Digital Insight's projected revenue per share and gross profit per share for calendar year 2000 and 2001, excluding the effect of any potential synergies. Such analyses were based on projections by securities research analysts for Digital Insight and nFront. Morgan Stanley & Co. Incorporated also analyzed an adjusted case which was calculated by applying a 15% discount to the securities research analyst estimates of revenue and gross profit. Morgan Stanley & Co. Incorporated observed the following:

                                                       Accretion/(Dilution)
                                                       --------------------
     Financial Statistic                                 CY2000       CY2001
     -------------------                                 ------     ----------
     Revenues (Research)..............................        12.5%        14.3%
     Revenues (Adjusted)..............................         5.4          7.0
     Gross Profit (Research)..........................        30.2%        45.6%
     Gross Profit (Adjusted)..........................        20.5         33.6

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley & Co. Incorporated considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley & Co. Incorporated believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley & Co. Incorporated may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley & Co. Incorporated's view of the actual value of Digital Insight or nFront. In performing its analyses, Morgan Stanley & Co. Incorporated made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Digital Insight or nFront. Any estimates contained in Morgan Stanley & Co. Incorporated's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

   The analyses performed were prepared solely as part of Morgan Stanley & Co. Incorporated's analysis of the fairness of the exchange ratio to Digital Insight from a financial point of view and were conducted in connection with the delivery of Morgan Stanley & Co. Incorporated's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Digital Insight or nFront might actually be sold.

   The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between Digital Insight and nFront and was approved by the Digital Insight Board of Directors. Morgan Stanley & Co. Incorporated provided advice to Digital Insight during such negotiations; however, Morgan Stanley & Co. Incorporated did not recommend any specific form or amount of consideration to Digital Insight or that any specific form or amount of consideration constituted the only appropriate form or amount of consideration in connection with the merger.

   In addition, Morgan Stanley & Co. Incorporated's opinion and presentation to the Digital Insight Board of Directors was one of many factors taken into consideration by Digital Insight's Board of Directors in making its decision to approve the merger. Consequently, the Morgan Stanley & Co. Incorporated analyses as described above should not be viewed as determinative of the opinion of the Digital Insight Board of Directors with respect to the merger or whether the Digital Insight Board of Directors would have been willing to agree to a transaction with a different form or amount of consideration.

   The Digital Insight Board of Directors retained Morgan Stanley & Co. Incorporated based upon Morgan Stanley & Co. Incorporated's qualifications, experience and expertise. Morgan Stanley & Co. Incorporated is an internationally recognized investment banking and advisory firm. Morgan Stanley & Co. Incorporated, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing and advisory services for Digital Insight and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley & Co. Incorporated's trading and brokerage activities, Morgan Stanley & Co. Incorporated or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity securities of Digital Insight, nFront or any of the other parties to the transaction.

   Under the engagement letter, Morgan Stanley & Co. Incorporated provided financial advisory services and the financial fairness opinion in connection with the merger, and Digital Insight agreed to pay Morgan Stanley & Co. Incorporated a customary fee. In addition, Digital Insight has agreed to indemnify Morgan Stanley & Co. Incorporated and its affiliates, their respective directions, officers, agents and employees and each person, if any, controlling Morgan Stanley & Co. Incorporated or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley & Co. Incorporated's engagement.

Opinion of nFront's Financial Advisor

   Donaldson, Lufkin & Jenrette has acted as the exclusive financial advisor to nFront in connection with the merger. In its role as financial advisor to nFront, Donaldson, Lufkin & Jenrette was asked by nFront to render an opinion to the board of directors of nFront as to the fairness, from a financial point of view, of the exchange ratio of 0.579 of a share of Digital Insight common stock in exchange for each share of nFront common stock to the holders of nFront common stock. On November 21, 1999, at a meeting of the nFront board of directors held to evaluate the merger, Donaldson, Lufkin & Jenrette delivered to the nFront board a written opinion, dated November 21, 1999, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications stated in the opinion, the exchange ratio of 0.579 of a share of Digital Insight common stock in exchange for each share of nFront common stock was fair, from a financial point of view, to the holders of nFront common stock.

   A copy of Donaldson, Lufkin & Jenrette's opinion is attached hereto as Annex C and should be read carefully in its entirety for a description of the procedures followed, assumptions made, other matters considered and limitations of the review undertaken by Donaldson, Lufkin & Jenrette in arriving at its opinion. The summary of Donaldson, Lufkin & Jenrette's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the fulltext of Donaldson, Lufkin &

Jenrette's opinion. Donaldson, Lufkin & Jenrette's opinion was prepared for the nFront board and was directed only to the fairness of the exchange ratio of 0.579 of a share of Digital Insight common stock in exchange for each share of nFront common stock, from a financial point of view, to the holders of nFront common stock and does not constitute a recommendation to any nFront stockholder as to how that stockholder should vote on the approval of the merger agreement.

   The nFront board selected Donaldson, Lufkin & Jenrette to act as its exclusive financial advisor in the merger because Donaldson, Lufkin & Jenrette is an internationally recognized investment banking firm with substantial expertise in the technology industry and in transactions similar to the merger. Donaldson, Lufkin & Jenrette was not retained as an advisor or agent to the stockholders of nFront or any other person. Donaldson, Lufkin & Jenrette, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   The exchange ratio was determined in arm's length negotiations between nFront and Digital Insight. Donaldson, Lufkin & Jenrette was not requested to, and did not, make any recommendation as to the value of the merger exchange ratio, which matters were determined through negotiations between nFront and Digital Insight. Donaldson, Lufkin & Jenrette's opinion does not address the terms and conditions of the merger agreement and the related documents, other than the exchange ratio of 0.579 of a common share of Digital Insight common stock in exchange for each share of nFront common stock. In addition, Donaldson, Lufkin & Jenrette's opinion does not address the relative merits of the merger or the merger agreement or the other business strategies considered by the nFront board, nor does it address the decision of nFront's board to proceed with the merger. No restrictions or limitations were imposed by nFront upon Donaldson, Lufkin & Jenrette with respect to the investigations made or procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion.

   In arriving at its opinion, Donaldson, Lufkin & Jenrette:

  . reviewed drafts of the merger agreement and its exhibits;

  . reviewed financial and other information that was publicly available or furnished to it by nFront and Digital Insight, including financial projections prepared by the managements of nFront and Digital Insight and other information provided during discussions with nFront and Digital Insight;

  . compared financial and securities data of nFront and Digital Insight with various other companies whose securities are traded in public markets;

  . reviewed the historical stock prices of nFront common stock and Digital
    Insight common stock; and

  . conducted such other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of its opinion.

   In rendering its opinion, Donaldson, Lufkin & Jenrette relied on and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by nFront, Digital Insight or their respective representatives, or that it otherwise reviewed. With respect to the financial projections relating to nFront and Digital Insight supplied to Donaldson, Lufkin & Jenrette, Donaldson, Lufkin & Jenrette relied on representations that projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of nFront and Digital Insight as to the future operating and financial performance of nFront and Digital Insight. Donaldson, Lufkin & Jenrette did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information that it reviewed. Donaldson, Lufkin & Jenrette also relied as to certain legal matters on the advice of counsel to nFront.

   Donaldson, Lufkin & Jenrette's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that Donaldson, Lufkin & Jenrette's opinion speaks only as of November 21, 1999.

   The following is a summary of the material analyses that Donaldson, Lufkin & Jenrette presented to the nFront board at its November 21, 1999, meeting in connection with the preparation of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Donaldson, Lufkin & Jenrette's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of Donaldson, Lufkin & Jenrette's financial analyses.

 Comparable Companies Analysis

   Donaldson, Lufkin & Jenrette compared financial and operating data of nFront and Digital Insight with the following selected E-commerce infrastructure companies which Donaldson, Lufkin & Jenrette deemed to be comparable to the combined company:

  . Bottomline Technologies, Inc.;

  . Checkfree Holdings Corp.;

  . FundTech Ltd.;

  . Online Resources & Communications Corp.; and

  . Security First Technologies Corp.

   Donaldson, Lufkin & Jenrette reviewed enterprise values, calculated as market value of equity (as of November 18, 1999), plus net debt, as a multiple of 1999 and 2000 calendar year estimated revenues. Estimated revenues for the selected companies were based on research analysts estimates, and estimated financial data for nFront and Digital Insight were based on internal estimates of the managements of nFront and Digital Insight. As of November 19, 1999, nFront's enterprise value was 29.7x estimated 1999 revenue and 11.6x estimated 2000 revenue. Digital Insight's enterprise value was 45.6x estimated 1999 revenue and 25.0x estimated 2000 revenue. The range of comparable companies enterprise values were 4.9x to 16.3x estimated 1999 revenue and 2.9x to 12.2x estimated 2000 revenue.

   No company utilized in the "Comparable Companies Analysis" is identical to nFront or Digital Insight. Accordingly, an analysis of the above results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of nFront and Digital Insight and other factors that could affect the public trading values of nFront and Digital Insight and the selected companies to which they are being compared. Mathematical analysis is not in itself a meaningful method of using selected company data.

 Exchange Ratio Analysis

   Donaldson, Lufkin & Jenrette analyzed historical average per share exchange ratios between Digital Insight and nFront. Donaldson, Lufkin & Jenrette reviewed, as of November 19, 1999, the 1-week average, 2-week average, and the average since October 1, 1999, the date of Digital Insight's initial public offering. The exchange ratio is calculated by dividing nFront's stock price by Digital Insight's stock price. The historical exchange ratios and resulting implied nFront per share values and premiums paid per share were as follows:

                                                                       Implied
                                                           Implied     Premium
   Time Period                            Exchange Ratio nFront Value for nFront
   -----------                            -------------- ------------ ----------
   Current...............................     0.374         $18.75        0.0%
   1-week average........................     0.307          15.37      (18.0)
   2-week average........................     0.309          15.47      (17.5)
   Oct. 1, 1999..........................     0.352          17.63       (6.0)
   Transaction...........................     0.579          29.02       54.8

 Contribution Analysis

   Donaldson, Lufkin & Jenrette analyzed the respective contributions that nFront and Digital Insight would make on a pro forma basis to the annualized third quarter 1999, estimated calendar year 1999, and estimated calendar year 2000 total revenues, adjusted revenues, recurring revenues, live banks, and number of end users of the combined company. Donaldson, Lufkin & Jenrette's analysis was based on internal estimates of the managements of nFront and Digital. This analysis indicated the following relative contributions of Digital Insight and nFront:

                                                       Estimated CY Estimated CY
                                            Q3 1999        1999         2000
                                          Contribution Contribution Contribution
                                          ------------ ------------ ------------
   Total Revenues
   nFront................................     34.9%        33.9%        41.7%
   Digital...............................     65.1         66.1         58.3
   Adjusted Revenues
   nFront................................     36.6%        35.6%        43.5%
   Digital...............................     63.4         64.4         56.5
   Reurring Revenues
   nFront................................     20.6%        18.7%        27.4%
   Digital...............................     79.4         81.3         72.6
   Live Banks
   nFront................................     40.7%        44.4%        51.2%
   Digital...............................     59.3         55.6         48.8
   End Users
   nFront................................      9.3%        12.2%        16.6%
   Digital...............................     90.7         87.8         83.4

 Discounted Cash Flow Analysis

   Donaldson, Lufkin & Jenrette performed discounted cash flow analyses of nFront and Digital Insight on a stand-alone basis, based on estimates of the managements of nFront and Digital Insight, in order to estimate the net present value of the unlevered, after-tax cash flows that nFront and Digital Insight could generate for the years 2000 through 2004. Applying discount rates based on estimates of the weighted average cost of capital of 16.0% to 20.0% and multiples of terminal year 2004 EBITDA of 16.0x to 20.0x, this analysis produced an implied equity value range for nFront of approximately $267.7 million to $379.3 million and approximately $494.0 million to $694.3 million for Digital Insight as compared to equity values on November 19, 1999 of

$283.9 million and $834.3 million for nFront and Digital Insight, respectively. Based on the discounted cash flow analyses described above, the implied ownership percentage of the combined company for nFront would be between 35.1% and 35.3% and the implied ownership percentage of Digital Insight would be between 64.7% and 64.9%.

 Pro Forma Merger Analysis

   Donaldson, Lufkin & Jenrette analyzed the pro forma impact of the merger on Digital Insight's projected earnings per share for the calendar years 2000, 2001 and 2002, excluding the effect of any synergies. The analyses were based on projections by the managements of Digital Insight and nFront. Donaldson, Lufkin & Jenrette observed that the merger was dilutive to projected earnings per share in 2000 and accretive to projected earnings per share in 2001 and 2002.

 Fairness Opinion Process

   The above summary does not purport to be a complete description of Donaldson, Lufkin & Jenrette's analyses but describes, in summary form, the material analyses that Donaldson, Lufkin & Jenrette presented to the nFront board on November 21, 1999, in connection with the preparation of its fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial or summary description. Each of the analyses conducted by Donaldson, Lufkin & Jenrette was carried out in order to provide a different perspective on the merger and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the exchange ratio of 0.579 of a share of Digital Insight common stock in exchange for each share of nFront common stock from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately rendered its opinion based on the results of all of the analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Donaldson, Lufkin & Jenrette has indicated to nFront that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it or focusing on information presented in tabular format, without considering all such factors and analyses or the narrative description of the analyses, could create an incomplete or misleading view of the process underlying its opinion. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which such businesses or securities can actually be sold. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual or future results or values, which may be more or less favorable than such estimates suggested by its analyses.

 Engagement Letter with Donaldson, Lufkin & Jenrette

   Pursuant to an engagement letter dated October 18, 1999, nFront engaged Donaldson, Lufkin & Jenrette to provide financial advisory services, which included, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the engagement letter, nFront has agreed to pay Donaldson, Lufkin & Jenrette a customary fee in connection with its services. nFront has also agreed to reimburse Donaldson, Lufkin & Jenrette for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by Donaldson, Lufkin & Jenrette in connection with its engagement, and to indemnify Donaldson, Lufkin & Jenrette and related persons against liabilities, including liabilities under the federal securities laws, relating to or arising out of its services.

   Donaldson, Lufkin & Jenrette provides a full range of financial, advisory and brokerage services and, in the ordinary course of business, Donaldson, Lufkin & Jenrette and its affiliates may actively trade the debt and equity securities of nFront and Digital Insight for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Directors, Officers and Affiliates in the Merger

   When considering the recommendation of nFront's board of directors, you should be aware that nFront's directors and officers have interests in the merger that are different from, or are in addition to, your interests. The nFront board of directors was aware of these potential conflicts and considered them.

   As of January 6, 2000, nFront's executive officers and directors held options to purchase a total of 790,580 shares of nFront common stock, at the exercise price of $1.23 per share, of which 705,860 are represented by unvested options. The options granted to Robert Campbell, nFront's President and Chief Operating Officer, provide for accelerated vesting of options upon a change in control. As a result, options held by Mr. Campbell to purchase an aggregate of 480,080 shares of nFront common stock, at the exercise price of $1.23 will convert into options to acquire 277,966 shares of Digital Insight common stock at a price of $2.13 per share and will become fully vested immediately upon completion of the merger.

   In accordance with the terms of the merger agreement as amended, Brady L. ("Tripp") Rackley III, a current member of nFront's board of directors will be appointed to the board of directors of Digital Insight as a Class I director. In addition, Digital Insight has agreed to take all actions necessary to appoint one other individual designated by either the nFront board, before completion of the merger, or Mr. Rackley III, after completion of the merger, as a Class I director, if such designation is made prior to 45 days before the date of Digital Insight's first stockholder meeting following completion of the merger and such designee is reasonably acceptable to Digital Insight. The Digital Insight board of directors will remain comprised of seven members. After the merger, Brady Rackley III will be President of Digital Insight.

   Upon completion of the merger, Brady L. Rackley III, Alan W. Powell, Jeffrey W. Hodges and Vincent R. Brennan, officers and key personnel of nFront have agreed to enter into employment agreements with Digital Insight. For more information relating to these employment agreements, please see the section entitled "Employment Agreements" under the caption "Agreements Related to the Merger" on page 66 of this proxy statement/prospectus.

   Digital Insight has agreed to provide Brady L. Rackley III, Brady L. Rackley, a director of nFront, and Noro-Moseley Partners IV, L.P. with registration rights having terms equivalent to those provided by Digital Insight to certain "Investor Holders" under the Second Amended and Restated Rights Agreement, dated as of May 26, 1999, by and among Digital Insight and certain stockholders thereof so long as doing so would not affect the appropriateness of accounting for the merger as a pooling of interests. Mr. Moseley is a member of MKFJ-IV, which is the general partner of Noro-Moseley Partners IV, L.P. Noro-Moseley Partners IV, L.P. is not obligated to accept the registration rights granted by Digital Insight and may elect to retain the registration rights already granted to it by nFront.

   Some of the directors and officers of nFront participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.

   Under the merger agreement, Digital Insight has agreed to honor nFront's obligations under indemnification agreements between nFront and its directors and officers in effect before the completion of the merger and any indemnification provisions of nFront's articles of incorporation and bylaws. Digital Insight has also agreed to provide for indemnification provisions in the articles of incorporation and bylaws of the surviving corporation of the merger that are at least as favorable as nFront's provisions and to maintain these provisions for six years from the completion of the merger.

   In addition, Digital Insight has agreed to maintain nFront's directors' and officers' liability insurance for six years from the completion of the merger, provided that Digital Insight is not required to pay more than 150% of the premium for nFront's insurance as of November 21, 1999.

   Digital Insight has agreed to guarantee these obligations or make arrangements to have them assumed in the event of a subsequent sale of nFront to a third party.

   As a result of these interests, these directors and officers of nFront could be more likely to vote to approve the merger agreement than if they did not hold these interests. nFront's shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the shareholders of nFront and approval of the issuance of Digital Insight common stock in the merger by stockholders of Digital Insight. The merger will become effective upon the filing of the certificate of merger with the States of Delaware and Georgia.

Structure of the Merger and Conversion of nFront Common Stock

   Pursuant to the merger agreement, Black Transitory Corporation, a wholly owned subsidiary of Digital Insight, will merge with and into nFront. nFront will then be a wholly owned subsidiary of Digital Insight.

   Upon completion of the nFront merger, each outstanding share of nFront common stock will be converted into the right to receive 0.579 shares of Digital Insight common stock. No fractional shares of Digital Insight common stock will be issued pursuant to the merger. In lieu of the issuance of any fractional shares of Digital Insight common stock, cash equal to the product of such fractional share amount, after aggregating all fractional shares a former holder of nFront common stock would be entitled to, and the average closing price of Digital Insight common stock as reported on Nasdaq for the five trading days immediately preceding the last full trading day prior to the effectiveness of the merger.

Exchange of nFront Stock Certificates for Digital Insight Stock Certificates

   When the nFront merger is completed, Digital Insight's exchange agent will mail to nFront shareholders a letter of transmittal and instructions for use in surrendering nFront stock certificates in exchange for Digital Insight stock certificates. When you deliver your nFront stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your nFront stock certificates will be canceled and you will receive Digital Insight stock certificates representing the number of full shares of Digital Insight common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of Digital Insight common stock which would have been otherwise issuable to you in the merger.

   nFront shareholders should not submit their nFront stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

No Dividends

   nFront shareholders are not entitled to receive any dividends or other distributions on Digital Insight common stock until the nFront merger is completed and they have surrendered their nFront stock certificates in exchange for Digital Insight stock certificates.

   Subject to the effect of applicable laws, promptly following surrender of nFront stock certificates and the issuance of the corresponding Digital Insight certificates, nFront shareholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Digital Insight common stock. At the appropriate payment date, nFront shareholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their nFront stock certificates for Digital Insight stock certificates.

   Digital Insight will only issue nFront shareholders a Digital Insight stock certificate or a check in lieu of a fractional share in a name in which the surrendered nFront stock certificate is registered. If nFront shareholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

Material United States Federal Income Tax Considerations of the nFront Merger

   The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to holders of nFront common stock exchanging their nFront common stock for Digital Insight common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. No ruling regarding the merger will be sought; therefore the IRS may disagree with the statements and conclusions set forth herein. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to Digital Insight, Black Transitory Corporation, nFront and/or their respective shareholders.

   Shareholders of nFront should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to nFront shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are foreign persons, or who acquired their nFront stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase nFront common stock in anticipation of the merger. Accordingly, nFront shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

   It is a condition to the obligation of each of Digital Insight and nFront to complete the merger that Digital Insight receive an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and nFront receive an opinion of Morris, Manning & Martin, L.L.P., to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. However, if either tax counsel does not render an opinion, such condition nonetheless will be satisfied if tax counsel to the other party renders an opinion to such other party. Tax counsel's opinions neither bind the IRS, nor preclude the IRS or the courts from adopting a contrary position.

   In delivering their opinions, tax counsel will rely on certain customary representations made by nFront and Digital Insight, including those contained in certificates of officers of nFront and Digital Insight. Provided that such representations are correct as of the effective time of the merger, that the merger is consummated in the manner described in the merger agreement and this proxy statement/prospectus, and that there are no changes in the Code or other applicable law, the merger will be a reorganization within the meaning of
Section 368(a) of the Code. Assuming that the merger is a reorganization, the merger will have the following federal income tax consequences:

  . The holders of nFront common stock will recognize no gain or loss upon the receipt of Digital Insight common stock solely in exchange for their nFront common stock in the merger, except with respect to cash received in lieu of fractional shares of Digital Insight common stock.

  . The aggregate tax basis of the Digital Insight common stock received by the nFront shareholders in the merger will be the same as the aggregate tax basis of the nFront common stock surrendered in exchange therefor (reduced by any basis allocable to fractional shares for which cash is received).

  . The holding period of the Digital Insight common stock received by each nFront shareholder in the merger will include the holding period of the nFront common stock surrendered in exchange therefor, provided that the nFront common stock surrendered is held as a capital asset at the time of the merger.

  . A holder of nFront common stock receiving cash in the merger in lieu of a fractional interest in Digital Insight common stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by Digital Insight. An nFront shareholder should recognize gain or loss with respect to a cash payment in lieu of a fractional share measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

  . None of Digital Insight, Black Transitory Corporation or nFront will recognize gain or loss solely as a result of the merger.

   A successful IRS challenge to the reorganization status of the merger would result in nFront shareholders recognizing gain or loss. The amount of gain or loss for each share of nFront common stock surrendered would equal the difference between the stockholder's basis in each share and the fair market value, as of the time of the merger, of the Digital Insight common stock and any other consideration received in exchange. An nFront shareholder's aggregate basis in the Digital Insight common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the merger. Even in that event, however, neither Digital Insight, Black Transitory Corporation nor nFront would recognize gain or loss solely as a result of the merger.

   This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, shareholders and stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger in their particular circumstances.

Accounting Treatment of the Merger

   Digital Insight intends to account for the merger as a "pooling of interests" for financial reporting and accounting purposes, under generally accepted accounting principles. It is a condition to completion of the merger that PricewaterhouseCoopers LLP concur with its conclusion that the merger can be accounted for as a pooling of interests and that Ernst & Young L.L.P. concurs that no condition related to nFront would preclude accounting for the merger as a pooling of interests.

Regulatory Filings and Approvals Required to Complete the Merger

   Digital Insight is not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware and Georgia.

Restrictions on Sales of Shares by Affiliates

   The shares of Digital Insight common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Digital Insight common stock issued to any person who is an affiliate of nFront. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of nFront and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Digital Insight common stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. Affiliates of nFront and affiliates of Digital Insight have also agreed to do so only at a time other than during the period beginning 30 days prior to the merger and ending two trading days after Digital Insight publicly announces financial results covering at least 30 days of combined operations of Digital Insight and nFront.

Listing on the Nasdaq Stock Market of Digital Insight Common Stock to be Issued in the Merger

   Digital Insight has agreed to cause the shares of Digital Insight common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance prior to the effective time of the merger as defined in the merger agreement.

Delisting and Deregistration of nFront Common Stock After the Merger

   If the merger is completed, nFront's common stock will be delisted from the Nasdaq Stock Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

                          THE nFRONT MERGER AGREEMENT

   This section of the proxy statement/prospectus describes the nFront merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement and Amendment No. 1 thereto are attached to this proxy statement/prospectus as Annex A and Annex AA, respectively and we urge you to read them carefully.

Representations and Warranties

   Digital Insight and nFront each made a number of representations and warranties in the merger agreement regarding aspects of its respective businesses, financial condition, structure and other facts pertinent to the nFront merger.

   nFront Representations and Warranties

   nFront's representations and warranties include representations as to:

  . nFront's corporate organization and its qualification to do business

  . nFront's articles of incorporation and bylaws

  . nFront's capitalization

  . authorization of the merger agreement by nFront

  . regulatory approvals required to complete the merger

  . the effect of the merger on obligations of nFront and under applicable laws

  . permits required to conduct nFront's business and compliance with those permits

  . nFront's compliance with applicable laws

  . nFront's filings and reports with the Securities and Exchange Commission

  . nFront's financial statements

  . nFront's liabilities

  . changes in nFront's business since September 30, 1999

  . litigation involving nFront

  . nFront's employee benefit plans

  . information supplied by nFront in this proxy statement/prospectus and the related registration statement filed by Digital Insight

  . restrictions on the conduct of nFront's business

  . nFront's title to the properties it owns and leases

  . nFront's taxes

  . environmental laws that apply to nFront

  . payments, if any, required to be made by nFront to brokers and agents on account of the merger

  . intellectual property used by nFront

  . nFront's material contracts

  . the fairness opinion received by nFront from its financial advisor

  . approval by the nFront board

  . the vote of nFront stockholders required to approve the merger

  . the inapplicability of state takeover statues

  . actions taken by nFront regarding the treatment of the merger as a pooling of interests

   The representations and warranties of nFront expire at the effective time of the merger.

  Digital Insight Representations and Warranties

   The representations and warranties of Digital Insight and Black Transitory include representations as to:

  . corporate organization and its qualification to do business

  . certificate of incorporation and bylaws of Digital Insight and Black
    Transitory

  . capitalization of Digital Insight and Black Transitory

  . authorization of the merger agreement by Digital Insight and Black
    Transitory

  . regulatory approvals required to complete the merger

  . the effect of the merger on obligations of Digital Insight and Black
    Transitory under applicable laws

  . Digital Insight's filings and reports with the Securities and Exchange
    Commission

  . Digital Insight's financial statements

  . liabilities of Digital Insight and Black Transitory

  . changes in the business of Digital Insight and Black Transitory since
    September 30, 1999

  . litigation involving Digital Insight and Black Transitory

  . information supplied by Digital Insight and Black Transitory in this proxy statement/prospectus and the related registration statement filed by Digital Insight

  . restrictions on the conduct of the business of Digital Insight and Black
    Transitory

  . Digital Insight's title to properties it owns and leases

  . Digital Insight's and Black Transitory's taxes

  . environmental laws that apply to Digital Insight

  . payments, if any, required to be made by Digital Insight to brokers and agents on account of the merger

  . intellectual property used by Digital Insight

  . material contracts of Digital Insight and Black Transitory

  . the fairness opinion received by Digital Insight from its financial advisor

  . approval by the Digital Insight board

  . the vote of Digital Insight stockholders required to approve the merger

  . the inapplicability of state takeover statutes

  . actions taken by Digital Insight regarding the treatment of the merger as a pooling of interests

  . the operations of Black Transitory

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

nFront's Conduct of Business Before Completion of the Merger

   nFront agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Digital Insight consents in writing, nFront will use its commercially reasonable efforts consistent with past practices and policies to:

  . preserve intact its present business organization

  . keep available the services of its present officers and employees

  . preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings

   nFront also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless Digital Insight consents in writing, nFront would conduct its business in compliance with certain specific restrictions relating to the following:

  . restricted stock and stock options

  . employees and employee benefits, including severance and termination payments

  . nFront's intellectual property

  . the issuance of dividends or other distributions

  . the issuance and redemption of securities

  . modification of nFront's articles of incorporation and bylaws

  . the acquisition of assets or other entities

  . the sale, lease, license and disposition of assets

  . the incurrence of indebtedness

  . payment or settlements of liabilities

  . waiver or modification of confidentiality agreements

  . capital expenditures

  . entrance into or modification of contracts

  . accounting policies and procedures

  . incurrence of obligations to make certain expenditures

  . interference with Digital Insight's ability to account for the merger as a pooling of interests

  . treatment of the merger as a "reorganization" under the Internal Revenue
    Code

  . hiring of employees

  . making of tax elections

   The provisions related to the conduct of nFront's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business by Company."

Digital Insight's Conduct of Business Before Completion of the Merger

   Digital Insight agreed that, until the earlier of the completion of the merger agreement or unless nFront consents in writing, Digital Insight will use its commercially reasonably efforts consistent with past practices and policies to:

  . preserve intact its present business organization

  . keep available the services of its present officers and employees

  . preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings

   Digital Insight also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless nFront consents in writing, Digital Insight would conduct its business in compliance with certain specific restrictions relating to the following:

  . restricted stock and stock options

  . the issuance of dividends or other distributions

  . the issuance or redemption of securities

  . modification of Digital Insight's certificate of incorporation and bylaws

  . the acquisition of assets or other entities

  . the sale, lease, license and disposition of assets

  . accounting policies and procedures

  . treatment of the merger as a "reorganization" under the Internal Revenue
    Code

  . interference with nFront's ability to account for the merger as a pooling of interests

No Other Negotiations Involving nFront; Solicitation By nFront

   Until the merger is completed or the merger agreement is terminated, nFront has agreed, subject to limited exceptions, not to directly or indirectly take any of the following actions:

  . solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal

  . participate in any discussions or negotiations regarding any Acquisition
    Proposal

  . furnish to any person any non-public information with respect to any Acquisition Proposal

  . take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal

  . engage in discussions with any person with respect to any Acquisition
    Proposal, except as to the existence of the Acquisition Proposal provisions

  . subject to certain limited exceptions discussed below, approve, endorse or recommend any Acquisition Proposal

  . enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition

   For purposes of the foregoing, any action by any officer, director, affiliate or employee of nFront or any investment banker, attorney or other advisor or representative of nFront is deemed to be a breach by nFront.

   nFront has further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Company Acquisition Proposal.

   As used herein, an Acquisition Proposal is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal from Digital Insight.

   An Acquisition Transaction is any transaction or series of transactions, other than the nFront merger, involving any of the following:

  . the acquisition or purchase from nFront of more than a 5% interest in the total outstanding voting securities of nFront or any of its subsidiaries

  . any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 5% or more of the total outstanding voting securities of nFront or any of its subsidiaries

  . any merger, consolidation, business combination or similar transaction involving nFront pursuant to which the shareholders of nFront immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity

  . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 5% of the assets of nFront

  . any liquidation or dissolution of nFront

   Until the merger is completed or the merger agreement is terminated, nFront is allowed, in response to an unsolicited bona fide written Superior Proposal, to engage in discussions and negotiations with and furnish information to, the party making, or recommend to nFront's shareholders such Superior Proposal (and in connection with such recommendation, withdraw its recommendation of the nFront merger) if all of the following conditions are met:

  . nFront has not breached the non-solicitation provisions contained in the merger agreement

  . the board of directors of nFront determines in good faith, in consultation with and in receipt of advice from its outside legal counsel, that such action is required in order to act in a manner consistent with its fiduciary obligations under applicable law

  . prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, nFront gives Digital Insight written notice of the identity of such person or group and of nFront's intention to furnish nonpublic information to, enter into discussions or negotiations with, such person or group and nFront receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of nFront

  . contemporaneously with furnishing any nonpublic information, nFront furnishes the nonpublic information to Digital Insight, to the extent the nonpublic information has not been previously furnished by nFront to Digital Insight

   A Superior Proposal is a Company Acquisition Proposal with respect to which
(x) if any cash consideration is involved, is not subject to any financing contingency, and with respect to which nFront's board of directors has have determined (based upon the advice of nFront's independent financial advisors) in the exercise of its fiduciary duties to its shareholders that the acquiring party is reasonably capable of consummating the proposed Company Acquisition on the terms proposed, and (y) nFront's board of directors has determined in the exercise of its fiduciary duties to its shareholders provides greater value to the shareholders of nFront than the merger with Digital Insight (based upon the advice of nFront's independent financial advisors).

   nFront has agreed to promptly inform Digital Insight of any request for non-public information that nFront reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which nFront reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. nFront further agreed to keep Digital Insight informed in all material respects of the status and details, including material amendments or proposed amendments, or any such request, Acquisition Proposal or inquiry.

   nFront has agreed to provide Digital Insight with at least 48 hours prior notice of any meeting of nFront's board of directors at which a Superior Proposal is reasonably expected to be up for consideration and at least two business days prior written notice of any meeting of nFront's board of directors at which it is reasonably expected to recommend a Superior Proposal.

   The nFront board may withdraw its recommendation of the merger agreement and the merger with Digital Insight if either Donaldson, Lufkin & Jenrette has withdrawn its fairness opinion and the board of directors of nFront determines, in good faith, in consultation with and in receipt of advice from its outside counsel, that it is required to withdraw such recommendation in order to act in a manner consistent with its fiduciary obligations under applicable law.

   Regardless of whether the nFront board of directors has received a Superior Proposal or withdrawn its recommendation of the merger, nFront is obligated under the merger agreement to hold and convene the nFront special meeting.

nFront's Employee Benefit Plans

   Individuals who are employed by nFront when the merger is completed will become employees of Digital Insight or one of Digital Insight's subsidiaries, although Digital Insight may terminate these employees at any time. Digital Insight will provide benefits to nFront employees in their new positions with Digital Insight that are substantially the same as the benefits currently provided to employees of Digital. nFront employees will get credit for all service, with nFront prior to the merger for eligibility and vesting purposes and vacation accrual. With respect to any medical or dental benefit plan of Digital Insight, Digital Insight shall waive any preexisting condition exclusion and actively-at-work requirements and any covered expenses incurred before the merger will be taken into account for satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

Treatment of nFront Stock Options

   Upon completion of the merger, each outstanding option to purchase nFront common stock will be converted into an option to purchase the number of shares of Digital Insight common stock adjusted based on the exchange ratio, rounded down to the nearest whole number of shares. The exercise price will be equal to the exercise price per share of nFront common stock divided by the exchange ratio, rounded up to the nearest whole cent.

   Prior to the completion of the merger, outstanding purchase rights under nFront's Employee Stock Purchase Plan will be exercised, and each share of nFront common stock purchased will be converted into the right to receive a number of shares of Digital Insight common stock equal to the exchange ratio in the merger.

   Digital Insight will file a registration statement on Form S-8 for the shares of Digital Insight common stock issuable with respect to options under the nFront stock option plans.

Conditions to Completion of the Merger

   The obligations of Digital Insight and nFront to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

  . the merger agreement must be approved and adopted and the merger must be approved by the requisite holders nFront stock.

  . Digital Insight's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission.

  . no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement.

  . all applicable waiting periods under applicable antitrust laws must have expired or been terminated.

  . Digital Insight and nFront must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either Digital Insight or nFront does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party.

  . the shares of Digital Insight common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance.

  . Digital Insight shall have received (i) from Ernst & Young LLP, independent auditors for nFront, a copy of a letter addressed to nFront dated as of the merger closing date in substance reasonably satisfactory to Digital Insight (which may contain customary qualifications and assumptions) to the effect that Ernst & Young LLP concurs with nFront management's conclusion that no conditions exist related to nFront that would preclude Digital Insight from accounting for the merger as a "pooling-of-interests" and (ii) from PricewaterhouseCoopers LLP, independent accountants for Digital Insight, a letter dated as of the merger closing date in substance reasonably satisfactory to Digital Insight (which may contain customary qualifications and assumptions) to the effect that PricewaterhouseCoopers LLP concurs with Digital Insight management's conclusion that a "pooling-of-interests" accounting is appropriate for the merger.

   nFront's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Digital Insight's representations and warranties must be true and correct as of November 21, 1999 and at and as of the date the merger is to be completed as if made at and as of such time except:

    -- to the extent Digital Insight's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

    -- if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect on Digital Insight, then this condition will be deemed satisfied

    -- for changes contemplated by the merger agreement

  . Digital Insight must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Digital Insight at or before completion of the merger

  . No material adverse effect with respect to Digital Insight shall have occurred since November 21, 1999.

   Digital Insight's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . nFront's representations and warranties must be true and correct as of November 21, 1999 and at and as of the date the merger is to be completed as if made at and as of such time except:

    -- to the extent nFront's representations and warranties address matters only as of a particular date, they must be true and correct as of that date

    -- if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties (other than those concerning certain aspects of nFront's capital structure, its board approval, receipt of the fairness opinion and the inapplicability of state takeover statutes to the merger (which must be true and correct in all respects)), is not and does not have a material adverse effect on nFront, then this condition will be deemed satisfied

    -- for changes contemplated by the merger agreement

  . nFront must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by nFront at or before completion of the merger

  . No material adverse effect with respect to nFront shall have occurred since November 21, 1999

  . Certain nFront employees shall have entered into employment agreements and each of the agreements is in full force and effect as of the date of the merger

  . Each of nFront's affiliates shall have entered into an affiliate agreement and each of the agreements is in full force and effect as of the date of the merger

  . nFront shall have obtained all consents, waivers and approvals required by identified contracts.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval and adoption of the merger agreement and approval of the merger by nFront shareholders:

  . by mutual written consent of Digital Insight and nFront duly authorized by the boards of directors of nFront and Digital Insight

  . by Digital Insight or nFront, if the merger is not completed before May
    31, 2000 except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before May 31, 2000 and such action or failure to act constitutes a breach of the merger agreement

  . by Digital Insight or nFront, if there is any order of a court or governmental authority having jurisdiction over either Digital Insight or nFront permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable

  . by Digital Insight or nFront, if the merger agreement fails to receive the requisite vote for approval and adoption and the merger fails to receive the requisite vote for approval by the shareholders of nFront at the nFront special meeting or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to nFront where the failure to obtain nFront shareholder approval was caused by nFront's action or failure to act and such action or failure to act constitutes a breach by nFront of the merger agreement

  . by nFront, upon a breach of any representation, warranty, covenant or agreement on the part of Digital Insight in the merger agreement, or if any of Digital Insight's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Digital Insight through the exercise of its best efforts, and Digital Insight continues to exercise such best efforts, nFront may not terminate the merger agreement for 30 days after delivery of written notice from nFront to Digital Insight of the breach

  . by Digital Insight, upon a breach of any representation, warranty, covenant or agreement on the part of nFront set forth in the merger agreement, or if any of nFront's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by nFront through the exercise of its best efforts and nFront continues to exercise such best efforts, Digital Insight may not terminate the merger agreement for 30 days after delivery of written notice from Digital Insight to nFront of the breach

  . by Digital Insight, if (i) the board of directors of nFront withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Digital Insight or its stockholders, (ii) the board of directors of nFront recommends to the shareholders of nFront a Company Acquisition Proposal (as defined in the merger agreement),
    (iii) nFront fails to comply with the non-solicitation provisions of the merger agreement, (iv) a Company Acquisition Proposal has been announced or otherwise becomes publicly known and the board of directors of nFront within ten business days (A) fails to recommend against acceptance of such by its shareholders (including by taking no position, indicating its inability to take a position with respect to the acceptance by shareholders of a Company Acquisition Proposal involving a tender offer or exchange offer) or (B) fails to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated hereby, (v) any of nFront's shareholders that are a party thereto fails to comply with the shareholder agreement, or (vi) the board of directors of nFront resolves to take any of the actions described above.

  . by nFront, in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 30% or more of the outstanding shares of Digital Insight common stock (the terms "person," "group" and "beneficial ownership" being defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the board of directors of Digital Insight accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Digital Insight common stock or of Digital Insight's consolidated assets.

Payment of Termination Fees

   nFront will pay to Digital Insight a termination fee of $13.2 million if:

  . the merger agreement is terminated by Digital Insight because:

   --the board of directors of nFront withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Digital Insight or its stockholders,

   --the board of directors of nFront shall have recommended to the shareholders of nFront a Company Acquisition Proposal,

   --nFront fails to comply with its agreement not to conduct other negotiations,

   --a Company Acquisition Proposal shall have been announced or otherwise become publicly known and the board of directors of nFront shall have failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of a nFront Acquisition Proposal involving a tender offer or exchange offer) or failed to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated hereby, in each case within ten business days thereafter,

   --any of nFront's shareholders fail to comply with the shareholder voting agreements, or

   --the board of directors of nFront resolves to take any of the actions described above.

  . the merger agreement is terminated by Digital Insight because the merger is not consummated by May 31, 2000 or because nFront's shareholders do not approve the merger agreement, and at such termination there exists a Company Acquisition Proposal and within 12 months following the termination of the merger agreement nFront enters into a definitive agreement with respect to any Company Acquisition or any Company Acquisition is consummated.

   As used herein, a Company Acquisition Proposal is any offer or proposal relating to any Company Acquisition, other than an offer or proposal from Digital Insight.

   A Company Acquisition is any of the following:

  . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving nFront pursuant to which the shareholders of nFront immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction

  . a sale or other disposition by nFront of assets representing in excess of 50% of the aggregate fair market value of nFront's business immediately prior to such sale

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by nFront, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of nFront.

   If the merger agreement is terminated by nFront in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 30% or more of the outstanding shares of Digital Insight common stock (the terms "person," "group" and "beneficial ownership" being defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the board of directors of Digital Insight accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Digital Insight common stock or of Digital Insight's consolidated assets, then Digital Insight shall pay nFront a termination fee of $13.2 million.

   If the merger agreement is terminated by nFront in the event of a breach of any representation, warranty, covenant or agreement on the part of Digital Insight in the merger agreement, or if any of Digital Insight's representations or warranties are to become untrue so that the corresponding condition to completion of the merger would not be met, then Digital Insight must reimburse nFront for documented out-of-pocket costs and expenses not to exceed $1.5 million.

Extension, Waiver and Amendment of the Merger Agreement

   Digital Insight and nFront may amend the merger agreement before completion of the merger by mutual written consent.

   Either Digital Insight or nFront may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                       AGREEMENTS RELATED TO THE MERGER

   This section of the proxy statement/prospectus describes agreements related to the merger agreement, including the Digital Insight stockholders' voting agreements and the nFront shareholders' voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

Digital Insight Stockholders' Voting Agreements

   As a condition to nFront's entering into the merger agreement, nFront and each of John Dorman, Paul Fiore, Daniel Jacoby, HarbourVest V-Direct Fund LP, Menlo Ventures VII LP, Menlo Ventures Entrepreneurs Fund VII LP and Nasser J. Kazeminy entered into voting agreements. By entering into the voting agreements these Digital Insight stockholders have irrevocably appointed nFront as their lawful attorney and proxy. These proxies give nFront the limited right to vote 73.2% of the shares of Digital Insight common stock beneficially owned by these Digital Insight stockholders, including shares of Digital Insight common stock acquired after the date of the voting agreements, in favor of the approval and adoption of the merger agreement and in favor of the merger. These Digital Insight stockholders may vote their shares of Digital Insight common stock on all other matters.

   As of the record date, these individuals and entities collectively beneficially owned 8,637,442 shares of Digital Insight common stock, of which 6,322,600 shares, or approximately 42.8% of the outstanding Digital Insight common stock, are subject to the voting agreement. None of the Digital Insight stockholders who are parties to the voting agreements were paid additional consideration in connection with this agreement.

   Under these voting agreements, each of these Digital Insight stockholders agrees not to sell the Digital Insight common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with the stockholder agreement and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement. These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

nFront Shareholders' Voting Agreement

   As a condition to Digital Insight's entering into the merger agreement, Digital Insight and each of Brady L. "Tripp" Rackley III, Brady L. Rackley, Katherine S. Rackley, The Brady Rackley Grantor Retained Trust, and The Katherine Rackley Grantor Retained Annuity Trust entered into voting agreements. By entering into the voting agreements these nFront shareholders have irrevocably appointed Digital Insight as their lawful attorney and proxy. These proxies give Digital Insight the limited right to vote all the shares or, if the nFront board withdraws its recommendation for the merger, 86.3% of the shares of nFront common stock beneficially owned by these nFront shareholders, including shares of nFront common stock acquired after the date of the voting agreements and in favor of the approval. These nFront shareholders may vote their shares of nFront common stock on all other matters.

   As of the record date, these individuals and entities collectively beneficially owned 5,823,051 shares of nFront common stock, all of which, or 40.9% of the outstanding nFront common stock are subject to the requirement unless nFront's board of directors changes its recommendation to vote for the merger, in which case 5,025,293 shares or 35.3% of the outstanding nFront common stock would be subject to the voting agreement. None of the nFront shareholders who are parties to the voting agreements were paid additional consideration in connection with this agreement.

   Under these voting agreements, each of these nFront shareholders agreed not to sell the nFront common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless the transfer is in accordance with the shareholder agreement and each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement. These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.

Affiliate Agreements

   As a condition to Digital Insight's obligation to effectuate and consummate the merger, each of nFront's affiliates must execute an affiliate agreement. Under this type of affiliate agreement, each of these people has agreed not to sell or otherwise dispose of, or to reduce their risk relative to, any shares of nFront common stock owned by them during the period beginning 30 days prior to the merger and ending two trading days after Digital Insight publicly announces financial results covering at least 30 days of combined operations of Digital Insight and nFront. Also under the affiliate agreement, Digital Insight will be entitled to place appropriate legends on the certificates evidencing any Digital Insight common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Digital Insight common stock. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Digital Insight common stock to be received by them in the merger.

   Digital Insight has agreed to use commercially reasonable efforts to cause its affiliates to execute affiliate agreements as promptly as possible. Under this type of affiliate agreement, each of these persons has agreed not to sell or otherwise dispose of, or to reduce their risk relative to, any shares of Digital Insight common stock owned by them during the period beginning 30 days prior to the merger and ending two trading days after Digital Insight publicly announces financial results covering at least 30 days of combined operations of Digital Insight and nFront.

Employment Agreements

   Upon completion of the merger, Brady L. Rackley III, Alan W. Powell, Jeffrey W. Hodges and Vincent R. Brennan, officers and key personnel of nFront have agreed to enter into employment agreements with Digital Insight. These agreements provide for the following annual base salaries:

                                                                          Base
      Name                                                               Salary
      ----                                                              --------
      Brady L. Rackley III............................................. $215,000
      Alan W. Powell................................................... $ 70,200
      Jeffrey W. Hodges................................................ $125,000
      Vincent R. Brennan............................................... $100,325

   These agreements also provide that these officers, other than Messrs. Powell and Brennan, are entitled to receive a pro-rated bonus during Digital Insight's fiscal year 2000 equal to fifty percent (50%) of their base salary, and will be eligible for annual incentive compensation. Incentive compensation decisions for these officers will be based upon the accomplishment of performance milestones to be mutually agreed upon by the board of directors of Digital Insight and such officers.

   If Brady L. Rackley III's employment with Digital Insight terminates for "Good Reason" by Brady L. Rackley III, or other than for "Cause" by Digital Insight at any time within 12 months after the merger, then Digital Insight will provide severance payments of up to twelve months' base salary, and pro-rated bonus, to Brady L. Rackley III. If Digital Insight terminates the employment of these officers, other than Mr. Rackley, other than for "Cause", or if such individuals otherwise terminate their employment with Digital Insight for "Good Reason" at any time after the merger, then such individuals will be entitled to receive continuing payments of base salary as in effect as of the date of such termination, for the remaining term of such employment agreements.

   For purposes of these severance benefits, "Cause" is defined as (i) such employee's conviction of, or plea of nolo contendere to, a felony, or (ii) such employee's gross misconduct, or such employee's continued substantial violations of his employment duties after such employee has received a written demand for performance from Digital Insight approved by the board of directors which specifically sets forth the factual basis for Digital Insight's belief that such employee has not substantially performed his duties. Termination for death or disability shall also be termination for "Cause."

   For purposes of these severance provisions, "Good Reason" is defined as any of the following, without such employee's express written consent; (i) a significant reduction of duties, position or responsibilities relative to the such employee's duties, position or responsibilities in effect immediately prior to such reduction, (ii) a reduction by the Digital Insight of such employee's base salary as in effect immediately (of at least 10%) prior to such reduction; or (iii) the relocation of such employee to a facility or a location more than fifty (50) miles from his current location.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   Digital Insight common stock has been traded on the Nasdaq Stock Market under the symbol "DGIN" since October 1, 1999, the date of Digital Insight's initial public offering. nFront common stock has been traded on the Nasdaq Stock Market under the symbol "NFNT" since June 29, 1999, the date of nFront's initial public offering. The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Digital Insight common stock and nFront common stock as reported on the Nasdaq National Market.

                                                        Digital
                                                        Insight       nFront
                                                     ------------- -------------
                                                      High   Low    High   Low
                                                     ------ ------ ------ ------
      1999
        June 29-Sept. 30............................ $   -- $   -- $24.87 $ 9.75
        Oct. 1-Dec. 31..............................  52.37  25.37  24.50  10.12

      2000
        Jan. 1-June 6...............................  37.50  32.00  18.00  20.78

   The table below presents the per share closing prices of Digital Insight common stock and nFront common stock on the Nasdaq Stock Market and the pro forma equivalent market value of Digital Insight common stock to be issued for nFront common stock in the merger as of the dates specified. November 19, 1999 was the last trading date before announcement of the merger. nFront's pro forma equivalent market value was determined by multiplying the closing prices of the Digital Insight common stock as of the specified dates by the exchange ratio of 0.579. January 6, 2000 was the most recent practicable date before the date of this proxy statement/prospectus.

                                               Last Reported Sale
                                                     Price             nFront
                                             ---------------------- Common Stock
                                                             nFront  Pro Forma
                                             Digital Insight Common  Equivalent
Date                                          Common Stock   Stock     Value
----                                         --------------- ------ ------------
November 19, 1999...........................      50.12      18.75     29.02
January 6, 2000.............................      33.25      19.12     19.25

   nFront shareholders are advised to obtain current market quotations for Digital Insight common stock and nFront common stock. No assurance can be given as to the market prices of Digital Insight common stock or nFront common stock at any time before the consummation of merger or as to the market price of Digital Insight common stock at any time after merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate nFront shareholders for decreases in the market price of Digital Insight common stock which could occur before the merger becomes effective. In the event the market price of Digital Insight common stock decreases or increases prior to the consummation of merger, the value of the Digital Insight common stock to be received in merger in exchange for nFront common stock would correspondingly decrease or increase.

   Digital Insight and nFront have never paid cash dividends on their respective shares of capital stock. Pursuant to the merger agreement, each of Digital Insight and nFront has agreed not to pay cash dividends pending the consummation of merger, without written consent of the other. If the merger is not consummated, the nFront board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The Digital Insight board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

   On November 21, 1999, Digital Insight entered into an agreement to merge with nFront in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding common share of nFront will be exchanged for 0.579 shares of Digital Insight common stock. Additionally, stock options to purchase 1,017,821 shares of nFront common stock will convert into stock options to purchase approximately 589,318 shares of Digital Insight common stock.

   The following unaudited pro forma condensed combined financial statements present the effect of the proposed merger of Digital Insight and nFront on a pooling of interests basis. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Digital Insight and nFront as of September 30, 1999, assuming that the proposed merger had occurred as of September 30, 1999 based upon the historical balance sheet of Digital Insight, adjusted for the conversion of all outstanding shares of preferred stock into 4,775,455 shares of common stock and receipt of $54.7 million of net offering proceeds from the Digital Insight initial public offering completed on October 6, 1999, and the historical balance sheet of nFront as of September 30, 1999.

   The unaudited pro forma condensed combined statements of operations give effect to the proposed merger by combining the historical statements of operations of Digital Insight for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1998, and 1999, with the historical statements of operations of nFront for the period from June 17, 1996 (inception) to June 30, 1997, each of the two years ended June 30, 1999 and the nine months ended September 30, 1998 and 1999. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Digital Insight and nFront included elsewhere in this proxy statement/prospectus.

   The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated for the periods noted, nor are they necessarily indicative of future operating results or financial position.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                     BALANCE SHEET AS OF SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                                   Pro
                         Historical   Pro         Forma                                Pro
                          Digital    Forma       Digital   Historical                 Forma
                          Insight   Adjusted     Insight     nFront   Adjustments    Combined
                         ---------- --------     --------  ---------- -----------    --------
         ASSETS
         ------
Current assets:
  Cash and cash
   equivalents..........  $  6,177  $54,700 (1)  $ 60,877   $25,353    $    --       $ 86,230
  Accounts receivable,
   net..................     1,985      --          1,985     2,663         --          4,648
  Other current assets..     1,255      --          1,255       705         --          1,960
                          --------  -------      --------   -------    --------      --------
    Total current
     assets.............     9,417   54,700        64,117    28,721         --         92,838
Property and equipment,
 net....................     5,274                  5,274     4,276         --          9,550
Other assets............       212                    212        42         --            254
                          --------  -------      --------   -------    --------      --------
                          $ 14,903  $54,700      $ 69,603   $33,039    $    --       $102,642
                          ========  =======      ========   =======    ========      ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
       (DEFICIT)
  --------------------
Current liabilities:
  Accounts payable......  $    383  $   --       $    383   $ 1,519    $     --      $  1,902
  Accrued liabilities
   and other............     1,080      --          1,080     1,153    $ 11,620 (2)    13,853
  Accrued compensation
   and related
   benefits.............     1,457      --          1,457       --          --          1,457
  Current portion of
   lease obligations....       367      --            367       --          --            367
  Deferred revenue......     2,024      --          2,024     1,897         --          3,921
                          --------  -------      --------   -------    --------      --------
    Total current
     liabilities........     5,311                  5,311     4,569      11,620        21,500
Long-term portion of
 capital lease
 obligation.............       478      --            478       --          --            478
                          --------  -------      --------   -------    --------      --------
                             5,789      --          5,789     4,569      11,620        21,978
                          --------  -------      --------   -------    --------      --------
Mandatorily redeemable
 convertible preferred
 stock:
  $.001 par value;
   4,846,496 shares
   authorized; 4,775,475
   shares issued and
   outstanding..........    20,847  (20,847)(1)       --        --          --            --
                          --------  -------      --------   -------    --------      --------
Stockholders' equity
 (deficit)
  Common stock..........         6        9 (1)        15    34,900     (34,892)(3)        23
  Additional paid-in-
   capital..............     6,094   75,538 (1)    81,632       --       34,892 (3)   116,524
  Notes receivable from
   stockholders.........      (212)     --           (212)      --          --           (212)
  Deferred stock-based
   compensation.........    (3,608)     --         (3,608)      --          --         (3,608)
  Accumulated deficit...   (14,013)     --        (14,013)   (6,430)    (11,620)(2)   (32,063)
                          --------  -------      --------   -------    --------      --------
    Total stockholders'
     equity (deficit)...   (11,733)  75,547        63,814    28,470     (11,620)       80,664
                          --------  -------      --------   -------    --------      --------
                           $14,903  $54,700      $ 69,603   $33,039    $(11,620)     $102,642
                          ========  =======      ========   =======    ========      ========

--------
(1), (2), (3) See accompanying notes to unaudited pro forma condensed combined financial statements on page 76.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                 (in thousands)

                                      Historical
                                -----------------------
                                             nFront
                                Digital   (Year Ended                 Pro Forma
                                Insight  June 30, 1999) Adjustments   Combined
                                -------  -------------- -----------   ---------
Total revenues................  $ 8,230     $ 4,965       $   --       $13,195
Total cost of revenues........    5,247         --          2,559 (4)    7,806
                                -------     -------       -------      -------
  Gross profit................    2,983       4,965        (2,559)       5,389
                                -------     -------       -------      -------
Operating expenses:
  Cost of implementation......                1,073        (1,073)(4)      --
  Cost of Internet banking
   data center................                  456          (456)(4)      --
  Selling and marketing.......                3,171        (3,171)(4)      --
  Product development.........                1,173        (1,173)(4)      --
  General and administrative..                2,372        (2,372)(4)      --
  Sales, general and
   administrative.............    4,183                     4,645 (4)    8,828
  Research and development....    2,555                     1,192 (4)    3,747
  Amortization of stock-based
   compensation...............      844                                    844
  Depreciation................                  151          (151)(4)      --
                                -------     -------       -------      -------
    Total operating expenses..    7,582       8,396        (2,559)      13,419
                                -------     -------       -------      -------
Loss from operations..........   (4,599)     (3,431)          --        (8,030)
Net interest income and
 other........................      243          39           --           282
                                -------     -------       -------      -------
Net loss......................   (4,356)     (3,392)          --        (7,748)
Accretion on redeemable
 convertible preferred stock..      --          273           --           273
                                -------     -------       -------      -------
Net loss attributable to
 common stock.................  $(4,356)    $(3,665)      $   --       $(8,021)
                                =======     =======       =======      =======
Basic and diluted net loss per
 share........................  $ (0.85)    $ (0.43)                   $ (0.80)
                                =======     =======                    =======
Shares used to compute basic
 and diluted net loss per
 share........................    5,108       8,544        (3,597)(5)   10,055
                                =======     =======       =======      =======

--------
(4) (5) See accompanying notes to unaudited pro forma condensed combined financial statements on page 76.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                          Year Ended December 31, 1997
                                 (in thousands)

                                    Historical
                          ------------------------------
                                              nFront
                                           (Year Ended                 Pro Forma
                          Digital Insight June 30, 1998) Adjustments   Combined
                          --------------- -------------- -----------   ---------
Total revenues..........      $ 3,972         $1,082       $  --        $ 5,054
Total cost of revenues..        2,231            --        $  510 (4)     2,741
                              -------         ------       ------       -------
  Gross profit..........        1,741          1,082         (510)        2,313
                              -------         ------       ------       -------
Operating expenses:
  Cost of
   implementation.......                         346         (346)(4)       --
  Cost of Internet
   banking data center..                          97          (97)(4)       --
  Selling and
   marketing............                         569         (569)(4)       --
  Product development...                         170         (170)(4)       --
  General and
   administrative.......                         440         (440)(4)       --
  Sales, general and
   administrative.......        2,516                         972 (4)     3,488
  Research and
   development..........        1,612                         174 (4)     1,786
  Amortization of stock-
   based compensation...          151                                       151
  Depreciation..........                          34          (34)(4)       --
                              -------         ------       ------       -------
   Total operating
    expenses............        4,279          1,656         (510)        5,425
                              -------         ------       ------       -------
Loss from operations....       (2,538)          (574)         --         (3,112)
Net interest income and
 other..................           86             25          --            111
                              -------         ------       ------       -------
Loss before taxes.......       (2,452)          (549)         --         (3,001)
Income tax benefit......          --              26          --             26
                              -------         ------       ------       -------
Net loss................       (2,452)          (523)         --         (2,975)
Accretion on redeemable
 convertible preferred
 stock..................          --              36          --             36
                              -------         ------       ------       -------
Net loss attributable to
 common stock...........      $(2,452)        $ (559)      $  --        $(3,011)
                              =======         ======       ======       =======
Basic and diluted net
 loss per share.........      $ (0.49)        $(0.07)                   $ (0.31)
                              =======         ======                    =======
Shares used to compute
 basic and diluted net
 loss per share.........        5,000          8,033       (3,382)(5)     9,651
                              =======         ======       ======       =======

--------
(4) (5) See accompanying notes to unaudited pro forma condensed combined financial statements on page 76.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                          Year Ended December 31, 1996
                                 (in thousands)

                                      Historical
                                -----------------------
                                             nFront
                                Digital   (Year Ended                 Pro Forma
                                Insight  June 30, 1997) Adjustments   Combined
                                -------  -------------- -----------   ---------
Total revenues................  $1,561       $  851       $   --       $2,412
Total cost of revenues........     904          --        $   329 (4)   1,233
                                ------       ------       -------      ------
  Gross profit................     657          851          (329)      1,179
                                ------       ------       -------      ------
Operating expenses:
  Cost of implementation......                  247          (247)(4)     --
  Cost of Internet banking
   data center................                   62           (62)(4)     --
  Selling and marketing.......                  194          (194)(4)     --
  Product development.........                  106          (106)(4)     --
  General and administrative..                  157          (157)(4)     --
  Sales, general and
   administrative.............     809                        343 (4)   1,152
  Research and development....     565                        108 (4)     673
  Depreciation................                   14           (14)(4)     --
                                ------       ------       -------      ------
    Total operating expenses..   1,374          780          (329)      1,825
                                ------       ------       -------      ------
Operating income (loss).......    (717)          71           --         (646)
Net interest income and
 other........................       5            4           --            9
                                ------       ------       -------      ------
Income (loss) before taxes....    (712)          75           --         (637)
Income tax expense............     --            26           --           26
                                ------       ------       -------      ------
Net income (loss).............  $ (712)      $   49       $   --       $ (663)
                                ======       ======       =======      ======
Basic and diluted net loss per
 share........................  $(0.14)      $ 0.01                    $(0.08)
                                ======       ======                    ======
Shares used to compute basic
 and diluted net loss per
 share........................   5,000        5,079        (2,138)(5)   7,941
                                ======       ======       =======      ======

--------
(4) (5) See accompanying notes to unaudited pro forma condensed combined financial statements on page 76.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                      Nine Months Ended September 30, 1999
                                 (in thousands)

                                    Historical
                              -----------------------
                                                                     Pro Forma
                              Digital Insight nFront   Adjustments   Combined
                              --------------- -------  -----------   ---------
Total revenues...............     $11,796     $ 5,660    $   --      $ 17,456
Total cost of revenues.......       7,489         --     $ 3,037 (4)   10,526
                                  -------     -------    -------     --------
  Gross profit...............       4,307       5,660     (3,037)       6,930
                                  -------     -------    -------     --------
Operating expenses:
  Cost of implementation.....                   1,170     (1,170)(4)      --
  Cost of Internet banking
   data center...............                     647       (647)(4)      --
  Selling and marketing......                   4,915     (4,915)(4)      --
  Product development........                   1,494     (1,494)(4)      --
  General and
   administrative............                   2,876     (2,876)(4)      --
  Sales, general and
   administrative............       6,498                  6,766 (4)   13,264
  Research and development...       3,061                  1,521 (4)    4,582
  Amortization of stock-based
   compensation..............         892                    --           892
  Depreciation...............                     222       (222)(4)      --
                                  -------     -------    -------     --------
    Total operating
     expenses................      10,451      11,324     (3,037)      18,738
                                  -------     -------    -------     --------
Loss from operations.........      (6,144)     (5,664)       --       (11,808)
Net interest income and
 other.......................         111         351        --           462
                                  -------     -------    -------     --------
Net loss.....................      (6,033)     (5,313)       --       (11,346)
Accretion on redeemable
 Convertible Preferred Stock
 ............................                     136        --           136
                                  -------     -------    -------     --------
Net loss attributable to
 common stock ...............     $(6,033)    $(5,449)   $   --      $(11,482)
                                  =======     =======    =======     ========
Basic and diluted net loss
 per share...................     $ (1.10)    $ (0.52)               $  (0.99)
                                  =======     =======                ========
Shares used to compute basic
 and diluted net loss per
 share.......................       5,490      10,513     (4,426)(5)   11,577
                                  =======     =======    =======     ========

--------
(4) (5) See accompanying notes to unaudited pro forma condensed combined financial statements on page 76.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                    Historical
                              -----------------------                Pro Forma
                              Digital Insight nFront   Adjustments   Combined
                              --------------- -------  -----------   ---------
Total revenues...............     $ 5,681     $ 1,162    $   --       $ 6,843
Total cost of revenues.......       3,489                $   706 (4)    4,195
                                  -------     -------    -------      -------
  Gross profit...............       2,192       1,162       (706)       2,648
                                  -------     -------    -------      -------
Operating expenses:
  Cost of implementation.....                     476       (476)(4)      --
  Cost of Internet banking
   data center...............                     100       (100)(4)      --
  Selling and marketing......                     747       (747)(4)      --
  Product development........                     243       (243)(4)      --
  General and
   administrative............                     630       (630)(4)      --
  Sales, general and
   administrative............       2,888                  1,278 (4)    4,166
  Research and development...       1,840                    247 (4)    2,087
  Amortization of stock-based
   compensation..............         395                                 395
  Depreciation...............                      35        (35)(4)      --
                                  -------     -------    -------      -------
    Total operating
     expenses................       5,123       2,231       (706)       6,648
                                  -------     -------    -------      -------
Loss from operations.........      (2,931)     (1,069)       --        (4,000)
Net interest income and
 other.......................         178          48        --           226
                                  -------     -------    -------      -------
Loss before taxes............      (2,753)     (1,021)       --        (3,774)
Income tax benefit...........         --           40        --            40
                                  -------     -------    -------      -------
Net loss.....................      (2,753)       (981)       --        (3,734)
Accretion on redeemable
 Convertible Preferred
 Stock.......................         --          104        --           104
                                  -------     -------    -------      -------
Net loss attributable to
 common stock................     $(2,753)    $(1,085)   $   --       $(3,838)
                                  =======     =======    =======      =======
Basic and diluted net loss
 per share...................     $ (0.54)    $ (0.13)                $ (0.39)
                                  =======     =======                 =======
Shares used to compute basic
 and diluted net loss per
 share.......................       5,072       8,150     (3,431)(5)    9,791
                                  =======     =======    =======      =======

--------
(4) (5) See accompanying notes to unaudited pro forma condensed combined financial statements on page 76.

          NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note A--Basis of Presentation

   The unaudited pro forma condensed combined balance sheet presents the combined financial position of Digital Insight and nFront as of September 30, 1999, assuming that the proposed merger had occurred as of September 30, 1999 based upon the historical balance sheet of Digital Insight, adjusted for the conversion of all outstanding shares of preferred stock into 4,775,455 shares of common stock, and the historical balance sheet of nFront as of that date. The unaudited pro forma condensed combined statements of operations give effect to the proposed merger by combining the historical statements of operations of Digital Insight for each of the three years in the period ended December 31, 1998 and the nine months ended September 30, 1999 and 1998, with the historical statements of operations of nFront for the period from June 17, 1996 (inception) to June 30, 1997, each of the two years ended June 30, 1999 and the nine months ended September 30, 1999 and 1998, on a pooling of interests basis.

   For purposes of the unaudited pro forma condensed combined financial statements, the financial results of nFront for the six months ended June 30, 1999 and 1998 are included in both the year ended periods for 1998 and 1999 and the nine months ended September 30, 1999 and 1998.

There were no material transactions between Digital Insight and nFront during any of the periods presented.

Note B--Pro Forma Adjustments

  (1) To reflect the conversion of all outstanding shares of preferred stock into common stock and receipt of $54.7 million of net offering proceeds from the Digital Insight initial public offering of common stock completed on October 6, 1999.

  (2) Adjusted to reflect the estimated nonrecurring merger costs of $11.6 million, consisting of $9.3 million of direct transaction costs comprised primarily of investment banking, legal, printing, registration and accounting fees and $2.3 million of other merger related expenses comprised primarily of severance and closing costs of redundant functions and operations. The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet, but is not reflected in the unaudited pro forma condensed combined statements of operations and will be expensed at the time the merger is consummated. This charge is a preliminary estimate and therefore is subject to change. This estimate does not include costs to integrate the combining companies.

  (3) To reflect the reclassification of common stock and additional paid-in-capital for the issuance of 8,219,572 shares of Digital Insight $.001 par value common stock for 14,196,152 shares of nFront no par common stock.

  (4) To record reclassifications of nFront operating expenses to conform with Digital Insight's historical classifications.

  (5) Basic and fully diluted net (loss) income per share is computed using the weighted average number of common shares outstanding during the period. Pro forma net loss per share is computed by adding Digital Insight's historical weighted average shares outstanding to nFronts' historical weighted average shares outstanding converted to give effect to the exchange ratio of 0.579.

                      COMPARISON OF RIGHTS OF HOLDERS OF
                            nFRONT COMMON STOCK AND
                         DIGITAL INSIGHT COMMON STOCK

   This section of the proxy statement/prospectus describes certain differences between nFront common stock and Digital Insight common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to nFront shareholders, including the certificate of incorporation and bylaws of Digital Insight and the articles of incorporation and bylaws of nFront. nFront shareholders should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between nFront common stock and Digital Insight common stock.

   nFront's articles of incorporation and bylaws currently govern the rights of shareholders of nFront. After the completion of the nFront merger, nFront's common shareholders will become stockholders of Digital Insight. As a result, former nFront shareholders' rights will be governed by Digital Insight's certification of incorporation and bylaws. Furthermore, because Digital Insight is a Delaware corporation, after the nFront merger former nFront shareholders' rights will be governed by the Delaware General Corporation Law, or the DGCL, rather than by Georgia law. The following paragraphs summarize certain differences between the rights of Digital Insight stockholders and nFront shareholders under the certificate of incorporation and bylaws of Digital Insight and articles of incorporation and bylaws of nFront, and under Delaware and Georgia law, as applicable.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Common Stock.......  One class is issued and outstanding. Holders are entitled to one vote per share.

Preferred Stock....  The Digital Insight Certificate of Incorporation
                     authorizes the Board of Directors to issue shares of preferred stock in series, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers preferences and rights of the shares to be included in each series and the qualifications, limitations and restrictions thereof. The Digital Insight Certificate of Incorporation reserves for issuance 5,000,000 shares of preferred stock.

                                    nFRONT
                                   (GEORGIA)

One class is issued and outstanding. Holders are entitled to one vote per share.

The nFront Articles of Incorporation authorize the Board of Directors to issue shares of preferred stock in one or more series and to set the designations, preferences, conversion and other rights, voting powers, restrictions, limita-tions as to dividends, qualifications, and terms and conditions of redemption thereof. The nFront Articles of Incorporation provide that nFront shall have the authority to issue up to 10,000,000 shares of preferred stock.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Special meeting of
Shareholders.......  Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or any other person authorized to do so in the Certificate of Incorporation or the Bylaws. Digital Insight's Bylaws authorize the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders. Therefore, stockholders of Digital Insight are not authorized to call special meeting of stockholders.

Action by written
consent lieu of a
shareholders'
meeting............  Under Delaware law, stockholders may take action by written consent in lieu of voting at a stockholders' meeting. Delaware law permits a corporation, pursuant to a provision in such corporation's Certificate of Incorporation, to eliminate the ability of stockholders to act by written consent. Digital Insight's Certificate of Incorporation eliminates the ability of stockholders to act by written consent.

Voting by written
ballot.............  Under Delaware law, the right to vote by written ballot may be restricted if so provided in the Certificate of Incorporation. Digital Insight's Certificate of Incorporation and Bylaws do not restrict the right to vote by ballot.

                                    nFRONT
                                   (GEORGIA)

Under Georgia law, a special meeting of shareholders may be called by the Board of Directors or any other person authorized to do so in the articles of incorporation or the Bylaws. In addition, Georgia law provides that a special meeting of shareholders may also be called by the holders of at least 25%, or such greater or lesser percentages as the Articles of Incorporation or Bylaws provide, of all votes entitled to be cast on any issue proposed to be considered at a special meeting. nFront's Bylaws allow the nFront Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President to call special meetings of shareholders, and provide that a special meeting of shareholders shall be called by the corporation upon written request of the holders of shares representing not less than 35% of the votes entitled to be cast on each issue proposed to be considered at the special meeting.

Under Georgia law, shareholders may take action by written consent in lieu of voting at a shareholders' meeting. Under Georgia law, all actions taken by written consent must be unanimous unless the Articles of Incorporation provide otherwise. nFront's articles do not otherwise provide. Therefore, all actions by nFront's shareholders must be taken at a meeting of the shareholders or by unanimous written consent.

Georgia law does not contain a provision regarding voting by written ballot and the nFront articles and Bylaws do not specify any rules for accepting voice or ballot votes.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Record date for
determining
shareholders.......  The Digital Insight Bylaws provide that the Board of
                     Directors may fix a record date that: shall not be more than 60 days, nor less than 10 days, before the date of the meeting.

                     Furthermore, the Bylaws provide that if the Board of Directors does not fix a record date in the manner described above, then the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.


                                    nFRONT
                                   (GEORGIA)

The nFront Bylaws provide that the Board of Directors may fix a record date that:

  . in the case of determination of the shareholders entitled to vote at any meeting of shareholders or adjournment of any meeting, shall not be more than 70 days, nor less than 10 days, before the date of the meeting

  . in the case of any other action, shall not be more than 70 days prior to such other action

Furthermore, the Bylaws provide that if the Board of Directors does not fix a record date in the manner described above, then:

  . the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which notice is mailed.

  . the record date for determining shareholders for any other purpose shall be at the close of business on the same day on which the Board of Directors adopts the related resolution or the date on which any other action is taken that requires a determination of shareholders.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Advance notice
provisions for
board nomination
and other
shareholders
business at annual
meetings...........  The Digital Insight Bylaws require that nominations of persons for election to the Board of Directors and the proposal of business to be considered at any meeting of stockholders must be made by:

                         . the corporation's notice of meeting,

                         . the Board of Directors, or

                         . a stockholder who gives proper notice

                     For nominations or other business to be properly brought before a stockholders meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Digital Insight and such other business must otherwise be a proper matter for stockholder action. To be timely, stockholders notice shall be delivered to the principal executive offices of Digital Insight not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the meeting; provided, however, that in the event that less than 65 days' notice of the meeting is given to the stockholders, notice by the stockholder to be timely must be delivered not later than the close of business on the 7th day following the day on which the notice of the meeting was mailed.

                                    nFRONT
                                   (GEORGIA)

The nFront Bylaws require that nominations of persons for election to the Board of Directors and the proposal of business to be considered at an annual meeting of shareholders must be made by the Board of Directors, the Chairman of Board, the Chief Executive Officer or the President, or by a shareholder who gives proper notice. If made by a shareholder, the proposal or nomination must be made by advance written notice given to nFront not less than 60 days prior to the date of the meeting, provided however, if less than 70 days' notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the 10th day following the earlier of the day on which the notice of the meeting is mailed or public disclosure of the date of such meeting is made. The nFront Bylaws also provide that any notice from a shareholder nominating a director for election must set forth the nominee's name, age, business and residence address, principal business or occupation during the past five years, any affiliation with or material interest in the corporation or any transaction involving the corporation, and any affiliation with or material interest in any person or entity having an interest materially adverse to the corporation. It must also be accompanied by a sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes that the nominee will stand for election and will serve if elected.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Advance notice
provisions for
board nomination
and other
shareholders
business at
special meetings...  The Digital Insight Bylaws provide for the same requirements for raising business at special meetings of stockholders as for raising business at annual meetings.

Number of
directors..........  The Digital Insight Bylaws provide that the Board of
                     Directors shall consist of seven members. This number may be changed by a duly adopted amendment to the Certificate of Incorporation or by an amendment to the Bylaws adopted by the vote or written consent of holders of a majority of the stock issued and outstanding and entitled to vote or by a resolution of a majority of the Board of Directors.

Classified Board
of Directors.......  Delaware law provides that a corporation's Board of
                     Directors may be divided into various classes with staggered terms of office. The Board of Directors of Digital Insight is divided into three classes, as nearly equal in size as possible, with one class being elected annually. Digital Insight directors are elected to a term of three years and until their successors are elected and qualified.

Removal of
directors..........  Under Delaware law, except as otherwise provided in the corporation's Certificate of Incorporation, a director of a corporation that has a classified Board of Directors may be removed only with cause. The Digital Insight Bylaws provide that any director or the entire Board of Directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors.

                                    nFRONT
                                   (GEORGIA)

The nFront Bylaws provide that, at special meetings of shareholders, the only business that can be conducted will be the items of business set forth in the notice of the special meeting.

The nFront Bylaws provide that the number of the Board of Directors shall be fixed by resolution of the Board of Directors or of the shareholders from time to time and, until otherwise determined, shall be seven members.


Georgia law provides that a corporation's Board of Directors may be divided into various classes with staggered terms of office. The Board of Directors of nFront is divided into three classes, as nearly equal in size as possible, with one class being elected annually. nFront directors are elected to a term of three years and until their successors are elected and qualified.

Under Georgia law, except as otherwise provided in the corporation's Articles of Incorporation, a director of a corporation that has a classified Board of Directors may be removed only with cause. The nFront Bylaws provide that any director, or the entire nFront Board of Directors, may be removed by the shareholders. nFront's Bylaws do not allow directors to be removed without cause.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Board of director
vacancies..........  Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the Certificate of Incorporation or Bylaws. The Digital Insight Bylaws provide that vacancies on the Board of Directors may only be filled by the vote of the majority of directors then in office, including, in the case of any vacancy created by resignation which is to be effective at a future date, those directors who have so resigned. The Digital Insight Bylaws also provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors that are in office, although less than a quorum, or by a sole remaining director.

Notice of special
meetings of the
Board of
Directors..........  The Digital Insight Bylaws provide that special meetings of the Board of Directors may be called by the Chairman of the Board, the President, any Vice President, the Secretary or any two Directors. Notice of the time and place of special meeting shall be delivered by mail, facsimile or electronic delivery. If by mail, the notice must be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, or by facsimile or electronic delivery, it must be delivered at least 48 hours before the time of the holding of the meeting.

Approval of loans
to officers........  The Digital Insight Bylaws provide that Digital Insight may lend money to or otherwise assist any officer or other employee whenever the Directors judge such a loan or assistance reasonably to be expected to benefit the corporation.

                                    nFRONT
                                   (GEORGIA)

Under Georgia law, unless the Articles of Incorporation or a bylaw adopted by the shareholders provides otherwise, vacancies and newly created directorships may be filled by the shareholders, by the Board of Directors, or by a majority of the directors remaining in office, even if such directors constitute less than a quorum. nFront's Bylaws provides that a vacancy may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

The nFront Bylaws provide that special meetings may be called by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the directors upon two days' notice of the meeting.

The nFront Bylaws do not specifically address loans to officers or employees.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Indemnification....  The Digital Insight Certificate of Incorporation and
                     Bylaws provide that the directors and officers shall be indemnified to the fullest extent authorized by law against any action, proceeding or suit brought against such a person by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or serves or served at any other enterprise as at the request of the corporation. The Digital Insight Bylaws provide that the corporation indemnifies each of its directors and officers against expenses (including attorneys fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation.

                                    nFRONT
                                   (GEORGIA)

The nFront Bylaws provide that the corporation indemnifies and holds harmless any director of the corporation who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director, officer, employee or agent of the corporation, against any judgment, settlement, penalty, fine or reasonable expenses (including but not limited to attorneys fees and disbursements, court costs and expert witness fees) incurred by such director; provided, however, that no indemnification is made for (a) any appropriation by a director, in violation of the director's duties, of any business opportunity; (b) any acts or omissions of a director that involve intentional misconduct or knowing violation of law; (c) unlawful distributions; or (d) any transaction for which the director received an improper personal benefit. The nFront Bylaws provide that payment of expenses in advance of the final disposition of an action shall be authorized by the Board of Directors in some circumstances, and may be authorized by the Board of Directors in other circumstances, upon receipt of an affirmation by the director or officer that he or she has met the applicable standard of conduct and has agreed to repay the corporation any advances made.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Limitations on
liability..........  The Digital Insight Certificate of Incorporation limits or eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to Digital Insight or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

                         . breaches of the director's duty of loyalty to the
                           corporation or its stockholders

                         . acts or omissions not in good faith involving
                           intentional misconduct or knowing violations of law

                         . the payment of unlawful dividends or unlawful stock
                           repurchases or redemptions, or

                         . any transaction in which the director received an
                           improper personal benefit.


                                    nFRONT
                                   (GEORGIA)

The nFront Articles of Incorporation eliminate a director's personal liability for monetary damages to nFront or any of its shareholders for any breach of duties of such position, except that such liability is not eliminated for:

  . any appropriation, in violation of such director's duties, of any business opportunity of nFront

  . acts or omission which involve intentional misconduct or a knowing violation of law

  . unlawful distributions

  . any transaction from which the director received an improper personal benefit.

nFront's Articles of Incorporation provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each director of nFront shall be eliminated or limited to the fullest extent permitted thereby.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Shareholder
approval of
certain business
combinations.......  Under Delaware law, "business combinations" by corporations with "interested stockholders" are subject to a moratorium of three or five years, respectively, unless specified conditions are met. The prohibited transactions include, a merger with, disposition of assets to, or the issuance of stock to, the interested stockholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested stockholder. Under Delaware law, an interested stockholder may avoid the prohibition against effecting certain significant transactions with the corporation if the Board of Directors, prior to the time such stockholder becomes an interested stockholder, approves such transaction or the transaction by which such stockholder becomes an interested stockholder or if at or subsequent to such time the Board of Directors and the stockholders approve such transaction. These provisions of Delaware law apply to a Delaware corporation unless the corporation "opts out" of the provisions in its Certificate of Incorporation or Bylaws. Digital Insight has not opted out of these provisions in its Certificate of Incorporation or Bylaws and consequently is subject to these provisions.


                                    nFRONT
                                   (GEORGIA)


Under Georgia law, a resident domestic corporation shall not engage in any "business combination" with any "interested shareholder" for a period of five years following the time that such shareholder became an "interested shareholder," unless specified conditions are met. The prohibited transactions include a merger with, disposition of assets to, or the issuance of stock to, the interested shareholder, or certain transactions that have the effect of increasing the proportionate share of the outstanding securities held by the interested shareholder. Under Georgia law, an interested shareholder may avoid the prohibition against effecting certain significant transactions with the corporation if the Board of Directors, prior to the time such shareholder becomes an interested shareholder, approves the transaction by which such shareholder becomes an interested shareholder. These provisions of Georgia law do not apply to a Georgia corporation unless it has affirmatively elected in its Bylaws to be governed by them. The nFront Bylaws contain a provision electing to be governed by these provisions of Georgia law.

Georgia law also contains a provision concerning "fair price requirements." These provisions provide that, in addition to any other vote otherwise required by law or the Articles of Incorporation, a "business combination" shall be (i) unanimously approved by all of the directors who are not affiliates or associates of an "interested shareholder," provided that these continuing directors constitute at least three members of the Board of Directors at the time of such approval; or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the holders of the voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination. The nFront Bylaws contain a provision electing to be governed by these fair price requirements.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Par value,
dividends and
repurchases of
shares.............  The concepts of par value, capital and surplus are retained under Delaware law. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for.

Dissenters' or
appraisal rights...  Such rights are not available with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or held of record by more than 2,000 stockholders if such stockholders are required to receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing.

                                    nFRONT
                                   (GEORGIA)

Georgia law dispenses with the concept of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. Under Georgia law, a corporation may make distributions to its shareholders subject to any restrictions imposed in the corporation's Articles of Incorporation, except that no distribution may be made if as a result the corporation would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. A Georgia corporation may acquire its own shares and shares so acquired will constitute authorized but unissued shares, unless the Articles of Incorporation provide that such shares become treasury shares or prohibit the reissuance of reacquired shares. If such reissuance is prohibited, the number of authorized shares will be reduced by the number of shares reacquired.

Same.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Description of
Common Stock.......  The holders of Digital Insight common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable and have a par value of $0.001 per share.

                                    nFRONT
                                   (GEORGIA)

The holders of nFront common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There are no cumulative voting rights and each share has no par value. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of nFront, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

                                             DIGITAL INSIGHT
                                               (DELAWARE)

Description of
Preferred Stock....  Pursuant to Digital Insight's Third Amended and Restated
                     Certificate of Incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.001 par value per share, in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Digital Insight or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. There are no shares of preferred stock outstanding and Digital Insight has no plans to issue any of the preferred stock.

Shareholder
derivative suits...  Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

                                    nFRONT
                                   (GEORGIA)

Pursuant to nFront's Second Amended and Restated Articles of Incorporation, the Board of Directors has the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock, no par value per share, in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The Board of Directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of nFront or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. nFront has no plans to issue any preferred stock.


Under Georgia law, a shareholder may not commence or maintain a derivative proceeding unless the shareholder was a shareholder of the corporation at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time. In addition, Georgia law requires that the shareholder fairly and adequately represent the interests of the corporation in enforcing the rights of the corporation.

                 CERTAIN INFORMATION REGARDING DIGITAL INSIGHT

Forward-Looking Statements

   Except for historical information, this proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including, among other things, statements regarding anticipated costs and expenses, revenue mix, product and service development, relationships with strategic partners and plans for addressing Year 2000 issues. These forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section "Risk Factors."

Digital Insight's Business

 Overview

   Digital Insight is the leading provider of real time Internet banking services to credit unions, small to mid-sized banks, and savings and loans with assets of less than $10 billion, based on the number of home banking end users Digital Insight serves as compared to its direct competitors. Digital Insight offers these community financial institutions a cost-effective outsourced service, branded in their name, which includes home banking for their individual customers, business banking for their commercial customers, a targeted marketing program to enable them to effectively sell additional financial services to end users, and customized web site design and implementation services. As of October 31, 1999 Digital Insight had contracted with over 406 financial institution customers. The contracted home banking customers had over 10.8 million potential end users. Of these potential end users, over 575,000 were actively using its home banking application.

   Digital Insight provides community financial institutions with a comprehensive and secure Internet solution that can be installed rapidly with a high degree of customization. Its solution is designed to be readily expandable, or scalable, as the number of users grows. Its solution also offers high levels of service and system redundancy. Digital Insight works closely with leading data processing vendors so that its financial institution customers can leverage the investment they have made in existing data processing systems by fully integrating them with an Internet solution.

   Digital Insight earns revenues from implementation fees that its customer financial institutions pay Digital Insight for establishing their Internet banking services, and recurring service fees based on end user adoption and usage, as well as web site hosting and maintenance and other monthly services. During the nine months ended September 30, 1999 approximately 75% of its revenues came from recurring fees.

 Industry Background

   The Internet has emerged as the fastest growing communications medium in history and is dramatically changing the way businesses and individuals communicate and conduct commerce. International Data Corporation, a leading provider of research for the information technology industry, estimates that the number of Internet users worldwide will increase from approximately 97 million in 1998 to 320 million by 2002.

   Businesses have embraced the Internet as an important means for communicating and transacting business with customers. Although early business web sites were primarily used for one-way presentation of basic product and company information, technological advances now offer companies the opportunity to make their web sites interactive and transaction-based, enabling the development of a wide range of electronic commerce, or e-commerce, applications. International Data Corporation estimates that revenue from business to consumer e-commerce will increase from approximately $15 billion in 1997 to more than $178 billion in 2003, a compound annual growth rate of 51%. Forrester Research estimates that revenue from business to business e-commerce will increase from approximately $43 billion in 1998 to more than $1.3 trillion in 2003, a compound annual growth rate of 98%.

   The Internet is increasingly being utilized as a medium for financial transactions and services, including banking, brokerage and insurance. Personal finance was the most heavily used content channel on America Online in the first quarter of 1999, with an average of 10.7 million user hours per month, as compared to 10.1 million user hours for games, 7.7 million user hours for news and 4.7 million user hours for merchandise shopping. In particular, consumers, businesses and financial institutions are recognizing that the Internet is a powerful and efficient medium for the delivery of banking services, including home banking, bill payment and other services for individuals, and cash management, payroll and other services for the commercial customers of financial institutions. Consumers and small businesses use Internet banking because of its 24-hour-a-day, 7-day-a-week convenience and the ability to perform a wide range of transactions from any personal computer or Internet-enabled device.

   International Data Corporation estimates that there were approximately 3.4 million users banking over the Internet in the United States at the end of 1998 and projects that that number will increase to over 37 million by 2003. In response to this demand, an increasing number of financial institutions are offering Internet-based banking services. International Data Corporation estimates the number of banks offering online banking services will increase from 1,150 in 1998 to 15,845 by 2003, and that these services will be offered primarily via the Internet. Internet banking enables financial institutions to provide one-stop shopping to their customers by collecting and consolidating financial data from a number of sources, including all of the customer's accounts at that institution as well as information from other Internet sources such as online brokerage and insurance firms. Internet banking also allows a financial institution to collect and analyze customer data for use in targeted marketing programs.

   Customer service issues are motivating financial institutions to offer Internet banking. According to a survey conducted by Mentis Corporation, a recognized financial industry market research firm, financial institutions offer Internet banking in order to:

  .attract new customers, retain existing customers, increase customer loyalty and improve customer access;

  .offer additional value-added services and remain competitive;

  .generate revenue;

  .decrease service costs; and

  .reduce branch traffic.

   Early Internet banking initiatives were undertaken primarily by large financial institutions. According to Online Banking Report, over 50% of the 100 largest banks in the United States offer Internet banking. By contrast, only approximately 5% of community financial institutions currently offer Internet banking. Nevertheless, there are approximately 22,000 credit unions, banks, and savings and loans in the United States with assets of less than $10 billion each. These community financial institutions hold approximately $2.2 trillion in deposits, or 56% of total U.S. customer deposits. As a result of the adoption of Internet banking services by their larger competitors, community financial institutions are finding themselves under increasing pressure to offer Internet home banking and business banking services. Community financial institutions are realizing that if they do not provide these services, or if their offerings are inadequate, they risk losing customers to larger institutions, Internet-only banks, or locally competitive community financial institutions who do offer these services.

   Community financial institutions have been slow to adopt Internet banking services as a result of several factors. A financial institution undertaking its own Internet banking service must develop or acquire the relevant expertise, dedicate appropriate information technology resources, and spend significant time and capital on the project. In addition, a financial institution must work closely with its data processing vendor or vendors to develop workable interfaces between its core systems and its Internet solution.

   In order to remain competitive, community financial institutions require a low-cost, outsourced Internet-based banking solution. The solution must be rapidly and cost-effectively implemented, interface seamlessly and in real time with the financial institution's data processing vendor or vendors, preserve and extend the financial institution's own brand and provide suitable features to end users. An Internet-based solution must also be secure, reliable and scalable. Finally, the solution should provide a platform for target marketing of financial services and potentially broader e-commerce offerings. These offerings would provide community financial institutions with additional revenue opportunities and appeal to end users who are increasingly using the Internet to research, evaluate and purchase a broad array of products and services.

 The Digital Insight Solution

   Digital Insight is the leading provider of real time Internet banking services to community financial institutions. The service includes a content-rich home banking application for retail customers and a business banking application for commercial customers. AXIS Home Banking, its consumer product, includes account management, account transfers and interfaces to personal financial management software, bill payment, stock quotes and other expanded services. AXIS Cash Management, its small business product, includes similar features as well as payroll/direct deposits and other services. To enable financial institutions to sell additional financial services to their end users based on individual profiles, Digital Insight also offer; target marketing programs to its customers. Digital Insight also provide; customized web site design, implementation, maintenance and hosting services to its customers.

   Digital Insight's solution offers the following benefits to community financial institutions:

  . Comprehensive and Customizable Solution. Digital Insight provides full service bureau support to customers who desire such an environment, including hosting of web sites, web site maintenance, reporting tools and customized online account presentations. Digital Insight's home banking and business banking applications can be configured to offer end users a variety of standard and optional features. Digital Insight's web site design and implementation services also enable customers to establish Internet banking services with a look and feel that preserves their unique brand identity.

  . Real Time Online Architecture. Digital Insight's architecture allows real time communication with financial institutions' core data processing systems in order to retrieve account information as needed. Unlike batch processing, real time data processing allows for transactions conducted on the web site to be immediately reflected on the host system, and allows for transactions conducted at the financial institution to be immediately reflected on the web site. As a result, the information Digital Insight presents to consumers can be current with the financial institution's own data, with as much transaction history as is then available from the institution. For example, if an end user makes a withdrawal at a branch, it will be reflected instantaneously online.

  . Extensive Data Processing Vendor Relationships. Digital Insight's solution provides direct links, or interfaces, with multiple vendors of core banking software and data processing services to financial institutions. Digital Insight has developed interfaces to the systems of 24 data processing vendors, who serve more than 10,000 community financial institutions, and Digital Insight has interfaces for 8 additional vendors in development. By working directly with these vendors, Digital Insight enables its customers to offer real time presentations of end user account data and Digital Insight can quickly and cost- effectively install its systems with customers of these vendors. Its interfaces also allow for tight integration with other functions supported by the data processing vendor, such as loan origination and statement and check imaging.

  . Scalable, Reliable and Secure Service. Digital Insight's system can scale rapidly to accommodate increased numbers of end users. A financial institution can take advantage of its data center and the server infrastructure of its data processing vendor to scale to meet demand, without building its own separate server infrastructure. Digital Insight's service is also highly reliable, with an up-time availability record averaging 99.3% during the nine-month period ended September 30, 1999. Further, Digital Insight's systems incorporate sophisticated data encryption techniques, a series of firewalls between the Internet and its customers, and several layers of security technology in order to minimize unauthorized access to its network.

  . Rapid and Affordable Implementation. Digital Insight's solution can be rapidly implemented and represents an affordable alternative to internally developed Internet banking services for community financial institutions. Average implementation times for Digital Insight's home banking application range from one to three months, depending on the complexity of web site design requests and the availability of an existing interface with a customer's data processing vendor.

  . Flexible Service Capabilities. Digital Insight's applications are designed to be deployed in a variety of environments, depending on a customer's needs. A customer can use its data center in a service bureau arrangement, house its own dedicated hardware in its data center or host its systems in its own facility. Importantly, customers can migrate from one environment to another as their needs evolve. In addition, Digital Insight has the flexibility to support data processing vendors whose systems are either batch or realtime.

  . Platform for Value-Added Services and Target Marketing. Digital Insight enables financial institutions to expand their Internet presence beyond their core banking functions by providing additional value-added products and services to their customers. These services include bill payment and delivery of third- party services such as stock quotes. Digital Insight's real time solution is also capable of gathering relevant end-user account activity information and usage profiles, enabling financial institutions to target timely and appropriate services to their customers, thereby creating additional revenue opportunities. Digital Insight believes that these additional product and service offerings will allow its customers to derive additional revenue from existing and new end users.

 The Digital Insight Strategy

   Digital Insight's objective is to increase its position as the leading provider of Internet banking services to community financial institutions as well as to provide these institutions with a competitive platform which will permit them to exploit e-commerce opportunities.

  . Increase the Number of Community Financial Institutions. Digital Insight intends to leverage its leading market position to further penetrate the substantial market for an outsourced Internet banking solution among community financial institutions. As of October 31, 1999 Digital Insight had contracts with over 406 community financial institutions in over 40 states (including Washington, D.C.). Digital Insight achieved early leadership among credit unions who, as a group, adopted Internet banking more rapidly than community banks. Over the past two years, Digital Insight has begun to leverage its strong credit union customer base to increase its sales efforts with banks. Digital Insight also intends to increase the number of customers by selectively expanding its international sales, both directly and through strategic alliances with international partners.

  . Increase End User Penetration. As of October 31, 1999 Digital Insight's home banking customers had more than 10.8 million potential end users. For the financial institutions who had fully deployed Digital Insight's solution by October 31, 1998 the aggregate percentage of their customers utilizing home banking rose from 4.3% at October 31, 1998 to 9.0% at October 31, 1999. Digital Insight works with its financial institution customers to expand the number of end users of its home banking and business banking services through marketing assistance programs and sharing best practices. Digital Insight intends to continue to train the staff of financial institutions in marketing and promoting Internet banking services using the information and skills Digital Insight has gained through its experience in Internet banking implementations.

  . Increase the Number of Interfaces to Core Data Processing Systems.
    Digital Insight intends to increase the number of its interfaces to core data processing systems to allow its products to interface with more financial institutions. Its strategy is to maintain neutrality among vendors, in order to serve the broadest possible base of financial institutions. Digital Insight currently interfaces with vendors providing services to over 10,000 community financial institutions and its intermediate-term goal is to increase this coverage to more than 12,000 community financial institutions. A group of its engineers is dedicated to developing interfaces to new data processing vendors.

  . Broaden Product Offerings. Digital Insight plans to offer new and enhanced products and services to attract additional traffic onto its network of community financial institutions and other business partners. Digital Insight intends to enhance the capabilities, or functionality, of its products to capitalize on the trend of consumers to integrate financial services information and transactions and to expand its target marketing capability. New functionality and services are expected to include bill presentment, or the delivery of interactive electronic bills over the Internet, online loan origination, online check imaging and online statement delivery.

 Products and Services

   Digital Insight's primary products are home banking and business banking applications. These applications allow a financial institution to create a customized Internet banking service using an array of standard and optional features. Digital Insight complements its primary banking applications with additional tools, such as target marketing, and with implementation and web site services.

 Home Banking

   Digital Insight's AXIS Home Banking application is an Internet-based system through which community financial institutions are able to provide home banking to their retail customers. Standard features of this application include:

  . Account information: End users can view balance information and transaction history in real time for deposit accounts, such as checking and savings, and loan accounts, such as consumer, credit cards, automobile and mortgage.

  . Funds transfer: End users can transfer funds among accounts, including making loan payments.

  . Interfaces with personal financial management software: End users can download their account information into Quicken and Microsoft Money.

   In addition to these standard features, financial institutions can also choose to include the following home banking optional features:

  . Bill payment: End users can pay bills electronically 24 hours a day, seven days a week. End users can schedule one-time or recurring payments, and can view payment history at their convenience.

  . Online applications: End users can submit electronic loan, credit card or other applications safely and securely to their financial institution.

  . Online services and additional features: End users can track stock prices, calculate portfolio values, order U.S. Savings Bonds, make check image requests and order checks.

 Business Banking

   Digital Insight's AXIS Cash Management application provides a full range of Internet business banking services for commercial customers of community financial institutions. Standard features of this application include:

  . Administration platform: Businesses can control access to business banking and account features in order to provide financial and audit controls for their staff.

  . Account information: Businesses can view account balances and transaction history, and reconcile accounts instantly.

  . Funds transfer: Businesses can actively manage their accounts, setting up future-dated transfers and automatic transfers of available balances among accounts.

  . Stop payment placement: Businesses can place stop payment orders on checks.

  . File export: Businesses can export their account information into a computer file or into business financial management and accounting software such as QuickBooks.

   Optional features of AXIS Cash Management include:

  . Bill payment: End users can pay bills electronically 24 hours a day, seven days a week. End users can schedule one-time or recurring payments and can view payment history at their convenience.

  . Automated Clearing House services: Businesses can initiate electronic payments, including business to business, payroll direct deposit disbursements and electronic state and federal tax payments.

  . Wire transfers: Businesses can originate wire transfers of funds to accounts with other financial institutions or trade partners.

  . Online services and additional features: Businesses can complete predefined loan and other applications, make photocopy requests, order checks, and track portfolios.

 Target Marketing

   Digital Insight's recently introduced Target Marketing module is designed to help make the financial institution's web site a cost-effective sales tool. This module is currently available for Digital Insight's home banking application and is expected to be available for its business banking application later this year. Target Marketing allows financial institutions to individually target their account holders and present them with opportunities to buy products and services to fit their needs. The Target Marketing module gives financial institutions the ability to:

  . analyze end users' demographic and financial profiles and online activity, and apply a set of screening criteria to select appropriate marketing promotions;

  . present individually-targeted marketing promotions, such as advertisements for loans, to end users when it is most appropriate;

  . incorporate account sign-up forms and loan applications into specific promotions;

  . create time-limited promotions and seasonal messages; and

  . change messages daily, hourly or randomly.

 AXIS Management Console

   Digital Insight's Internet services management console provides its customers with a set of tools to actively manage their Internet banking system. With this management console, a financial institution can remotely manage its web site, generate reports on daily activities and keep transaction logs and activity records for all site events. A financial institution can also use this management console to configure the Target Marketing module for specific promotions.

 Implementation Services and Web Site Development

   For financial institutions without an existing web site, Digital Insight's team of experts develop a fully interactive site. Working closely with the customer, the team designs the site to incorporate the features and capabilities required by the institution, including the integration of proprietary and value-added financial services such as application forms, financial calculators and links to other web sites. For customers with an existing web site, Digital Insight's implementation services are focused on integrating the home banking and/or business banking application into that site. In both instances, financial institutions can elect to have Digital Insight host and maintain their web site. Digital Insight provides a team of web site experts who program the placement and formatting of digitized text for a financial institution's Internet site, including all connections to other web sites.

 Systems Architecture:

 Overview

   Digital Insight's applications are designed to be deployed in a service bureau environment, resource managed environment, or an in-house environment. In a service bureau environment, the financial institution's web site and home banking application share resources with other financial institutions in Digital Insight's data center. These shared resources include hardware such as Digital Insight's servers, as well as data transmission capacity, known as bandwidth. In a resource managed environment, a financial institution has dedicated bandwidth and hardware but the system is still located in Digital Insight's data center. In an in-house environment, a financial institution runs the system out of its own data center. In all environments, the financial institution or data processing vendor is connected to Digital Insight through Digital Insight's private frame relay network.

   Digital Insight's systems architecture is designed to provide real time data acquisition, processing and presentation for Internet home banking and other applications. Digital Insight's application servers make use of information exchange brokers that retrieve and initiate transactions using data located on financial institutions' host systems, bill payment providers' servers, stock information databases or relational databases. Digital Insight's applications are driven by templates which define how data is to be presented. This template driven approach allows customization by its financial institution customers by supporting multiple languages and multiple web site designs.

   Digital Insight believes that its real time architecture is more scalable than traditional batch systems, which warehouse and store duplicate data. Instead of duplicating each financial institution's host system by daily batch transmittal of customer information, Digital Insight communicates in real time through a private frame relay network to retrieve account information as needed. Real time data processing allows for transactions conducted on the web site to be immediately reflected on the host system and vice versa. In contrast, in batch systems, home banking transactions are not immediately sent to the financial institution's host system for processing but are stored in a database at the home banking data center. In addition, transactions processed at the financial institution are only reflected in a batch system home banking application after this data is uploaded to the data center. As a result, batch systems can result in impairment of data integrity, as information on the host system may be different from that of the Internet home banking application at any particular time.

 Future Impact of Second Data Center

   Digital Insight currently provides its services out of one data center located at its headquarters in Calabasas, California. Digital Insight launched a second data center that Digital Insight will manage at an Exodus Communications facility in Herndon, Virginia. This second data center was put into operation in the fourth quarter of 1999 with functionality to be added throughout 2000. When fully operational, this data center will allow for greater scalability and increased functionality by providing backup functions to the Calabasas data center.

 Customers

   Digital Insight's target market is the approximately 22,000 community financial institutions in the United States with assets of less than $10 billion each. Within its target market, Digital Insight focuses on community financial institutions that rely on one or more of the data processing vendors with whom Digital Insight has developed interfaces. At present, Digital Insight has interfaces with data processing vendors serving over 10,000 community financial institutions. Digital Insight is seeking to expand the number of vendors with whom Digital Insight has interfaces.

   As of October 31, 1999, Digital Insight had contracts with over 406 financial institutions to provide one or more of its products and services. Of these institutions, over 294 have contracted with Digital Insight for home banking, with more than 575,000 active end users. Based on publicly available regulatory submissions, as of October 31, 1999, Digital Insight's home banking customers had more than 10.8 million potential end users. For the year ended December 31, 1998 and the nine months ended September 30, 1999, no individual customer accounted for 5% or more of Digital Insight's revenues.

   The table below sets forth Digital Insight's ten largest home banking customers as of September 30, 1999 in the categories of banks/savings and loans and credit unions, based on the number of potential end users.

         Banks/Savings and Loans                    Credit Unions
         -----------------------                    -------------
     Trust Company of New Jersey      The Golden 1 Credit Union
     Reliance Federal Savings         Government Employees Federal Credit Union
     Commonwealth Bank, Pennsylvania  Truliant Credit Union
     First Southern Bancorp           Teachers Credit Union
     Keystone Savings Bank            Community Credit Union
     Centier Bank                     Portland Teachers Credit Union
     American Bank of Texas           ESL Federal Credit Union
     Commercial Bank of New York      North Island Federal Credit Union
     Brookline Savings Bank           Mountain America Credit Union
     Patriot Bank                     San Diego County Credit Union

 Third-Party Relationships

   Digital Insight has relationships with multiple vendors of core data processing software and outsourced data processing services to financial institutions. Agreements with these vendors allow Digital Insight to interface to the financial institutions' host systems to provide real time access to a financial institution's account data. Digital Insight has developed interfaces to the systems of 24 data processing vendors who provide services to more than 10,000 community financial institutions. Digital Insight currently has interfaces for 8 additional vendors in development. Among the data processing vendors with whom Digital Insight interfaces are: BancTec, CSI, CUC Inc., EDS Cube, EDS Miser, Fiserv divisions such as Aftech, CBS, Galaxy and Summit, Helvetia de Caribe, Jack Henry, OSI, Symitar Systems, USERS Inc. and XP Systems. Among the interfaces under development are ALLTEL and M&I Data Services.

   To deliver bill payment services, Digital Insight has relationships with major providers such as M&I Data Services and CheckFree. Its agreement with M&I Data Services, as successor to Moneyline Express, has a one-year renewable term and provides for payment of fees based on the number of customers, end users and bill payment transactions. Digital Insight also has relationships with third parties, including the U.S. Treasury, DecisionOne, 800 Support, Intuit and Microsoft, to provide other related functions to its customers.

 Sales and Marketing

   Digital Insight utilizes a direct sales model. As of October 31, 1999 Digital Insight's sales and marketing staff consisted of 29 professionals, who are regionally based to facilitate the development of strong relationships with customers. The sales staff is responsible for prospecting and acquiring new accounts as well as managing current accounts and cross-selling additional products into those accounts. Digital Insight expects to significantly increase its sales and marketing infrastructure over the next 12 months.

   Digital Insight's typical sales cycle is approximately six months for new customers and approximately two months for follow-on or upgrade sales to existing customers. Digital Insight's primary customer contact for new sales in smaller community financial institutions is generally the chief executive officer, the chief financial officer or the chief information officer, or a combination of these three, and in larger community financial institutions, its primary contact is generally the head of retail banking or business banking. Its primary customer contact for follow-on sales is usually the functional manager for the community financial institution or the direct manager of Internet banking for that institution.

   Digital Insight's primary marketing efforts are focused on building brand awareness among community financial institutions and identifying potential customers. Digital Insight's marketing efforts include:

  . telemarketing, through which Digital Insight makes an average of 300 new financial institution contacts a month;

  . press relations, which are managed by an outside public relations firm that specializes in banking and financial industries;

  . direct mail, which uses product and service literature as well as reprints of news articles;

  . trade shows, with 30 appearances scheduled for 1999; and

  . meetings with national and regional user groups of Internet banking services and third-party data processing vendors, with 14 scheduled for 1999.

 Product Development

   As of October 31, 1999, Digital Insight's product development staff consisted of 43 software developers and engineers. Their development efforts are focused on:

  . Enhancements to Existing Products. Digital Insight is developing new features and functions for its home banking and business banking products in order to provide a broader range of functions, including Internet loan origination and bill presentment.

  . Interfaces with Data Processing Vendors. Digital Insight is continuing to enhance and expand its interfaces to financial institution core data processing systems. A variety of different systems are utilized by both banks and credit unions. Digital Insight currently interfaces with vendors representing over 10,000 community financial institutions and its intermediate-term goal is to increase this coverage to more than 12,000 community financial institutions.

  . Additional Web Site Customization. Digital Insight intends to offer financial institutions additional options and capabilities for customization of their web sites by creating more templates and making these templates more flexible.

  . Enhancements to Target Marketing. Digital Insight intends to add features to Target Marketing to support a broader range of e-commerce activities.

  . Other Products and Services. Digital Insight is working to expand its offerings to include related financial service capabilities such as online insurance, brokerage, credit history management, tax preparation and filing and merchant services.

 Competition

   The market for Internet banking services is highly competitive, and Digital Insight expects that competition will intensify in the future. In the area of home banking, Digital Insight primarily competes with other companies that provide outsourced Internet banking services to community financial institutions, including FundsXpress, HomeCom, Home Financial Network, NetZee, nFront, Online Resources, Q-Up and Virtual Financial. Also, vendors such as Corillian, Integrion and Security First Technologies, who primarily target the largest financial institutions, occasionally compete with Digital Insight for community financial institution customers. In addition, several of the vendors offering data processing services to financial institutions offer their own Internet banking solutions, including EDS, Fiserv, Jack Henry and M&I Data Services. Local competition for home banking services is provided by more than 100 smaller online service outsourcing companies located throughout the United States.

   Digital Insight's primary competition for providing the business banking services that financial institutions offer their commercial customers are vendors of cash management systems for large corporations such as ADP, Magnet and Pulitzer & Haney.

   Digital Insight also faces potential indirect competition from Internet portals such as E*TRADE and Yahoo! which might serve as an alternative to financial institutions' web sites, particularly for bill presentment services. In addition, Digital Insight could experience competition from its customer financial institutions and potential customers who develop their own online banking solutions. Rather than purchasing Internet banking products and services from third-party vendors, community financial institutions could develop, implement and maintain their own services and applications. Digital Insight can give no assurance that these financial institutions will perceive sufficient value in its products and services to justify investing in them.

   Digital Insight believes that its ability to compete successfully depends upon a number of factors, including:

  . its market presence with community financial institutions and related scale advantages;

  . the reliability, security, speed and capacity of its systems and technical infrastructure;

  . the comprehensiveness, scalability, ease of use and service level of its products and services;

  . its ability to interface with vendors of data processing software and services;

  . its pricing policies and the pricing policies of its competitors and suppliers;

  . the timing of introductions of new products and services by Digital
    Insight and its competitors; and

  . its ability to support unique customer requirements.

   Digital Insight expects competition to increase significantly as new companies enter its market and current competitors expand their product lines and services.

 Government Regulation

   The financial services industry is subject to extensive and complex federal and state regulation. Digital Insight's current and prospective customers, which consist of financial institutions such as commercial banks, savings and loans, credit unions, thrifts, securities brokers, finance companies, other loan originators, insurers and other providers of financial services, operate in markets that are also subject to rigorous regulatory oversight and supervision. Digital Insight's customers must ensure that its services and related products work within the extensive and evolving regulatory requirements applicable to them, including those under federal and state truth-in-lending and truth-in- deposit rules, usury laws, the Equal Credit Opportunity Act, the Fair Housing Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act and the Community Reinvestment Act. The compliance of Digital Insight's products and services with these requirements depends on a variety of factors including the particular functionality, the interactive design and the classification of the customer. Digital Insight's financial services customers must assess and determine what is required of them under these regulations and are responsible for ensuring that Digital Insight's system and the design of their site conform to their regulatory needs. Digital Insight does not make representations to customers regarding applicable regulatory requirements, and relies on each customer to identify its regulatory issues and to adequately specify appropriate responses. It is not possible to predict the impact that any of these regulations could have on its business.

   Digital Insight is not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. Digital Insight is subject to examination by the Federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination. Digital Insight is also subject to encryption and security export laws and regulations which, depending on future developments, could render its business or operations more costly, less efficient or impossible.

   Federal, state or foreign authorities could adopt laws, rules or regulations affecting Digital Insight's business operations, such as by requiring Digital Insight to comply with data, record keeping and other processing requirements. Digital Insight may become subject to additional regulation as the market for its business evolves. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. Existing regulations may be modified. For example, Digital Insight is not subject to the disclosure requirements of Regulation E of the Federal Reserve Board under the Electronic Fund Transfer Act, because Digital Insight does not agree with consumers to provide them with electronic funds transfer services or provide access devices (such as cards, codes or other means of accessing accounts to initiate electronic funds transfers) to them. Regulation E regulates certain electronic funds transfers made by providers of access devices and electronic fund transfer services. Under

Regulation E, Digital Insight's customers are required, among other things, to provide certain disclosure to retail customers using electronic transfer services, to comply with certain notification periods regarding changes in the terms of service provided and to follow certain procedures for dispute resolutions. The Federal Reserve Board could adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of Digital Insight's services, possibly resulting in reduced market acceptance. If enacted or deemed applicable to us, the laws, rules or regulations applicable to financial services activities would render Digital Insight's business or operations more costly, burdensome, less efficient or impossible. Digital Insight cannot assure that federal, state or foreign governmental authorities will not adopt new regulations addressing electronic financial services or operations generally that could require Digital Insight to modify its current or future products and services. The adoption of laws or regulations affecting Digital Insight's business or its customer banks' business could have a material adverse effect on Digital Insight's business, financial condition and results of operations.

   A number of proposals at the federal, state and local level and by certain foreign governments would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and certain other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on Digital Insight's business, financial condition and operating results.

 Proprietary Rights

   Although Digital Insight believes that its success is more dependent upon its technical expertise than its proprietary rights, its future success and ability to compete is dependent in part upon its proprietary technology. Digital Insight has filed an application to register Digital Insight as its trademark. None of its technology is currently patented. Instead, Digital Insight relies on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect its proprietary technology. Digital Insight generally enters into confidentiality agreements with its employees, consultants, resellers, customers and potential customers. Digital Insight also limits access to and distribution of its source code, and further limits the disclosure and use of other proprietary information. Digital Insight cannot assure that the steps taken by Digital Insight in this regard will be adequate to prevent misappropriation of its technology or that its competitors will not independently develop technologies that are substantially equivalent or superior to its technology. Despite its efforts to protect Digital Insight's proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use Digital Insight's products or technology. In addition, the laws of some foreign countries do not protect Digital Insight's proprietary rights to the same extent as do the laws of the United States.

 Facilities

   Digital Insight's principal offices currently occupy approximately 30,385 square feet in Calabasas, California, pursuant to a lease which expires in 2003. In August 1999, Digital Insight entered into a sublease to occupy an additional 16,085 square feet in its principal facility in Calabasas, California, beginning on December 1, 1999. Its principal data center is located in this facility. Digital Insight has also entered into a service agreement for a second data center serviced by Exodus Communications in Herndon, Virginia. Digital Insight believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

 Employees

   As of October 31, 1999, Digital Insight had a total of 152 full-time employees, including 60 in operations, 29 in sales and marketing, 43 in research and development and 20 in finance and administration. None of its work force is currently unionized. Digital Insight has not experienced any work stoppages and consider its relations with its employees to be good.

 Legal Proceedings

   From time to time Digital Insight may be involved in litigation arising in the normal course of its business. Digital Insight is not a party to any litigation, individually or in the aggregate, that Digital Insight believes would have a material adverse effect on its financial condition or results of operations.

             DIGITAL INSIGHT MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

   The following discussion of the financial condition and results of operations of Digital Insight (i) as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 should be read in conjunction with the sections of Digital Insight's unaudited financial statements and the related notes, and (ii) for the years ended December 31, 1996, 1997 and 1998 should be read in conjunction with the sections of Digital Insight's audited financial statements and the related notes. These financial statements and the related notes to such financial statements are included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Digital Insight's actual results may differ from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this proxy statement/prospectus.

Overview

   Digital Insight is the leading provider of Internet banking solutions for community financial institutions, with approximately 400 financial institution customers. Digital Insight offers these community financial institutions an outsourced service, branded in their name, which includes home banking for their individual customers, business banking for their commercial customers, a target marketing program to enable them to sell additional financial services, and customized web site design and implementation services. Since inception, substantially all of Digital Insight's revenues have been derived from its Internet home banking services, associated features and website development. As of September 30, 1999, Digital Insight had an accumulated deficit of approximately $14.0 million.

   Digital Insight's revenues consist primarily of recurring monthly service fees and, to a lesser extent, one-time implementation fees. Its recurring revenues consist of service fees paid to Digital Insight by its financial institution customers based on the number of end users or end user transactions, and fees for hosting and maintaining their web sites and other monthly services. Revenue increased from $88,000 in 1995 to $8.2 million in 1998, and from $2.2 million for the quarter ended September 30, 1998 to $4.7 million for the quarter ended September 30, 1999. Recurring service fees as a percentage of revenues have grown from approximately 33% in 1996 to 73% for the quarter ended September 30, 1999. The number of active home banking end users increased over the same period from over 210,000 to approximately 537,000 and implementation fees increased from $1.1 million to $1.3 million. To the extent that its installed base of customers continues to grow, Digital Insight expects recurring service fees to represent an increasing percentage of its revenues in the future.

   Digital Insight requires a 50% non-refundable cash deposit of product implementation fees, payable at the time that a contract is signed. Digital Insight records these deposits as deferred revenues and, together with the balance of the implementation fees, Digital Insight recognizes them upon completion of implementation and customer approval. Recognition is usually two to four months from the contract date. Upon completion of implementation and customer approval, Digital Insight begins to receive and recognize recurring service fees. For the nine months ended September 30, 1999, no single customer accounted for more than 5% of Digital Insight's revenues.

   Cost of revenues consists of implementation and service costs. Implementation costs are comprised primarily of salaries for implementation personnel and fees paid to third parties, including bill payment and data processing vendors. Service costs consist primarily of salaries and related personnel expenses, network costs, expenses related to the operation of Digital Insight's data center and fees paid to third parties, including bill payment vendors, data processing vendors and communication services providers. Gross margin is affected by the relative proportion of lower margin implementation fees and higher margin service fees Digital Insight generates, the mix of products it sells, competitive pricing pressures and the size and complexity of its implementations. Implementation gross margin may vary from period to period based upon fluctuations in Digital Insight's implementation revenues and increases in its implementation infrastructure. However, such fluctuations should not have a significant impact on overall gross margin.

   Sales, general and administrative expenses consist primarily of salaries and related expenses for executive, sales, marketing, finance, human resources and administrative personnel and other general corporate expenses. In addition, these expenses include marketing expenses such as trade shows and promotional costs.

   Research and development expenses consist primarily of salaries, related personnel expenses and consultant fees related to the design, development, testing and enhancement of both Digital Insight's products and its data processing vendor interface software. Digital Insight expenses all research and development costs as incurred.

   Digital Insight has recorded aggregate deferred stock-based compensation of $5.5 million through September 30, 1999. The remaining unamortized balance of $3.6 million will be fully amortized by the quarter ended March 31, 2003.

Results of Operations

   The following table presents, for the periods indicated, certain statement of operations data as a percentage of revenues.

                                                          Nine Months Ended
                            Year Ended December 31,         September 30,
                            ---------------------------   -------------------
                             1996      1997      1998       1998       1999
                            -------   -------   -------   --------   --------
Revenues:
  Implementation fees......    67.5 %    48.5 %    29.4 %     31.7 %     25.0 %
  Service fees.............    32.5      51.5      70.6       68.3       75.0
                            -------   -------   -------   --------   --------
    Total revenues.........   100.0     100.0     100.0      100.0      100.0
Cost of revenues:
  Implementation...........    41.2      30.6      19.8       19.6       17.6
  Service..................    16.7      25.5      43.9       41.8       45.8
                            -------   -------   -------   --------   --------
    Total cost of
     revenues..............    57.9      56.1      63.7       61.4       63.5
                            -------   -------   -------   --------   --------
      Gross profit.........    42.1      43.9      36.3       38.6       36.5
Operating expenses:
  Sales, general and
   administrative..........    51.8      63.3      50.8       50.8       55.1
  Research and
   development.............    36.2      40.6      31.0       32.4       25.9
  Amortization of stock-
   based compensation......     --        3.8      10.3        7.0        7.6
                            -------   -------   -------   --------   --------
    Total operating
     expenses..............    88.0     107.7      92.1       92.2       88.6
                            -------   -------   -------   --------   --------
Loss from operations.......   (45.9)    (63.8)    (55.9)     (51.6)     (52.1)
Interest income............     --        2.2       3.2        3.4        1.5
Other income (expense),
 net.......................      .3       (.1)      (.2)       (.3)       (.6)
                            -------   -------   -------   --------   --------
Net loss...................   (45.6)%   (61.7)%   (52.9)%    (48.5)%    (51.2)%
                            =======   =======   =======   ========   ========

 Comparison of Nine Months Ended September 30, 1998 and September 30, 1999

   Revenues. Digital Insight's revenues consist primarily of recurring monthly service fees and, to a lesser extent, one-time implementation fees. Its recurring revenues consist of service fees paid to Digital Insight by its financial institution customers based on the number of end users or end user transactions, and fees for hosting and maintaining their web sites and other monthly services. Revenues increased from $5.7 million for the nine months ended September 30, 1998 to $11.8 million for the nine months ended September 30, 1999. This increase was primarily due to the growth in service fees from $3.9 to $8.8 million. The number of active home banking end users increased over the same period from 210,000 to approximately 537,000 and implementation fees increased from $1.8 million to $3.0 million.

   Gross Profit. Cost of revenues consists of implementation and service costs. Implementation costs are comprised primarily of salaries for implementation personnel and fees paid to third parties, including bill payment and data processing vendors. Service costs consist primarily of salaries and related personnel expenses, network costs, expenses related to the operation of Digital Insight's data center and fees paid to third parties, including bill payment vendors, data processing vendors and communication services providers. Gross profit increased from $2.2 million for the nine months ended September 30, 1998 to $4.3 million for the nine months ended September 30, 1999. Gross margin declined from 39% to 37% primarily due to the costs associated with commencing installation of a redundant data center, and to a lesser extent due to increased service and customer support levels, consulting expenses and investment in networking services infrastructure. Implementation gross margin declined from 38% to 30% and service gross margin remained flat at 39%. Implementation gross margin may vary from period to period based upon fluctuations in Digital Insight's implementation revenues and increases in its implementation infrastructure. However, such fluctuations should not have a significant impact on overall gross margin.

   Sales, General and Administrative. Sales, general and administrative expenses consist primarily of salaries and related expenses for executive, sales, marketing, finance, human resources and administrative personnel and other general corporate expenses. In addition, these expenses include marketing expenses such as trade shows and promotional costs. Sales, general and administrative expenses increased from $2.9 million for the nine months ended September 30, 1998 to $6.5 million for the nine months ended September 30, 1999. This increase was primarily due to an increase in sales commissions associated with higher revenues and higher personnel expenses for sales and marketing staff, and to a lesser extent due to trade show and other promotional expenses, and expenses for additional marketing support programs. This increase was also due to increased staffing for finance and accounting, new senior management positions and growth in recruiting and human resources expenses. Sales, general and administrative expenses as a percentage of revenues increased from 51% to 55% for each of the nine months ended September 30, 1998 and 1999.

   Research and Development. Research and development expenses consist primarily of salaries, related personnel expenses and consultant fees related to the design, development, testing and enhancement of both Digital Insight's products and its data processing vendor interface software. Digital Insight expenses all research and development costs as incurred. Research and development expenses increased from $1.8 million for the nine months ended September 30, 1998 to $3.1 million for the nine months ended September 30, 1999. This increase was primarily due to higher personnel expenses related to more full-time software engineering staff required for the functional enhancement of existing products and to a lesser extent due to the development of new products. Research and development expenses as a percentage of revenues decreased from 32% for the nine months ended September 30, 1998 to 26% for the nine months ended September 30, 1999, primarily as a result of an increase in revenues.

   Interest Income. Interest income decreased from $195,000 for the nine months ended September 30, 1998 to $183,000 for the nine months ended September 30, 1999. This decrease was primarily due to higher average cash balances in the nine months ended September 30, 1998 as a result of Digital Insight's Series B preferred stock financing.

   Amortization of Stock-based Compensation. Amortization of stock-based compensation increased from $395,000 for the nine months ended September 30, 1998 to $892,000 for the nine months ended September 30, 1999. This increase was primarily due to the hiring of new employees and related stock option grants, as well as an increase in the difference between the grant price and the deemed fair value of Digital Insight's common stock.

 Comparisons of Years Ended December 31, 1996, 1997 and 1998

   Revenues. Revenues increased from $1.6 million in 1996 to $4.0 million in 1997, and to $8.2 million in 1998. These increases were driven primarily by growth in service fees, which increased from $508,000 in 1996 to $2.0 million in 1997 and to $5.8 million in 1998. To a lesser extent, the increase in revenues during these periods was the result of growth in implementation fees related to new contracts. The total number of active home banking end users rose from 16,000 at December 31, 1996, to 83,000 at December 31, 1997, and to 273,000 at December 31, 1998.

   Gross Profit. Gross profit increased from $657,000 in 1996 to $1.7 million in 1997, and to $3.0 million in 1998. These increases were primarily the result of the increases in revenues, particularly from service fees. Gross margin remained relatively stable at 42.1% in 1996 and 43.9% in 1997, and declined to 36.0% in 1998. This decline was primarily due to increased investments in Digital Insight's data center and network operations in order to improve system reliability and significantly enhance customer support, quality assurance and security.

   Sales, General and Administrative. Sales, general and administrative expenses increased from $809,000 in 1996 to $2.5 million in 1997, and to $4.0 million in 1998. These increases were primarily the result of increases in personnel and personnel-related costs to support Digital Insight's expanded operations.

   Research and Development. Research and development expenses increased from $565,000 in 1996 to $1.6 million in 1997, and to $2.7 million in 1998. These increases were primarily due to increases in personnel and personnel-related costs, product testing and enhancement, new interface development expenses and expenses related to the completion and commercial release of new products.

   Interest Income. Interest income increased from $0 in 1996 to $89,000 in 1997, and to $262,000 in 1998. This increase was primarily due to higher average cash balances in 1997 as a result of its Series A preferred stock financing, which concluded in March 1997, and higher average cash balances in 1998 as a result of Digital Insight's Series B preferred stock financing.

   Amortization of Stock-based Compensation. Amortization of stock-based compensation increased from $0 in 1996 to $151,000 in 1997, and to $844,000 in 1998. This increase was primarily due to the hiring of new employees and related stock option grants, as well as an increase in the difference between the grant price and the deemed fair value of Digital Insight's common stock.

Provision for Income Taxes

   Digital Insight incurred operating losses from inception through September 30, 1999, and therefore has not recorded any significant provision for income taxes. Digital Insight has recorded a valuation allowance for the full amount of its net operating loss carry-forwards, as the future realization of the tax benefit is not currently likely.

Liquidity and Capital Resources

   Since inception, Digital Insight has financed its operations primarily through the private placement of equity securities, raising approximately $20.8 million, including $8.4 million raised in May 1999. On October 6, 1999 Digital Insight completed its initial public offering by issuing 4,025,000 shares of common stock (including the exercise of the underwriter's over-allotment option) and realized proceeds, net of underwriter's discounts, commissions and issuance costs, of $54.7 million. In conjunction with the initial public offering, Digital Insight's mandatorily redeemable convertible preferred stock converted to common stock and all warrants to purchase preferred stock became warrants to purchase common stock.

   At September 30, 1999, Digital Insight had cash and cash equivalents of $6.2 million. Digital Insight has a $2.0 million equipment leasing line of credit with a bank, under which $.7 million was outstanding at September 30, 1999. At September 30, 1999, Digital Insight also had an additional $.1 million in equipment financing outstanding with an equipment leasing company.

   Cash used in operating activities was $468,000 for the year ended December 31, 1996, $1.5 million for the year ended December 31, 1997, $2.1 million for the year ended December 31, 1998 and $4.0 million for the nine months ended September 30, 1999. Cash used in operating activities increased from $1.6 million for the nine months ended September 30, 1998 to $4.0 million for the nine months ended September 30, 1999. The increases in cash used in operating activities were primarily due to increases in net loss.

   Cash used in investing activities was $254,000 for the year ended December 31, 1996, $768,000 for the year ended December 31, 1997, $1.7 million for the year ended December 31, 1998 and $2.9 million for the nine months ended September 30, 1999. Cash used in investing activities increased from $1.7 million for the nine months ended September 30, 1998 to $2.9 million for the nine months ended September 30, 1999. The increases in cash used in investing activities were primarily due to infrastructure expansion to meet end user growth and expenditures for computers and other equipment for Digital Insight's second data center.

   Digital Insight has no material commitments other than obligations under its credit facilities and operating and capital leases, including a sublease it entered into in August 1999 to occupy additional space in its principal facility in Calabasas, California beginning on December 1, 1999. Commitments under its new facility sublease are $528,000 for the next three years. Future capital requirements will depend upon many factors, including the timing of research and product development efforts and the expansion of its marketing efforts. Digital Insight expects to continue to expend significant amounts on expansion of facility infrastructure, ongoing research and development, computer and related data center equipment, and personnel.

   Digital Insight believes that its cash and cash equivalents balances and funds available under its existing lines of credit, together with the proceeds of the initial public offering, will be sufficient to satisfy its cash requirements for at least the next 18 months. Digital Insight intends to invest its cash in excess of current operating requirements in short-term, interest-bearing, investment grade securities.

Impact of Year 2000

   Many computers, software and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000" problem.

   General Readiness Assessment. The Year 2000 problem affects the computers, software, other equipment that Digital Insight uses, operates or maintains for its operations, and services provided by third-party vendors. As a result, Digital Insight formalized its Year 2000 compliance plan, which is being implemented by a team of employees led by its internal information technology staff. This staff is responsible for monitoring the assessment, including potential effects and costs, of Digital Insight's Year 2000 projects and remediation of any Year 2000 problems. To date, Digital Insight has obtained Year 2000 readiness verification from the majority of third-party service and product providers associated with its critical development and operations processes.

   Assessment of Digital Insight's Software and Products. Beginning in 1998, Digital Insight began assessing the ability of its software and products to operate properly as a result of the Year 2000 problem. Digital Insight believes that its current products are Year 2000 compliant. Additionally, as Digital Insight designs and develops new products, Digital Insight subjects them to testing for Year 2000 compliance and the ability to distinguish between various date formats. Digital Insight will continue to test its software and products for stand-alone Year 2000 compliance as well as compliance when used with other standard operating systems or computer platforms. At present, Digital Insight has conducted Year 2000 interface testing with its data processing vendor partners.

   Assessment of Internal Infrastructure. Digital Insight has identified the majority of information technology systems, software and other equipment that are necessary to its internal operations. Other equipment includes office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices which may be affected by the Year 2000 problem. Digital Insight has evaluated this equipment to determine which items must be modified, upgraded, or replaced to minimize the possibility of material disruption to its business. All the remaining remediation and deployment activities were completed by September 30, 1999.

   Costs of Remedy Necessary. To date, Digital Insight's costs to address Year 2000 compliance have been approximately $95,000 and are included in operating expenses. Digital Insight anticipates the additional costs to address Year 2000 compliance will be approximately $145,000 most of which it expects to have incurred in 1999. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. The actual remediation costs may be substantially higher than current estimates.

   Based on the activities described above, Digital Insight does not believe that the Year 2000 problem will have a material adverse effect on its business or operating results. In addition, Digital Insight has not deferred any material information technology projects or equipment purchases as a result of its Year 2000 problem activities.

   Suppliers. As part of its Year 2000 compliance plan, Digital Insight has contacted its third-party vendors of products and services integrated into its products to identify and, to the extent possible, resolve issues relating to the Year 2000 problem. However, Digital Insight has limited or no control over the actions of these third-party vendors. Thus, while Digital Insight expects that it will be able to resolve any significant Year 2000 problems with these third parties, there can be no assurance that these vendors will resolve any or all Year 2000 problems before the occurrence of a material disruption to the operation of its business. Any failure of these third parties to timely resolve Year 2000 problems with their systems could have a material adverse effect on Digital Insight's business, financial condition and results of operations.

   Most Likely Consequences of Year 2000 Problems. Digital Insight expects to identify and resolve all Year 2000 issues that could materially adversely affect its business operations. However, Digital Insight believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting Digital Insight have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are too numerous to address. In addition, no one can accurately predict which Year 2000-related failures will occur or the severity, timing, duration, or financial consequences of these potential failures. As a result, Digital Insight believes that the following consequences are possible:

  . operational inconveniences and inefficiencies for Digital Insight and its customers that will divert management's time and attention and financial and human resources from ordinary business activities; and

  . business disputes alleging that Digital Insight failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

   Contingency Plans. Digital Insight has developed a contingency plan to be implemented if its efforts to identify and correct Year 2000 problems affecting its internal systems are not effective. The plan identifies a hierarchy of critical functions, recovery strategies to return functions to operational status and defines the core team for managing this recovery process. Specific action items include:

  . accelerated replacement of affected equipment or software;

  . short to medium-term use of backup equipment and software or other redundant systems;

  . increased work hours for its personnel or the hiring of additional information technology staff; and

  . the use of contract personnel to correct, on an accelerated basis, any Year 2000 problems that arise or to provide interim alternate solutions for information system deficiencies.

   Digital Insight plans to continue to modify its plan to address new systems and new products as they are introduced to, or implemented by, the Company.

   Digital Insight's failure to implement any of these action items could have a material adverse effect on its business, financial condition and results of operations. Moreover, although Digital Insight has a contingency plan to address Year 2000 problems affecting its internal systems, Digital Insight is unable to make any contingency plans if a significant number of the computers constituting the Internet fail to process dates properly for the year 2000 and there is a system-wide slowdown or breakdown. Digital Insight's business is dependent on the continued successful operation of the Internet. Any interruption or significant degradation of Internet operations due to Year 2000 problems could harm Digital Insight's business.

   Worst Case Scenario. The worst case scenario for Year 2000 problems for Digital Insight would be to cease normal operations while it attempted to respond to Year 2000 problems in its internal systems. Although it does not believe that its business would come to a standstill in the worst case scenario, Digital Insight could experience severe operational disruptions and inefficiencies resulting in delays in delivering its products and services and a corresponding decrease in revenues.

   Disclaimer. The discussion of Digital Insight's efforts and expectations relating to Year 2000 compliance are forward-looking statements. Digital Insight's ability to achieve Year 2000 compliance, and the level of incremental costs associated therewith, could be adversely affected by, among other things, the availability and cost of contract personnel and external resources, third-party suppliers' ability to modify proprietary software, and unanticipated problems not identified in the ongoing compliance review.

                          DIGITAL INSIGHT MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding current executive officers and directors of Digital Insight who will serve as executive officers and directors of Digital Insight after the nFront merger:

           Name          Age Position
           ----          --- --------
   John Dorman..........  49 Chairman of the Board, Chief Executive Officer and
                             President

   Paul Fiore...........  34 Executive Vice President, Co-Founder and Director

   Mehariar Hasan.......  40 Vice President, Product Management


   Daniel Jacoby........  34 Vice President, Chief Technology Officer and Co-
                             Founder


   Kevin McDonnell......  38 Vice President, Finance, Chief Financial Officer
                             and Secretary

   Steven Reich.........  40 Vice President, Sales and Marketing

   Stephen Zarate.......  53 Vice President and Chief Information Officer

   John Jarve(2)........  43 Director

   James McGuire(1)(2)..  56 Director

   Robert North(1)(2)...  64 Director

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   John Dorman. Mr. Dorman has been Digital Insight's President and Chief Executive Officer and a director since October 1998. Mr. Dorman was appointed Chairman of the Board in June 1999. Prior to his appointment as Digital Insight's President and Chief Executive Officer, Mr. Dorman was Senior Vice President for Oracle Worldwide Financial Services from August 1997 to October 1998. Prior to joining Oracle, Mr. Dorman was founder, President, and Chief Executive Officer of Treasury Services Corporation, known as TSC, a provider of management information solutions to the financial services industry, from 1983 to 1997. TSC was sold to Oracle in 1997. Prior to serving at TSC, Mr. Dorman spent 11 years in the banking industry as a senior financial executive for Union Bank of California. Mr. Dorman holds a BA degree in business administration and philosophy from Occidental College and an MBA in finance from the University of Southern California.

   Paul Fiore. Mr. Fiore is a co-founder of Digital Insight and has served as its Executive Vice President since October 1998 and as a director since March 1997. From March 1997 to October 1998, Mr. Fiore was President of Digital Insight and from July 1995 to March 1997, Mr. Fiore served as President of Digital Insight LLC, the predecessor of Digital Insight. Prior to co-founding Digital Insight LLC in July 1995, Mr. Fiore was Vice President, Strategy & Plans for XP Systems, a provider of turn-key data processing solutions for credit unions, from March 1994 to July 1995. Before joining XP Systems, Mr. Fiore was Vice President and Chief Financial Officer for AT&T Employees Federal Credit Union from October 1989 to March 1994. Prior to joining AT&T, Mr. Fiore was a financial analyst for Lehman Brothers. Mr. Fiore graduated from New York University with a BS degree in management and finance.

   Mehariar Hasan. Mr. Hasan joined Digital Insight as Vice President, Product Management in July 1999. Prior to joining Digital Insight, Mr. Hasan was Senior Vice President, Strategic Marketing for Transamerica Corporation from June 1996 to July 1999. Prior to joining Transamerica, Mr. Hasan served as Director of Consulting for TSC, a provider of management information solutions to the financial services industry, from November 1994 to June 1996. Prior to joining TSC, Mr. Hasan served in a variety of management roles for American Savings Bank from November 1986 to November 1994. Mr. Hasan holds a BA in Economics and an MS in Finance from the University of Arizona.

   Daniel Jacoby. Mr. Jacoby is a co-founder of Digital Insight and has served as Vice President and Chief Technology Officer since March 1997. From July 1995 to March 1997, Mr. Jacoby served as Chief Technology Officer of Digital Insight LLC. Prior to co-founding Digital Insight in 1995, Mr. Jacoby served in various technical and managerial positions for XP Systems from February 1989 to June 1995. Mr. Jacoby holds a BS degree in biomechanical engineering from the University of California, San Diego.

   Kevin McDonnell. Mr. McDonnell joined Digital Insight as Vice President, Chief Financial Officer and Secretary in March of 1999. Prior to joining Digital Insight, Mr. McDonnell was Executive Vice President and Chief Financial Officer for Rockford Industries, a specialty finance company, from July 1997 to February 1999. From October 1995 to July 1997, Mr. McDonnell served as Vice President and Chief Financial Officer for Printrak International, a provider of automated fingerprint identification systems. From October 1992 to October 1995, Mr. McDonnell served as Vice President and Chief Financial Officer of Mobile Technology, Inc., a medical services company. Mr. McDonnell has a BA degree in business administration from Loyola Marymount University and a JD degree from Loyola Law School.

   Steven Reich. Mr. Reich joined Digital Insight as Vice President of Sales and Marketing in May 1998. Prior to joining Digital Insight, Mr. Reich served as a management consultant and spent ten years from 1987 to 1997 with TSC, a provider of management information solutions to the financial services industry, in a variety of management roles, most recently as Vice President of Sales and Marketing. Before joining TSC, Mr. Reich worked at the consulting firm of Kaplan Smith and Associates as a Senior Consulting Associate. He holds a BS degree in business administration from Arizona State University and an MBA from Claremont Graduate School.

   Stephen Zarate. Mr. Zarate has served as Vice President and Chief Information Officer since March 1999. Prior to joining Digital Insight, Mr. Zarate was Chief Information Officer for PeopleSoft from June 1993 to March 1999, where he was responsible for the company's worldwide internal applications, communications, infrastructure and technology. Prior to joining PeopleSoft, Mr. Zarate was the Managing Director of Golden Gate Bank from October 1988 to April 1993. Mr. Zarate has a BA degree in political science and history from San Francisco State University.

   John Jarve. Mr. Jarve has been a director of Digital Insight since March 1997. He is a general partner and managing director of Menlo Ventures, a venture capital firm, where he has been employed since 1985. Mr. Jarve currently serves as a director of iBasis, Inc. and several privately held companies, and also as a trustee of the Massachusetts Institute of Technology. Mr. Jarve holds BS and MS degrees in electrical engineering from the Massachusetts Institute of Technology and an MBA from the Graduate School of Business at Stanford University.

   James McGuire. Mr. McGuire has been a director of Digital Insight since March 1997 and served as Chairman of the Board from its inception until June 1999. Mr. McGuire has served as President of NJK Holding Corporation since 1992. Mr. McGuire currently serves as a director for Sylvan Learning Systems, a provider of educational services. Mr. McGuire holds a BBA in finance from the University of Notre Dame.

   Robert North. Mr. North has been a director of Digital Insight since June 1997. Mr. North has served as Chief Executive Officer of HNC Software, a provider of predictive software solutions, since 1987. Mr. North is also a director of HNC Software, Peerless Systems, a provider of software-based embedded imaging systems, and Abacus Direct, a provider of information products and marketing research services. Mr. North holds BS and MS degrees in electrical engineering from Stanford University.

Board Composition

   Digital Insight currently has seven directors. In accordance with the terms of Digital Insight's certificate of incorporation, the terms of office of its board of directors is divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001 and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors after completion of the merger will be Mr. Rackley III and a vacancy to be filled by a person designated by Mr. Rackley (or if prior to the merger, nFront's Board) if such designation is made prior to 45 days before the date of Digital Insight's first stockholder meeting following completion of the merger and such designee is reasonably acceptable to Digital Insight, the Class II directors will be Messrs. Fiore and Jarve and the Class III directors will be Messrs. Dorman, McGuire and North. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of its directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of Digital Insight. Digital Insight's directors may be removed for cause by the affirmative vote of the holders of a majority of its common stock.

Board Committees

   Digital Insight's board of directors has a compensation committee and an audit committee. The compensation committee consists of Messrs. Jarve, McGuire and North. The compensation committee makes recommendations regarding Digital Insight's stock option plans and all matters concerning executive compensation. The audit committee consists of Messrs. McGuire and North. The audit committee approves Digital Insight's independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates Digital Insight's internal controls. Each of these committees was established in June 1999.

Director Compensation

   Digital Insight does not pay any compensation to directors for serving in that capacity. Directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. The board of directors has the discretion to grant options and rights to directors under its 1997 and 1999 stock plans. Employee directors are also eligible to participate in its employee stock purchase plan.

Compensation Committee Interlocks and Insider Participation

   The compensation committee consists of Messrs. Jarve, McGuire and North, none of whom is an employee of Digital Insight. None of Digital Insight's executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on the board of directors or compensation committee of Digital Insight.

Executive Compensation

   The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 1998 by Digital Insight's Chief Executive Officer and each of its other four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                       Annual      ------------
                                    Compensation    Securities
                                   ---------------  Underlying     All Other
                                   Salary   Bonus    Options    Compensation(2)
                                   ------- ------- ------------ ---------------
John Dorman(3).................... $56,250 $28,125   690,000         $157
 Chairman, Chief Executive Officer
  and President

Paul Fiore(4)..................... 140,000  20,000       --           616
 Executive Vice President and Co-
  Founder

Ole Eichhorn(5) .................. 160,000  50,000       --           631
 Former Vice President, Research &
  Development

Daniel Jacoby..................... 100,000  12,500       --           616
 Vice President, Chief Technology
  Officer and
  Co-Founder

Ken Mattice(6).................... 115,000  26,667       --           624
 Controller

--------
(1) This table excludes information for Steven Reich, Vice President, Sales and Marketing who joined Digital Insight in May 1998. Mr. Reich's combined salary and bonus during 1998 was $96,634 and his annualized salary for 1998 was $150,000. Mr. Reich was also granted an option for 115,000 shares during 1998. This table also excludes information for Kevin McDonnell, Vice President, Finance, Chief Financial Officer and Secretary, and Stephen Zarate, Vice President and Chief Information Officer, each of whom joined Digital Insight in March 1999. Mr. McDonnell's annualized salary for 1999 is $165,000 and he has been granted an option to purchase 115,000 shares. Mr. Zarate's annualized salary for 1999 is $175,000 and he has been granted an option to purchase 286,285 shares. This table also excludes information for Mehariar Hasan, Vice President, Product Management, who joined Digital Insight in July 1999. Mr. Hasan's annualized salary for 1999 is $180,000 and he has been granted an option to purchase 90,000 shares.

(2) Consists of premiums paid by Digital Insight for term life insurance.

(3) Mr. Dorman joined Digital Insight in October 1998. His annualized salary for 1998 was $225,000.

(4) Mr. Fiore served as Digital Insight's President from inception until October 1998.

(5) Mr. Eichhorn resigned as an officer effective June 1999. Bonus includes $20,000 earned in 1997 but paid in 1998.

(6) Mr. Mattice was an executive officer during 1998 when he served as Digital Insight's Chief Financial Officer. Bonus includes $6,667 earned in 1997 but paid in 1998.

Option Grants in Last Fiscal Year

   The following table sets forth stock options and stock purchase rights granted to each of the named executive officers during the fiscal year ended December 31, 1998. A total of 996,000 options and stock purchase rights were granted in fiscal 1998, all under its 1997 Stock Plan. No stock appreciation rights were granted during fiscal 1998.

   Options and stock purchase rights were granted at an exercise price equal to the fair market value of Digital Insight's common stock, as determined by the board of directors, on the date of grant. In making this determination, the board considered a number of factors, including:

  . Digital Insight's historical and prospective future revenue and profitability;

  .  Digital Insight's cash balance and rate of cash consumption;

  .  the development and size of the market for Digital Insight's products;

  .  the status of Digital Insight's financing activities;

  .  the stability and tenure of Digital Insight's management team; and

  .  the breadth of Digital Insight's product offerings.

   The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect Digital Insight's projections or estimates of future stock price growth.



                                                                              Potential
                                                                           Realizable Value
                                         Individual Grants                    at Assumed
                         ------------------------------------------------- Annual Rates of
                           Number of      % of Total                         Stock Price
                           Securities   Options/Rights Exercise            Appreciation for
                           Underlying     Granted to    Price                Option Term
                         Options/Rights  Employees in    Per    Expiration ----------------
                            Granted      Fiscal Year    Share      Date       5%      10%
                         -------------- -------------- -------- ---------- ------- --------
John Dorman.............    115,000          11.5%      $1.00   10/13/2008 $72,323 $183,280
                            575,000          57.7        1.00   10/13/2008 361,614  916,402
Paul Fiore..............        --            --          --           --      --       --
Ole Eichhorn............        --            --          --           --      --       --
Daniel Jacoby...........        --            --          --           --      --       --
Ken Mattice.............        --            --          --           --      --       --

   The 115,000 shares granted to Mr. Dorman were in the form of a stock purchase right which was fully vested at the time of grant and has subsequently been exercised. The 575,000 shares granted to Mr. Dorman were in the form of a stock option which vests as to 25% percent of the shares on October 13, 1999 and as to 1/48 of the shares each month thereafter.

Option Exercises and Holdings

   The following table sets forth for each of the named executive officers of Digital Insight certain information concerning the number of shares subject to both exercisable and unexercisable stock options at December 31, 1998. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $1.00, or the fair market value of the common stock as of December 31, 1998, as determined in good faith by the board of directors. No shares were acquired by the named executive officers upon exercise of stock options or stock purchase rights in the fiscal year ended December 31, 1998.

                 Aggregated Fiscal Year End Option/SPR Values

                               Number of Securities
                              Underlying Unexercised   Value of Unexercised In-
                              Options at Fiscal Year     the-Money Options at
                                        End                 Fiscal Year End
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
John Dorman.................   115,000      575,000      $   --       $   --
Paul Fiore..................       --           --           --           --
Ole Eichhorn................    27,167       54,333       19,016       38,033
Daniel Jacoby...............       --           --           --           --
Ken Mattice.................    12,656       27,844        8,859       19,490

Employment and Change of Control Agreements

   As of December 31, 1998, John Dorman, Digital Insight's Chairman, Chief Executive Officer and President of Digital Insight, had an outstanding option to purchase 575,000 shares of common stock. Under the terms of Mr. Dorman's option agreement with Digital Insight, 25% of the shares subject to the option vest on October 13, 1999 and 1/48 of the shares vest at the end of each calendar month thereafter, provided that 50% of the then unvested portion of the option shall accelerate and immediately vest if a change in control of Digital Insight occurs. As of December 31, 1998, no shares were vested under this option.

   As of December 31, 1998, Ken Mattice, Digital Insight's Controller, had an outstanding option to purchase 40,500 shares of common stock. Under the terms of Mr. Mattice's option agreement with Digital Insight, all shares subject to the option shall accelerate and vest in full if Mr. Mattice is involuntarily terminated, with or without cause. As of December 31, 1998, 27,844 shares were unvested under this option.

   Three of Digital Insight's current officers, Kevin McDonnell, its Vice President, Finance, Chief Financial Officer and Secretary, Mehariar Hasan, its Vice President, Product Management, and Stephen Zarate, its Vice President and Chief Information Officer, were hired in 1999 and have been granted options to purchase shares of its common stock. Under the terms of each of their option agreements with Digital Insight, 50% of the then unvested portion of the options will accelerate and immediately vest if a change in control of Digital Insight occurs. None of the shares subject to these options are currently vested.

Limitation of Liability and Indemnification Matters

   Digital Insight's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Digital Insight's bylaws provide that it shall indemnify its directors and officers, to the maximum extent permitted by Delaware law. Digital Insight believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Its bylaws also permit Digital Insight to secure insurance on behalf of any current or former officer, director, employee or other agent of Digital Insight, or of another enterprise if serving at its request, for any liability arising out of his or her actions in that capacity, regardless of whether Digital Insight would have the power to indemnify him or her against liability under the provisions of Delaware law.

   Digital Insight has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its bylaws. These agreements, among other things, indemnify its directors and executive officers for any and all expenses such as federal, state, local or foreign taxes imposed on them as a result of the actual or deemed receipt of any payments under the indemnification agreement, judgments, fines, penalties and amounts paid in settlement, as long as the settlement is approved in advance by Digital Insight, which approval shall not be unreasonably withheld, actually and reasonably incurred by the officer or director in any action or proceeding, including any action by or in the right of Digital Insight arising out of a person's services as a director, officer, employee, agent or fiduciary of Digital Insight, any subsidiary of Digital Insight or any other company or enterprise to which the person provides services at its request. Digital Insight believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, there is no pending litigation or proceeding involving a director or officer in which indemnification is required or permitted, and Digital Insight is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF DIGITAL INSIGHT

   The following table sets forth as of December 31, 1999, and as adjusted to reflect the issuance of the shares of Digital Insight common stock in connection with the merger, certain information with respect to the beneficial ownership of the common stock as to:

  . each person known by Digital Insight to own beneficially more than 5% of the outstanding shares of its common stock,

  . Digital Insight's Chief Executive Officer and each of Digital Insight's five other most highly compensated executive officers during 1999

  . each of its directors, and

  . all of its directors and executive officers as a group.

   Unless otherwise indicated below, each person or entity named below has an address in care of Digital Insight's principal executive offices. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. The pre-merger percentage ownership is based on 14,766,184 shares of Digital Insight common stock outstanding as of December 31, 1999. The post-merger percentage ownership gives effect to the approximately 8,252,156 shares of Digital Insight common stock that would be issued to nFront shareholders based on shares of nFront common stock outstanding as of December 31, 1999. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. This table includes percentage ownership data reflecting ownership both before and after consummation of the Merger based on shares of nFront common stock outstanding as of December 31, 1999.

                                                     Percentage of Shares
                                                      Beneficially Owned
                                                     -----------------------
                                   Number of Shares    Before       After
    Name of Beneficial Owner      Beneficially Owned   Merger       Merger
    ------------------------      ------------------ ----------   ----------
5% Stockholders:
  Nasser J. Kazeminy and
   affiliated entities(1)........     3,046,105             20.6%        13.2%
  Entities affiliated with Menlo
   Ventures(2)...................     2,375,653             16.1         10.3
  HarbourVest Partners V-Direct
   Fund, L.P.(3).................     1,542,250             10.4          6.7
  Edward Harris(4)...............       929,034              6.3          4.0
  Paul Fiore(5)..................       759,217              5.1          3.3
  Daniel Jacoby(6)...............       759,217              5.1          3.3

Directors and Named Executive
 Officers:
  John Dorman(7).................       346,666              2.3          1.5
  Ole Eichhorn(8)................        72,402                *            *
  Ken Mattice(9).................        26,968                *            *
  John Jarve(2)..................     2,375,653             16.1         10.3
  James McGuire..................        89,649                *            *
  Ofer Nemirovsky(3).............     1,542,250             10.4          6.7
  Nader Kazeminy(10).............            --               --           --
  Robert North(11)...............        32,000                *            *

All directors and officers as a
 group (14 persons)(12)..........     6,104,334             40.7%        26.2%

--------
  * Less than 1%

 (1) The address of record for Nasser J. Kazeminy and affiliated entities is c/o NJK Holdings Corp., 7803 Glenroy Rd., Suite 300, Bloomington, MN 55439. Number of shares includes (i) 1,553,162 shares held by Nasser J. Kazeminy, (ii) 529,846 shares held by The Nasser J. Kazeminy Irrevocable Trust and (iii) 529,846 shares held by the Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy and Kamran Talebi are co-trustees of the Nasser J. Kazeminy Irrevocable Trust and share voting authority over these shares. Yvonne P. Kazeminy-Mofrad, the wife of Nasser Kazeminy, and Kamran Talebi are co-trustees of the Yvonne P. Kazeminy-Mofrad Irrevocable Trust and share voting authority over these shares. Kamran Talebi has sole dispositive authority over the shares held by the trusts. Mr. Kazeminy does not hold authority over the Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these trusts.
 (2) The address of record for each entity affiliated with Menlo Ventures is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, CA 94025. Number of shares consists of 2,276,836 shares held by Menlo Ventures VII, L.P., and 98,817 shares held by Menlo Entrepreneurs Fund VII, L.P. John Jarve, a director of Digital Insight, is a managing member of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. Along with Thomas Bredt, Sonja Hoel, Douglas Carlisle, Mark Siegel, Michael Laufer and Dubose Montgomery, the other six managing members of MV Management VII, LLC, Mr. Jarve has shared voting and dispositive authority over the shares held by Menlo Ventures and its affiliates. Mr. Jarve and the other managing members disclaim beneficial ownership of the shares held by these entities except to the extent of their proportionate pecuniary interests therein.
 (3) The address of record for HarbourVest Partners V-Direct Fund, L.P. is One Financial Center, 44th Floor, Boston, MA 02111. Ofer Nemirovsky, a director of Digital Insight, is a member of HVP V-Direct Associates L.L.C., a general partner of HarbourVest Partners V-Direct Fund L.P. and a managing director of HarbourVest Partners, L.L.C., the manager of HarbourVest Partners V-Direct Fund L.P. Mr. Nemirovsky does not hold voting or dispositive authority over the shares held by HarbourVest and its affiliates. Voting and dispositive authority is held by an investment committee consisting of two managing directors of HarbourVest Partners, L.L.C., Ed Kane and Brooks Zug. Mr. Nemirovsky disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.
 (4) Number of shares includes 743,000 held by the Ed H. Harris Limited Partnership and 186,034 Shares held by the Harris Family Living Trust.
 (5) Number of shares includes 309,250 shares of common stock issued upon exercise of a stock purchase right, 115,969 shares of which are subject to a repurchase option held by Digital Insight as of December 31, 1999.
 (6) Number of shares includes 309,250 shares of common stock issued upon exercise of a stock purchase right, 115,969 shares of which are subject to a repurchase option held by Digital Insight as of December 31, 1999.
 (7) Number of shares includes 191,666 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 1999.
 (8) Mr. Eichhorn resigned as an officer effective June 1999.
 (9) Number of shares includes 7,365 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 1999.
(10) Excludes 3,046,105 shares held by Nasser J. Kazeminy and affiliated entities. Nader Kazeminy is the adult son of Nasser Kazeminy. Nader Kazeminy is the co-beneficiary of The Nasser J. Kazeminy Irrevocable
     Trust and the Yvonne P. Kazeminy-Mofrad Irrevocable Trust but does not have voting or dispositive authority over these trusts. See footnote (1) above.
(11) Number of shares consists of 27,000 shares of common stock issuable upon exercise of options exercisable within 60 days of December 31, 1999.
(12) Number of pre-merger shares consists of shares beneficially owned by its current officers and directors as well as 26,968 shares beneficially owned by Ken Mattice, its Controller and former Chief Financial Officer; 72,402 shares beneficially owned by Ole Eichhorn, its former Vice President of Research and Development. In addition, of the 6,104,334 pre-merger shares listed, 247,593 shares are issuable upon exercise of options held by its officers and directors exercisable within 60 days of December 31, 1999, and 2,375,653 shares are held by entities affiliated with Menlo Ventures (see footnote 2) above and 1,542,250 shares are held by HarbourVest Partners V-Direct Fund, L.P (see footnote 3 above). The number of post-merger shares, does not include shares benefically owned by Brady L. "Tripp" Rackley III (see page 139).

                  DIGITAL INSIGHT RELATED PARTY TRANSACTIONS

   The following is a description of transactions since January 1, 1996 to which Digital Insight has been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer who will serve as a director or executive officer after the nFront merger, or holder of more than 5% of Digital Insight's capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Digital Insight Management."

Reorganization

   Digital Insight was incorporated in March 1997 as the successor to Digital Insight LLC. As part of the reorganization of Digital Insight from a limited liability company to a corporation, Digital Insight issued an aggregate of 5,000,000 shares of common stock and 481,500 shares of Series A preferred stock to the former members of Digital Insight LLC in consideration for the transfer of all of the tangible and intangible assets of Digital Insight LLC. During the time that they were members of the limited liability company, certain of its executive officers and directors and certain stockholders who own beneficially 5% or more of its securities loaned funds to Digital Insight LLC. A portion of these loans were subsequently contributed to the capital of Digital Insight LLC in consideration for an increase in the lenders' respective membership interests in the limited liability company. The remaining loans were repaid in March 1997. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of Digital Insight's securities who were former members of Digital Insight LLC and who received shares of its common stock and Series A preferred stock and/or loaned money to Digital Insight LLC.

                                                 Amount
                                      Number of  Loaned    Amount     Amount
                            Number of Shares of    to    Contributed Repaid by
                            Shares of Series A  Digital  to Capital   Digital
                             Common   Preferred Insight  of Digital   Insight
Stockholder                   Stock     Stock     LLC    Insight LLC    LLC
-----------                 --------- --------- -------- ----------- ---------
Nasser J. Kazeminy and
 affiliated entities(1).... 2,226,750  214,435  $118,221  $118,221    $  --
Paul Fiore.................   456,050   43,917       --        --        --
Edward Harris..............   791,750   76,245   109,589    67,555    42,034
Daniel Jacoby..............   456,050   43,917       --        --        --

--------
(1) Consists of shares purchased by and loans made by Nasser J. Kazeminy, The Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy is co-trustee of the Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad, the wife of Nasser J. Kazeminy, is the co-trustee of the Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these trusts.

Equity Transactions

   In March 1997, Digital Insight sold an aggregate of 1,111,100 shares of its Series A preferred stock at a price per share of $2.70 and issued warrants to purchase up to 763,450 shares of Series B preferred stock. These warrants were exercisable for an exercise price per share of $3.93 and have since expired unexercised. In February 1998, Digital Insight sold an aggregate of 2,305,475 shares of its Series B preferred stock at a price per share of $3.47. In May 1999, Digital Insight sold an aggregate of 844,036 shares of its Series C preferred stock at a price per share of $10.00. All shares of these series of preferred stock were converted into shares of common stock. upon consummation of Digital Insight s initial public offerings in October, 1999. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of Digital Insight's securities who participated in these financings. Digital Insight believes that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than it could have obtained from unaffiliated third parties.

                                   Series A            Series C    Aggregate
                                   Preferred Series B  Preferred     Cash
Stockholder                          Stock   Preferred   Stock   Consideration
-----------                        --------- --------- --------- -------------
Entities affiliated with Menlo
 Ventures(1)...................... 1,111,100   864,553  400,000   $9,999,969
HarbourVest Partners V-Direct
 Fund, L.P........................       --  1,440,922  101,328    6,013,280
Nasser J. Kazeminy and affiliated
 entities(2)......................       --        --   171,669    1,716,690
Edward Harris.....................       --        --    61,039      610,390
John Dorman.......................       --        --    40,000      400,000
Stephen Zarate....................       --        --    30,000      300,000
Paul Fiore........................       --        --    10,000      100,000
Daniel Jacoby.....................       --        --    10,000      100,000
Kevin McDonnell...................       --        --    10,000      100,000
Steven Reich......................       --        --    10,000      100,000

--------

(1) Consists of shares purchased by Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. John Jarve, a director of Digital Insight, is a managing member of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. Mr. Jarve disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein.

(2) Consists of shares purchased by Nasser J. Kazeminy, The Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy is co-trustee of the Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad, the wife of Nasser J. Kazeminy, is the co-trustee of the Yvonne P. Kazeminy Irrevocable Trust. Mr. Kazeminy has shared voting authority with a co-trustee for the trust in his name. Mr. Kazeminy does not hold voting or dispositive authority over the shares held by the Yvonne P. Kazeminy Irrevocable Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these trusts.

Stock Purchase Rights

   In October 1997, Paul Fiore, Executive Vice President, a director and co-founder of Digital Insight, exercised a stock purchase right to purchase an aggregate of 309,250 shares of common stock and entered into a restricted stock purchase agreement with respect to this exercise. Mr. Fiore paid the $.30 exercise price per share for these shares by delivery of a full-recourse promissory note bearing interest at the rate of 7.0% per annum. The note is secured by the shares of common stock purchased by Mr. Fiore. As of September 30, 1999, $103,900 in unpaid principal and interest was outstanding in the aggregate under the note.

   In October 1997, Daniel Jacoby, Vice President, Chief Technology Officer and a co-founder of Digital Insight, exercised a stock purchase right to purchase an aggregate of 309,250 shares of common stock and entered into a restricted stock purchase agreement with respect to this exercise. Mr. Jacoby paid the $.30 exercise price per share for these shares by delivery of a full-recourse promissory note bearing interest at the rate of 7.0% per annum. The note is secured by the shares of common stock purchased by Mr. Jacoby. As of September 30, 1999, $103,900 in unpaid principal and interest was outstanding in the aggregate under the note.

   In February 1999, John Dorman, Digital Insight's Chairman, Chief Executive Officer and President, exercised a stock purchase right to purchase an aggregate of 115,000 shares of common stock. These shares are fully vested. Mr. Dorman paid the $1.00 exercise price per share in cash.

Other Transactions

   In September 1999, Digital Insight entered into a software license and customization agreement with HNC Software Inc. A member of Digital Insight's board of directors is also the CEO and a director of HNC Software Inc. The agreement obligates Digital Insight to pay HNC Software Inc. a total of $1.5 million in licensing and software customization fees.

   Digital Insight has entered into an indemnification agreement with each of its executive officers and directors.

   Holders of preferred stock are entitled to registration rights with respect to the Digital Insight common stock issued or issuable upon conversion of preferred stock.

   Digital Insight believes that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between Digital Insight and its principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the board and will be on terms deemed to be no less favorable than could be obtained from unrelated third parties.

                     CERTAIN INFORMATION REGARDING nFRONT

Forward-Looking Statements

   In addition to historical information, this proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements regarding nFront's anticipated costs and expenses, its capital needs and financing plans, product and service development, its growth strategies, market demand for its products and services, relationships with its strategic marketing alliances, competition, the reliability and security of its data center and plans for addressing Year 2000 issues. These forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language. nFront's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the sections "Risk Factors" and "nFront Management's Discussion and Analysis of Financial Condition and Results of Operations." You should carefully review the risks described in other documents nFront files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q and the Annual Reports on Form 10-K. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus. nFront undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

nFront's Business

   nFront provides a comprehensive, outsourced solution that enables small to mid-sized banks to offer their customers complete branch banking services through the Internet. nFront's solution consists of Internet banking products, an Internet banking data center which facilitates the use of these products, implementation and web site design services and marketing and support services. nFront's nHome product provides Internet banking services targeted at meeting the needs of a bank's retail customers. nFront's nBusiness product provides banking services specifically designed to meet the needs of the bank's commercial customers. The nFront Internet banking data center provides the web server computers, communications, data storage, retrieval and security, as well as support personnel necessary to operate an Internet branch for each bank, that is integrated with the bank's existing computer systems. nFront's solution enables banks to utilize the Internet to compete more effectively in their markets, retain current customers, acquire new customers, offer additional products and services, decrease costs and increase fee income.

   By creating Internet branches for its client banks, nFront enables banks to become the destination on the Web for bank customers who are increasingly using the Web to research, evaluate and, if desired, purchase a broad array of financial products and services. Because of the integral role of bank accounts in all types of financial transactions and the importance of expanded access to the information relating to those accounts, nFront believes that banks are particularly well suited to provide this financial destination on the Web for their customers. nFront's products and services enable its client banks' customers to access their personal account information, perform a variety of financial transactions and conduct investment research on the banks' web site. nFront plans to expand its products and services to enable client banks to offer investment portfolio management, insurance and related sales to strengthen their position as the financial destination on the Web for their customers.

   The key differentiators of nFront's products and services are:

   Outsourced Solution. nFront's outsourced solution has been designed to have significantly lower up-front costs, lower overhead, shorter lead times on initial implementation and upgrades and better access to qualified personnel than the bank would experience on an in-house basis. Finally, by aggregating the customer bases and assets of its client banks, nFront's outsourced solution enables it to take advantage of economies of scale and increased buying power in negotiating agreements with third parties to offer additional products and services to nFront's client banks' customers, resulting in improved economic arrangements than would otherwise be the case. By outsourcing the system design, implementation, operation and support, the bank is free to focus on its core competency, serving its banking customers, rather than managing the growing complexities of Internet technology.

   Fat Server Architecture. nFront's products are based on a system architecture that is commonly referred to as a "fat server" design. A "server" is the computer or collection of computers that store information and handle many of the more complex data processing functions. A "fat server" refers to a server that has been configured to handle significant volumes of data storage and retrieval, as well as complex data processing functions. With "fat server" architecture, the system utilizes a relational database located on the nFront system server to receive and store customer data from a bank's core computer system. This data storage architecture allows the nFront system to store and organize the client bank customer's account data locally, without a continuous, direct connection between the customer and the bank's core system. On the other hand, a "thin server" refers to a server which acts more as a conduit for information which is processed either by other servers or by the PCs accessing this server. With the "thin server" model, which connects the customer directly to the bank's core system, the information available to the customer is limited to data currently accessible on the bank's core system.

   Fat server architecture provides the following functional advantages over thin server architecture:

  . Access to historical financial information. Information stored on the fat server allows a customer to generate consolidated reports on financial transactions spanning an extended period of time. nFront's fat server system currently stores up to two years of customer data, whereas thin server systems typically provide access to 60 to 90 days of financial data. nFront believes access to more historical account data promotes increased customer loyalty for a bank.

  . Analysis of customer information. A fat server solution enhances the bank's ability to extract and analyze relevant customer account information and more efficiently cross-sell products.

  . Effective consolidation of financial services. The fat server can more effectively consolidate the customer's financial data from disparate host systems in one place. These host systems include banking, brokerage and insurance financial data.

   Ease of Integration through Relationships with Core Processors. nFront has interfaces with 32 different core processing systems used by banks, enabling it to offer faster, more cost-effective integration of its Internet banking products with a bank's existing core processing system. Core processors provide the software and services required by banks to process their transactions.

   Microsoft NT-Based. The nFront solution is designed to take advantage of the Microsoft NT application environment. In 1997, nFront received the Microsoft Corporation "Best Industry Solution for Internet Banking" award. The nFront solution utilizes the Microsoft BackOffice suite, which provides an integrated, scalable system foundation, allowing nFront to focus on product development instead of third-party application selection and integration. The integrated suite of NT server applications enables nFront to efficiently add new bank clients and their customers without interrupting service to its existing customers.

Products and Services

   nFront offers products and services designed to enable banks to offer complete branch banking services over the Internet to retail and commercial customers. Its nHome product provides Internet banking services to a bank's retail customers. Its nBusiness product provides these services to a bank's commercial customers. nFront works closely with each of its client banks to design the appearance of their Internet branches to achieve each bank's particular branding objectives. The nFront Internet banking data center provides the computers that operate as the web servers for the system, the communications equipment, the data storage, retrieval and security software and hardware, as well as the support personnel, necessary to operate each client bank's Internet branch and connect each Internet branch to the bank's existing computer systems.

   Through nFront's outsourcing model, client banks purchase nFront's products as services, paying nFront on a monthly basis depending on the level of usage by their customers. Pricing for the nHome and nBusiness products include an up-front implementation fee payable upon execution of the contract, recurring monthly fees, transaction fees and fees for additional marketing and support services.

 Products

   nHome. The nHome product provides a bank's retail customers a wide array of branch banking services over the Internet. nHome was initially released in November 1996. As of November 30, 1999, nFront had agreements with 247 banks to provide the nHome product to their customers. With the nHome product, a bank's retail customers can:

  . open new accounts;

  . access account summaries and histories;

  . download account information to personal finance software, such as Intuit's Quicken or Microsoft's Money;

  . receive electronic images of cleared checks;

  . transfer funds;

  . pay bills;

  . manage pending transactions;

  . generate custom reports;

  . define event notifications;

  . receive on-line customer support; and

  . view a fully functional Internet banking demonstration.

   nHome also includes components used by the client bank to support the Internet branch. These administrative components include the ability for the client banks' customers and potential customers to submit account applications in a secure environment. Also, the client bank can automatically generate email responses to customer applications, update product interest rates and terms and receive customer-specific marketing and data analysis.

   nBusiness. The nBusiness product provides to a bank's small business customers comprehensive commercial banking services over the Internet. nBusiness was initially released in March 1999 and as of November 30, 1999, there were 135 agreements with banks to provide the nBusiness product to their customers. The product has been designed to enable the bank to generate additional fee revenue by offering its commercial customers a broader array of commercial cash management services than they currently offer. The nBusiness product provides the bank the same administrative and support functions available in the nHome product. With the nBusiness product, a bank's commercial customer receives the functionality of the nHome product, plus the ability to:

  . debit customer accounts;

  . issue stop payment orders;

  . pay employees;

  . create multiple user security profiles;

  . issue wire transfers;

  . facilitate direct deposit; and

  . initiate electronic tax payments.

 Services

   nFront provides the implementation services necessary to install its products, "brand" the bank's Internet branch and integrate the nFront products into the bank's core processing system. For a typical nHome installation, the implementation period currently averages approximately three months. Additionally, nFront provides the following marketing and support services to its client banks:

   Client Bank Marketing Program. nFront's client bank marketing program offers banks marketing campaigns aimed at converting existing bank customers to the nFront system and acquiring new customers. The program consists of several separate pre-designed segments from which the bank can choose. Each segment is complete with "camera ready" collateral marketing material as well as media campaign strategies. nFront may print and produce the materials at an additional cost or the bank may choose a local vendor to print and produce the materials.

   Employee Education Program. The Employee Education Program is a training program designed to help client banks train their employees on the benefits of the nFront system and Internet banking. nFront typically conducts training at the client bank. Training covers topics such as connecting to and navigating the Web, Internet banking, Internet security, email and related topics. nFront can employ a "train-the-trainer" approach or train the client's front line staff. The program includes leaders' guides and participants' kits.

   Marketing Consulting Services. nFront also offers customized consulting services for those banks with specific marketing and training needs. These services include competitive analyses, performance reporting, product recommendations and service and support recommendations. Consulting projects are priced on a time and materials basis.

Internet Banking Data Center

   All of nFront's client bank Internet branches are hosted and processed in nFront's Internet banking data center. The data center contains the computers that operate as the web servers for the system, the communications equipment, the data storage, retrieval and security software and hardware, as well as the support personnel, necessary to operate each client bank's Internet branch and connect each Internet branch to the client bank's existing computer systems. The data center communicates with a client bank by transferring the data directly from the client bank's core system to nFront's servers in the data center utilizing direct data connections and a workstation running at the client bank.

   nFront's data center provides a controlled access environment that includes a high capacity battery backup system. The battery backup system provides continuous power to all production systems including servers, monitors, telecommunications equipment, and employee workstations. In addition, a diesel power generator provides backup power to its entire facility in the event of an extended power outage. nFront has recently entered into an agreement with Exodus Communications that provides nFront with a redundant data center, which will allow it to continue to provide service in the event of a catastrophic loss of its primary data center. nFront expects this redundant data center to be fully operational in the first quarter of 2000.

Strategic Marketing Alliances

   When evaluating Internet banking solutions, banks usually focus on the ease of interface between their existing core banking software and the Internet banking software. Core banking software is the central software within a bank that processes information concerning banking transactions such as deposits and withdrawals. The link between the core banking software and the Internet banking software allows for the transfer of transactional data between both software systems. nFront has formed strategic marketing alliances with vendors of core banking software and outsourced data processing services who market nFront's products exclusively to their customer base. These relationships are typically for a five-year period, and nFront pays commissions to the companies with which it has strategic marketing alliances. These commissions typically range from 10% to

40% of the implementation fees and portions of the monthly service fees charged by nFront, though one agreement provides for a commission of 50% on the implementation fees. Generally nFront does not pay commissions on transactional fees such as bill payment or funds transfers. In addition, nFront has developed interfaces to the software systems of each of the companies with which it has strategic marketing alliances. nFront's alliances with core processors include BISYS, Sparak and First Commerce Technologies.

   BISYS. nFront has a five-year marketing agreement with BISYS which began in April 1998, with automatic renewals for successive five-year terms unless terminated by either party prior to renewal. BISYS, which provides transaction processing and other administrative and computer processing services to banks and financial institutions, offers nFront's products to its customer base. Subject to some restrictions, BISYS agrees to use its best efforts not to distribute other Internet banking solutions. BISYS is entitled to retain a portion of the fees collected on implementation and monthly service on the nFront System.

   Sparak. nFront has a five-year marketing agreement with Sparak which began in July 1997, with automatic renewals for successive five-year terms unless terminated by either party prior to renewal. Sparak, which provides transaction processing and other administrative and computer processing services to banks and financial institutions, offers nFront's nHome system to its customer base and to potential bank customers. Sparak has exclusive rights to market nHome to its customer base and nonexclusive rights with respect to potential bank customers. nFront pays Sparak commissions on the implementation fees and monthly service fees nFront receives from their customers.

   First Commerce Technologies. nFront has a five-year marketing agreement with First Commerce Technologies which began in July 1997, with automatic renewals for successive five-year terms unless terminated by either party prior to renewal. First Commerce Technologies, which provides transaction processing and other administrative and computer processing services to banks and financial institutions, offers nFront's products to its customers and its potential bank customers. Subject to some restrictions, First Commerce Technologies agrees to use its best efforts not to distribute other Internet banking solutions. nFront pays First Commerce Technologies commissions on the implementation fees and monthly service fees nFront receives from their customers.

   nFront also has exclusive marketing alliances with other banking technology providers such as BISYS Document Solutions, a bank check imaging company, and Southern Data Systems, a bank platform automation company.

Sales

   nFront utilizes a direct sales force that works closely with the national sales forces of each of the companies with which it has strategic marketing alliances to capitalize on their existing relationships within the banking community to promote nFront's products and services. Many of nFront's sales representatives are teamed with and assigned a strategic marketing relationship customer base on which to focus. The strategic marketing alliance sales representatives identify banks that are interested in purchasing an Internet banking solution, qualify the customer and then pass the qualified lead to the nFront sales person. The nFront sales person manages the sales effort, provides a demonstration of the products and negotiates and closes the sale. The nFront sales representative continues to leverage the relationship throughout the sales process and continues to work jointly with the strategic marketing alliance sales representative. nFront compensates both its sales representatives and companies with which it has strategic marketing alliances with commissions.

   In addition to sales representatives focused on the strategic marketing alliances, nFront also has sales representatives that focus exclusively on specific geographic territories as well as a sales representative that contacts nFront client banks to explore sales of additional and complementary nFront products and services. Since January 1, 1999, nFront has added 24 new sales representatives, to bring the total to 26 at November 30, 1999.

   The typical sales cycle for nFront products is approximately 90 days. nFront has recently implemented a sales force automation and customer relationship management software system that will allow its sales force to view the complete customer prospect listing, track progress in the sales cycle and report to management sales progress, thereby facilitating a complete customer contact program.

Marketing

   nFront has achieved its historical growth with minimal marketing expenditures. nFront has utilized or intends to utilize the following programs and promotional activities to enhance its sales efforts:

   Advertising. nFront employs joint marketing efforts through strategic marketing alliances nationwide, and it advertises in financial publications, trade magazines and financial industry directories. In addition, the nFront logo appears on its client banks' Internet branches further promoting the nFront name.

   Public Relations. nFront proactively pursues public relations opportunities to build brand awareness for nFront and its products. nFront targets traditional print, syndicated news services and industry events with its public relations programs. nFront participates actively in industry trade shows, both on its own and jointly with companies with which it has strategic marketing alliances. To date, participation in industry trade shows has been nFront's primary means of marketing.

   Direct Mail. nFront uses direct mail to deliver its message to the key decision makers at all targeted banks in the United States. Direct mail campaigns will often be co-branded with the companies with which nFront has strategic marketing alliances.

   Telemarketing. To support its direct mail campaigns and advertising, nFront utilizes telemarketing to target decision makers at community banks. nFront also uses telemarketing to pre-qualify Internet banking leads as well as to sell additional products and services to existing nFront clients.

Product Development

   nFront's product development efforts focus on enhancing current product functionality and adding new products to the nFront product line. nFront will continue to develop real time interfaces, check imaging, bill payment and bill presentment interfaces to the systems of companies with which it has strategic marketing alliances. New functionality planned for nHome includes on-line brokerage, deposit imaging, statement imaging, bill presentment and credit scoring. New functionality planned for nBusiness includes Internet payroll, managerial graphing capability, electronic data interchange functionality and other business applications.

   nFront's product development strategy includes clear definition and separation of responsibilities. nFront approaches each development effort using the same fundamental set of guidelines and standards. The development process also allows for feedback from nFront's client banks and from internal resources as defined milestones are reached. nFront uses the rapid application development, or RAD, technique in order to manage product development cycles to attempt to keep pace with rapid changes in technology.

Client Banks

   nFront's target market is the approximately 10,000 small to mid-sized banks in the United States. As of November 30, 1999, nFront had 247 client banks, of which 163 had completed implementation and were operating an Internet branch. The average asset size of nFront's client banks as of that date was $425 million.

   For the fiscal year ended June 30, 1999, no individual client bank accounted for 10% of nFront's total revenues, although client banks sold and billed through the BISYS strategic marketing alliance represented 29% of nFront's revenue for that period. One client bank, First Commerce Bank, accounted for 14% of nFront's total revenues in the fiscal year ended June 30, 1998 and for 57% of its total revenues for the period ended June 17, 1996 (inception) through June 30, 1997.

Competition

   The Internet technology, financial services and secure network communication industries all represent dynamic and competitive markets. nFront continues to expect competition to intensify in the future, especially with respect to Internet financial service products. Because of the diverse and changing competitive marketplace in the financial services industry and for Internet-related products and services, there can be no assurance that nFront has identified or considered all possible present and future competitors or that the discussion set forth below represents a complete coverage of competition.

   nFront believes that it faces two basic levels of competition in its market. The first is competition from companies offering competitive Internet banking solutions to banks. The second is competition which nFront's client banks face in providing Internet-based financial products and services to their customer base.

   nFront believes that the principal competitive factors in its market are industry trust, technical capabilities, operating effectiveness, cost and scalability, customer service, security, speed to market, and capital. Many of nFront's competitors have the financial, technical and marketing resources, plus established industry relationships, to better compete based on these factors. Competitive pressures nFront faces may have a material adverse effect on its business, financial condition or operating results.

   The market for on-line banking and financial software and services is competitive, rapidly evolving and subject to technological change. With the continued development of the Internet as an alternative means of delivering financial services, nFront expects competition to intensify. Principal competitors currently include software companies that provide comprehensive in-house software and Internet integration tools for on-line banking and brokerage solutions and outsourcing companies that provide similar product functionality to different target markets.

   With respect to solution providers in competition with nFront, while nFront believes no other company delivers comprehensive, outsourced Internet products and services to banks in its target market, there are a number of companies that have similar products and services such as Digital Insight, Edify, Netzee, FundsXpress, Q-UP, First Data Direct Banking and Security First Technologies. However, many of nFront's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources.

   nFront also believes that the competitive forces facing it includes the various competitive alternative approaches for Internet banking solutions, such as thin servers; fat clients (personal financial management software) and in-house development. Each of these alternatives competes with nFront's fat server, outsourced solution.

   In providing Internet banking solutions to their customers, nFront's client banks face competition not only from other banks, but also from non-bank financial institutions, such as brokerage firms and on-line service providers such as E*TRADE, Intuit's Quicken.com and Yahoo! Finance.

Government Regulation

   nFront is not licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the National Credit Union Association or other Federal or state agencies that regulate or monitor banks or other types of providers of financial electronic commerce services. Federal, state or foreign agencies may attempt to regulate nFront's activities. Congress could enact legislation that would require nFront to comply with data, record keeping, processing and other requirements. nFront may be subject to additional regulation as the market for its business continues to evolve. For example, Regulation E, which is promulgated by the Federal Reserve Board, governs electronic fund transfers made by regulated financial institutions and providers of access devices and electronic fund transfer services, including many aspects of nFront's services. Under Regulation E, nFront's client banks are required, among other things, to provide disclosure to retail customers, to comply with notification periods regarding changes in the terms of service provided and to follow specified procedures for dispute resolutions. The Federal Reserve Board may adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of nFront's services, possibly resulting in reduced market acceptance. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and Federal or state authorities could enact laws, rules or regulations affecting nFront's business operations. nFront also may be subject to Federal, state and foreign money transmitter laws, encryption and security export laws and regulations and state and foreign sales and use tax laws. If enacted or deemed applicable to nFront, these laws, rules or regulations could be imposed on its activities or its business thereby rendering its business or operations more costly, burdensome, less efficient or impossible, any of which could have a material adverse effect on nFront's business, financial condition and operating results.

   The market nFront currently targets, the financial services industry, is subject to extensive and complex Federal and state regulation. nFront's current and prospective clients, which consist primarily of commercial banks and thrifts, operate in markets that are subject to extensive and complex Federal and state regulations and oversight. While nFront is not directly subject to these regulations, its services and related products must be designed to work within the extensive and evolving regulatory constraints in which its clients operate. These constraints include Federal and state truth-in-lending disclosure rules, state usury laws, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the Fair Credit Reporting Act, Bank Secrecy Act and the Community Reinvestment Act. Because many of these regulations were promulgated before the development of nFront's solution, the application of these regulations to its solution must be determined on a case by case basis. nFront does not make representations to client banks regarding the applicable regulatory requirements, but instead relies on each bank making its own assessment of the applicable regulatory provisions in deciding whether to become a client bank. Furthermore, some consumer groups have expressed concern regarding the privacy, security and interchange pricing of financial electronic commerce services. It is possible that one or more states or the federal government may adopt laws or regulations applicable to the delivery of financial electronic commerce services in order to address these or other privacy concerns. It is not possible to predict the impact that any of these regulations could have on nFront's business.

   nFront currently offers services on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. The adoption of any of these laws or regulations may limit the growth of the Internet, which could affect nFront's ability to utilize the Internet to deliver banking and other financial electronic commerce services.

Intellectual Property

   nFront's success will be heavily dependent upon proprietary technology. nFront relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. These laws, procedures and contracts provide only limited protection. nFront has applied for the federal registration of service marks for "nFront," "nHome" and "nBusiness." It has also registered the domain names "banking.com" and "nFront.com." Despite the precautions that it takes, it may be possible for unauthorized third parties to copy aspects of nFront's current or future products or to obtain and use information that it regards as proprietary. The means nFront employs to protect its proprietary rights may not be adequate. Additionally, nFront's competitors may independently develop similar or superior technology. Policing unauthorized use of software is difficult and some foreign laws do not protect nFront's proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce nFront's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of nFront's resources and could materially adversely affect its business, operating results, and financial condition.

Employees

   As of November 30, 1999, nFront had 158 employees. nFront has never had a work stoppage and none of its employees are represented under collective bargaining agreements. nFront considers its employee relations to be good.

Facilities

   nFront's Internet banking data center and administrative, sales, marketing and development facilities are currently located in Norcross, Georgia, in approximately 13,800 square feet of office space being leased to nFront through August 1, 2003, and an additional 7,000 square feet that is being subleased through March 31, 2000. In addition, nFront leases approximately 1,000 square feet in a facility in Bogart, Georgia, which serves as a location for many of its graphic designers. nFront has signed a five year sublease on an approximately 58,000 square foot facility located in Norcross, Georgia. Rent on this facility commences on December 23, 1999.

Legal Proceedings

   nFront is not a party to any material legal proceeding. From time to time, nFront is involved in various routine legal proceedings incidental to the conduct of its business.

                nFRONT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This Management's Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 1999 and for the three months ended September 30, 1999 and 1998 should be read in conjunction with the sections of nFront's unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus. In addition, the portion of this Management's Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 1999 and for the years ended June 30, 1999 and 1998 and the period from June 17, 1996 (inception) to June 30, 1997 should be read in conjunction with the sections of nFront's audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

Overview

   nFront provides a comprehensive, outsourced solution that enables small to mid-sized banks to offer their retail and commercial customers banking and financial services through the Internet in a secure environment. nFront's products and services provide bank-branded Internet applications to these banks. nFront was founded and incorporated in June 1996. From June 1996 through May 1997, nFront's principal activities consisted of developing its nHome product, recruiting employees and raising capital. nFront's revenue during this period was generated primarily through software licensing fees from its nHome product. In June 1997, in response to the significant demand from small to mid-sized banks, nFront opened its Internet banking data center and began focusing on providing its client banks with a comprehensive outsourced Internet banking solution. In March 1999, nFront released its nBusiness product, which is designed to meet the specific needs of a bank's commercial customers. nFront's nHome product has been responsible for generating most of nFront's revenue to date.

   nFront derives revenue from multi-year service contracts under which its client banks pay it the following fees:

     . an up-front implementation fee for developing each client bank's uniquely branded web site;

     . recurring fees based primarily on the number of customers of nFront's client banks that use its products;

     .  transaction-based fees; and

     . fees for materials and services provided to client banks to support their customer marketing efforts and to train their staff on how best to manage customers on the Internet branch.

   The implementation fee, which is generally billable to the client bank when the contract is executed, is recognized as revenue over the implementation period, which currently averages approximately three months. nFront records the unrecognized portion of billable implementation fees as deferred revenue. Revenue from monthly user fees and transaction fees is recognized monthly based on the number of users with accounts on the bank's Internet branch at the end of the month and the transactions occurring during the month. The service contracts with the banks are typically five year exclusive agreements. The revenue from marketing and training support materials and services is recognized at the time the materials are delivered or the services are provided.

   nFront compensates both its sales representatives and companies with which it has strategic marketing alliances with commissions. Sales representatives' commissions are determined using a fixed commission schedule, which is based on the total asset size of the applicable client bank sold and the product sold. Commissions on sales from companies with which it has strategic marketing alliances are paid in accordance with the contractually agreed upon commission schedules in the respective contracts. These commissions, typically between 10% and 40%, vary by relationship and are generally expressed as a percentage of the up-front implementation fee and the monthly recurring fees.

   nFront's strategic marketing agreements stipulate that either nFront or the company with which it has a strategic marketing alliance is responsible for billing a client bank. In the event that nFront is responsible for billing the client bank, nFront recognizes the gross amount of revenue and record the sales commission to the company with which it has a strategic marketing alliance as a selling and marketing expense. In the event that the company with which nFront has a strategic marketing alliance is responsible for billing the client bank, that company remits an agreed upon amount to nFront. Accordingly, nFront recognizes the related revenue collected and no sales commission expense is incurred.

   To date, the majority of nFront's resources have been directed to creating its nHome and nBusiness Internet banking products, building its Internet banking data center, forming exclusive strategic marketing alliances, marketing its products and building its sales and marketing team. nFront's strategy is to rapidly expand its base of client banks, assist these banks in promoting the use of the nFront system by their customers and increase the retail and commercial banking communities' awareness and acceptance of the nFront solution. nFront anticipates that its operating expenses will continue to increase in future periods as it continues to expand its sales force, increase its marketing and branding efforts, continue to develop new distribution channels, fund greater levels of product development and expand its support staff and facilities to facilitate its anticipated growth. Accordingly, nFront expects to incur additional losses in future periods.

Results of Operations

Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998

   The following table shows unaudited financial data for the three months ended September 30, 1998 and 1999. Operating results for any period are not necessarily indicative of results for any future period.

                                                         Three Months Ended
                                                            September 30,
                                                        ----------------------
                                                          1998        1999
                                                        ---------  -----------
Statement of Operations Data:
 Revenues:
  Implementation fees.................................. $ 481,677  $ 1,507,773
  Monthly service fees.................................   132,706      884,514
  Other................................................    12,014      126,669
                                                        ---------  -----------
   Total revenues......................................   626,397    2,518,986
 Operating Expenses:
  Cost of implementation...............................   211,823      527,404
  Cost of Internet banking data center.................    47,085      332,531
  Selling and marketing................................   260,471    2,432,709
  Product development..................................   146,881      693,960
  General and administrative...........................   363,640    1,333,377
  Depreciation.........................................    16,048      113,097
                                                        ---------  -----------
   Total operating expenses............................ 1,045,948    5,433,078
                                                        ---------  -----------
  Operating income (loss)..............................  (419,551)  (2,914,092)
 Other (income) expense:
  Interest income......................................   (26,186)    (352,964)
  Interest expense.....................................       518        2,582
                                                        ---------  -----------
 Income (loss) before income taxes.....................  (393,883)  (2,563,710)
  Income tax expense (benefit).........................        --           --
                                                        ---------  -----------
 Net income (loss).....................................  (393,883)  (2,563,710)
                                                        ---------  -----------
  Accretion on redeemable convertible preferred stock..    68,220           --
                                                        ---------  -----------
 Net income (loss) attributable to common stock........ $(462,103) $(2,563,710)
                                                        =========  ===========
 Net income (loss) per common share basic and diluted.. $   (0.06) $     (0.18)
                                                        =========  ===========
 Weighted average shares outstanding basic and
  diluted.............................................. 8,209,941   14,135,997
                                                        =========  ===========
Operating Data (At End of Period):
 Total client banks under contract.....................        67          210
 Total client banks implemented........................        38          144
 Total customers at client banks using its solution....     7,855       55,327

 Revenues

   Implementation Fees. Implementation fees represent fees generated from developing the client banks' uniquely branded web sites. Implementation fees increased from $482,000 during the three months ended September 30, 1998 to $1.5 million for the three months ended September 30, 1999. This 213% increase was partly attributable to an increase in the number of new banks implementing the nFront solution during the first quarter of fiscal 1999, from 18 banks for the three months ended September 30, 1998 to 33 banks for the three months ended September 30, 1999. This increase in banks implementing nFront's Internet banking solution reflects the growth in nFront's sales force from one individual as of September 30, 1998 to a team of 22 sales representatives at September 30, 1999. In addition, nFront introduced its nBusiness product in March 1999. This additional product offering generated increased fees from banks purchasing both the nHome product and the nBusiness product as well as existing bank clients adding on this product offering. During the three month period ended September 30, 1999, these additional implementation fees from the nBusiness product totaled $489,000 compared to none for the same period in 1998.

   Monthly Service Fees. Monthly service fees consist of the monthly fees charged to nFront's client banks based primarily on the number of bank customers with accounts on the system and the volume of transactions such as bill payment, ACH transfers and check imaging. These fees increased from $133,000 for the three months ended September 30, 1998 to $885,000 for the three months ended September 30, 1999. This increase is attributable to the increase in customers at nFront's client banks utilizing the nFront system from approximately 7,800 at September 30, 1998 to over 55,000 at September 30, 1999.

   Other. Other revenue consists of the fees charged to nFront's client banks for materials and services to support marketing and training efforts as well as other non-recurring fees, such as fees for custom web site development. These revenues increased from $12,000 for the three months ended September 30, 1998 to $127,000 for the three months ended September 30, 1999 primarily because of increased sales of nFront's marketing and training materials by its expanded sales team.

 Expenses

   Cost of Implementation. Cost of implementation consists primarily of salaries and wages and facilities costs directly attributable to the implementation process. Cost of implementation increased from $212,000 during the three months ended September 30, 1998 to $527,000 during the three months ended September 30, 1999. This increase reflects the significant growth in personnel required to accommodate the increase in new banks purchasing and implementing nFront's solution. During the three months ended September 30, 1999, 33 new bank implementations were completed compared to only 18 new bank implementations during the three month period ended September 30, 1998.

   Cost of Internet Banking Data Center. Cost of Internet banking data center consists primarily of salaries and wages and communications costs required to operate the Internet banking data center as well as fees paid to vendors that provide certain transaction processing such as end-user bill payment. These costs increased from $47,000 for the three months ended September 30, 1998 to $333,000 for the three months ended September 30, 1999 to support the significant growth in the number of client banks and those banks' customers utilizing the nFront system.

   Selling and Marketing. Selling and marketing expenses consist primarily of salaries and wages, advertising costs, sales commissions, travel and public relations costs. Sales and marketing expenses increased from $260,000 for the three months ended September 30, 1998 to $2.4 million for the three months ended September 30, 1999. This increase reflects the expansion of nFront's sales and marketing teams and a substantial increase in sales commissions paid to its sales representatives and companies with which nFront has strategic marketing alliances due to its increased sales. In addition, nFront has increased its marketing efforts designed to increase the number of its client banks' customers utilizing the nFront system. nFront believes that these expenses will continue to increase in the future as it grows its sales and marketing teams and penetrates a larger number of banks. As the number of its client banks grows, nFront will increase its marketing and advertising efforts to increase the number of end-users utilizing the nFront system, thereby generating increased recurring monthly service fees.

   Product Development. Product development expenses consist primarily of salaries and wages costs. Product development expenses increased from $147,000 during the three months ended September 30, 1998 to $694,000 during the three months ended September 30, 1999. This increase reflects the increase in technical personnel to support the continued development of nFront's nHome and nBusiness products, including the development of new add-on features. The 1998 amount reflects costs associated primarily with the nHome product whereas the 1999 amount reflects costs related to both the nHome and nBusiness products.

   General and Administrative. General and administrative expenses consist primarily of salaries and wages and other related costs for administrative and executive employees, professional fees and facilities-related expenses. General and administrative expenses increased from $364,000 for the three months ended September 30, 1998 to $1.3 million for the three months ended September 30, 1999. This increase is attributable to an increase in personnel and facilities expenses necessary to support nFront's expanded operations as well as an increase in the level of professional fees incurred as a result of nFront becoming a publicly traded corporation effective June 29, 1999.

   Depreciation. Depreciation expense increased from $16,000 during the three months ended September 30, 1998 to $113,000 during the three months ended September 30, 1999 primarily as a result of depreciation of new computer equipment associated with the growth of the Internet banking data center and the growth in the number of employees, as well as depreciation of nFront's enhanced administrative systems. During fiscal 1999, nFront added new sales automation, customer support and accounting systems.

   Interest Income. Interest income increased from $26,000 during the three months ended September 30, 1998 to $353,000 during the three months ended September 30, 1999 as a result of interest earned on the proceeds obtained from the initial public stock offering which closed on July 2, 1999. nFront received approximately $32.5 million from this offering, net of underwriter fees.

   Income Taxes. As of September 30, 1999, nFront had approximately $4.3 million of federal net operating loss carryforwards, which begin expiring in 2013. Utilization of these net operating loss carryforwards could become subject to annual limitation due to "change of ownership" provisions of the Internal Revenue Code and similar state provisions. For financial reporting purposes, a valuation allowance has been recognized to reduce net deferred tax assets to zero due to uncertainties with respect to nFront's ability to realize the benefit of net deferred income tax assets.

Fiscal Year Ended June 30, 1999 Compared to Fiscal Year Ended June 30, 1998

                                            Period from
                                           June 17, 1996
                                            (Inception)  Years ended June 30,
                                              through    ----------------------
                                           June 30, 1997   1998        1999
                                           ------------- ---------  -----------
Statements of Operations Data:
 Revenues:
  Implementation fees.....................   $358,245    $ 722,859  $ 3,158,904
  Monthly service fees....................     34,263      185,283    1,446,092
  Other...................................    458,643      174,287      360,596
                                             --------    ---------  -----------
   Total revenues.........................    851,151    1,082,429    4,965,592
 Operating Expenses:
  Cost of implementation..................    246,544      346,054    1,073,484
  Cost of Internet banking data center....     61,681       96,732      455,748
  Selling and marketing...................    194,450      568,928    3,170,714
  Product development.....................    106,429      170,419    1,173,696
  General and administrative..............    157,274      440,099    2,371,784
  Depreciation............................     13,780       33,726      150,712
                                             --------    ---------  -----------
   Total operating expenses...............    780,158    1,655,958    8,396,138
  Operating income (loss).................     70,993     (573,529)  (3,430,546)
 Other (income) expense:
  Interest income.........................     (3,672)     (26,692)     (72,511)
  Interest expense........................        --         2,084       34,451
                                             --------    ---------  -----------
 Income (loss) before income taxes........     74,665     (548,921)  (3,392,486)
  Income tax expense (benefit)............     25,925      (25,925)         --
                                             --------    ---------  -----------
 Net income (loss)........................   $ 48,740    $(522,996) $(3,392,486)
                                             ========    =========  ===========

 Revenues

   Implementation Fees. Implementation fees represent fees generated from developing the client banks' uniquely branded web sites. Implementation fees increased from $723,000 during fiscal 1998 to $3.2 million in fiscal 1999. This increase was attributable to an increase in the number of new banks purchasing the nFront solution, from 34 banks purchasing nFront's solution during fiscal 1998 to 123 banks during fiscal 1999. The increase in banks purchasing nFront's Internet banking solution reflects increased client bank acceptance of Internet banking as well as continued development of nFront's products and services and an increase in its sales force from one individual at June 30, 1998 to a team of 17 sales representatives at June 30, 1999. Additionally, nFront introduced its nBusiness product in March 1999.

   Monthly Service Fees. Monthly service fees consist of the monthly fees charged to nFront's client banks based primarily on the number of bank customers with accounts on the system and the volume of transactions such as bill payment, fund transfers and check imaging. These fees increased from $185,000 in fiscal 1998 to $1.4 million in fiscal 1999. This increase is attributable to the increase in customers at nFront's client banks utilizing the nFront system from approximately 5,200 at June 30, 1998 to approximately 33,000 at June 30, 1999.

   Other. Other revenue consists of the fees charged to nFront's client banks for materials and services to support marketing and training efforts as well as other non-recurring fees, including fees for custom web site development. These revenues increased from $174,000 in fiscal 1998 to $361,000 in fiscal 1999 primarily because of increased sales of nFront's marketing materials.

 Expenses

   Cost of Implementation. Cost of implementation consists primarily of salaries and wages and facilities costs directly attributable to the implementation process. Cost of implementation increased from $346,000 in fiscal 1998 to $1.1 million in fiscal 1999. This increase reflects the significant growth in personnel required to accommodate the increase in new banks purchasing nFront's solution.

   Cost of Internet Banking Data Center. Cost of Internet banking data center consists primarily of salaries and wages and communications costs required to operate the Internet banking data center. These costs increased from $97,000 in fiscal 1998 to $456,000 in fiscal 1999 to support the significant growth in the number of client banks and those banks' customers utilizing the nFront system.

   Selling and Marketing. Selling and marketing expenses consist primarily of salaries and wages, sales commissions, advertising, travel, public relations and marketing materials and tradeshow costs. Sales and marketing expenses increased from $569,000 in fiscal 1998 to $3.2 million in fiscal 1999. The increase reflects the expansion of nFront's sales force and a substantial increase in sales commissions paid to its sales representatives and companies with which its has strategic marketing alliances due to nFront's increased sales as well as increased marketing efforts designed to increase the number of nFront's client banks' customers utilizing the nFront system. nFront believes that these expenses will increase significantly in the future as it continues to expand its sales force and increase its marketing and advertising efforts.

   Product Development. Product development expenses consist primarily of salaries and wages costs. Product development expenses increased from $170,000 in fiscal 1998 to $1.2 million in fiscal 1999. This increase reflects the increase in technical personnel to support the continued development of nFront's nHome product and the development of its new nBusiness product, which was released in March 1999.

   General and Administrative. General and administrative expenses consist primarily of salaries and wages and other related costs for operations and executive employees, professional fees and facilities-related expenses. General and administrative expenses increased from $440,000 in fiscal 1998 to $2.4 million in fiscal 1999. This increase is attributable to an increase in personnel and facilities expenses necessary to support nFront's expanded operations.

   Depreciation. Depreciation expense increased from $34,000 in fiscal 1998 to $151,000 in fiscal 1999 primarily as a result of depreciation of new computer equipment associated with the growth of the Internet banking data center as well as depreciation of nFront's enhanced administrative systems. During fiscal 1999, nFront added new sales automation, customer support and accounting systems.

   Interest Income. Interest income increased from $27,000 in fiscal 1998 to $73,000 in fiscal 1999 as a result of interest earned on cash balances during the period. nFront raised approximately $2.8 million in proceeds from private equity offerings from May 1998 to September 1998.

   Interest Expense. Interest expense increased from $2,000 in fiscal 1998 to $34,000 in fiscal 1999 as a result of borrowings under nFront's line of credit facility with Silicon Valley Bank. This line of credit was executed in August 1998. Borrowings under this facility were repaid in June 1999 and replaced with a credit facility with NationsBank, which was subsequently repaid in July 1999 using proceeds obtained from nFront's initial public stock offering.

   Income Taxes. As of June 30, 1999, nFront had approximately $4.0 million of federal net operating loss carryforwards, which begin expiring in 2013. Utilization of these net operating loss carryforwards could become subject to annual limitation due to "change of ownership" provisions of the Internal Revenue Code and similar state provisions. For financial reporting purposes, a valuation allowance has been recognized to reduce net deferred tax assets to zero due to uncertainties with respect to nFront's ability to realize the benefit of net deferred income tax assets.

Fiscal Year Ended June 30, 1998 Compared to the Period From June 17, 1996 (Inception) Through June 30, 1997

 Revenues

   Implementation Fees. Implementation fees increased from $358,000 in the period ended June 30, 1997 to $723,000 in fiscal 1998. This increase was attributable to the fact that only six new client banks purchased the nFront solution during the period ended June 30, 1997 while 34 banks purchased the nFront solution during fiscal 1998. This increase was partially offset during fiscal 1998 by the modification of nFront's pricing structure to lower the up-front charges to the client bank and establish recurring monthly service fees as well as other transaction-based fees.

   Monthly Service Fees. Monthly service fees increased from $34,000 in the period ended June 30, 1997 to $185,000 in fiscal 1998 as a result of the increase in the number of client bank customers using nFront's products.

   Other. Other revenue decreased from $459,000 in the period ended June 30, 1997 to $174,000 in fiscal 1998. This decrease is primarily attributable to one-time revenue generated from a customized project performed for one client bank in the period ended June 30, 1997.

 Expenses

   Cost of Implementation. Cost of implementation increased from $247,000 in the period ended June 30, 1997 to $346,000 in fiscal 1998. This increase is attributable to the increase in client banks sold from six in the period ended June 30, 1997 to 34 in fiscal 1998.

   Cost of Internet Banking Data Center. Cost of Internet banking data center increased from $62,000 in the period ended June 30, 1997 to $97,000 in 1998. These costs increased to support the significant growth in the number of client banks and these banks' customers utilizing the nFront system.

   Selling and Marketing. Selling and marketing expenses increased from $194,000 in the period ended June 30, 1997 to $569,000 in fiscal 1998. This increase was due primarily to a substantial increase in sales commissions due to nFront's increased sales.

   Product Development. Product development expenses increased from $106,000 in the period ended June 30, 1997 to $170,000 in fiscal 1998. This increase reflects the increase in technical personnel to support the continued development of nFront's nHome product.

   General and Administrative. General and administrative expenses increased from $157,000 in the period ended June 30, 1997 to $440,000 in fiscal 1998. This increase is attributable to an increase in personnel and facilities expenses necessary to support nFront's expanded operations.

   Depreciation. Depreciation expense increased from $14,000 in the period ended June 30, 1997 to $34,000 in fiscal 1998 primarily as a result of depreciation of new computer equipment associated with the growth of the Internet banking data center.

   Interest Income. Interest income increased from $4,000 in the period ended June 30, 1997 to $27,000 in fiscal 1998 as a result of interest earned on cash balances during the period. This increase is due primarily to interest earned on the investment pending use of the private equity offering proceeds received during fiscal 1998.

Liquidity and Capital Resources

   As a result of nFront's initial public stock offering which closed July 2, 1999, nFront has raised approximately $32.5 million of capital, net of underwriter fees. nFront issued 3.5 million shares of common stock in connection with the offering and converted the outstanding redeemable convertible preferred stock into 2,034,285 shares of common stock. Through September 30, 1999, nFront has invested approximately $2.5 million of the proceeds in capital expenditures related to the Internet banking data center and it has paid off the outstanding debt as of June 30, 1999 in the amount of approximately $1.1 million. An additional $2.8 million of the proceeds has been applied to support nFront's working capital needs as it grows its business. nFront's working capital needs have expanded significantly as its client base has grown to 210 banks and over 55,000 end-users as of September 30, 1999. At September 30, 1999, nFront had cash of $25.4 million, and all previously existing credit facilities have been terminated upon the repayment of the amounts borrowed.

   For the remainder of fiscal 2000, nFront expects to invest an additional $2.0 million in capital expenditures to continue to enhance its data center operations, to furnish expanded facilities and to support its continued growth. nFront believes that its existing capital resources will be sufficient to fund its operations for at least the next 18 to 24 months. If nFront expands more rapidly than currently anticipated, if its working capital needs exceed its current expectations or if it makes acquisitions, nFront may need to raise additional capital from equity or debt sources. nFront cannot be sure that it will be able to obtain the additional financing necessary to satisfy these expanded cash requirements or to implement an expanded growth strategy on acceptable terms or at all. If nFront cannot obtain this financing on terms acceptable to it, it may be forced to curtail some planned business expansion and may be unable to fund its ongoing operations.

   On June 17, 1999, nFront entered into a loan agreement with NationsBank, N.A., whereby NationsBank agreed to loan nFront up to $5.0 million. The loan included a $4.4 million revolving line of credit and a $575,000 term loan. nFront used approximately $575,000 of the proceeds from the term loan toward repayment of debt outstanding with Silicon Valley Bank and borrowed an additional $512,500 for working capital, additional capital expenditures and to pay costs related to its initial public stock offering. The loan was repaid in July 1999 using proceeds received from the initial public stock offering.

   In April 1999, nFront entered into a debenture purchase agreement with Noro-Moseley Partners IV, L.P. Under this agreement, Noro-Moseley agreed to purchase up to $5.0 million of senior subordinated debentures upon nFront's request. No debentures were issued under this agreement and the agreement expired upon the completion of the initial public stock offering. In exchange for its commitment under the agreement, nFront agreed to issue to Noro-Moseley a three-year warrant to purchase shares of common stock, the number of shares and exercise price of which were determined by reference to the price per share in the initial public stock offering. Based on the price per share in the initial public stock offering, the warrant entitled Noro-Moseley to purchase 50,000 shares of common stock at $10.00 per share. Noro-Moseley exercised the warrant in full in December 1999. One of nFront's directors, Mr. Charles D. Moseley, Jr., is a member of MKFJ-IV, LLC, the general partner of Noro-Moseley.

   During the three months ended September 30, 1999, nFront used net cash of $2.8 million for operating activities, as compared to $526,000 for the three month period ended September 30, 1998. Operating activities for the 1999 period consisted primarily of a $2.6 million net loss and an increase in accounts receivable of $615,000 and a decrease in accounts payable and accrued liabilities of $582,000, partially offset by an increase in deferred revenue of $566,000. The decrease in payables relates primarily to the payment of charges incurred in connection with nFront's initial public stock offering and the increase in accounts receivable and in deferred revenue is due to the increase in sales volume generated during the three months ended September 30, 1999. Cash used in operating activities during the 1998 period included a net loss of $394,000 and an increase in accounts receivable of $341,000 partially offset by an increase in accounts payable of $110,000 and an increase in deferred revenue of $140,000.

   During the fiscal year ended June 30, 1999, nFront used net cash of $1.4 million for operating activities, as compared to $242,000 for the fiscal year ended June 30, 1998. Operating activities for the fiscal year ended June 30, 1999 consisted primarily of a $3.4 million net loss and an increase in accounts receivable of $1.8 million, partially offset by increased liabilities related to capital expenditures, payroll related costs and costs incurred in connection with nFront's initial public stock offering and an increase in deferred revenue of $778,000. Cash used in operating activities in fiscal 1998 included a net loss of $523,000 and an increase in accounts receivable of $175,000 partially offset by an increase in deferred revenue of $522,000. Cash provided by operating activities in the period ended June 30, 1997 included net income of $49,000 and an increase in accrued liabilities of $214,000.

   Cash used in investing activities was $2.5 million for the three months ended September 30, 1999, as compared to $208,000 for the three months ended September 30, 1998. Investing activities for the 1999 period and the 1998 period consisted of capital expenditures which were related primarily to the expansion of nFront's existing Internet banking data center and the build out of a fully redundant data center that will be hosted in Sterling, Virginia. The majority of the costs related to this redundant data center have been incurred as of September 30, 1999.

   Cash used in investing activities was $1.8 million for the fiscal year ended June 30, 1999, as compared to $120,000 for the fiscal year ended June 30, 1998. Investing activities for fiscal 1999 consisted of capital expenditures totaling $1.8 million. These capital expenditures were related primarily to the expansion of the Internet banking data center as well as the additional furniture and equipment needed to accommodate nFront's growth. Cash used in investing activities in fiscal 1998 consisted of capital expenditures of $120,000 related primarily to equipment purchases for the Internet banking data center. Cash used in investing activities in the period ended June 30, 1997 consisted of capital expenditures of $47,000 related primarily to purchases of office equipment.

   Cash provided by financing activities was $30.5 million for the three months ended September 30, 1999, as compared to $910,000 for the three months ended September 30, 1998. Financing activities in the three months ended September 30, 1999 included gross proceeds from the initial public stock offering of $35.0 million, offset by the repayment of nFront's bank credit facility in the amount of $1.1 million and stock offering costs of $3.4 million. Cash provided by financing activities in the three months ended September 30, 1998 included proceeds of $600,000 from the sale of common stock and $310,000 from borrowings against a bank credit facility.

   Cash provided by financing activities was $756,000 for the fiscal year ended June 30, 1999, as compared to $2.6 million for the 1998 fiscal year. Financing activities included net proceeds from nFront's bank credit facility of $1.1 million and $650,000 from the sale of nFront's common stock, partially offset by $1.0 million of closing costs related to the initial public stock offering. Cash provided by financing activities in fiscal 1998 included proceeds of $2.3 million from the sale of preferred stock and $300,000 from the sale of common stock. Cash provided by financing activities in the period ended June 30, 1997 consisted of $500 from the sale of common stock.

Recent Accounting Pronouncements

   Effective July 1, 1998, nFront adopted Statement of Financial Accounting Standard No. 130, Reporting for Comprehensive Income, or FAS 130. FAS 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of FAS 130 had no impact on nFront's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, or FAS 131. nFront adopted FAS 131 effective July 1, 1998. The adoption of this standard did not have a material effect on nFront's financial statement disclosures.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, or FAS 133. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The standard is not expected to have a significant impact on nFront's financial statements.

   In March 1998, the AICPA issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, or SOP 98-1. nFront adopted SOP 98-1 effective July 1, 1999 without a material effect on its financial position or results of operations.

Impact of Year 2000 Computer Issues

   The year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year without specifying the century. As a result, date-sensitive software may recognize a date of "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of nFront's operations, including a temporary inability to process transactions, send invoices or engage in other business activities, and, as a result, the operations of the banks and end users that nFront serves. Year 2000 issues impact nFront both on an external basis in connection with the products and services it offers to banks and end users, as well as on an internal basis as to its own operations and systems. nFront also faces risks relating to the potential year 2000 non-compliance with institutions that provide services to it, merchants processing electronic transfer of funds, the FedWire system governing electronic funds transfers and the Federal Reserve system itself. nFront believes that based on its assessments to date, material year 2000 issues that it has identified that are within its control have been corrected. The failure of nFront or third-party hardware or software that is used by nFront or in conjunction with its products to be year 2000 compliant could have a material adverse effect on nFront's financial position and results of operations.

   Year 2000 Project Team. nFront has assembled a year 2000 project team, composed of nFront employees from its senior management, product management, development, Internet banking data center, support, implementation, accounting and facilities management working groups. nFront's year 2000 project team has identified software, equipment and systems that are material to its business, and it has reviewed and tested the nFront products, as well as the software, equipment and systems supplied to nFront by third-party vendors, to determine their ability to correctly process date changes from 1999 through 2000. The goals of the project team are to minimize any year 2000-related impact to nFront's bank customers and their customers; maintain year 2000 readiness as a top business priority; and work closely with nFront's internal and external business associates to achieve year 2000 readiness. nFront's management believes the costs related to year 2000 compliance have not and will not have a material effect on nFront's financial condition, results of operations and cash flows.

   nFront Products. nFront designed its products to be year 2000 compliant. Year 2000 remediation efforts to nFront's products were minor due to nFront's awareness of year 2000 issues when its products were updated in early 1998. nFront products require users to enter a four-digit date code for each date, and each product process stores and displays dates only in a four-digit year format. nFront tested its products in test environments intended to emulate a year 2000 environment. Testing was performed on the century date change as well as other critical date rollovers such as leap year using significant dates both before and after January 1, 2000. No significant problems were detected as a result of this testing.

   Year 2000 External Efforts and Issues. nFront has substantially completed the replacement, modification or retirement of hardware or software components for nFront products and services that were identified by the year 2000 project team to be vital to nFront's core business processes and at risk for year 2000 failures. In addition, nFront has requested that its customers, vendors, and other business associates participate in its readiness efforts and update nFront on their year 2000 progress. Many of nFront's computer systems and business operations are provided and/or maintained by outside suppliers. nFront's key vendors and suppliers, including core processors with which its systems interface, have been asked to demonstrate sufficient year 2000 readiness. Where feasible, nFront has tested vendor supplied products that are critical to its operations.

   Year 2000 Internal Efforts and Issues. nFront's year 2000 project team has completed corporate-wide inventory of nFront's internal application and system software and of its computers and other equipment, such as its building security systems, fire alarm systems and heating and air conditioning equipment, to determine if this equipment uses embedded computer chips that may be date sensitive. Based on this analysis, nFront has upgraded hardware and software deemed vital to its on-going business by the year 2000 project team to versions or releases identified by their vendors as year 2000 ready or compliant; implemented computer code changes for non-critical issues not affecting year 2000 compliance; and substantially completed remediation of identified year 2000 issues in "mission critical" systems, or systems that are vital to the successful continuance of core business activities.

   Most Likely Worst Case Scenarios of Year 2000 Problems. nFront expects to identify and resolve all year 2000 problems that could materially adversely affect its business, financial condition or operating results. However, nFront believes that it is not possible to determine with complete certainty that all year 2000 problems affecting it have been identified or corrected. In addition, nFront cannot accurately predict how many failures related to the year 2000 problem will occur or the severity, duration or financial consequences of these failures. As a result, nFront expects that the following worst case scenarios could occur:

  . a significant number of operational inconveniences and inefficiencies for nFront, its services and its clients that may divert nFront's time and attention and financial and human resources from its ordinary business activities; and

  . a number of serious system failures that may require significant efforts by nFront to prevent or alleviate material business disruptions.

   Contingency and Business Continuity Planning. nFront's year 2000 project team has designed a corporate business continuity plan specific to year 2000 issues to address potential disruptions to business identified by the year 2000 project team that may impact nFront's customers and other business associates. In addition, nFront has developed consolidated readiness plans and schedules for business areas to enable it to react to such identified potential events that could impact normal business routines. Depending on the systems affected, these plans could include (a) replacement of affected equipment; (b) use of backup equipment or facilities; (c) increased work hours for nFront's personnel to correct any year 2000 problems which arise; and (d) other similar approaches. If nFront is required to implement any of these contingency plans or is unable to implement any of these plans effectively, they could have a material adverse effect on its business, financial condition or operating results.

Quantitative and Qualitative Disclosures About Market Risk

   nFront's interest income is sensitive to changes in the general level of U.S. interest rates. In this regard, changes in U.S. interest rates affect the interest earned on nFront's cash equivalents. All of nFront's long-term debt was repaid in July 1999 so there is no impact on interest expense. Based on its cash equivalents balance at September 30, 1999, nFront's exposure to interest rate risk is not material.

                       EXECUTIVE OFFICERS AND DIRECTORS
                       OF nFRONT JOINING DIGITAL INSIGHT

   The following table sets forth information about the executive officers and directors of nFront who will become executive officers and/or directors of Digital Insight following the merger:

Name                      Age                      Position with nFront
----                      ---                      --------------------
Brady L. "Tripp" Rackley
 III....................   29 Chairman of the Board of Directors and Chief Executive Officer
Robert L. Campbell......   48 President, Chief Operating Officer and Director
Jeffrey W. Hodges.......   33 Chief Financial Officer and Secretary
Vincent R. Brennan......   36 Senior Vice President-Sales

   Brady L. "Tripp" Rackley III, founder of nFront, has served as Chairman of the Board and Chief Executive Officer of nFront since its inception in 1996. Prior to forming nFront, Mr. Rackley served as Chief Operating Officer of LeapFrog Technologies, Inc., a software development company, from October 1995 until February 1996, and as Vice President -- Development of Systeme Corp., a software development company, from December 1992 until September 1995. Mr. Rackley received an Industrial Engineering degree from the Georgia Institute of Technology and has post-graduate studies in business and human computer interface from the University of Central Florida. Mr. Rackley is also a member of the board of the Alexander-Tharpe Foundation, Inc. Mr. Rackley is the son of Brady L. Rackley, a member of nFront's board of directors.

   Robert L. Campbell has served as President and Chief Operating Officer of nFront since July 1998 and as a Director since September 1998. Prior to joining nFront, Mr. Campbell worked as an independent consultant for Campbell and Associates from January to July 1998. Mr. Campbell served as President of Insight Management, a professional services business, from January 1997 until November 1997. Mr. Campbell served as President and Chief Executive Officer of Servantis Systems, Inc., a banking and electronic commerce software and services firm from July 1993 until the company's acquisition by CheckFree Corp. in March 1996. Mr. Campbell received a Bachelor of Science Degree and a Masters of Business Administration from the University of Tennessee.

   Jeffrey W. Hodges has served as Chief Financial Officer of nFront since November 1998 and was elected Secretary in April 1999. Prior to joining nFront, Mr. Hodges served as Vice President -- Controller of Powertel, Inc., a public wireless telecommunications provider, from June 1995 until November 1998. From December 1988 until June 1995, Mr. Hodges served as an auditor at Arthur Andersen, LLP, an independent accounting firm, serving most recently as Audit Manager from 1992 to 1995. Mr. Hodges is a graduate of Auburn University with a degree in accounting and is a Certified Public Accountant.

   Vincent R. Brennan has served as Senior Vice President Sales of nFront since March 1998 and is responsible for growing and managing nFront's sales, marketing and business development units. From September 1998 until March 1999, Mr. Brennan served as Senior Vice President Sales and Marketing of nFront. Prior to joining nFront, Mr. Brennan was employed by John H. Harland Co. from June 1986 until September 1998, serving as Senior Vice President and as Vice President Sales, managing the financial markets division from December 1995 until September 1998 and as Vice President from April 1993 until December 1995. Mr. Brennan received a Bachelor's degree in Business Administration from the University of Connecticut.

Terms of Directors and Executive Officers

   nFront's board of directors is divided into three classes, each of whose members serve for a staggered three-year term. The board currently consists of three Class I directors (Brady L. "Tripp" Rackley III, Robert L. Campbell and Thomas E. Greene III), two Class II directors (James A. Verbrugge and Brady L. Rackley) and two Class III directors (Charles D. Moseley, Jr. and William H. Scott III). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 2002, 2000 and 2001 annual meetings of shareholders, respectively. The executive officers serve at the pleasure of the board of directors.

Committees of the Board of Directors

   The members of nFront's Audit Committee are Charles D. Moseley, Jr. and James A. Verbrugge. The Audit Committee reviews the scope and timing of nFront's audit services and any other services its independent auditors are asked to perform, the auditor's report on its financial statements following completion of their audit and their policies and procedures with respect to internal accounting and financial control. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the following year.

   The members of the Compensation Committee are Charles D. Moseley, Jr. and William H. Scott III. The Compensation Committee reviews and evaluates the compensation and benefits of all nFront's officers, reviews general policy matters relating to compensation and benefits of employees of nFront and makes recommendations concerning these matters to the board of directors. The Compensation Committee also administers nFront's stock option plans.

Compensation of Directors

   Neither employee nor non-employee directors receive cash compensation for services performed in their capacity as directors. nFront reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. In addition, directors who are not nFront employees are eligible to receive options under the nFront Director Stock Option Plan. Under this plan, eligible directors may receive an option to purchase 2,500 shares of nFront common stock upon becoming a director and 1,000 additional shares each subsequent year immediately following the annual meeting of shareholders.

Executive Compensation

   Summary Compensation Table. The following table sets forth, for the fiscal years ended June 30, 1999 and 1998, the total compensation paid to or accrued by nFront's Chief Executive Officer and the other executive officers with the next highest total annual salary and bonus which exceeded $100,000 during the fiscal year ended June 30, 1999.

                                                                         Long Term Compensation
                                                                         -----------------------
                                      Annual Compensation                Number of
                            -------------------------------------------  Securities
Name and Principal          Fiscal                        Other Annual   Underlying  All Other
Position                     Year   Salary      Bonus   Compensation (1)  Options   Compensation
------------------          ------ --------    -------- ---------------  ---------- ------------
Brady L. "Tripp" Rackley
 III....................     1999  $175,000    $140,000     $14,880(2)        --       $6,400(4)
   Chairman of the Board
   and Chief Executive       1998   108,271         --       13,717(3)        --
   Officer

Robert L. Campbell......     1999   131,550(5)   94,500         --        564,800         --
   President and Chief
   Operating Officer         1998       --          --          --            --          --

Jeffrey W. Hodges.......     1999    58,846(5)   60,000         --        112,890         --
   Chief Financial
   Officer and Secretary     1998       --          --          --            --          --

Vincent R. Brennan......     1999    79,423(5)   52,795         --        112,890         --
   Senior Vice
   President-Sales           1998       --          --          --            --          --

--------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2) Includes $10,000 in country club dues and $4,800 in personal automobile expenses.

(3) Includes $12,177 in personal automobile expenses.

(4) Represents relocation related expenses.

(5) Amounts reflect employment dates for Mr. Campbell, Mr. Hodges and Mr. Brennan of July 14, 1998, November 30, 1998 and September 16, 1998, respectively.

   Option Grants in Last Fiscal Year. The following table sets forth all individual grants of stock options during the fiscal year ended June 30, 1999, to each of the executive officers named in the table above:

                                      Individual Grants
                          -----------------------------------------
                                                                         Potential
                                     Percent of                     Realizable Value at
                                       Total                         Assumable Annual
                          Number of   Options   Exercise              Rates of Stock
                          Securities Granted to or Base             Price Appreciation
                          Underlying Employees   Price               For Option Term(1)
                           Options   in Fiscal    Per    Expiration -------------------
          Name             Granted      Year     Share      Date       5%        10%
          ----            ---------- ---------- -------- ---------- -------- ----------
Brady L. "Tripp" Rackley
 III....................       --       --          --         --        --         --
Robert L. Campbell......   564,800       55%    $1.2302    9/16/08  $434,895 $1,107,008
Jeffrey W. Hodges.......   112,890       11%     1.2302   11/30/08    86,925    221,264
Vincent R. Brennan......   112,890       11%     1.2302    9/16/08    86,925    221,264

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of nFront's stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of nFront's common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of nFront's common stock to date.

   Aggregated Option Exercises in Last Fiscal Year and Year-End Option
Values. The following table summarizes the number of shares and value realized by each of the executive officers named in the tables above upon the exercise of options and the value of the outstanding options held by such officers at June 30, 1999:

                                                 Number of Securities
                                                Underlying Unexercised   Value of Unexercised In-
                           Share                Options at Fiscal Year-    The Money Options at
                          Acquired                        End               Fiscal Year-End(2)
                             on       Value    ------------------------- -------------------------
          Name            Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----            -------- ----------- ----------- ------------- ----------- -------------
Brady L. "Tripp" Rackley
 III....................     --         --          --            --     $      --    $      --
Robert L. Campbell......     --         --       84,720       480,080     1,182,522    6,700,956
Jeffrey W. Hodges.......     --         --          --        112,890           --     1,575,718
Vincent R. Brennan......     --         --          --        112,890           --     1,575,718

--------
(1) Amounts disclosed in this column do not reflect amounts actually received by the named executive officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The named executive officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of nFront's common stock at the time of such sale.
(2) Based on the fair market value of nFront's common stock as of June 30, 1999 of $15.188 per share as reported on the Nasdaq Stock Market, less the exercise price payable upon exercise of such options.

Stock Option and Other Compensation Plans

   nFront, Inc. Stock Incentive Plan. nFront's Stock Incentive Plan became effective on September 9, 1998. The aggregate number of shares of nFront common stock reserved for issuance under the Stock Incentive Plan is 2,188,900 shares. The number of shares of common stock available for issuance under the Stock Incentive Plan shall automatically increase on the last trading day of the last month of each of nFront's fiscal years, beginning with the fiscal year ending June 30, 2000 and continuing through the fiscal year ending June 30, 2004, by a number of shares equal to one and one-quarter percent (1.25%) of the total number of shares of common stock outstanding on the last trading day of the month preceding the final month of each such fiscal year, but in no event shall any such annual increase exceed 1,000,000 shares (as adjusted under the terms of the plan). The purpose of the Stock Incentive Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of nFront, thereby benefiting shareholders and aligning the economic interests of the participants with those of the shareholders. Awards granted under the Stock Incentive Plan may be either restricted stock or options intended to qualify as "incentive stock options" or nonqualified stock options.

   As of December 13, 1999, options to purchase 1,015,026 shares of common stock were outstanding under the Stock Incentive Plan at a weighted average exercise price of $2.00 per share. To date, 6,293 shares of common stock have been issued upon exercise of options granted under the Stock Incentive Plan.

   Incentive Compensation Plan. nFront adopted a cash incentive compensation plan for the 1999 fiscal year. The plan is administered by the Compensation Committee of the board of directors, which determines eligible participants, performance goals, measurement criteria, performance ratings and amount and timing of payments. Awards under the plan are determined annually on the basis of nFront's performance over the year in relation to pre-determined financial and operating goals. All awards are paid in full, in cash, following the year of performance. Awards are granted under the plan at the sole discretion of the Compensation Committee.

   nFront, Inc. Employee Stock Purchase Plan. In June 1999, nFront's shareholders approved the nFront, Inc. Employee Stock Purchase Plan which is intended to qualify under Section 423 of the Internal Revenue Code. The stock purchase plan allows employees to purchase common stock through payroll deductions for 85% of the fair market value of the common stock. Participation in the stock purchase plan is voluntary. Employees may become participants in the stock purchase plan by authorizing payroll deductions of one to ten percent of their base pay for each payroll period. At the end of each six-month purchase period, each participant in the stock purchase plan will receive an amount of nFront's common stock equal to the sum of that participant's payroll deductions during the period multiplied by 85% of the lower of the fair market value of the common stock at the beginning of the period, or the fair market value of the common stock at the end of the period. No employee may participate in the stock purchase plan if such employee owns or would own 5% or more of the voting power of all classes of nFront's stock. There are currently 100,000 shares of common stock reserved for issuance under the stock purchase plan. The number of shares of common stock available for issuance under the stock purchase plan shall automatically increase on the last trading day of the last month of each of nFront's fiscal years, beginning with the fiscal year ending June 30, 2000 and continuing through the fiscal year ending June 30, 2004, by a number of shares equal to one-quarter percent (0.25%) of the total number of shares of common stock outstanding on the last trading day of the month preceding the final month of each such fiscal year, but in no event shall any such annual increase exceed 1,000,000 shares (as adjusted under the terms of the plan). Under the terms of the stock purchase plan, nFront is permitted to purchase shares of common stock on the open market for the purpose of reselling the shares to participants in the stock purchase plan.

   nFront Director Stock Option Plan. The nFront Director Stock Option Plan became effective in April 1999. The aggregate number of shares of nFront common stock reserved for issuance under the Director Stock Option Plan is 200,000 shares. On the date of the 1999 annual meeting of shareholders, nFront granted options pursuant to the Director Stock Option Plan to purchase 1,000 shares of nFront common stock to each of its four non-employee directors who were either re-elected at such meeting or whose terms continued beyond the meeting.

Employment Agreements

   Brady L. "Tripp" Rackley III and Robert L. Campbell have entered into employment agreements and non-disclosure, non-solicitation and non-competition agreements with nFront. Under the employment agreements, Mr. Rackley is entitled to receive an annual base salary of $175,000 and Mr. Campbell is entitled to an annual base salary of $135,000. Both are entitled to bonuses as determined by the board of directors. In addition, both are eligible to participate in nFront's Stock Incentive Plan. Under the terms of the non-disclosure, non-solicitation and non-competition agreements, Messrs. Rackley and Campbell have assigned to nFront all of their copyrights, trade secrets and patent rights that relate to the business of nFront. Additionally, they have agreed not to compete with nFront during the term of their employment and for one year afterward. They have also agreed not to solicit customers and employees of nFront for a period of one year following termination of their employment with nFront. If nFront terminates their employment when they had not violated any specific provision of the agreement or they terminate their employment for reasons that are deemed to be proper under the agreements, they will be entitled to receive severance payments equal to the amount of their then-current base salary and benefits for a twelve-month period following termination. Additionally, in connection with the negotiation of the components of Mr. Campbell's initial compensation, nFront agreed to pay him a bonus of $88,624, payable in four equal, annual installments of $22,156 each, commencing on July 1, 1999.

Limitation of Liability and Indemnification of Officers and Directors

   nFront's Second Amended and Restated Articles of Incorporation provide that the liability of nFront's directors for monetary damages shall be eliminated to the fullest extent permissible under Georgia law and that nFront may indemnify its officers, employees and agents to the fullest extent permitted under Georgia law.

   nFront's bylaws provide that it must indemnify its directors against all liabilities to the fullest extent permitted under Georgia law and that it must advance all reasonable expenses incurred in a proceeding where the director was either a party or a witness because he or she was a director.

   nFront has entered into agreements that require it to indemnify its directors and officers to the full extent permitted under Georgia law. In addition, nFront has agreed to defend, hold harmless and indemnify its directors and officers against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that he or she is a director or officer, as the case may be, of nFront or is serving, at the request of nFront, as a director, officer, employee, agent or consultant of another entity. No indemnification will be provided for any misappropriation of any nFront business opportunity, any act or omission involving intentional misconduct or a knowing violation of law, any transaction from which an improper personal benefit was received and other types of liability under Georgia law. Further, nFront will pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. nFront believes that these agreements, as well as the provisions contained in its articles and bylaws described above, are necessary to attract and retain qualified persons as directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of nFront pursuant to the provisions of its charter documents, Georgia law or the agreements described above, nFront has been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Compensation Committee Interlocks and Insider Participation

   The following non-employee directors were the members of the Compensation Committee of nFront's board of directors during 1999: Charles D. Moseley, Jr. and William H. Scott III. Neither of the current members of the Compensation Committee has any direct or indirect material interest in nFront outside of his position as a director. From September 1998 until April 1999, Brady L. "Tripp" Rackley III, nFront's Chairman and Chief Executive Officer also served as a member of the Compensation Committee.

     SECURITY OWNERSHIP OF CERTAIN nFRONT BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of nFront's outstanding capital stock as of December 31, 1999 with respect to:

  . each of nFront's directors;

  . each shareholder known by nFront to be the beneficial owner of more than 5% of the outstanding shares of common stock; and

  . all of nFront's executive officers and directors as a group.

                                                  Percent of     Percent of
                                     Number of   nFront Shares Digital Insight
                                   nFront Shares  Owned Prior   Shares Owned
                                   Beneficially      to the       After the
   Name of Beneficial Owner (1)        Owned       Merger (2)     Merger (3)
   ----------------------------    ------------- ------------- ---------------
Brady L. "Tripp" Rackley III......   3,000,000       21.1%           7.6%
Brady L. Rackley (4)..............   2,823,051       19.8%           7.1%
Noro-Moseley Partners IV, L.P.
 (5)..............................   2,285,018       16.0%           5.8%
William H. Scott III (6)..........     204,424        1.4%             *
James A. Verbrugge (7)............     120,250          *              *
Thomas E. Greene III (8)..........     109,974          *              *
Steven S. Neel....................     178,905        1.3%             *
Robert L. Campbell (9)............     640,668        4.3%           1.6%
Charles D. Moseley, Jr. (10)......   2,290,018       16.1%           5.8%
All directors and executive
 officers as a group (10
 persons).........................   9,411,433       63.5%          23.3%

--------
  * Less than 1% of the outstanding common stock.

 (1) Except as set forth herein, the business address of the named beneficial owner is c/o nFront, Inc., 520 Guthridge Court, N.W., Suite 100, Norcross, Georgia 30092.

 (2) For purposes of calculating the percentage beneficially owned, the number of shares of nFront's common stock deemed outstanding consists of 14,252,429 shares, plus, as to the holder thereof only, shares issuable upon the exercise of options that may be exercised within 60 days following December 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to these shares.

 (3) For purposes of calculating the percentage beneficially owned, the number of nFront shares beneficially owned by each holder has been multiplied by
     0.579 and the number of shares of Digital Insight's common stock deemed outstanding consists of 14,766,184 shares, plus 8,252,156 shares to be issued in the merger and as to the holder thereof only, shares issuable upon the exercise of options that may be exercised within 60 days of December 31, 1999.

 (4) Includes 66,250 shares beneficially owned by Mr. Rackley's wife, Katharine
     S. Rackley, 728,750 shares beneficially owned by The Katharine Rackley Grantor Retained Annuity Trust, 728,750 shares beneficially owned by The Brady Rackley Grantor Retained Annuity Trust and 250,000 shares beneficially owned by the Katharine and Brady Rackley Charitable Remainder Unitrust dated December 27, 1999. Mr. Rackley disclaims beneficial ownership of shares held by Ms. Rackley.

 (5) Includes 1,000 shares subject to a presently exercisable option. The address of Noro-Moseley Partners IV, L.P. is 9 North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327.

 (6) Includes 1,000 shares subject to presently exercisable options.

 (7) Includes 1,000 shares subject to presently exercisable options.

 (8) Includes 1,000 shares subject to presently exercisable options, 250 shares beneficially owned by Mr. Greene's wife and 1,380 shares beneficially owned by Health Investors SEP, of which Mr. Greene is the trustee and beneficiary.

 (9) Includes 84,720 shares subject to presently exercisable stock options and 480,080 shares subject to stock options which will become exercisable upon completion of the merger.

(10) Includes (a) 5,000 shares beneficially owned by Mr. Moseley and (b) 2,285,018 shares beneficially owned by Noro-Moseley Partners IV, L.P. Mr. Moseley is a member of MKFJ-IV, LLC, which is the general partner of Noro-Moseley Partners IV, L.P. Mr. Moseley disclaims beneficial ownership of the shares owned by Noro-Moseley Partners IV, L.P. Mr. Moseley's address is 9 North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327.

                      nFRONT'S RELATED PARTY TRANSACTIONS

   In January 1997, LeapFrog Technologies, Inc., a Georgia corporation of which Brady L. Rackley is Chairman of the Board, exchanged office furniture having a fair market value of $83,986 for programming services furnished by nFront having the same value. In October 1997, nFront loaned Mr. Rackley $20,000, and he repaid $20,875 in February 1998, constituting payment in full. The loan was unsecured and had an interest rate of 10.5% per year. In addition, nFront has retained Mr. Rackley to provide marketing and sales consulting services to nFront for $70,000 per year. Mr. Rackley is a director and principal shareholder of nFront.

   During the period from October 1997 through January 1998, nFront borrowed a total of $90,000 from Brady L. "Tripp" Rackley III, its Chief Executive Officer. The loans were unsecured, had an interest rate of 10.5% per year and were repaid in February 1998.

   In May 1998, nFront issued to Noro-Moseley Partners IV, L.P. 255,885 shares of redeemable convertible preferred stock at a per share price of $9.77. These shares were automatically converted into 2,034,285 shares of common stock upon the completion of nFront's initial public offering. One of nFront's directors, Mr. Charles D. Moseley, Jr., is a member of MKFJ-IV, LLC, the general partner of Noro-Moseley.

   In May 1998, nFront paid a $125,000 fee to Liberty Street Capital, an investment banking company controlled by Mr. Thomas E. Greene III, one of nFront's directors. The fee was payment for services provided by Liberty Street Capital to nFront in connection with the investment in nFront by Noro-Moseley.

   In April 1999, nFront entered into a debenture purchase agreement with Noro-Moseley Partners IV, L.P. Under this agreement, Noro-Moseley agreed to purchase up to $5.0 million of senior subordinated debentures upon nFront's request. No debentures were issued under this agreement and the obligation of Noro-Moseley to purchase debentures under the agreement expired upon the completion of nFront's initial public offering. In exchange for its commitment under the agreement, nFront agreed to issue to Noro-Moseley a three-year warrant to purchase a number of shares of common stock equal to $500,000 divided by the initial public offering price of nFront's common stock and exercisable at that price. Based on the price per share in the initial public offering, the warrant, as issued, entitled Noro-Moseley to purchase 50,000 shares of common stock at $10.00 per share. The warrant was issued upon commencement of the public offering and was exercised in December 1999.

   nFront's Chief Executive Officer, Mr. Rackley, and its President, Mr. Campbell, have employment agreements described in the section captioned "Executive Officers and Directors of nFront Joining Digital Insight-- Employment Agreements" on page 143.

   nFront's board of directors has adopted a resolution whereby all future transactions with related parties, including any loans from nFront to its officers, directors, principal shareholders or affiliates, must be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or a majority of the disinterested shareholders and must be on terms no less favorable to nFront than could be obtained from unaffiliated third parties.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                   VOTE OF ONLY DIGITAL INSIGHT STOCKHOLDERS

                                Proposal No. 1
                   Approval of amendment to 1999 Stock Plan

   Digital Insight stockholders are being asked to approve an amendment to the 1999 Stock Plan to provide for an increase in the number of shares of common stock reserved for issuance from 1,500,000 shares to 2,500,000 shares. The board believes that if the nFront merger is completed, adding shares to the plan is in the best interests of Digital Insight because it will permit Digital Insight to accommodate the conversion of nFront options into options for Digital Insight common stock upon completion of the merger and to attract and retain employees by providing them with appropriate equity incentives. The plan plays an important role in Digital Insight's efforts to attract and retain employees of outstanding ability.

   Set forth below is a summary of the principal features of the 1999 Stock Plan. Digital Insight will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within three business days of receipt of such request, a copy of the incentive plan. Any such request should be directed as follows: Secretary, Digital Insight Corporation, 26025 Mureau Road, Calabasas, CA 91302; telephone number (818) 871-0000.

Digital Insight's 1999 Stock Plan

   Digital Insight's 1999 Stock Plan was adopted by its board of directors in June 1999 and was approved by the stockholders in July 1999. A total of 1,500,000 shares of common stock, plus annual increases beginning on March 1, 2001, equal to the lesser of 750,000 shares, 5% of its shares on that date or a lesser amount determined by the board of directors are currently reserved for issuance under the 1999 Stock Plan. Unless terminated sooner, the 1999 Stock Plan will terminate automatically in June 2009.

   The 1999 Stock Plan provides for the discretionary grant of incentive stock options to employees, the grant of nonstatutory stock options and stock purchase rights, or SPRs, to employees, directors and consultants.

   The 1999 Stock Plan may be administered by the board of directors or a committee of the board. The administrator has the power to determine the terms of the options or SPRs granted, including:

     .  the exercise price of the option or SPR;

     .  the number of shares subject to each option or SPR;

     .  the exercisability thereof; and

     .  the form of consideration payable upon exercise.

   In addition, the administrator has the authority to amend, suspend or terminate the 1999 Stock Plan, provided that this action shall not impair the rights of any optionee, unless mutually agreed upon in writing.

   The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1999 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of its outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of this incentive stock option must not exceed five years. The term of all other incentive stock options granted under the 1999 Stock Plan may not exceed ten years.

   In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement will grant Digital Insight a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with Digital Insight for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the administrator.

   Options and SPRs granted under the 1999 Stock Plan are generally not transferable by the optionee, except by will or the laws of descent or distribution, and are exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1999 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of its company, or within 12 months after the optionee's termination by disability or death, but in no event later than the expiration of the option's term.

   The 1999 Stock Plan provides that in the event of a merger of Digital Insight with or into another corporation, or a sale of substantially all of its assets, each outstanding option and SPR must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and SPRs are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. The administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of this notice, and the option or SPR will terminate upon the expiration of this period. In the event of its proposed dissolution or liquidation, the board of directors, or any of its committees, in its discretion may accelerate the vesting of any outstanding option or SPR prior to the effective date of the proposed transaction.

   The board of directors recommends that stockholders vote "FOR" the amendment to the 1999 Stock Plan.

                                 LEGAL OPINION

   The validity of the shares of Digital Insight common stock offered by this proxy statement/prospectus will be passed upon for Digital Insight by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

   The financial statements of Digital Insight Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 appearing in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors, have audited our financial statements at June 30 1998 and 1999, and for the period from June 17, 1996 (inception) to June 30, 1997 and for the fiscal years ended June 30, 1998 and 1999, as set forth in their report. We have included our financial statements in the proxy statement/prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   Under Rule 14a-8 of the Exchange Act, Digital Insight stockholders may present proper proposals for inclusion in Digital Insight's proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to Digital Insight in a timely manner. In order to be so included for the 2000 annual meeting, stockholder proposals must have been received by Digital Insight no later than December 18, 2000, and must have otherwise complied with the requirements of Rule 14a-8.

   Under Rule 14a-8 of the Exchange Act, nFront shareholders may present proper proposals for inclusion in nFront's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to nFront in a timely manner. In order to be so included for the 2000 annual meeting, shareholder proposals must have been received by nFront a reasonable time in advance of the meeting, and must have otherwise complied with the requirements of Rule 14a-8.

                      WHERE YOU CAN FIND MORE INFORMATION

     Reports, proxy statements         Reports, proxy statements
     and other information             and other information
     concerning Digital Insight        regarding nFront may be
     may be inspected at:              inspected at:


     The National Association of       The National Association of
     Securities Dealers 1735 K         Securities Dealers 1735 K
     Street, N.W. Washington,          Street, N.W. Washington,
     D.C. 20006                        D.C. 20006


     Requests for documents            Requests for dicouments
     relating to Digital Insight       relating to nFront should be
     should be directed to:            directed to:


     Digital Insight Corporation       nFront, Inc. 520 Guthridge
     26025 Mureau Road Calabasas,      Court, N.W, Suite 100
     CA 91302 (818) 871-0000           Norcross, GA 30092 (770)
                                       209-4460

   Digital Insight Files reports, proxy statements and other information with the SEC. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC.

  Judiciary Plaza Room     Citicorp Center 400  Seven World Trade
  1024 450 Fifth Street,   West Madison Street  Center 13th Floor New
  N.W. Washington, D.C.    Suite 1400 Chicago,  York, New York 10048
  20549                    Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

   Digital Insight has filed a registration statement under the Securities Act with the SEC with respect to Digital Insight's common stock to be issued to nFront shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of Digital Insight filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

   This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the Digital Insight common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth or incorporated in this document by reference or in its affairs since the date of this proxy statement/prospectus. The information contained in this document with respect to nFront and its subsidiaries was provided by nFront. The information contained in this document with respect to Digital Insight was provided by Digital Insight.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
DIGITAL INSIGHT CORPORATION FINANCIAL STATEMENTS

Report of Independent Accountants........................................  F-2

Balance Sheets...........................................................  F-3

Statements of Operations.................................................  F-4

Statement of Stockholders' Deficit.......................................  F-5

Statements of Cash Flows.................................................  F-6

Notes to Financial Statements............................................  F-7

nFRONT INC. FINANCIAL STATEMENTS

Report of Independent Auditors........................................... F-19

Balance Sheets........................................................... F-20

Statements of Operations................................................. F-21

Statement of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit)........................................................ F-22

Statements of Cash Flows................................................. F-23

Notes to Financial Statements............................................ F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Digital Insight Corporation

   In its opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Digital Insight Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; its responsibility is to express an opinion on these financial statements based on its audits. We conducted its audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that its audits provide a reasonable basis for its opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Costa Mesa, California
February 12, 1999, except Note 12,
 as to which the date is November 21, 1999

                          DIGITAL INSIGHT CORPORATION

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                  Pro forma
                                                                Stockholders'
                                  December 31,                    Equity at
                                 ---------------  September 30, September 30,
                                  1997    1998        1999          1999
                                 ------  -------  ------------- -------------
                                                          (unaudited)
             ASSETS

 Current assets:
   Cash and cash equivalents...  $  886  $ 4,758     $ 6,177      $
   Accounts receivable, net....     766      356       1,985
   Tax refund receivable.......      73       73         --
   Accumulated implementation
    costs......................      71      135         211
   Other current assets........      45       80       1,044
                                 ------  -------     -------      --------
     Total current assets......   1,841    5,402       9,417
 Property and equipment, net...     789    2,353       5,274
 Deposits......................     240      240         212
 Intangible assets, net........     201       53         --
 Other assets..................     --        29         --
                                 ------  -------     -------      --------
                                 $3,071  $ 8,077     $14,903
                                 ======  =======     =======      ========

 LIABILITIES AND STOCKHOLDERS'
        EQUITY (DEFICIT)

 Current liabilities:
   Accounts payable............  $  587  $   214     $   383
   Accrued compensation and
    related benefits...........      91      542       1,457
   Current portion of lease
    obligation.................      41       71         367
   Deferred revenue............     785    1,036       2,024
   Other accruals..............     353      472       1,080
                                 ------  -------     -------      --------
     Total current
      liabilities..............   1,857    2,335       5,311
 Long-term portion of lease
  obligation...................      92       82         478
                                 ------  -------     -------      --------
                                  1,949    2,417       5,789

 Commitments and contingencies
  (Note 11)

 Mandatorily redeemable
  convertible preferred stock:
   $.001 par value; 2,431,616,
    3,973,641, and
    4,846,496 shares
    authorized; 1,645,944,
    3,951,419, and 4,775,455
    (unaudited) shares issued
    and outstanding; no shares
    pro forma (unaudited)......   4,444   12,444      20,847      $    --
 Stockholders' equity
  (deficit):
   Common stock; $.001 par
    value, 16,250,000 shares
    authorized; 5,618,500,
    5,621,156, and
    5,867,392 (unaudited)
    shares issued and
    outstanding;
    10,642,847 shares issued
    and outstanding pro forma
    (unaudited)................       6        6           6            11
   Additional paid-in-capital..   1,994    3,977       6,094        26,936
   Notes receivable from
    stockholders...............    (186)    (201)       (212)         (212)
   Deferred stock-based
    compensation...............  (1,658)  (2,732)     (3,608)       (3,608)
   Accumulated deficit.........  (3,478)  (7,834)    (14,013)      (14,013)
                                 ------  -------     -------      --------
     Total stockholders' equity
      (deficit)................  (3,322)  (6,784)    (11,733)     $  9,114
                                 ------  -------     -------      ========
                                 $3,071  $ 8,077     $14,903
                                 ======  =======     =======

                 See accompanying notes to financial statements

                          DIGITAL INSIGHT CORPORATION

                            STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                           Nine Months Ended
                            Year Ended December 31,          September 30,
                         -------------------------------  --------------------
                           1996       1997       1998       1998       1999
                         ---------  ---------  ---------  ---------  ---------
                                                              (unaudited)
Revenues:
  Implementation fees... $   1,053  $   1,926  $   2,420  $   1,803  $   2,952
  Service fees..........       508      2,046      5,810      3,878      8,844
                         ---------  ---------  ---------  ---------  ---------
    Total revenues......     1,561      3,972      8,230      5,681     11,796
                         ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Implementation........       643      1,217      1,631      1,115      2,081
  Service...............       261      1,014      3,616      2,374      5,408
                         ---------  ---------  ---------  ---------  ---------
    Total cost of
     revenues...........       904      2,231      5,247      3,489      7,489
                         ---------  ---------  ---------  ---------  ---------
Gross profit............       657      1,741      2,983      2,192      4,307
                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Sales, general and
   administrative.......       809      2,516      4,183      2,888      6,498
  Research and
   development..........       565      1,612      2,555      1,840      3,061
  Amortization of stock-
   based compensation...       --         151        844        395        892
                         ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses...........     1,374      4,279      7,582      5,123     10,451
                         ---------  ---------  ---------  ---------  ---------
Loss from operations....      (717)    (2,538)    (4,599)    (2,931)    (6,144)
Interest income.........       --          89        262        195        183
Other income (expense),
 net....................         5         (3)       (19)       (17)       (72)
                         ---------  ---------  ---------  ---------  ---------
Net loss................ $    (712) $  (2,452) $  (4,356) $  (2,753) $  (6,033)
                         =========  =========  =========  =========  =========
Basic and diluted net
 loss per share......... $    (.14) $    (.49) $    (.85) $    (.54) $   (1.10)
                         =========  =========  =========  =========  =========
Shares used to compute
 basic and diluted net
 loss per share......... 5,000,000  5,000,000  5,108,444  5,071,667  5,490,123
                         =========  =========  =========  =========  =========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                       $    (.50)            $    (.52)
                                               =========             =========
Shares used to compute
 pro forma basic and
 diluted net loss per
 share (unaudited)......                       8,712,463             9,817,281
                                               =========             =========

                See accompanying notes to financial statements.

                          DIGITAL INSIGHT CORPORATION

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        (in thousands except share data)

                                     Common Stock   Additional Stockholders'   Deferred                   Total
                          Members' ----------------  Paid-In       Notes     Stock-Based  Accumulated Stockholders'
                          Capital   Shares   Amount  Capital    Receivable   Compensation   Deficit      Deficit
                          -------- --------- ------ ---------- ------------- ------------ ----------- -------------
Balance at December 31,
 1995...................   $ (11)        --   $--     $  --        $ --        $   --      $    --      $    --
Contribution of
 capital................     750         --              --          --            --           --           --
Net loss................    (712)        --              --          --            --           --           --
                           -----   ---------  ----    ------       -----       -------     --------     --------
Balance at December 31,
 1996...................      27         --    --        --          --            --           --           --
Contribution of
 capital................     192         --              --          --            --           --           --
Distribution............     (50)        --    --                    --
LLC loss from January 1,
 1997 through March 17,
 1997...................     (23)        --                          --            --           --           --
Conversion of members'
 capital to Series A
 preferred and common
 stock..................    (146)  5,000,000     5       --          --            --        (1,049)      (1,044)
Stock options exercised
 with note receivable...     --      618,500     1       185        (186)          --           --           --
Deferred stock-based
 compensation...........                       --      1,809         --         (1,809)         --           --
Amortization of deferred
 stock-based
 compensation...........     --          --    --        --          --            151          --           151
Net loss................     --          --                                                  (2,429)      (2,429)
                           -----   ---------  ----    ------       -----       -------     --------     --------
Balance at December 31,
 1997...................     --    5,618,500     6     1,994        (186)       (1,658)      (3,478)      (3,322)
Interest on stockholder
 notes..................                       --        --          (15)          --           --           (15)
Stock options
 exercised..............     --        2,656               1                                                   1
Warrants to purchase
 Series A preferred
 stock..................     --          --    --         64         --            --           --            64
Deferred stock-based
 compensation...........                               1,918                    (1,918)
Amortization of deferred
 stock-based
 compensation...........     --          --    --        --          --            844          --           844
Net loss................     --          --    --        --          --            --        (4,356)      (4,356)
                           -----   ---------  ----    ------       -----       -------     --------     --------
Balance at December 31,
 1998...................     --    5,621,156     6     3,977        (201)       (2,732)      (7,834)      (6,784)
Interest on stockholder
 notes (unaudited)......     --                --        --          (11)          --           --           (11)
Stock options exercised
 (unaudited)............             339,577             202                                    --           202
Warrants to purchase
 Series B preferred
 stock (unaudited)......     --          --    --        147         --            --           --           147
Repurchase of Series A
 preferred stock
 (unaudited)............     --                --        --                                    (146)        (146)
Deferred stock-based
 compensation
 (unaudited)............     --          --    --      1,768         --         (1,768)         --           --
Amortization of deferred
 stock-based
 compensation
 (unaudited)............     --          --    --        --          --            892          --           892
Net loss (unaudited)....     --          --    --        --          --            --        (6,033)      (6,033)
                           -----   ---------  ----    ------       -----       -------     --------     --------
Balance at September 30,
 1999 (unaudited).......     --    5,960,733  $  6    $6,094       $(212)      $(3,608)    $(14,013)    $(11,733)
                           =====   =========  ====    ======       =====       =======     ========     ========

                 See accompanying notes to financial statements

                          DIGITAL INSIGHT CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                           Nine Months Ended
                                                               Year Ended December 31,       September 30,
                                                               --------------------------  ------------------
                                                                1996     1997      1998      1998      1999
                                                               ------- --------  --------  --------  --------
                                                                                              (unaudited)
Cash flows from operating activities:
  Net loss...................................................  $ (712) $ (2,452) $ (4,356) $ (2,753) $ (6,033)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
  Depreciation and amortization.............................       59       166       587       398       831
  Amortization of debt issuance cost........................      --        --         20        14        46
  Amortization of deferred stock-based compensation.........      --        151       844       395       892
  Interest income on stockholder notes......................      --        --        (15)      (11)      (11)
  Net loss from sale of property and equipment..............      --        --         33       --        --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      (50)     (654)      410       166    (1,629)
    Tax refund receivable...................................      --        (73)      --         (6)       73
    Accumulated implementation costs........................      (28)      (43)      (64)      (20)      (76)
    Other assets............................................       (6)      (36)      (18)      (54)     (781)
    Deposits................................................      --       (240)      --         (9)       28
    Accounts payable........................................      (38)      582      (373)      (96)      169
    Accrued compensation and related benefits...............       72        12       451        65       915
    Deferred revenue........................................      232       779       251       227       988
    Other accruals..........................................        3       341       119        38       608
                                                               ------  --------  --------  --------  --------
  Net cash used in operating activities.....................     (468)   (1,467)   (2,111)   (1,646)   (3,980)
                                                               ------  --------  --------  --------  --------
Cash flows used in investing activities:
  Proceeds from sale of assets..............................      --        --         29       --        --
  Acquisition of property and equipment.....................     (254)     (488)   (1,774)   (1,682)   (2,860)
  Acquisition of customer base..............................      --       (280)      --        --        --
                                                               ------  --------  --------  --------  --------
  Net cash used in investing activities.....................     (254)     (768)   (1,745)   (1,682)   (2,860)
                                                               ------  --------  --------  --------  --------
Cash flows provided by financing activities:
  Principal payments on lease obligations...................      --        --       (273)      (95)     (200)
  Distribution..............................................      --         50       --        --        --
  Contribution of capital...................................      750       --        --        --        --
  Issuance of common stock..................................      --        --          1       --        --
  Proceeds from exercise of stock options...................      --        --        --          1       202
  Proceeds from issuance of Series A preferred stock........      --      3,143       --         64       --
  Proceeds from issuance of Series B preferred stock........      --        --      8,000     8,000       --
  Proceeds from issuance of Series C preferred stock........      --        --        --        --      8,403
  Repurchase of Series A preferred stock....................      --        --        --        --       (146)
                                                               ------  --------  --------  --------  --------
  Net cash provided by financing activities.................      750     3,093     7,728     7,970     8,259
                                                               ------  --------  --------  --------  --------
Net increase in cash........................................       28       858     3,872     4,642     1,419
                                                               ------  --------  --------  --------  --------
Cash and cash equivalents, beginning of period..............      --         28       886       886     4,758
                                                               ------  --------  --------  --------  --------
Cash and cash equivalents, end of period....................   $   28  $    886  $  4,758  $  5,528  $  6,177
                                                               ======  ========  ========  ========  ========
Supplementary disclosures of cash flow information:
  Cash paid during the year for interest....................   $  --   $    --   $     12  $      5  $     52
  Non-cash financing activities:
  Capital lease obligations incurred........................      --        133       293       133       892
  Series A warrants issued in conjunction with capital lease      --        --         64        64       --
  Series B warrants issued in conjunction with capital lease      --        --        --        --        147
  Conversion of members' capital to Series A preferred and
   common stock.............................................      --      1,305       --        --        --
  Notes receivable from stockholders........................      --        186       --        --        --

                See accompanying notes to financial statements.

                          DIGITAL INSIGHT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. The Company and Summary Significant Accounting Policies

The Company

   Digital Insight Corporation (the "Company"), incorporated in March 1997, provides real time Internet banking services to credit unions, small to mid-sized banks and savings and loans. Its Internet banking services include home banking for individual customers, business banking for commercial customers, a target marketing program to increase financial services to end users, and customized web site design and implementation services. Substantially all of the Company's revenues are derived from these services.

   The Company originally operated as Digital Insight LLC, a Minnesota limited liability company, which was formed in July 1995. On March 18, 1997, all members of Digital Insight LLC, converted their members' capital balances to shares of Series A mandatorily redeemable convertible preferred and common stock of Digital Insight Corporation, a Delaware corporation, in accordance with the Member Control Agreement (Note 6).

Cash and cash equivalents

   Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less at the date of original purchase. The carrying value of these instruments approximates fair value.

Property and equipment

   Property and equipment are stated at cost, less accumulated depreciation. Assets held under capital leases are recorded at the present value of the minimum lease payments at lease inception. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Use of estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Revenue recognition

   Recurring fees are recognized as services are provided, and relate to the number of end-users or end-user transactions and for hosting and maintaining web sites. One-time implementation fees consist of salaries for implementation personnel and fees for third parties, including bill payment and data processing vendors. These fees are recognized upon completion of implementation and customer approval. Implementation generally occurs over a two to four month period. Costs and related revenues are deferred on the balance sheet until that time. Accumulated implementation costs consist primarily of salaries for implementation personnel in advance of related billings. Losses on implementation, if any, are recognized in the period when such losses are identified.

Income taxes

   The Company accounts for income taxes under the liability method. Deferred income tax assets are provided for as temporary differences between financial and income tax reporting. The Company has not recorded any deferred tax assets or liabilities prior to the recapitalization, since Digital Insight LLC was a limited liability company treated as a partnership for federal and Minnesota income tax purposes. As a result, prior to March 18, 1997, federal and Minnesota income tax attributes passed to the Digital Insight LLC members.

                          DIGITAL INSIGHT CORPORATION

Stock-based compensation

   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair market value of options granted. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation for stock options is measured as the excess, if any, of the fair market value of the Company's stock price at the date of grant as determined by the Board of Directors over the amount an employee must pay to acquire the stock.

Net loss per share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Shares of common stock issued in connection with the conversion of members' capital (Note 6) have been considered outstanding for all periods presented. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A and B mandatorily redeemable convertible preferred stock.

   Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common shares issued in each of the periods presented for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No such shares have been issued.

   The following table sets forth the computation of basic and dilutive net loss per share for the years indicated (in thousands, except share and per share data):

                                                             Year Ended
                                                            December 31,
                                                         --------------------
                                                           1997       1998
                                                         ---------  ---------
      Net loss.......................................... $  (2,452) $  (4,356)
                                                         =========  =========
        Weighted average shares......................... 5,000,000  5,348,183
        Weighted average unvested common shares subject
         to repurchase..................................       --    (239,739)
                                                         ---------  ---------
      Denominator for basic and diluted calculation..... 5,000,000  5,108,444
                                                         =========  =========
      Net loss per share:
        Basic and diluted............................... $    (.49) $    (.85)
                                                         =========  =========

                          DIGITAL INSIGHT CORPORATION

   The following table sets forth common stock equivalents that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated:

                                                                Year Ended
                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            --------- ---------
      Weighted average effect of common stock equivalents:
        Series A mandatorily redeemable convertible
         preferred stock..................................  1,307,736 1,645,944
        Series B mandatorily redeemable convertible
         preferred stock..................................        --  1,958,075
        Warrants..........................................        --     21,065
        Unvested common shares subject to repurchase......        --    239,739
        Employee stock options............................    439,923 1,086,292
                                                            --------- ---------
                                                            1,747,658 4,951,115
                                                            ========= =========

Pro forma net loss per share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1998 and the nine months ended September 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's mandatorily redeemable convertible Series A, Series B, and Series C mandatorily convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss per share of 3,604,019 and 4,327,158 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Pro forma common equivalent shares, composed of common stock subject to repurchase and incremental common shares issuable upon the exercise of stock options and warrants, are excluded from diluted net loss per share as they are antidilutive.

Pro forma stockholders' equity (unaudited)

   Effective upon the closing of the initial public offering, the outstanding shares of mandatorily redeemable convertible preferred stock will automatically convert into 4,775,455 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at September 30, 1999.

Interim financial information (unaudited)

   The accompanying interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual audited financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1999 and its results of operations and its cash flows for the nine months ended September 30, 1998 and 1999. The results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

                          DIGITAL INSIGHT CORPORATION

Intangible assets

   Intangible assets include a non-compete agreement and an acquired customer base. The non-compete agreement is being amortized over the term of the agreement, which is two years. The acquired customer base is being amortized over one year. All intangibles are amortized using the straight-line method.

Long-lived assets

   In 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." The statement requires the recognition of an impairment loss on a long-lived asset including the customer base held for use when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount.

Fair value of financial instruments

   The Company's financial instruments include cash, accounts receivable, accumulated implementation costs, deposits and other assets, accounts payable, accrued and other current liabilities. The carrying value of these financial instruments approximates fair value due to their short-term nature. The mandatorily redeemable convertible preferred stock is carried at its respective redemption price as such stock is not traded in the open market and a market price is not readily available.

Concentration of credit risk

   The market for Internet banking in the United States, in which the Company operates, is characterized by rapid technological developments, frequent new product introductions and changes in end user requirements. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products and services, to introduce new products and services in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by financial institutions or other financial institution data processing vendors, could require the Company to redesign its products and services.

   During the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1999 (unaudited), no customer accounted for more than 10% of net revenues or net accounts receivable.

   The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the number of its customers and geographic sales areas. The Company maintains a provision for potential credit losses, and write-offs of accounts receivable were insignificant during the years ended December 31, 1996, 1997 and 1998, and for the nine months ended September 30, 1999.

   The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company has not experienced any significant losses on its cash equivalents.

New accounting standards

   In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement, which was adopted effective January 1, 1998, did not have a significant impact on the financial statements.

                          DIGITAL INSIGHT CORPORATION

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one business segment: developing, marketing, implementing and supporting Internet banking solutions for community financial institutions throughout the United States. The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the years ended December 31, 1996, 1997 and 1998, the Company operated in a single business segment providing Internet banking services to credit unions, small to mid-sized banks and savings and loans, primarily in the United States.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 in its fiscal year ending December 31, 1999, and does not expect such adoption to have a material effect on the Company's financial statements.

2. Related Party Transactions

   The Company paid royalties totaling $0, $37,000 and $162,000 during 1996, 1997 and 1998, respectively, to a business partner who is also a stockholder.

   The Company paid $60,000, $169,000 and $0 in 1996, 1997 and 1998, respectively, to a business partner, who is also a stockholder, for employee medical benefits and coverage, accounting services, payroll and related expenses, and rent.

3. Property and Equipment

   Property and equipment includes the following (in thousands):

                                                 December 31,
                                                 --------------  September 30,
                                                  1997    1998       1999
                                                 ------  ------  -------------
                                                                  (unaudited)
      Leasehold improvements.................... $  --   $  282     $   357
      Data processing equipment.................    849   2,128       5,581
      Furniture and fixtures....................    186     597         821
                                                 ------  ------     -------
                                                  1,035   3,007       6,759
      Less accumulated depreciation and
       amortization.............................   (246)   (654)     (1,485)
                                                 ------  ------     -------
                                                 $  789  $2,353     $ 5,274
                                                 ======  ======     =======

   Assets acquired under capitalized lease obligations are included in property and equipment and totaled $133,000, $213,000, and $1,106,000 (unaudited) with related accumulated amortization of $16,000, $85,000, and $189,000 (unaudited) at December 31, 1997, December 31, 1998, and September 30, 1999, respectively.

4. Acquisition

   On August 18, 1997, the Company acquired the customer base of RJE Internet Services, Inc. ("RJE"). RJE develops, hosts and maintains web sites. The acquisition of this customer base was accounted for as a purchase. The results of operations and cash flows of the acquisition have been included from the date of the acquisition of the customer base. The purchase price of the customer base totaled $100,000 plus $180,000 for a covenant not

                          DIGITAL INSIGHT CORPORATION
to compete. The accumulated amortization of the customer base was $42,000 at December 31, 1997. The customer base was fully amortized at December 31, 1998. Accumulated amortization of the covenant not to compete totaled $38,000 and $128,000 at December 31, 1997 and 1998, respectively.

5. Income Taxes

   Prior to March 18, 1997, Digital Insight was a limited liability company that was treated as a partnership for federal and Minnesota income tax purposes. As a result, all federal and Minnesota tax matters for Digital Insight LLC, prior to March 18, 1997, are the responsibility of the members.

   As of December 31, 1997 and 1998, the Company had net operating loss carry-forwards for federal and state purposes of $2,429,000 and $6,785,000, respectively. Federal and state net operating loss carry-forwards expire in the years 2012 and 2005, respectively.

   Given its history of operating losses, the Company has recorded a full valuation allowance against its deferred tax assets generated from operating losses because it is more likely than not that the deferred tax benefits will not be utilized. Accordingly, the accompanying statements of operations include no benefit for income taxes.

   The components of the Company's deferred taxes are (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
      Net operating loss carryforwards........................ $   829  $ 2,093
      Research credit carryforwards...........................     155      392
      Stock compensation......................................      60      398
      Other...................................................      63      171
                                                               -------  -------
      Gross deferred tax assets...............................   1,107    3,054
                                                               -------  -------
      Gross deferred tax liabilities..........................     --       --
                                                               -------  -------
      Net deferred tax assets.................................   1,107    3,054
                                                               -------  -------
      Deferred tax asset valuation allowance..................  (1,107)  (3,054)
                                                               -------  -------
      Deferred tax assets..................................... $   --   $   --
                                                               =======  =======

6. Mandatorily Redeemable Convertible Preferred Stock

   Mandatorily redeemable convertible preferred stock consists of the following:

                            December 31,
            ---------------------------------------------   September 30, 1999
                     1997                   1998               (Unaudited)
            ---------------------- ---------------------- ----------------------
                       Issued and             Issued and             Issued and
            Authorized Outstanding Authorized Outstanding Authorized Outstanding
            ---------- ----------- ---------- ----------- ---------- -----------
Series A..  1,668,166   1,645,944  1,668,166   1,645,944  1,668,166   1,625,944
Series B..    763,450         --   2,305,475   2,305,475  2,334,294   2,305,475
Series C..        --          --         --          --     844,036     844,036
            ---------   ---------  ---------   ---------  ---------   ---------
            2,431,616   1,645,944  3,973,641   3,951,419  4,846,496   4,775,455
            =========   =========  =========   =========  =========   =========

   The Company's mandatorily redeemable convertible preferred stockholders have the option to require the Company to repurchase all of the preferred shares upon written request (election) of at least 60% of the outstanding shares of preferred holders. The shares shall be redeemed on the earlier of February 28, 2002 or 180

                          DIGITAL INSIGHT CORPORATION
days following the date of the election. Shares are to be redeemed from any source of funds legally available at the redemption price of $2.70 per share of Series A preferred stock, $3.47 per share of Series B preferred stock or $10.00 per share of Series C preferred stock, as originally issued, plus all declared but unpaid dividends, if any, through the redemption date.

   Effective on the incorporation and Member Control Agreement date, March 18, 1997, Digital Insight LLC converted its members' capital balances to shares of Series A preferred stock and common stock in accordance with the Member Control Agreement. As a result, 481,500 and 5,000,000 shares of Series A preferred stock and common stock, respectively, were issued.

   In March 1997 the Company issued 1,164,444 shares of Series A preferred stock for $2.70 per share. In February 1998, the Company issued 2,305,475 shares of Series B preferred stock for $3.47 per share. In May 1999, the Company issued 844,036 shares of Series C preferred stock for $10.00 per share.

Dividend rights

   Dividends shall be paid, when and if declared by the Board of Directors, at the rate of $0.24, $0.31, and $0.90 per share of the outstanding Series A, Series B and Series C preferred stock, respectively, and shall be payable out of funds legally available. No dividends have been declared to date.

Liquidation

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A, Series B, and Series C preferred stock will be entitled to be paid, before any payment shall be made to the common shareholders, an amount in cash or property equal to the sum of $2.70 per share of Series A preferred stock, $3.47 per share of Series B preferred stock and $10.00 per share of Series C preferred stock, plus all accrued but unpaid dividends.

Conversion right

   Each share of preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance, into one share of common stock, subject to adjustment. The preferred shares will automatically convert into shares of common stock, at the then-applicable conversion price, upon the closing of an underwritten public offering of the Company's common shares at a price of not less than $8.68 per share and from which the gross proceeds to the Company are not less than $20.0 million.

Voting rights

   The holders of the preferred shares are entitled to the number of votes to which they would be entitled if the preferred shares were converted into common shares.

7. Notes Receivable from Stockholders

   Effective October 23, 1997, under the Company's 1997 Stock Plan (the "Option Plan"), two officers of the Company exercised their options to purchase 309,250 shares each, of the Company's common stock. In consideration, each officer executed a note payable to the Company for $93,000. The note is payable at the earlier of ten years from the date of execution or 30 days after termination. Interest is being charged at the rate of 7% per annum. Interest income realized in 1998 and for the nine months ended September 30, 1999 on the loans was $15,000 and $11,000, (unaudited) respectively. The officers have the option to prepay all or any portion of the principal or interest without penalty.

                          DIGITAL INSIGHT CORPORATION

8. Preferred Stock Warrants

   In March 1997, the Company issued warrants to purchase 763,450 shares of Series B preferred stock at an exercise price of $3.93 per share in conjunction with the issuance of 1,111,100 shares of Series A preferred stock. The warrants expired without being exercised on January 31, 1998.

   On January 31, 1998, the Company issued a warrant to purchase 22,222 shares of Series A preferred stock, at $2.70 per share, to a leasing company in connection with the Company obtaining certain leases which were accounted for as capitalized leases. The warrant issued is exercisable for a period of (i) four years or (ii) two years from the effective date of the Company's initial public offering, whichever is shorter. The value of the warrant using the Black-Scholes option pricing model totaled $64,000. This value was recorded as capital lease issue costs and is being amortized as additional interest costs over the three year life of the capitalized leases. Accordingly, the Company has recorded additional interest expense of $20,000 and $16,000 (unaudited) at December 31, 1998 and September 30, 1999, respectively. The Company has reserved 22,222 shares of Series A preferred stock for the exercise of this warrant. The warrant was outstanding at December 31, 1998.

9. 1997 Stock Plan

   The Company's 1997 Stock Plan (the "Plan") was approved by the Board of Directors on August 11, 1997. Under the Plan, the maximum aggregate number of shares which may be optioned and sold is 1,500,000 shares of common stock, subject to adjustments upon changes in capitalization or merger. In February 1998, the Company adopted, and the Board of Directors and stockholders approved, a resolution to increase the aggregate number of shares reserved for options to 2,500,000 shares. Incentive and non-statutory stock options may be granted to employees, and non-statutory stock options may be granted to directors and consultants. Generally options granted under the Plan are fully exercisable on and after the date of grant. Shares generally vest in monthly installments over four years following the date of grant (as determined by the Board of Directors), subject to the optionee's continuous service. However, for first time grants, the initial vesting shall occur twelve months from the vesting start date, at which time 25% of the shares will be vested. The remaining shares are vested monthly over the remaining three years. Options expire ten years from the date of grant with the exception of an incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, in which case the term of the option shall be five years. An option shall generally terminate three months after termination of employment. Options are generally granted at a fair market value determined by the Board of Directors subject to the following:

     (a) With respect to options granted to an employee or service provider who, at the time of this grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price shall be no less than 110% of the fair market value on the date of the grant.

     (b) With respect to options granted to any employee or service provider other than described in the preceding paragraph, the exercise price shall be no less than 100% for incentive stock options and 85% for non-statutory stock options of the fair market value on the date of the grant.

                          DIGITAL INSIGHT CORPORATION

   Stock option activity under the Plan was as follows:


                                                         Options   Exercise Price
                                                       Outstanding   Per share
                                                       ----------- -------------
      Granted.........................................  1,210,500  $       0.30
      Canceled........................................    (44,500) $       0.30
      Exercised.......................................   (618,500) $       0.30
                                                        ---------  ------------
      Balance December 31, 1997.......................    547,500  $       0.30
      Granted.........................................    996,000  $0.30-$ 1.00
      Canceled........................................   (104,640) $0.30-$ 0.50
      Exercised.......................................     (2,656) $       0.30
                                                        ---------  ------------
      Balance December 31, 1998.......................  1,436,204  $0.30-$ 1.00
      Granted (unaudited).............................    978,285  $1.75-$13.00
      Canceled (unaudited)............................   (102,743) $0.30-$13.00
      Exercised (unaudited)...........................   (339,577) $0.30-$13.00
                                                        ---------  ------------
      Balance September 30, 1999 (unaudited)..........  1,972,169  $0.30-$13.00
                                                        =========  ============

               Options Outstanding                  Options Exercisable
-------------------------------------------------- ----------------------
                         Weighted-
                          Average
                         Remaining
                        Contractual    Weighted              Weighted-
  Exercise                 Life        Average                Average
   Prices      Shares     (Years)   Exercise Price Shares  Exercise Price
  --------    --------- ----------- -------------- ------- --------------
   $ 0.30       264,788     8.0         $ 0.30      74,510     $ 0.30
   $ 0.50       183,038     8.7         $ 0.50      34,149     $ 0.50
   $ 1.00       575,000     9.0         $ 1.00         --
   $ 1.75       109,275     9.4         $ 1.75       6,928     $ 1.75
   $ 2.25       401,285     9.5         $ 2.25          -
   $ 9.00       166,533     9.5         $ 9.00       6,504     $ 9.00
   $13.00       272,250     9.9         $13.00       1,083     $13.00
              ---------     ---         ------     -------     ------
$0.30-$13.00  1,972,169     9.1         $ 3.49     123,174     $ 1.01
              =========     ===         ======     =======     ======

   On March 17, 1997, the Board of Directors approved and the Company entered into a stock option agreement (the "Agreement") with an officer of the Company. The Company reserved 106,700 shares of Series A preferred stock for issuance upon the exercise of options at an exercise price of $2.70. These options expired on March 28, 1997. Prior to the expiration of these options, 53,350 shares were exercised for an aggregate purchase price of $145,000. Had compensation cost for these options granted been determined using the Black-Scholes option pricing model under SFAS No. 123, the difference between the Company's net loss as reported and as adjusted for the compensation cost for the year ended December 31, 1997 would have been insignificant.

   The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" to account for its employee stock option plans. Under APB No. 25, when the exercise price of the Company's employee stock options equals or exceeds the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. The Company granted options at exercise prices based upon the fair value of the underlying stock as determined by its Board of Directors. Subsequently, it was determined that the Company had granted options in 1997, 1998 and the nine months ended September 30, 1999 at exercise prices that were below the fair value price of the underlying stock. Accordingly, the Company has recorded deferred stock-based compensation of $1,809,000, $1,918,000 and $1,768,000 (unaudited) in the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999,

                          DIGITAL INSIGHT CORPORATION
respectively, based upon the intrinsic value of the options at the grant date. The deferred stock-based compensation is being amortized to expense over the vesting periods of the underlying options which is generally four years.

   The fair value of each option grant is estimated on the date of grant using the minimum value method as prescribed in SFAS 123. Assumptions used for options granted during the year ended December 31, 1997 and 1998 were a risk-free interest rate of 5.9% to 6.2%, and 4.6% to 5.8%, respectively, and a weighted-average expected option term of four years.

   The stock-based compensation cost associated with the Company's stock-based compensation plan, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference from the reported net loss for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 (unaudited).

   The minimum value method requires input of highly subjective assumptions, changes in which could materially affect the fair value estimate. In addition, the minimum value method is only allowed for non-public entities as public entities are required to include an expected volatility factor in addition to the factors described above. As a result, the effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

10. Employee Benefits

   Effective September 1, 1998, the Company adopted a Defined Contribution Profit Sharing Plan. This plan includes a 401(k) salary deferral plan. All employees are eligible to participate in the plan after six months of continued service. Contributions to the 401(k) are in the form of employee-salary deferrals which are not subject to employer-matching contributions.

11. Commitments and Contingencies

   The Company leases its facilities and certain equipment under noncancelable operating leases. Rent expense under the operating leases was $46,000, $71,000 and $174,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

   Future minimum lease payments under all noncancelable capitalized and operating leases are as follows (in thousands):

      Year Ended December 31,                                 Capital Operating
      -----------------------                                 ------- ---------
      1999...................................................  $ 80    $  321
      2000...................................................    80       401
      2001...................................................    11       419
      2002...................................................   --        438
      2003...................................................   --        219
                                                               ----    ------
      Total minimum lease payments...........................   171    $1,798
                                                                       ======
      Amounts representing interest..........................    18
                                                               ----
      Present value of capitalized lease obligations.........   153
      Less: current portion..................................    71
                                                               ----
      Noncurrent portion of capitalized lease obligations....  $ 82
                                                               ====

                          DIGITAL INSIGHT CORPORATION

   In December 1997, the Company entered into a Business Continuity Services Master Agreement, which provides backup capability. The agreement is for a term of five years with monthly payments of $6,000. Future minimum payments under the agreement are $71,000 for each of the five years beginning 1998 through 2002.

12. Subsequent Events

   In January 1999, the Company entered into an Internet Data Center Services Agreement to obtain redundant data center capabilities. The initial term of the agreement is for one year and will automatically renew for additional one year terms. Minimum payments under the agreement are $31,000 per month through the initial term ending February 2000.

   On March 1, 1999, the Company entered into a Master Lease Agreement (the "Agreement") with a leasing company. The Agreement provides a line of credit of $2,000,000 for capital equipment purchases with an additional $500,000 based upon attaining revenue targets. As a condition to the lessor for entering into the Agreement, the Company issued a warrant to purchase 28,819 shares of Series B preferred stock at $3.47 per share. The warrant issued is exercisable for a period of seven years. The value of the warrant using the Black-Scholes option pricing model totaled $147,000. This value is being recorded as capital lease issue costs and is being amortized as additional interest costs over the three year life of the capitalized leases. As of May 13, 1999, the Company purchased approximately $493,000 of capital equipment under the lease.

   On March 30, 1999, the Board of Directors and stockholders approved a resolution to increase the aggregate number of shares of common stock reserved for options under the Company's 1997 Stock Plan to 3,000,000 shares.

   In May 1999, the Company completed the private placement of 844,036 shares of its Series C mandatorily redeemable convertible preferred stock at a price per share of $10.00. Dividends shall be paid, when and if declared by the Board of Directors, at the rate of $0.89 per share. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C preferred stock will be entitled to be paid, before any payments shall be made to common stockholders, an amount in cash or property equal to the sum of $10.00 per share. The Series C preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance, into one share of common stock, subject to adjustment. The Series C preferred stock is mandatorily redeemable and will automatically convert into shares of common stock on the same terms as the Series A and B mandatorily redeemable convertible preferred stock.

Subsequent Events (unaudited)

   On June 21, 1999, the Board of Directors approved a resolution to increase the number of shares of authorized common stock to 100,000,000 shares. Additionally, the Board of Directors approved the creation of an undesignated class of authorized preferred stock consisting of 5,000,000 shares.

   On June 21, 1999, the Board of Directors approved a resolution to adopt the 1999 Stock Plan and reserved 1,500,000 shares of the Company's common stock for issuance under this plan.

   On June 21, 1999, the Board of Directors approved a resolution to adopt the 1999 Employee Stock Purchase Plan and reserved 300,000 shares of the Company's common stock to be reserved for issuance under this plan.

   On June 29, 1999, the Company repurchased 20,000 shares of Series A mandatorily redeemable convertible preferred stock at $10.00 per share from a former executive officer.

                          DIGITAL INSIGHT CORPORATION

   On September 30, 1999, the Company entered into a Software License Agreement with a software company whose CEO and director is also director of the Company. The agreement is for the license of a customized software for $1.5 million plus additional usage fees based on user volume.

   On October 6, 1999, the Company completed its initial public offering by issuing 4,025,000 shares of common stock (including the exercise of the underwriter's over-allotment option) and realized proceeds, net of underwriter's discounts, commissions and issuance costs, of $54.7 million. In conjunction with the initial public offering, the Company's mandatorily redeemable convertible preferred stock converted to common stock and all warrants to purchase preferred stock became warrants to purchase common stock. Simultaneous with the closing of the offering, the Company amended its corporate bylaws and certificate of incorporation.

   On November 21, 1999, the Company announced the signing of a definitive agreement to acquire nFront, a publicly traded company. Under the terms of the acquisition, which will be accounted for as a pooling of interests, the Company will exchange approximately 8,253,071 shares of Digital Insight Corporation common stock for approximately 14,254,008 shares of nFront common stock. Additionally, the Company will convert approximately 1,017,821 nFront stock options into approximately 589,318 Digital Insight Corporation stock options. The acquisition is expected to be completed in the first quarter of 2000 and is subject to certain conditions, regulatory approval, and approval by nFront stockholders. The Company expects to record a one-time charge in the first quarter of 2000 relating to expenses incurred with this transaction.

   nFront operating results for the period from June 17, 1996 (inception) through June 30, 1997 and for the years ended June 30, 1997 and 1998 included revenues of approximately $851,000, $1.1 million and $5.0 million, respectively, and net income for the period from June 17, 1996 (inception) through June 30, 1997 of $49,000 and net losses for the years ended June 30, 1997 and 1998 of approximately $559,000 and $3.7 million, respectively.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders nFront, Inc.

   We have audited the accompanying balance sheets of nFront, Inc. (the "Company") as of June 30, 1998 and 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from June 17, 1996 (inception) through June 30, 1997, and for the two years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of nFront, Inc. at June 30, 1998 and 1999 and the results of its operations and its cash flows for the period from June 17, 1996 (inception) through June 30, 1997, and for the two years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.

                                             /s/ Ernst & Young LLP

Atlanta, Georgia
July 28, 1999
                                  nFRONT, INC.

                                 BALANCE SHEETS

                                          June 30,    June 30,    September 30,
                                            1998        1999          1999
                                         ----------  -----------  -------------
                                                                   (Unaudited)
                ASSETS

Current assets:
  Cash and cash equivalents............  $2,521,384  $   128,434   $25,352,238
  Accounts receivable..................     213,118    2,047,915     2,663,332
  Prepaid expenses.....................       2,811       41,859       275,121
  Other current assets.................         --           --        429,957
  Refundable income taxes..............      51,850       47,198           --
                                         ----------  -----------   -----------
    Total current assets...............   2,789,163    2,265,406    28,720,648
Property and equipment:
  Projects in progress.................         --       358,107     2,534,966
  Leasehold improvements...............         --        32,342        47,172
  Software.............................         --       420,741       463,402
  Furniture and fixtures...............     197,541      353,421       417,200
  Equipment............................      54,199      878,624     1,124,328
                                         ----------  -----------   -----------
                                            251,740    2,043,235     4,587,068
  Less accumulated depreciation........     (47,506)    (198,218)     (311,315)
                                         ----------  -----------   -----------
                                            204,234    1,845,017     4,275,753
Other assets...........................       4,731      984,803        42,292
                                         ----------  -----------   -----------
    Total assets.......................  $2,998,128  $ 5,095,226   $33,038,693
                                         ==========  ===========   ===========

 LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of long-term debt....  $      --   $   777,880   $       --
  Accounts payable.....................      86,446    1,412,884     1,518,583
  Accrued liabilities..................     191,195    1,840,588     1,153,059
  Deferred revenue.....................     554,317    1,331,847     1,897,373
                                         ----------  -----------   -----------
    Total current liabilities..........     831,958    5,363,199     4,569,015
Long-term debt, net of current
 portion...............................         --       307,566           --
Redeemable convertible preferred stock,
 no par value, 10,000,000 shares
 authorized; issuable in series: Series
 A -- 255,885; 255,885, and 0
 (unaudited) shares authorized, issued
 and outstanding liquidation preference
 of $2,782,873 at June 30, 1999........   2,375,561    2,648,442           --
Stockholders' deficit:
Common stock, no par value; 70,000,000
 shares authorized; 8,132,993, and
 8,661,867 and 14,196,152 (unaudited)
 shares issued and outstanding.........     265,642      642,761    34,900,130
  Subscription receivable..............        (777)         --            --
  Accumulated deficit..................    (474,256)  (3,866,742)   (6,430,452)
                                         ----------  -----------   -----------
    Total stockholders' deficit........    (209,391)  (3,223,981)   28,469,678
                                         ----------  -----------   -----------
    Total liabilities and stockholders'
     deficit...........................  $2,998,128  $ 5,095,226   $33,038,693
                                         ==========  ===========   ===========

                            See accompanying notes.

                                  nFRONT, INC.

                            STATEMENTS OF OPERATIONS

                           Period from
                          June 17, 1996                            Three Months Ended
                           (inception)   Year Ended June 30,         September 30,
                             through    -----------------------  -----------------------
                          June 30, 1997    1998        1999         1998        1999
                          ------------- ----------  -----------  ----------  -----------
                                                                      (unaudited)
Revenues:
  Implementation fees...   $  358,245   $  722,859  $ 3,158,904  $  481,677  $ 1,507,773
  Monthly service fees..       34,263      185,283    1,446,092     132,706      884,514
  Other.................      458,643      174,287      360,596      12,014      126,699
                           ----------   ----------  -----------  ----------  -----------
  Total revenues........      851,151    1,082,429    4,965,592     626,397    2,518,986
Operating expenses:
  Cost of
   implementation.......      246,544      346,054    1,073,484     211,823      527,404
  Cost of Internet
   banking data center..       61,681       96,732      455,748      47,085      332,531
  Selling and
   marketing............      194,450      568,928    3,170,714     260,471    2,432,709
  Product development...      106,429      170,419    1,173,696     146,881      693,960
  General and
   administrative.......      157,274      440,099    2,371,784     363,640    1,333,377
  Depreciation..........       13,780       33,726      150,712      16,048      113,097
                           ----------   ----------  -----------  ----------  -----------
Total operating
 expenses...............      780,158    1,655,958    8,396,138   1,045,948    5,433,078
                           ----------   ----------  -----------  ----------  -----------
Operating income
 (loss).................       70,993     (573,529)  (3,430,546)   (419,551)  (2,914,092)
Other (income) expense:
  Interest income.......       (3,672)     (26,692)     (72,511)    (26,186)    (352,964)
  Interest expense......          --         2,084       34,451         518        2,582
                           ----------   ----------  -----------  ----------  -----------
                               (3,672)     (24,608)     (38,060)    (25,668)    (350,382)
                           ----------   ----------  -----------  ----------  -----------
Income (loss) before
 income taxes...........       74,665     (548,921)  (3,392,486)   (393,883)  (2,563,710)
Income tax expense
 (benefit)..............       25,925      (25,925)         --          --           --
                           ----------   ----------  -----------  ----------  -----------
Net income (loss).......       48,740     (522,996)  (3,392,486)   (393,883)  (2,563,710)
Accretion on redeemable
 convertible preferred
 stock..................          --       (35,733)    (272,881)    (68,220)         --
                           ----------   ----------  -----------  ----------  -----------
Net income (loss)
 attributable to common
 stock..................   $   48,740   $ (558,729) $(3,665,367) $ (462,103) $(2,563,710)
                           ==========   ==========  ===========  ==========  ===========
Net income (loss) per
 common share-- basic
 and diluted............   $     0.01   $    (0.07) $     (0.43) $    (0.06) $     (0.18)
                           ==========   ==========  ===========  ==========  ===========
Weighted average shares
 outstanding-- basic and
 diluted................    5,079,167    8,033,223    8,543,501   8,209,941   14,135,997
                           ==========   ==========  ===========  ==========  ===========
Unaudited pro forma net
 loss per share-- basic
 and diluted............                $    (0.06) $     (0.32)
                                        ==========  ===========
Unaudited pro forma
 weighted average shares
 outstanding--basic and
 diluted................                 8,300,746   10,577,786
                                        ==========  ===========

                            See accompanying notes.

                                  nFRONT, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

          Period from June 17, 1996 (inception) through June 30, 1997, for the Years Ended June 30, 1998 and 1999
         and for the Three Months Ended September 30, 1999 (unaudited)

                              Redeemable
                              Convertible                                                             Total
                            Preferred Stock          Common Stock                     Retained    Stockholders'
                          --------------------  ----------------------  Subscription   Earnings       Equity
                           Shares     Amount      Shares     Amount      Receivable   (Deficit)     (Deficit)
                          --------  ----------  ---------- -----------  ------------ -----------  -------------
Balance at June 17, 1996
 (inception)............       --   $      --          --  $       --      $  --     $       --    $       --
 Proceeds from issuance
  of common stock.......       --          --    7,950,000       1,375     (1,375)           --            --
 Payment of stock
  subscription
  receivable............       --          --          --          --         500            --            500
Net income..............       --          --          --          --         --          48,740        48,740
                          --------  ----------  ---------- -----------     ------    -----------   -----------
Balance at June 30,
 1997...................                         7,950,000       1,375       (875)        48,740        49,240
 Proceeds from issuance
  of common stock.......       --          --      182,993     300,000        --             --        300,000
 Proceeds from the
  issuance of redeemable
  convertible preferred
  stock net of issuance
  costs of $160,172.....   255,885   2,339,828         --          --         --             --            --
 Accretion on redeemable
  convertible preferred
  stock.................       --       35,733         --      (35,733)       --             --        (35,733)
 Payment of stock
  subscription
  receivable............       --          --          --          --          98                           98
 Net loss...............       --          --          --          --         --        (522,996)     (522,996)
                          --------  ----------  ---------- -----------     ------    -----------   -----------
Balance at June 30,
 1998...................   255,885   2,375,561   8,132,993     265,642       (777)      (474,256)     (209,391)
 Proceeds from issuance
  of common stock.......                           528,874     650,000        --             --        650,000
 Accretion on redeemable
  convertible preferred
  stock.................       --      272,881                (272,881)       --             --       (272,881)
Payment of stock
 subscription
 receivable.............       --          --          --          --         777            --            777
Net loss................       --          --          --          --         --      (3,392,486)   (3,392,486)
                          --------  ----------  ---------- -----------     ------    -----------   -----------
Balance at June 30,
 1999...................   255,885   2,648,442   8,661,867     642,761        --      (3,866,742)   (3,223,981)
Conversion of Series A
 redeemable convertible
 preferred stock to
 common stock
 (unaudited)............  (255,885) (2,648,442)  2,034,285   2,648,442                               2,648,442
Issuance of common stock
 pursuant to initial
 public offering
 (unaudited)............       --                3,500,000  31,608,927        --             --     31,608,927
Net loss (unaudited)....                   --                                         (2,563,710)   (2,563,710)
                          --------  ----------  ---------- -----------     ------    -----------   -----------
Balance at September 30,
 1999 (unaudited).......       --   $      --   14,196,152 $34,900,130        --     $(6,430,452)  $28,469,678
                          ========  ==========  ========== ===========     ======    ===========   ===========

                            See accompanying notes.

                                  nFRONT, INC.

                            STATEMENTS OF CASH FLOWS

                                                Period from
                                               June 17, 1996                            Three Months Ended
                                                (inception)   Year Ended June 30,         September 30,
                                                  through    -----------------------  -----------------------
                                               June 30, 1997    1998        1999         1998        1999
                                               ------------- ----------  -----------  ----------  -----------
                                                                                           (unaudited)
Operating activities:
  Net income (loss)...........................   $ 48,740    $ (522,996) $(3,392,486) $ (393,883) $(2,563,710)
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in) operating
   activities:
   Depreciation...............................     13,780        33,726      150,712      16,048      113,097
  Changes in operating assets and liabilities:
   Accounts receivable........................    (37,793)     (175,325)  (1,834,797)   (340,815)    (615,417)
   Prepaid expenses and other assets..........     (3,405)       (4,137)     (39,048)    (71,071)     279,292
   Income taxes...............................     25,925       (51,850)       4,652          --       47,198
   Accounts payable...........................     (3,110)      (20,355)   1,326,438     110,208      105,699
   Accrued liabilities........................    213,900       (22,705)   1,649,393      13,133     (687,529)
   Deferred revenue...........................     32,404       521,913      777,530     140,116      565,526
                                                 --------    ----------  -----------  ----------  -----------
     Net cash provided by (used in) operating
      activities..............................    290,441      (241,729)  (1,357,606)   (526,264)  (2,755,844)
Investing activities:
  Purchase of property and equipment..........    (47,416)     (120,338)  (1,791,495)   (208,014)  (2,543,833)
                                                 --------    ----------  -----------  ----------  -----------
  Net cash used in investing activities.......    (47,416)     (120,338)  (1,791,495)   (208,014)  (2,543,833)
Financing activities:
  Proceeds from stockholder loan..............        --         90,000          777         --           --
  Repayment of stockholder loan...............        --        (90,000)         --          --           --
  Proceeds from bank credit facility..........        --            --     1,835,446     310,000          --
  Repayment of bank credit facility...........        --            --      (750,000)         --   (1,085,446)
  Proceeds from issuance of preferred stock...        --      2,339,828          --          --           --
  Proceeds from issuance of common stock......        500       300,098      650,000     600,000   35,000,000
  Increase in stock offering costs............        --            --      (980,072)              (3,391,073)
                                                 --------    ----------  -----------  ----------  -----------
     Net cash provided by financing
      activities..............................        500     2,639,926      756,151     910,000   30,523,481
                                                 --------    ----------  -----------  ----------  -----------
  Net increase (decrease) in cash and cash
   equivalents................................    243,525     2,277,859   (2,392,950)    175,722   25,223,804
  Cash and cash equivalents at the beginning
   of the period..............................        --        243,525    2,521,384   2,521,384      128,434
                                                 --------    ----------  -----------  ----------  -----------
  Cash and cash equivalents at the end of the
   period.....................................   $243,525    $2,521,384  $   128,434  $2,697,106  $25,352,238
                                                 ========    ==========  ===========  ==========  ===========
Supplemental disclosure of non-cash investing
 and financing activity:
  Assets acquired in exchange for programming
   services...................................   $ 83,986    $      --   $       --   $      --   $       --
                                                 ========    ==========  ===========  ==========  ===========
Supplemental cash flow information:
  Cash paid for interest......................   $    --     $      --   $    30,128  $      --   $     3,955
                                                 ========    ==========  ===========  ==========  ===========
  Cash paid for income taxes..................   $    --     $   51,850  $       --   $      --   $       --
                                                 ========    ==========  ===========  ==========  ===========

                            See accompanying notes.

                                 nFRONT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 June 30, 1999

1. Summary of Significant Accounting Policies

Basis of Presentation

   nFront, Inc. (the "Company") was incorporated on June 17, 1996 (date of inception). As the Company had minimal activity between the date of inception and June 30, 1996, the statements of operations, stockholders' equity (deficit) and cash flows for the period ended June 30, 1997 include the period June 17, 1996 to June 30, 1996. The Company's normal operating cycle is twelve months.

Description of Business

   The Company provides full-service Internet banking solutions to small to mid-sized banks. The solutions provided by the Company include development and implementation services, web site design, maintenance and hosting, customer service training and support, and marketing consulting.

Use of Estimates

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

Cash and Cash Equivalents

   The Company considers unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents.

Property and Equipment

   Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of assets ranging from three to seven years. Repairs and maintenance are charged to expense as incurred.

Product Development Costs

   Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant.

 Revenue Recognition

   The Company earns revenue from implementation fees, monthly user and transaction fees and marketing and training support materials and services.

   The non-refundable implementation fee, which is billable to the client bank when the contract is executed, is recognized as revenue ratably over the implementation period, which currently averages approximately three
                                 nFRONT, INC.

months. The Company's implementation costs are generally incurred ratably over the implementation period. The Company records the unrecognized portion of billable implementation fees as deferred revenue. Revenue from monthly user fees and transaction fees are recognized monthly based on the number of users with accounts on the bank's Internet branch at the end of the month and the transactions occurring during the month. The service contracts with the banks are typically five year exclusive agreements. The revenue from marketing and training support materials and services is recognized at the time the materials are delivered or the services are provided.

   In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 was effective July 1, 1998 and generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

Advertising

   The Company expenses the cost of advertising as incurred. Advertising expense was $5,116, $59,710 and $490,936 for the period from June 17, 1996 (inception) through June 30, 1997, and for the years ended June 30, 1998 and 1999, respectively.

Stock Based Compensation

   SFAS No. 123, Accounting for Stock Based Compensation ("SFAS 123"), sets forth accounting and reporting standards for stock based employee compensation plans. As permitted by SFAS 123, the Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations ("APB 25"). Under APB 25, no compensation expense is recognized for stock options granted to employees at fair market value. To date, all of the Company's stock option grants have been made with an option exercise price equal to or greater than the fair market value of the underlying common stock and, accordingly, no compensation expense has been recognized.

Fair Value of Financial Instruments

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The carrying amounts reported in the balance sheet for cash and cash equivalents and accounts receivable approximate their fair values.

Concentration of Credit Risk

   The Company's revenues are primarily derived from companies located in the United States. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. The Company provides for estimated credit losses at the time of sale.

   The Company's largest customers comprised the following percentages of total revenues:

                                                          Period from    Year
                                                         June 17, 1996   Ended
                                                          (inception)  June 30,
                                                            through    ----------
                                                         June 30, 1997 1998  1999
                                                         ------------- ----  ----
     Client bank........................................       57%      14%   --
     Strategic alliance partner.........................       --       --    29%

                                 nFRONT, INC.

   Accounts receivable from three client banks totaled approximately $110,000 as of June 30, 1998. Accounts receivable from a strategic alliance partner totaled approximately $303,000 as of June 30, 1999.

Reclassifications

   Certain amounts in the financial statements for the period from June 17, 1996 (inception) through June 30, 1997 and for the year ended June 30, 1998 have been reclassified to conform to the presentation for the year ended June 30, 1999.

Interim Financial Information (unaudited)

   The accompanying interim financial statements as of September 30, 1999 and for the three months ended September 30, 1998 and 1999 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual audited financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1999 and its results of operations and its cash flows for the three months ended September 30, 1998 and 1999. The results for the three months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 2000.

New Accounting Pronouncements

   Effective July 1, 1998, the Company adopted SFAS No. 130, "Reporting for Comprehensive Income," ("SFAS 130"). SFAS 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of SFAS 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). The Company adopted SFAS 131 effective July 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The standard is not expected to have a significant impact on the Company's financial statements.

   In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The Company will adopt SOP 98-1 effective July 1, 1999. The Company has not completed its evaluation of the impact of adopting SOP 98-1 but does not expect the adoption to have a material effect on its financial position or results of operations.

2. Lease Commitments

   The Company leases office facilities and certain equipment under separate operating lease agreements which expire at various dates through 2003. The Company has the option to renew the office facilities lease for an additional five years through 2008. Rental expense under these operating leases was $25,097, $52,361 and
                                 nFRONT, INC.

$232,792 for the period from June 17, 1996 (inception) through June 30, 1997 and for the years ended June 30, 1998 and 1999, respectively. Future commitments under noncancelable operating leases outstanding as of June 30, 1999 are as follows:

                                                                 Operating Lease
     Year                                                           Payments
     ----                                                        ---------------
     2000.......................................................   $  286,230
     2001.......................................................      241,474
     2002.......................................................      231,759
     2003.......................................................      223,251
     2004.......................................................       37,392
     Thereafter.................................................          --
                                                                   ----------
                                                                   $1,020,106
                                                                   ==========

3. Long Term Debt

   In August 1998, the Company entered into a loan agreement with a bank under which it could borrow up to $750,000. Amounts borrowed under this agreement were charged interest at the bank's prime rate plus 1% per annum. This loan was repaid as of June 30, 1999.

   On April 22, 1999, the Company executed a senior subordinated debenture agreement with a stockholder under which the Company may borrow up to $5.0 million through the earlier of April 22, 2000 or the closing of an underwritten public offering of the Company's common stock. Unanimous approval of the Company's Board of Directors is required to borrow in excess of $3 million under the agreement. Interest on any borrowings under the senior subordinated debenture accrues at the prime rate plus 3% per annum, payable at maturity. In exchange for the stockholder's commitment under this agreement, the Company agreed to issue a three-year warrant to purchase shares of common stock, the number of shares and exercise price of which were determined by reference to the price per share in the initial public stock offering. Based on the price per share in the initial public stock offering, the warrant entitles the stockholder to purchase 50,000 shares of common stock at $10.00 per share.

   On June 17, 1999, the Company entered into a loan agreement which is comprised of a $4,425,000 revolving line of credit (the "Line"), which bears interest at Libor plus 1.75% per annum and a $575,000 term loan (the "Loan"), which bears interest at the Prime Rate plus 1.0% per annum. The Line is due on the earliest to occur of: (i) December 31, 1999; (ii) the consummation of a public offering of the Company's common stock; or (iii) 25 days after request for payment made by the lender. The Loan is due in 26 equal monthly installments commencing on July 15, 1999. The Line and the Loan are secured by substantially all of the assets of the Company and the Company used the proceeds of the Loan to repay long-term debt. As of June 30, 1999, the outstanding borrowings under the Line and the Loan were $512,500 and $572,946, respectively. All outstanding borrowings under this loan agreement were repaid in July 1999 using proceeds from the initial public stock offering. As a result of the consummation of the initial public stock offering, this loan agreement is no longer in existence.

4. Common Stock

   On January 14, 1998, the Company declared a fifty-for-one stock split of the Company's common stock. On September 16, 1998, the Company declared a three-for-one stock split of the Company's common stock. On May 28, 1999, the Company declared a 2.65 for 1 stock split of the Company's common stock. All common stock, option and warrant information, weighted average shares and earnings per share information has been retroactively restated to reflect the common stock splits.

                                 nFRONT, INC.

   As of June 30, 1999, the Company has reserved 4,523,185 shares of common stock for future issuance upon the conversion of Series A Redeemable Convertible Preferred Stock into common stock, issuance of common stock under the Employee Stock Purchase Plan and upon the exercise of options to purchase common stock.

   On April 21, 1999, the Company's Board of Directors increased the number of authorized capital stock from 5,000,000 to 70,000,000 shares of common stock and from 1,000,000 to 10,000,000 shares of preferred stock.

5. Redeemable Convertible Preferred Stock

   In May, 1998, the Company entered into an agreement to sell 255,885 shares of Series A Redeemable Convertible Preferred Stock (Series A) for $9.77 per share. In connection with the sale of Series A, the Company paid a fee of $125,000 to an investment banking company controlled by one of the Company's directors. This fee was recorded as an issuance cost.

   The holders of Series A have the right to convert all or part of the shares of Series A into common stock initially on a one-for-one basis subject to certain conversion ratio adjustments should the price of the common stock for any transaction subsequent to the agreement be lower than $9.77 per share or automatically if the Company completes an initial public offering at a specified price per share of common stock which results in aggregate gross proceeds of not less than $15.0 million. As a result of stock splits subsequent to the issuance of the Series A, the Series A conversion price has been reduced to $1.23 per share which results in a conversion ratio of 7.95-for-one. The holders of Series A vote together with the holders of common stock as a single class on all actions to be taken by the stockholders of the Company. The redemption price of the Series A is equal to the original issuance price of the Series A plus a 10% compound annual rate of return. The carrying amount of Series A is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

   On July 2, 1999, in connection with the closing of the Company's initial public stock offering, the Series A was converted into common stock. Redeemable convertible preferred stock and stockholders' deficit are presented below on an unaudited pro forma basis as of June 30, 1999 as if the conversion of the outstanding Series A into 2,034,285 shares of the Company's common stock had taken place at June 30, 1999:

   Redeemable convertible preferred stock........................  $       --
   Stockholders' deficit:
     Common stock, 10,696,152 pro forma shares issued and
      outstanding................................................    3,291,203
     Accumulated deficit.........................................   (3,866,742)
                                                                   -----------
   Total stockholders' deficit...................................  $  (575,539)
                                                                   ===========

6. Stock Incentive Plans

Employee Stock Incentive Plan

   In January 1998, the Company's Board of Directors approved a stock incentive plan whereby shares of the Company's common stock were reserved for grants to employees of the Company. At June 30, 1999, there were 2,188,900 shares available for grant under the employee stock incentive plan. Options granted under the plan generally vest over a four year period and expire 10 years from the date of grant.

                                 nFRONT, INC.

   A summary of the Company's stock options granted to employees, and related information for the fiscal year ended June 30, 1999 follows:

                                                                   Weighted
                                                     Number of     Average
                                                      Options   Exercise Price
                                                     ---------  --------------
   Outstanding at June 30, 1998.....................       --       $ --
     Granted........................................ 1,022,415       1.71
     Canceled.......................................    (2,402)      1.78
                                                     ---------      -----
   Outstanding at June 30, 1999..................... 1,020,013      $1.71
                                                     =========      =====
   Exercisable at June 30, 1999.....................    31,137      $1.23
                                                     =========      =====
   Weighted average fair value of options granted
    during year..................................... $    0.41
                                                     =========

   The following table summarizes information about stock options outstanding at June 30, 1999:

                                    Options Outstanding        Options Exercisable
                              -------------------------------- --------------------
                                           Weighted
                                Number      Average   Weighted   Number    Weighted
                              Outstanding  Remaining  Average  Exercisable Average
                              at June 30, Contractual Exercise at June 30, Exercise
   Range of Exercise Prices      1999        Life      Price      1999      Price
   ------------------------   ----------- ----------- -------- ----------- --------
   $1.23...................      959,782  9.25 Years   $1.23     31,137     $1.23
   $8.98-$10.00............       60,231  9.84 Years   $9.42        --         --
                               ---------                         ------
                               1,020,013  9.28 Years   $1.71     31,137     $1.23
                               =========                         ======

   Pro forma information regarding net income (loss) per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for the fiscal year ended June 30, 1999: risk-free interest rates of 5.39%; no dividend yields; and a weighted-average expected life of an option of 5 years.
   The Minimum Value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options granted to employees is amortized to expense over the vesting period. The Company's pro forma information follows:

                                                                   Year Ended
                                                                    June 30,
                                                                      1999
                                                                   -----------
     SFAS 123 pro forma net loss.................................. $(3,724,094)
                                                                   ===========
     SFAS 123 pro forma loss per share............................ $     (0.44)
                                                                   ===========

                                 nFRONT, INC.

Director Stock Option Plan

   On April 21, 1999, the Company's Board of Directors approved the Company's Director Stock Option Plan and has reserved 200,000 shares of the Company's common stock for issuance under the plan. As of June 30, 1999, there have been no options granted under this plan.

Employee Stock Purchase Plan

   On May 25, 1999, the Company's Board of Directors approved the nFront, Inc. Employee Stock Purchase Plan which, subject to certain terms and conditions, will allow employees to purchase common stock through payroll deductions for 85% of the fair market value of the common stock. Upon adoption, 100,000 shares of common stock were reserved for issuance under the plan, and the number of shares available for issuance under the plan shall automatically increase on the last trading day of each fiscal year, beginning with the fiscal year ending June 30, 2000, by a number of shares equal to one-quarter percent (0.25%) of the total number of shares of common stock outstanding.

7. Warrants

   During January 1998, the Company entered into a transaction with a reseller of the Company's services to purchase 182,993 shares of the Company's common stock at $1.63 per share in cash. In connection with this transaction, the Company agreed to issue warrants to purchase shares of common stock based on the number of customer contracts the reseller is able to enter into prior to September 30, 1998 and January 1, 2000. The reseller did not enter into the required number of contracts at the September 30, 1998 target date. If the reseller enters into a certain number of contracts prior to January 1, 2000, then the reseller will receive up to 114,988 warrants to purchase common stock at $1.63 per share. Any issued and unexercised warrants will expire on September 30, 2001. The value of the warrants will be determined when it is probable that the reseller will enter into the target number of contracts.

8. Income Taxes

   The income tax provision (benefit) consists of the following:

                                                    Period from
                                                   June 17, 1996   Year Ended
                                                    (inception)     June 30,
                                                      through    ---------------
                                                   June 30, 1997   1998    1999
                                                   ------------- --------  -----
   Current:
     Federal......................................    $19,448    $(19,448) $ --
     State........................................      6,477      (6,477)   --
                                                      -------    --------  -----
                                                      $25,925    $(25,925) $ --
                                                      =======    ========  =====

                                 nFRONT, INC.

   A reconciliation of the provision for income taxes (benefit) to the federal statutory rate is as follows:

                                           Period from
                                          June 17, 1996
                                           (inception)   Year Ended June 30,
                                             through    ----------------------
                                          June 30, 1997   1998        1999
                                          ------------- ---------  -----------
   Tax at statutory rate.................    $18,146    $(208,479) $(1,289,145)
   Permanent differences.................      7,779       (5,089)       6,214
   Other.................................        --         8,800      (14,369)
   Valuation allowance...................        --       168,665    1,297,300
                                             -------    ---------  -----------
                                             $25,925    $ (25,925) $       --
                                             =======    =========  ===========

   Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                               June 30,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
   Deferred tax assets:
     Net operating loss................................. $ 173,858  $ 1,533,370
     Other..............................................       --        19,488
                                                         ---------  -----------
   Total deferred tax assets............................   173,858    1,552,858
   Deferred tax liabilities:
     Depreciation.......................................    (5,193)     (86,893)
                                                         ---------  -----------
   Total deferred tax liabilities.......................    (5,193)     (86,893)
                                                         ---------  -----------
   Valuation allowance..................................  (168,665)  (1,465,965)
                                                         ---------  -----------
   Net deferred taxes................................... $     --   $       --
                                                         =========  ===========

   For federal income tax purposes at June 30, 1999, the Company has net operating loss carryforwards of approximately $4.0 million, of which approximately $.5 million and $3.5 million begin expiring in 2013 and 2019, respectively. Utilization of the Company's net operating loss carryforwards could become subject to annual limitation due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. For financial reporting purposes, a valuation allowance has been recognized to reduce net deferred tax assets to zero due to uncertainties with respect to the Company's ability to realize the benefit of net deferred income tax assets.

9. 401(k) Plan

   In April, 1998, the Company adopted the nFront, Inc. Retirement Plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the plan after three months of service. Participants may contribute a percentage of their base salaries up to the maximum allowable under Section 401(k). Contributions made to the Plan by the Company are discretionary. No employer contributions to the Plan have been made through June 30, 1999.

10. Related Party Transactions

   In January 1997, the Company entered into an agreement with a company owned by certain principal shareholders of the Company whereby the Company would obtain certain furniture and equipment in exchange for programming services. The parties valued these assets at $83,986 and the obligation was satisfied upon the
                                 nFRONT, INC.

provision of $9,901 and $74,085 of programming services in the period from June 17, 1996 (inception) through June 30, 1997 and year ended June 30, 1998.

   In October 1997, the Company loaned a stockholder $20,000, which was repaid in February 1998. The loan was unsecured and bore interest at 10.5% per annum.

   During the period from October 1997 through January 1998, the Company borrowed $90,000 from its Chief Executive Officer. The loans were unsecured and bore interest at 10.5% per annum, and were repaid in February 1998.

   One of the Company's shareholders is a reseller of the Company's services. During the year ended June 30, 1998 this reseller accounted for $136,872 of the Company's revenues. There were no revenues from this reseller during the fiscal year ended June 30, 1999.

11. Net Income (Loss) Per Share

   Net income (loss) per share has been computed in accordance with SFAS 128 which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities. Potentially dilutive options to purchase 1,020,013 shares of common stock with a weighted average exercise price of $1.74 per share outstanding at June 30, 1999 and 2,034,285 common shares issuable upon conversion of the redeemable convertible preferred stock were not included in the computation of historical diluted loss per share for the periods outstanding because the Company reported a loss and, therefore, the effect would be anti-dilutive. There were no potentially dilutive securities outstanding during the period from June 17, 1996 (inception) through June 30, 1997 and for the fiscal year ended June 30, 1998.

 Net Loss Per Share (Unaudited)

   Potentially dilutive options to purchase 1,047,951 shares of common stock with a weighted average exercise price of $2.05 per share outstanding at September 30, 1999 and 846,630 shares of common stock with a weighted average exercise price of $1.23 per share outstanding at September 30, 1998 along with 2,034,285 common shares issuable upon conversion of the redeemable convertible preferred stock at September 30, 1998 were not included in the computation of historical diluted loss per share for the periods outstanding because the Company reported a loss and, therefore, the effect would be anti-dilutive.

                                 nFRONT, INC.

   The following table sets forth the reconciliation of the numerators of the basic and diluted income (loss) per share:

                                Period from                       Three Months
                               June 17, 1996                          Ended
                                (inception)  Year Ended June 30,  September 30,
                                  through    -------------------- -------------
                               June 30, 1997   1998       1999        1999
                               ------------- ---------  --------- -------------
Historical:
  Net income (loss)...........   $  48,740   $(522,996) $  48,740  $(2,563,710)
  Accretion on redeemable
   convertible preferred
   stock......................         --      (35,733)       --           --
                                 ---------   ---------  ---------  -----------
  Net income (loss)
   attributable to common
   stock......................   $  48,740   $(558,729) $  48,740  $(2,563,710
                                 =========   =========  =========  ===========
  Net income (loss) per common
   share--basic and diluted...   $    0.01       (0.07) $    0.01  $     (0.18)
                                 =========   =========  =========  ===========
  Weighted average shares
   outstanding--basic and
   diluted....................   5,079,167   8,033,223  5,079,167   14,135,997
                                 =========   =========  =========  ===========
Unaudited pro forma:
  Net income (loss)...........   $  48,740   $(522,996) $  48,740
                                 =========   =========  =========
  Weighted average shares
   outstanding--basic and
   diluted (from above).......   5,079,167   8,033,223  5,079,167
  Adjustment to reflect
   assumed conversion of
   preferred stock from the
   date of issuance...........         --      267,523        --
                                 ---------   ---------  ---------
  Unaudited pro forma weighted
   average shares
   outstanding--basic and
   diluted....................   5,079,167   8,300,746  5,079,167
                                 =========   =========  =========
  Unaudited pro forma net
   income (loss) per share--
   basic and diluted..........   $    0.01   $   (0.06) $    0.01
                                 =========   =========  =========

12. Subsequent Events

   The Company received the proceeds from its initial public stock offering of
3.5 million shares of common stock on July 2, 1999. The offering price was $10.00 per share and raised approximately $32.5 million in new capital, net of underwriter fees and other offering costs.

                                                                         ANNEX A


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                          DIGITAL INSIGHT CORPORATION,

                          BLACK TRANSITORY CORPORATION

                                      AND

                                  nFRONT, INC.

                         Dated as of November 21, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION........................... A-5
 ARTICLE I THE MERGER...................................................... A-6
    1.1  The Merger.......................................................  A-6
    1.2  Effective Time; Closing..........................................  A-6
    1.3  Effect of the Merger.............................................  A-6
    1.4  Articles of Incorporation; Bylaws................................  A-6
    1.5  Directors and Officers...........................................  A-6
    1.6  Effect on Capital Stock..........................................  A-6
    1.7  Surrender of Certificates........................................  A-7
    1.8  No Further Ownership Rights in Company Common Stock..............  A-9
    1.9  Lost, Stolen or Destroyed Certificates...........................  A-9
    1.10 Tax and Accounting Consequences..................................  A-9
    1.11 Taking of Necessary Action; Further Action.......................  A-9
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...................... A-9
    2.1  Organization and Qualification; No Subsidiaries..................  A-9
    2.2  Articles of Incorporation and Bylaws.............................  A-10
    2.3  Capitalization...................................................  A-10
    2.4  Authority Relative to this Agreement.............................  A-11
    2.5  No Conflict; Required Filings and Consents.......................  A-11
    2.6  Compliance; Permits..............................................  A-12
    2.7  SEC Filings; Financial Statements................................  A-12
    2.8  No Undisclosed Liabilities.......................................  A-12
    2.9  Absence of Certain Changes or Events.............................  A-13
    2.10 Absence of Litigation............................................  A-13
    2.11 Employee Benefit Plans...........................................  A-13
    2.12 Registration Statement/Joint Proxy Statement/Prospectus..........  A-15
    2.13 Restrictions on Business Activities..............................  A-15
    2.14 Title to Property................................................  A-15
    2.15 Taxes............................................................  A-15
    2.16 Environmental Matters............................................  A-16
    2.17 Brokers..........................................................  A-17
    2.18 Intellectual Property............................................  A-17
    2.19 Agreements, Contracts and Commitments............................  A-19
    2.20 Opinion of Financial Advisor.....................................  A-20
    2.21 Board Approval...................................................  A-20
    2.22 Vote Required....................................................  A-20
    2.23 State Takeover Statutes..........................................  A-20
    2.24 Pooling of Interests.............................................  A-20
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....... A-20
    3.1  Organization and Qualification; Subsidiaries.....................  A-20
    3.2  Certificate of Incorporation and Bylaws..........................  A-20
    3.3  Capitalization...................................................  A-21
    3.4  Authority Relative to this Agreement.............................  A-21
    3.5  No Conflict; Required Filings and Consents.......................  A-21
    3.6  SEC Filings; Financial Statements................................  A-22
    3.7  No Undisclosed Liabilities.......................................  A-22
    3.8  Absence of Certain Changes or Events.............................  A-22
    3.9  Absence of Litigation............................................  A-23
    3.10 Registration Statement; Joint Proxy Statement/Prospectus.........  A-23

                                                          Page
                                                          ----
    3.11 Restrictions on Business Activities..........    A-23
    3.12 Title to Property............................    A-23
    3.13 Taxes........................................    A-23
    3.14 Environmental Matters........................    A-24
    3.15 Brokers......................................    A-24
    3.16 Intellectual Property........................    A-24
    3.17 Agreements, Contracts and Commitments........    A-26
    3.18 Opinion of Financial Advisor.................    A-26
    3.19 Board Approval...............................    A-26
    3.20 Vote Required................................    A-27
    3.21 Delaware Law Section 203.....................    A-27
    3.22 Pooling of Interests.........................    A-27
    3.23 Merger Sub Operations........................    A-27
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME........   A-27
    4.1  Conduct of Business by Company...............    A-27
    4.2  Conduct of Business by Parent................    A-29
 ARTICLE V ADDITIONAL AGREEMENTS.......................   A-30
         Joint Proxy Statement/Prospectus;
    5.1  Registration Statement.......................    A-30
    5.2  Shareholder and Stockholder Meetings.........    A-31
    5.3  Confidentiality; Access to Information.......    A-32
    5.4  No Solicitation..............................    A-32
    5.5  Public Disclosure............................    A-34
    5.6  Reasonable Efforts; Notification.............    A-34
    5.7  Third Party Consents.........................    A-35
    5.8  Stock Options and Employee Benefits..........    A-35
    5.9  Form S-8.....................................    A-36
    5.10 Indemnification..............................    A-36
    5.11 Nasdaq Listing...............................    A-36
    5.12 Affiliates...................................    A-36
    5.13 Regulatory Filings; Reasonable Efforts.......    A-37
    5.14 Parent Board of Directors....................    A-37
    5.15 Registration Rights..........................    A-37
    5.16 Exemption from Liability under Section 16(b).... A-38
 ARTICLE VI CONDITIONS TO THE MERGER...................   A-38
         Conditions to Obligations of Each Party to
    6.1  Effect the Merger............................    A-38
         Additional Conditions to Obligations of
    6.2  Company......................................    A-39
         Additional Conditions to the Obligations of
    6.3  Parent and Merger Sub........................    A-39
 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.........   A-40
    7.1  Termination..................................    A-40
         Notice of Termination; Effect of
    7.2  Termination..................................    A-41
    7.3  Fees and Expenses............................    A-41
    7.4  Amendment....................................    A-42
    7.5  Extension; Waiver............................    A-42
 ARTICLE VIII GENERAL PROVISIONS.......................   A-43
    8.1  Survival of Representations and Warranties...    A-43
    8.2  Notices......................................    A-43
    8.3  Interpretation; Definitions..................    A-43

                                                                            Page
                                                                            ----
    8.4  Counterparts.....................................................  A-44
    8.5  Entire Agreement; Third Party Beneficiaries......................  A-44
    8.6  Severability.....................................................  A-44
    8.7  Other Remedies; Specific Performance.............................  A-44
    8.8  Governing Law....................................................  A-45
    8.9  Rules of Construction............................................  A-45
    8.10 Assignment.......................................................  A-45

                               INDEX OF EXHIBITS

    Exhibit A   Form of Shareholder Agreement.............................
    Exhibit A-2 Form of Stockholder Agreement.............................
    Exhibit B-1 Form of Company Affiliate Agreement.......................
    Exhibit B-2 Form of Parent Affiliate Agreement........................
    Exhibit C-1 Persons to Sign Employment Agreement......................
    Exhibit C-2 Form of Employment Agreement..............................

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of November 21, 1999, among Digital Insight corporation, a Delaware corporation ("Parent"), Black Transitory Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and nFront, Inc., a Georgia corporation ("Company").

                                   RECITALS

   A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Georgia Business Corporation Code ("Georgia Law") and the Delaware General Corporation Law (the "Delaware Law"), Parent and Company intend to enter into a business combination transaction.

   B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement and (iii) has determined (subject to Section 5.4 hereof) to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

   C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "Share Issuance").

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliated shareholders of Company are entering into shareholder agreements in the form attached hereto as Exhibit A-1 (the "Shareholder Agreements"), and concurrently with the execution of this Agreement, and as a condition and inducement to Company's willingness to enter into this Agreement, certain affiliated stockholders of Parent are entering into stockholder agreements in the form attached hereto as Exhibit A-2 (the "Stockholder Agreements").

   E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   F. It is also intended by the parties hereto that the Merger shall qualify for pooling of interests accounting treatment.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Georgia Law and Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the "Certificate of Merger") and a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Delaware Certificate of Merger") (the time of the later of such filings (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and Reorganization, the Certificate of Merger and the Delaware Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation; Bylaws.

   (a) At the Effective Time, the Articles of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

   (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

   1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

   1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

     (a) Conversion of Company Common Stock. Each share of Common Stock, no par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.579 shares of Common Stock, $0.001 par value per share, of Parent (the "Parent Common Stock") (the "Exchange Ratio") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

   (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock and stock appreciation rights then outstanding under Company's Stock Incentive Plan, as amended, (the "Incentive Plan"), Company's Director Stock Option Plan (the "Director Plan" and, together with the Incentive Plan, the "Company Option Plans") and each of the Company Option Plans shall be assumed by Parent in accordance with Section
5.8 hereof. Purchase rights outstanding under Company's Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

   (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

   (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

   (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by
(ii) the average closing price of Parent Common Stock for the five trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System ("Nasdaq").

   1.7 Surrender of Certificates.

   (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

   (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

   (c) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

   (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

   (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

   (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax and Accounting Consequences.

   (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

   (b) It is intended by the parties hereto that the Merger shall be treated as a pooling of interests for accounting purposes.

   1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

   As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Schedule"), as follows:

   2.1 Organization and Qualification; No Subsidiaries

   (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to the Company.

   (b) Company has no subsidiaries. Company has neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

   2.2 Articles of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

   2.3 Capitalization

   (a) The authorized capital stock of Company consists of 70,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock ("Company Preferred Stock"), each having no par value per share. At the close of business on November 15, 1999 (i) 14,196,136 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 100,000 shares of Company Common Stock were available for future issuance pursuant to Company's ESPP; (iv) 1,016,751 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Incentive Plan; (v) 4,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Director Plan; (vi) 1,172,149 shares of Company Common Stock were available for future grant under the Incentive Plan; (vii) 196,000 shares of Company Common Stock were available for future grant under the Director Plan; and (viii) 50,000 shares of Company Common Stock were reserved for future issuance upon conversion of warrants of the Company. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding.
Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Option expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

   (b) Except as set forth in Section 2.3(a) there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Shareholder Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which they are bound with respect to any equity security of any class of the Company. Shareholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

   2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the shareholders of Company of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock in accordance with Georgia Law and the Company Charter Documents). This Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms.

   2.5 No Conflict; Required Filings and Consents

   (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's shareholders of the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

   (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Georgia Law and the filing and recordation of the Delaware Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, would not prevent consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement.

   2.6 Compliance; Permits

   (a) Company is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Company or its properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending or, to the Knowledge of Company, threatened against Company, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company.

   (b) Company hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company (collectively, the "Company Permits"). Company is in compliance in all material respects with the terms of the Company Permits.

   2.7 SEC Filings; Financial Statements

   (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since June 29, 1999 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since June 29, 1999. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

   (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

   2.8 No Undisclosed Liabilities. Company has no liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 1999 or (ii) liabilities incurred since September 30, 1999 in the ordinary course of business.

   2.9 Absence of Certain Changes or Events. Since September 30, 1999, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's capital stock, (iv) any granting by Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary course of business consistent with past practice, or any payment by Company of any bonus, except for bonuses made to non-officer employees in the ordinary course of business consistent with past practice, or any granting by Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business.

   2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any properties or rights of Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

   2.11 Employee Benefit Plans

   (a) All material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (i) covering any active or former employee, director or consultant of Company, or any trade or business (whether or not incorporated) which is a member of a controlled group with or which is under common control with Company within the meaning of Section 414 of the Code (an "Affiliate"), or (ii) with respect to which Company has or liability, are listed in Section 2.11(a) of the Company Schedule (such plans, programs, policies, commitments or other arrangements herein referred to as the "Plans"). Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA and/or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters relating to each Plan; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), all discrimination tests for each Plan for the most recent three (3) plan years; (vii) the most recent annual actuarial valuations, if any, prepared for each Plan; (viii) if the Plan is funded, the most recent annual and periodic accounting of Plan assets;
(ix) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (x) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

   (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain such a favorable determination, and (ii) has received a favorable determination from the IRS that such Plan incorporates all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendment necessary to obtain such a favorable determination. Company does not have any commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

   (c) Neither Company nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company nor any officer or director of Company or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

   (d) Neither Company nor any of its Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides medical or other welfare benefits to any former employee of Company except as required by COBRA or other applicable law or by the terms of a written agreement with such former employee, and Company has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

   (e) Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company is represented by any labor union or covered by any collective bargaining agreement and, to the Knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the Knowledge of Company, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three (3) years, and Company consider their relationships with their employees to be good. The Company is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

   (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or any of its subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   2.12 Registration Statement/Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the joint proxy statement/prospectus to be filed with the SEC by Company pursuant to
Section 5.1 hereof (the "Joint Proxy Statement/Prospectus") will, at the dates mailed to the shareholders of Company, at the times of the shareholders meeting of Company (the "Company Shareholders' Meeting") in connection with the transactions contemplated hereby, at the dates mailed to the stockholders of Parent, at the times of the stockholders' meeting of Parent (the "Parent Stockholders' Meeting") in connection with the Share Issuance and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted.

   2.14 Title to Property. Company does not own any material real property. Company has good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Company lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company has not taken commercially reasonable steps to prevent such default from occurring).

   2.15 Taxes

   (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   (b) (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company with any Tax authority, except such Returns which are not material to the Company. The Company has paid all Taxes shown to be due on such Returns.

     (ii) The Company as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Company.

     (iii) Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (iv) No audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

     (v) No adjustment relating to any Returns filed by the Company has been proposed in writing formally or informally by any Tax authority to the Company or any representative thereof.

     (vi) Company does not have any liability for any material unpaid Taxes which has not been accrued for or reserved on the Company balance sheet dated June 30, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since June 30, 1999 in connection with the operation of the business of the Company in the ordinary course.

     (vii) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     (viii) Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

     (ix) Company is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

     (x) None of the Company's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     (xi) The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Company stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

   2.16 Environmental Matters. To Company's knowledge, Company (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws the absence of which would have a Material Adverse Effect on Company; and (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws. "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

   2.17 Brokers. Except for fees payable to Donaldson, Lufkin & Jenrette Securities Corporation pursuant to an engagement letter dated October 18, 1999, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

    "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing

    "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company. Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or licensed by the Company related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

    "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

    "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

   (a) No material Company Intellectual Property or software product or service offering of the Company or any of it subsidiaries (each, a "Company Product") is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

   (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

   (c) Company owns and has good and exclusive title to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and the Company is the exclusive owner of all material trademarks used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company Products by Company.

   (d) To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

   (e) Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

   (f) Section 2.19(f) of the Company Schedule lists all material contracts, licenses and agreements to which Company is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

   (g) To Company's knowledge, all material contracts, licenses and agreements relating to Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

   (h) The operation of the business of the Company as such business currently is conducted, including (i) Company's design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company (including Company Products) and (ii) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

   (i) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

   (j) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

   (k) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

   (l) All of the Company Products (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products.

   2.19 Agreements, Contracts and Commitments. Except as set forth in Section
2.19 of the Company Schedule, Company is not a party to or is bound by:

   (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company on no more than thirty (30) days' notice without liability or financial obligation to the Company;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

   (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

   (e) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

   (f) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

   (g) any other agreement, contract or commitment that has a value of $1,000,000 or more individually.

   Neither Company, nor to Company's Knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

   2.20 Opinion of Financial Advisor. Company has received an opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, dated as of the date hereof, that the Exchange Ratio is fair to the shareholders of Company from a financial point of view.

   2.21 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and has approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders and (iii) determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

   2.22 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

   2.23 State Takeover Statutes. The Board of Directors of Company has approved the Merger, the Merger Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Merger Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby the provisions of Code Section 14-2-1110 et seq. and 14-2-1131 et seq. of the Georgia Law to the extent, if any, such section is applicable to the Merger, the Merger Agreement, the Shareholder Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Merger Agreement, the Shareholder Agreement or the transactions contemplated hereby and thereby.

   2.24 Pooling of Interests. Neither Company nor any of its directors, officers or shareholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Schedule"), as follows:

   3.1 Organization and Qualification; Subsidiaries. Each Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to Parent. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to Parent.

   3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, Merger Sub is not in violation of any of its equivalent organizational documents.

   3.3 Capitalization. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Parent Preferred Stock"). At the close of business on November 1, 1999, (i) 14,763,042 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 300,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 1,970,190 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock and (v) 51,041 shares of Parent Common Stock were reserved for future issue upon the exercise of outstanding warrants to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of Merger Sub have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

   3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to the approval of the Share Issuance by Parent's stockholders and the filing of the Certificate of Merger pursuant to Georgia Law and the Delaware Certificate of Merger pursuant to Delaware Law. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

   3.5 No Conflict; Required Filings and Consents

   (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Parent Charter Documents, Bylaws or equivalent organizational documents of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

   (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Georgia Law and the Delaware Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

   3.6 SEC Filings; Financial Statements.

   (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after October 1, 1999 (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since October 1, 1999. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

   (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange
Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

   (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   3.7 No Undisclosed Liabilities. Neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and Merger Sub taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 1999 or (ii) liabilities incurred since September 30, 1999 in the ordinary course of business.

   3.8 Absence of Certain Changes or Events. Since September 30, 1999, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or Merger Sub's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent Merger Sub or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or Merger Sub's capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made to non-officer employees in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or Merger Sub into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Parent other than in the ordinary course of business.

   3.9 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or Merger Sub or any properties or rights of Parent or Merger Sub, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

   3.10 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will not, at the dates mailed to the shareholders of Company and of Parent, at the time of the Company Shareholders' Meeting, the time of the Parent Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

   3.11 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted.

   3.12 Title to Property. Neither Parent nor Merger Sub owns any material real property. Parent and Merger Sub have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Parent or Merger Sub lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or subsidiary has not taken adequate steps to prevent such default from occurring).

   3.13 Taxes.

   (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent. Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

   (b) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Parent.

   (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

   (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

   (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

   (f) Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Parent balance sheet dated September 30, 1999 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since September 30, 1999 in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

   (g) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent or any of its subsidiaries.

   (h) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

   (i) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

   (j) Parent has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Parent stock has been distributed in a transaction satisfying the requirements of
Section 355 of the Code.

   3.14 Environmental Matters. To Parent's knowledge, Parent (i) has obtained all applicable permits, licenses and other authorizations that are required under Environmental Laws the absence of which would have a Material Adverse Effect on Parent; and (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws.

   3.15 Brokers. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated November 11, 1999, a copy of which has been provided to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.16 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Parent Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to Parent or any of its subsidiaries. Without in any way limiting the generality of the foregoing, Parent Intellectual Property includes all Intellectual Property owned or licensed by Parent related to Parent's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

     "Parent Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or any of its subsidiaries.

   (a) No material Parent Intellectual Property or software product or service offering of Parent or any of it subsidiaries (each, a "Parent Product") is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product.

   (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Parent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Parent Registered Intellectual Property.

   (c) Parent owns and has good and exclusive title to, each material item of Parent Intellectual Property free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Parent is the exclusive owner of all material trademarks used in connection with the operation or conduct of the business of Parent and its subsidiaries, including the sale, distribution or provision of any Parent Products by Parent or its subsidiaries.

   (d) To the extent that any material Intellectual Property has been developed or created by a third party for Parent or any of its subsidiaries, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual license (sufficient for the conduct of its business as currently conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

   (e) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

   (f) To Parent's knowledge, all material contracts, licenses and agreements relating to Parent Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Parent and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Parent, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

   (g) The operation of the business of Parent and its subsidiaries as such business currently is conducted, including (i) Parent's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its subsidiaries (including Parent Products) and (ii) Parent's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

   (h) Neither Parent nor any of its subsidiaries has received notice from any third party that the operation of the business of Parent or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

   (i) To the knowledge of Parent, no person has or is infringing or misappropriating any Parent Intellectual Property.

   (j) Parent and each of its subsidiaries has taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its subsidiaries, and, without limiting the foregoing, each of Parent and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Parent and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

   (k) All of the Parent Products (i) are Year 2000 Compliant, (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by Parent that may reasonably deliver records to Parent's or any of its subsidiaries' products or receive records from Parent's or any of its subsidiaries' products, or interact with Parent's or any of its subsidiaries' products.

   3.17 Agreements, Contracts and Commitments. Neither Parent nor Merger Sub is a party to or is bound by:

   (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Parent's Board of Directors, other than those that are terminable by Parent or Merger Sub on no more than thirty (30) days' notice without liability or financial obligation to Parent;

   (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

   (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

   (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or Merger Sub after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent or Merger Sub has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent's Merger Sub;

   (e) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

   (f) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

   (g) any other agreement, contract or commitment that has a value of $1,000,000 or more individually.

Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or Merger Sub is a party or by which it is bound that are required to be disclosed in the Parent Schedule (any such agreement, contract or commitment, a "Parent Contract") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

   3.18 Opinion of Financial Advisor. Parent has received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, dated as of the date hereof, that the Exchange Ratio is fair to Parent from a financial point of view.

   3.19 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, unanimously (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Parent approve the Share Issuance.

   3.20 Vote Required. The affirmative vote of a majority of the shares of Parent Common Stock that cast votes regarding the Share Issuance in person or by proxy at the Parent Stockholders' Meeting is the only vote of the holders of any class or series of Parent's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

   3.21 Delaware Law Section 203. The Board of Directors of Parent has approved the Merger, the Merger Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Merger Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby the provisions of Delaware Law Section 203 to the extent, if any, such section is applicable to the Merger, the Merger Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby. Neither Parent nor Merger Sub is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of Company or is an affiliate of Company.

   3.22 Pooling of Interests. Neither Parent nor any of its directors, officers or stockholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

   3.23 Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

   In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

   (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

   (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

   (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

   (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

   (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

   (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement or granted pursuant to clause (y) hereof, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of stock options (and the issuance of Company Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Common Stock upon exercise thereof) 50,000 shares in the aggregate;

   (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

   (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter outside the ordinary course of Company's business consistent with past practice into any joint ventures, strategic partnerships or alliances;

   (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

   (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

   (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

   (l) Make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors, but excluding payments to Donaldson, Lufkin & Jenrette Securities Corporation as described in Section 2.17) in excess of $1,000,000;

   (m) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

   (n) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $1,000,000 individually;

   (o) Engage in any action that could (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

   (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

   (q) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability; or

   (r) Agree in writing or otherwise to take any of the actions described in
Section 4.1 (a) through (q) above.

   4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Merger Sub shall, except to the extent that Company shall otherwise consent in writing, carry on its business, in the ordinary course and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

   (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

   (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

   (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

   (d) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement or granted pursuant to clause (y) hereof and (ii) shares of Parent Common Stock issuable to participants in Parent's employee stock purchase plan consistent with the terms thereof and (y) the granting of stock options (and the issuance of Parent Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices;

   (e) Cause, permit or propose any amendments to the Parent Charter Documents (or similar governing instruments of any of its subsidiaries);

   (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter outside the ordinary course of Parent's business consistent with past practice into any joint ventures, strategic partnerships or alliances, in each case other than as would not result in a material delay in the Merger;

   (g) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Parent and its subsidiaries;

   (h) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

   (i) Engage in any action that could (i) cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or (ii) interfere with Parent's ability to account for the Merger as a pooling of interests, whether or not (in each case) otherwise permitted by the provisions of this Article IV;

   (j) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

   (k) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability; or;

   (l) Agree in writing or otherwise to take any of the actions described in
Section 4.1 (a) through (k) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Joint Proxy Statement/Prospectus; Registration Statement.

   (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use all reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and Company shall provide promptly to the other said information concerning its business and financial statements and affairs, as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of the Company and Parent will respond to any comments of the SEC, and will use its respective reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders and shareholders, as promptly as practicable after the effective date of the S-4. As promptly as practicable after the date of the Agreement, each of Company and Parent will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act, or other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Company and Parent will notify the other promptly upon the receipt of any comments of the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing, or any additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company, and stockholders of Parent, such amendment or supplement.

   (b) The Joint Proxy Statement/Prospectus shall include (i) the approval of this Agreement and the Merger and the recommendation of the Board of Directors of Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation in compliance with Section 5.4 of this Agreement, and (ii) the opinion of Donaldson, Lufkin & Jenrette Securities Corporation referred to in Section 2.20 (unless the Board of Directors of Company has withdrawn its recommendation in compliance with
Section 5.4); provided, however, that the Board of Directors of Company shall submit this Agreement to Company's shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall include (A) the approval of the Share Issuance and the recommendation of the Board of Directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance, and (B) the opinion of Morgan Stanley & Co. Incorporated referred to in Section 3.18.

   (c) No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

   5.2 Shareholder and Stockholder Meetings. Company shall take all action necessary in accordance with applicable law and the Company Charter Documents to convene the Company Shareholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly as practicable after declaration of the effectiveness of the S-4 and for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Shareholders' Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Parent from adjourning or postponing the Company Shareholders' Meeting or the Parent Stockholders' Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's shareholders or Parent's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company's Shareholders' Meeting and Parent Stockholders' Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, either in person or by proxy to constitute a quorum necessary to conduct business at their respective meetings of the shareholders or stockholders. Company's Board of Directors shall submit this Agreement and the Merger for shareholder approval pursuant to Section 14-2-1103(c) of Georgia Law subject only to the condition of shareholder approval as described in Section 2.22. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4, Company shall use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Georgia Law or applicable stock exchange requirements to obtain such approvals. Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law or applicable Nasdaq requirements to obtain such approval. Subject to Section 5.4, each of the parties hereto shall take all other action necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders or shareholders required by applicable law and such party's certificate of incorporation and bylaws to effect the Merger. Company shall call and hold the Company Shareholders' Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether or not Company's Board of Directors at any time subsequent to the date hereof determines to no longer recommend that Company's shareholders approve such proposal.

   5.3 Confidentiality; Access to Information.

   (a) The parties acknowledge that Company and Parent have previously executed a mutual nondisclosure agreement, dated as of October 7, 1999 (as amended, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

   (b) Each of the Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 No Solicitation.

   (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.4 shall prohibit the Board of Directors of Company (i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.4 or (ii) from, in response to an unsolicited, bona fide written Acquisition Proposal that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging in discussions and negotiations with and furnishing information to the party making, or recommending to Company's shareholders (and, in conjunction with such recommendation, withdrawing its recommendation of the Merger), such Acquisition Proposal to the extent (A) the Board of Directors of the Company determines, in good faith in consultation with and in receipt of advice from its outside legal counsel, that it is required to do so in order to act in a manner consistent with its fiduciary obligations under applicable law, (B) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company,

(C) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) and (D) Company has otherwise acted in full compliance with this
Section 5.4. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer or director of Company or any investment banker or attorney of Company shall be deemed to be a breach of this Section
5.4 by Company.

   For purposes of this Agreement, (A) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (B) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of the Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (C) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (x) if any cash consideration is involved, is not subject to any financing contingency, and with respect to which Company's Board of Directors shall have determined (based upon the advice of Company's independent financial advisors) in the exercise of its fiduciary duties to Company's shareholders that the acquiring party is reasonably capable of consummating the proposed Acquisition Transaction on the terms proposed, and (y) Company's Board of Directors shall have determined in the exercise of its fiduciary duties to Company's shareholders provides greater value to the shareholders of Company than the Merger (based upon the advice of Company's independent financial advisors).

   (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Parent with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Proposal and (ii) provide Parent with at least two (2) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent such documentation is then available (and otherwise provide such definitive documentation as soon as available).

   (c) Company's Board of Directors may withdraw its recommendation of this Agreement and the Merger if both of the following conditions exist: (i) Donaldson, Lufkin & Jenrette Securities Corporation withdraws the opinion described in Section 2.20 and (ii) the Board of Directors of the Company determines in good faith, in consultation with and in receipt of advice from its outside legal counsel, that it is required to so withdraw in order to act in a manner consistent with its fiduciary obligations under applicable law.

   5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.6 Reasonable Efforts; Notification.

   (a) Upon the terms and subject to the conditions, including, without limitation, Section 5.4, set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in
Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required as a result of the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock, other than of Company's or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

   (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   5.8 Stock Options and Employee Benefits.

   (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether as vested or unvested, shall by virtue of the Merger be assumed by Parent in such manner that (1) Parent is a corporation "issuing or assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of the Code, or (2) Parent, to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were
Section 424 of the Code applicable to such Company options. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding acceleration of vesting upon certain transactions other than those contemplated by this Agreement), except that (i) each Company Stock Option will be or will become exercisable in accordance with its terms for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock subject to subsection (c) below) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient (rounded to the nearest whole cent subject to subsection
(c) below) determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio.

   (b) Prior to the Effective Time, outstanding purchase rights under Company's ESPP shall be exercised in accordance with Section 7.1 of the ESPP and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants.

   (c) It is the intention of the parties (1) that subject to applicable law, the Company Stock Options assumed by Parent qualify, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent that the Company Stock Options qualified as incentive stock options prior to the Effective Time, (2) that each holder of a Company Option shall, after the Effective Time, have an option which preserves (but does not increase) the excess of the fair market value of the shares subject to the option immediately before the Effective Time over the aggregate option price of such shares immediately before the Effective Time, (3) that the terms and conditions, restrictions and provisions of the resulting option be identical to the terms, conditions, restrictions or provisions of the Company Stock Option which was assumed as if the Parent had originally issued such Company Stock Option for Parent Common Stock, and (4) any terms, conditions, restrictions or provisions of an option applicable to a number of shares rather than a percentage or fraction of shares should be appropriately adjusted based upon the Exchange Ratio.

   (d) To the extent permitted by Parent's employee benefit plan and applicable law, Parent will use reasonable efforts, or will cause Company to use reasonable efforts, give individuals who are employed by Company and its subsidiaries as of the Effective Time ("Affected Employees") full credit for purposes of eligibility, vesting, benefit accrual (excluding, however, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Affected Employees' service with Company or any subsidiary of the Company to the same extent recognized by Company immediately prior to the Effective Time.

   (e) To the extent permitted by Parent's employee benefit plans and applicable law, Parent will, or will cause Company to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

   (f) As of the Effective Time, Parent shall assume and honor and shall cause Company to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing and disclosed by Company to Parent prior to the execution of this Agreement which are between Company or any subsidiary and any director, officer, or employee thereof except as otherwise expressly agreed between Parent and such person.

   5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable, and in any event within ten business days, after the Effective Time.

   5.10 Indemnification.

   (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

   (b) In the event Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will either guaranty the indemnification obligation referred to in this Section 5.10 or will make or cause to be made proper provision so that the successors and assigns of Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

   (c) For a period of six years after the Effective Time, Parent will use its best efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by Company.

   5.11 Nasdaq Listing. Parent agrees to cause, prior to the Effective Time, the authorization for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

   5.12 Affiliates.

   (a) Set forth in Section 5.12 of the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B-1 (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time.

   (b) Set forth in Section 5.12 of the Parent Schedule is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "Parent Affiliate"). Parent will provide Company with such information and documents as Company reasonably requests for purposes of reviewing such list. Parent will use its commercially reasonable efforts to deliver or cause to be delivered to Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit B-2 (the "Parent Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time.

   5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as and if required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

   5.14 Parent Board of Directors. The Board of Directors of Parent will take all actions necessary such that two members of Company's Board of Directors reasonably acceptable to Parent, at least one of which is an independent director of the Company's Board of Directors, shall be appointed to Parent's Board of Directors as of the Effective Time, which shall consist of seven members in total after such appointments, both of which appointees will be Class I directors of Parent. The Board of Directors of Parent will take all actions necessary to nominate each of Company's appointees to Parent's Board of Directors for re-election at the expiration of such appointee's initial term.

   5.15 Registration Rights. Subject to Section 4.2(i)(ii), Parent shall take all actions necessary to provide, effective as of the Effective Time, registration rights to Brady L. Rackley III, Brady L. Rackley and Noro-Moseley Partners IV, L.P. (collectively, the "Company Holders") with terms equivalent to those provided to "Investor Holders" under the Second Amended and Restated Rights Agreement, dated as of May 26, 1999, by and among Parent and certain stockholders thereof, and subject to Section 4.1(o)(ii) Company shall use its best efforts to cause Noro-Moseley Partners IV, L.P. to waive, effective as of the Effective Time, its registration rights under the Shareholder Agreement, dated as of May 13, 1998, by and among Company and certain shareholders thereof; provided, however, that Parent's obligation towards Noro-Moseley Partners IV, L.P. under Section this Section is contingent upon such waiver by Noro-Moseley Partners IV, L.P.; provided further, however, that any exercise of demand registration rights by any of the Company Holders must be pursuant to a firm commitment underwritten offering led by an underwriter of Parent's choice (which choice shall be reasonably satisfactory to the Company Holders).

   5.16 Exemption from Liability under Section 16(b)

   (a) Provided that Company delivers to Parent the Section 16 Information with respect to Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to Purchase Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion by Parent of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

   (b) "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger.

   (c) "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

   (a) Shareholder and Stockholder Approvals. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company. The Share Issuance shall have been approved by the requisite vote under applicable Nasdaq rules by the stockholders of Parent.

   (b) Registration Statement Effective; Joint Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

   (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

   (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Morris, Manning & Martin, LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

   (f) Opinions of Accountants. Parent shall have received (i) from Ernst & Young LLP, independent auditors for the Company, a copy of a letter addressed to the Company dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that Ernst & Young LLP concurs with Company management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling-of-interests" and (ii) from PricewaterhouseCoopers LLP, independent accountants for Parent, a letter dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that PricewaterhouseCoopers LLP concurs with Parent management's conclusion that a "pooling-of-interests" accounting is appropriate for the merger.

   6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

   (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Parent and Merger Sub (provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in
Section 3.3 (except for inaccuracies that are de minimus in amount), 3.19,
3.20 and 3.21) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

   (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

   (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company (provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in
Section 2.3 (except for inaccuracies that are de minimus in amount), 2.21,
2.22 and 2.24) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

   (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

   (c) Employment Agreements. The persons set forth on Exhibit C-1 hereto shall have entered into Employment Agreements in the form attached hereto as Exhibit C-2, and all such agreements shall be in full force and effect.

   (d) Affiliate Agreements. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

   (e) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(e).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

   (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

   (b) by either Company or Parent if the Merger shall not have been consummated by May 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

   (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

   (d) by either Company or Parent if (i) the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment therefor or
(ii) the required approval by the stockholders of Parent of the Share Issuance required under applicable Nasdaq rules shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof;

   (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this
Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such thirty (30)-day period);

   (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this
Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) such breach by Company is cured during such thirty (30)-day period); or

   (g) by Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the Board of Directors of Company shall have recommended to the shareholders of Company a Company Acquisition Proposal (as defined below), (iii) the Company fails to comply with Section 5.4, (iv) a Company Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of a Company Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby, in each case within ten business days thereafter, (v) any of Company's shareholders fail to comply with the Shareholder Agreement, or (vi) the Board of Directors of Company resolves to take any of the actions described above; or

   (h) by Company, in the event (i) of the acquisition, by any person or group of persons, of beneficial ownership of 30% or more of the outstanding shares of Parent Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Parent accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Parent Common Stock or of Parent's consolidated assets.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this
Section 7.2, Section 5.3(a), Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

   7.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

   (b) Company Termination Fee.

     (i) In the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(g), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) or (y) pursuant to Section 7.1(d)(i) and, in the case of either (x) or (y), (1) at such termination, there shall exist a Company Acquisition Proposal that has not been irrevocably withdrawn and (2) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of (A), promptly after such termination, or in the case of (B), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent an amount in cash equal to $13.2 million (the "Termination Fee").

     (ii) In the event that Parent shall terminate this Agreement pursuant to
  Section 7.1(f), then Company shall promptly reimburse Parent for Parent's documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby not in excess of $1,500,000.

   (c) Parent Termination Fee.

     (i) In the event that Company shall terminate this Agreement pursuant to
  Section 7.1(h) then, promptly after such termination, Parent shall pay to Company an amount in cash equal to the Termination Fee.

     (ii) In the event that Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall promptly reimburse Company for documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated hereby not in excess of $1,500,000.

   (d) Each of the parties acknowledges that the agreements contained in
Section 7.3(b) and Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either of the parties fails to pay in a timely manner the amounts due pursuant to Section 7.3(b) or 7.3(c) and, in order to obtain such payment, the other party makes a claim that results in a judgment against the first party for the amounts set forth in this Section 7.3(b) or 7.3(c), as applicable, the first party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the applicable amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees or the reimbursement of expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of intentional breach of this Agreement.

   (e) For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company; and "Company Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to a Company Acquisition.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company

   7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

   8.1 Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

   (a) if to Parent or Merger Sub, to:

       Digital Insight Corporation
       26025 Mureau Road
       Calabasas, CA 91302
       Attention: President
       Telecopy No.: (818) 878-7555

       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention: Steve L. Camahort
       Telecopy No.:(650) 493-6811

   (b) if to Company, to:

       nFront, Inc.
       520 Guthridge Court, N.W.
       Suite 100
       Norcross, Georgia 30092
       Attention: President
       Telecopy No.: (770) 209-9093

       with a copy to:

       Morris, Manning & Martin, LLP
       3343 Peachtree Road, N.E.
       1600 Atlanta Financial Center
       Atlanta, Georgia 30326
       Attention: Ward S. Bondurant
       Telecopy No.:(404) 365-9532

   8.3 Interpretation; Definitions.

   (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

   (b) For purposes of this Agreement:

     (i) the term "knowledge" means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party;

     (ii) the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such changes, events, violations, incurrences, circumstances or effects, that is materially adverse to the business, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from (x) the public announcement or pendency of the transactions contemplated hereby, (y) changes affecting the internet banking industry generally (which changes do not disproportionately affect such entity) or (z) changes affecting the United States economy generally, constitute a Material Adverse Effect;

     (iii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in Section 5.10, Section 5.14 and
Section 5.15.

   8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. Except to the extent mandatorily governed by Georgia Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                     *****

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          DIGITAL INSIGHT CORPORATION

                                             By:   /s/ John C. Dorman
                                               --------------------------------

                                             Name:   John C. Dorman
                                                 ------------------------------

                                             Title:  Chairman, President and
                                              CEO
                                                 ------------------------------

                                          BLACK TRANSITORY CORPORATION

                                             By:   /s/ Kevin McDonnell
                                                -------------------------------

                                             Name:   Kevin McDonnell
                                                 -----------------------------

                                             Title:      CFO
                                                 ------------------------------

                                          nFRONT, INC.

                                             By:   /s/ Brady L. Rackley III
                                                 ------------------------------

                                             Name:   Brady L. Rackley III
                                                 -----------------------------

                                             Title:   Chairman and CEO
                                                 ------------------------------

                                    ANNEX AA

     AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   THIS AMENDMENT NO. 1 (this "Amendment") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of November 21, 1999 (the "Merger Agreement," capitalized terms used but not otherwise defined herein are used herein as therein defined), among Digital Insight Corporation, a Delaware corporation ("Parent"), Black Transitory Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and nFront, Inc., a Georgia corporation ("Company"), is made this 6th day of January, 2000 by and among Parent, Merger Sub and Company.

                                    RECITALS

   WHEREAS, Parent, Merger Sub and Company desire to amend the Merger Agreement as provided herein.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

   SECTION 1. AMENDMENTS TO MERGER AGREEMENT. Section 5.14 of the Merger Agreement is hereby amended and restated in its entirety as follows:

   "5.14 Parent Board of Directors. The Board of Directors of Parent will take all actions necessary such that Brady L. Rackley, III ("Rackley") shall be appointed to Parent's Board of Directors as a Class I director as of the Effective Time. Additionally, the Board of Directors of Parent will take all actions necessary to appoint to Parent's Board of Directors one additional Class I director (in addition to Rackley) designated either by Company's Board of Directors (if designated prior to the Effective Time), or by Rackley, (if designated after the Effective Time), which designation shall be made by notice to Parent on or before the date forty-five (45) days prior to the date of Parent's first stockholders meeting following the Effective Time, and which designee shall, in either case, be reasonably acceptable to Parent (the "Additional Designee"). Parent's Board of Directors shall consist of seven members in total after such appointments. The Board of Directors of Parent will take all actions necessary to nominate Rackley and the Additional Designee to Parent's Board of Directors for re-election at the expiration of such appointees' initial term."

   SECTION 2. REPRESENTATIONS AND WARRANTIES.

   (a) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby.

   (b) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby jointly and severally represent and warrant to Company that:
Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby.

   SECTION 3. EFFECT ON MERGER AGREEMENT. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect, subject to the terms thereof.

   SECTION 4. GOVERNING LAW. Except to the extent mandatorily governed by Georgia Law, this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   SECTION 5. COUNTERPARTS. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

                                          DIGITAL INSIGHT CORPORATION

                                                  /s/ John C. Dorman
                                          By: ________________________________

                                          Name: John C. Dorman

                                          Title: Chairman, President and CEO

                                          BLACK TRANSITORY CORPORATION

                                                  /s/ Kevin McDonnell
                                          By: ________________________________

                                          Name: Kevin McDonnell

                                          Title: CFO

                                          NFRONT, INC.

                                               /s/ Brady L. Rackley III
                                          By: _________________________________

                                          Name: Brady L. Rackley III

                                          Title: Chairman and CEO

                                    ANNEX B

                                                               November 21, 1999

Board of Directors
Digital Insight Corporation
26025 Mureau Road
Calabasas, CA 91302

Members of the Board:

   We understand that nFront, Inc. ("nFront" or the "Company"), Digital Insight Corporation ("Digital") and Black Transitory Corporation, a wholly-owned subsidiary of Digital ("Merger Sub"), propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of November 21, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company, whereby the Company will become a wholly-owned subsidiary of Digital. Pursuant to the Merger, each issued and outstanding share of common stock of nFront ("nFront Common Stock"), other than shares held in treasury or held by Digital, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Digital, will be converted into the right to receive 0.579 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of Digital ("Digital Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair to Digital from a financial point of view.

   For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other information of the Company and Digital;

   (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Digital prepared by the management of the Company and Digital, respectively;

   (iii) analyzed certain financial projections prepared by the management of the Company and Digital, respectively;

   (iv) discussed the past and current operations and financial condition and the prospects of the Company and Digital with senior executives of the Company and Digital, respectively;

   (v) analyzed the pro forma impact of the Merger on Digital's revenue and gross profit per share;

   (vi) reviewed the reported prices and trading activity for nFront Common Stock and Digital Common Stock;

   (vii) compared the financial performance of the Company and Digital and the prices and trading activity of nFront Common Stock and Digital Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (ix) participated in discussions and negotiations among representatives of the Company and Digital and their financial and legal advisors;

   (x) reviewed a draft of the Merger Agreement, dated November 21, and certain related documents; and

   (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Digital, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement dated November 21, 1999. We have relied upon, without independent verification, the assessment by the management of the Company and Digital of the strategic benefits expected to result from the transaction. We have also relied upon, without independent verification, the assessment by the management of the Company and Digital of the technologies and products of the Company and Digital, the timing and risks associated with the integration of the Company and Digital and the validity of, and risks associated with, the Company's and Digital's existing and future products and technologies.

   We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Digital, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have acted as financial advisor to the Board of Directors of Digital in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Digital and have received fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of Digital and may not be used for any other purpose without our prior written consent, except that we consent to the inclusion of this opinion in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, this opinion does not in any manner address the prices at which Digital Common Stock will trade following the consummation of the Merger and we express no opinion or representation with respect to how holders of Digital Common Stock should vote at the stockholders' meeting held in connection with the Merger.

   Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair to Digital from a financial point of view.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Geoffrey D. Baldwin
                                             Principal

                                    ANNEX C

                     [LOGO OF DONALDSON, LUFKIN & JENRETTE]

                                                               November 21, 1999

Board of Directors
nFront, Inc.
520 Guthridge Court, NW
Suite 100
Norcross, Georgia 30092

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of nFront, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 21, 1999 (the "Agreement"), by and among Digital Insight Corporation ("DGIC"), the Company and Black Transitory Corporation ("Merger Sub"), a wholly owned subsidiary of DGIC, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

   Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive 0.579 shares (the "Exchange Ratio") of common stock, $.001 par value per share, of DGIC.

   In arriving at our opinion, we have reviewed the draft dated November 20, 1999 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and DGIC including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company and certain financial projections of DGIC prepared by the management of DGIC and reviewed by the management of the Company. In addition, we have compared certain financial and securities data of the Company and DGIC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and DGIC, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and DGIC or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and DGIC as to the future operating and financial performance of the Company and DGIC, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which the common stock of DGIN will actually trade at any time. Our opinion does not address the terms and conditions of the Agreement and the exhibits thereto, other than the Exchange Ratio. In addition, our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ William S. Oglesby
                                             Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification. See also undertakings set forth in Item 22 herein.

Item 21.  Exhibits and Financial Statement Schedules

   (a) Exhibits

   Exhibit
     No.                                Description
   -------                              -----------
    2.1    Agreement and Plan of Merger and Reorganization by and among Digital
           Insight Corporation, Black Transitory Corporation and nFront, Inc.
           dated as of November 21, 1999, as amended as of January 6, 2000
           (included as Annex A and Annex AA, respectively, to the Proxy
           Statement/Prospectus included as part of this Registration
           Statement).
    5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
    8.1    Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation, together with consent.
    8.2    Tax Opinion of Morris, Manning & Martin, L.L.P., together with consent.
   23.1    Consent of PricewaterhouseCoopers LLP, Independent Auditors.
   23.2    Consent of Ernst & Young LLP, Independent Auditors.
   23.3    Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (contained in exhibit 5.1).
   23.4    Consent of Morris, Manning & Martin, L.L.P. (contained in exhibit
           8.2).
   23.5    Consent of Morgan Stanley & Co. Incorporated.
   23.6    Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
   24.1    Power of Attorney (included on page II-3).
   99.1    Opinion of Morgan Stanley & Co. Incorporated (included as Annex B to the proxy statement/prospectus filed as part of this Registration
           Statement and incorporated herein by reference).
   99.2    Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
           (included as Annex C to the proxy statement/prospectus filed as part of this Registration Statement and incorporated herein by
           reference).
   99.3    Proxy Card for Digital Insight Special Meeting of Stockholders.
   99.4    Proxy Card for nFront Special Meeting of Shareholders.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

   (c) Reports, Opinions and Appraisals

   Opinions of Morgan Stanley & Co. Incorporated and Donaldson Lufkin Jenrette Securities Corporation (attached as Annexes B and C, respectively, to the Proxy Statement/Prospectus filed as part of this Registration Statement).

Item 22. Undertakings

   (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of January 2000.

                                         DIGITAL INSIGHT CORPORATION

                                             /s/ John Dorman
                                         By: __________________________________
                                             John Dorman
                                             Chairman, President and Chief
                                             Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL THESE PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints John Dorman, as his attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Capacity                  Date
             ---------                         --------                  ----

          /s/ John Dorman            Chairman, President and       January 10, 2000
____________________________________  Chief Executive Officer
            John Dorman

        /s/ Kevin McDonnell          Vice President Finance,       January 10, 2000
____________________________________  Chief Financial Officer and
          Kevin McDonnell             Secretary


           /s/ Paul Fiore            Executive Vice President and  January 10, 2000
____________________________________  Director
             Paul Fiore


           /s/ John Jarve            Director                      January 10, 2000
____________________________________
             John Jarve


         /s/ James McGuire           Director                      January 10, 2000
____________________________________
           James McGuire


          /s/ Robert North           Director                      January 10, 2000
____________________________________
            Robert North


        /s/ Ofer Nemirovsky          Director                      January 10, 2000
____________________________________
          Ofer Nemirovsky


         /s/ Nader Kazeminy          Director                      January 10, 2000
____________________________________
           Nader Kazeminy